As filed with the Securities and Exchange Commission on July 18, 2025
Registration No. 333-288373

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MCGRAW HILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	2741	87-1259704
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
8787 Orion Place
Columbus, Ohio 43240
Telephone: (614) 430-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Simon Allen
Chief Executive Officer and President
8787 Orion Place
Columbus, Ohio 43240
Telephone: (614) 430-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Cristopher Greer, Esq. Anne L. Barrett, Esq. Augustine J. Donati, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000	David B. Stafford, Esq. General Counsel and Secretary 8787 Orion Place Columbus, Ohio 43240 (614) 430-4000	James J. Clark, Esq. Christopher W. Clement, Esq. Meghan McDermott, Esq. Cahill Gordon & Reindel LLP 32 Old Slip New York, New York 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated July 18, 2025.
 24,390,000 Shares
McGraw Hill, Inc.
Common Stock

This is the initial public offering of common stock of McGraw Hill, Inc. (the “Common Stock”). We are offering 24,390,000 shares of our Common Stock, par value $0.01 per share. The selling stockholder identified in this prospectus has granted the underwriters an option to purchase up to 3,658,500 additional shares of our Common Stock, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discount, for 30 days from the date of this prospectus. We will not receive any proceeds from the sale of these shares of Common Stock by the selling stockholder.
Currently, no public market exists for our shares of our Common Stock. We expect that the initial public offering price of our Common Stock will be between $19.00 and $22.00 per share. We have applied to have our Common Stock listed on the New York Stock Exchange (“NYSE”) under the symbol “MH.”
After the completion of this offering, PE Mav Holdings, LLC, an investment vehicle of certain private investment funds sponsored and ultimately controlled by Platinum Equity, LLC (together with its affiliated investment vehicles, “Platinum”), will continue to beneficially own 86.5% of the voting power of all of our outstanding shares of Common Stock. Because Platinum will hold more than 50% of the voting power of our outstanding Common Stock, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. As a “controlled company,” we are exempt from certain corporate governance requirements under the rules of the NYSE. In addition, we will not be subject to the compensation committee independence requirements required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. See “Management—Board Independence” and “Management—Controlled Company Exception.” We intend to use the net proceeds from this offering of the Common Stock to repay a portion of the outstanding borrowings under the A&E Term Loan Facility (as defined herein). See “Use of Proceeds.”
Both before and after the date we cease to be a "controlled company", Platinum will have significant influence with respect to the appointment and removal of our directors and officers and the power to approve or deny the amendment of certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws relating to certain rights of Platinum. See “Description of Capital Stock” and “Management—Board Composition.” In connection with this offering, we intend to enter into an investor rights agreement that will grant Platinum certain nomination rights which are described in the sections titled “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement” and “Management—Board Composition.”

Investing in our Common Stock involves risk. See “Risk Factors” beginning on page 26 to read about factors you should consider before buying shares of our Common Stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total (1)
Initial public offering price	$	$
Underwriting discounts and commissions (2)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholder	$	$
________________
(1)Assumes no exercise of the underwriters’ option to purchase additional shares of Common Stock from the selling stockholder as described below.
(2)See the section entitled “Underwriting” for a description of compensation payable to the underwriters.
The selling stockholder identified in this prospectus has granted the underwriters an option to purchase up to 3,658,500 additional shares of Common Stock, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discount, for 30 days from the date of this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholder upon such exercise.
The underwriters expect to deliver the shares of our Common Stock to our investors on or about                     , 2025.

Goldman Sachs & Co. LLC

BMO Capital Markets	J.P. Morgan	Macquarie Capital	Morgan Stanley

Deutsche Bank Securities	UBS Investment Bank

Baird	BTIG	Needham & Company	Rothschild & Co	Stifel	William Blair

The shares of Common Stock will be ready for delivery on or about                     , 2025.

Information Solutions
Spanning the Full Learning Lifecycle

K-12
Higher Education
Global Professional

K-12

connectED

30M+ Lifetime Learners

Public School Districts

Private Schools

Higher Education

connect®

34M+ Lifetime Learners

Undergraduate and Graduate Institutions

Global Professional

Access®

In 94% of U.S. Medical Schools

Medical Institutions

Institutional Libraries

Graduate Institutions

©2025 McGraw Hill. All Rights Reserved.

Mc Graw Hill

McGraw Hill's Digital Education Ecosystem

connect
ALEKS
connectED
Access

Flagship Learning Solutions

- ConnectED
- ALEKS
- Connect
- Access

Pedagogically Proven Learning Experiences

- Adaptive Learning
- Research Based Methods
- Personalized Platforms

Shared Capabilities

Enterprise Enabling Services

- Site Reliability Engineering
- Unified Architecture
- Cloud Center of Excellence
- Cybersecurity

Content & Data

- Learning Interactions
- Proficiency Data
- Usage Data
- World Class Content

©2025 McGraw Hill. All Rights Reserved.

A Global Leader in Digital Learning[1]

~60M Learners and Educators Served Annually[2]

~26M Paid Digital Users[3]

>100 Countries Served

[1] Figures as of March 31, 2025, unless otherwise noted.
[2] For the fiscal year ending March 31, 2025.
[3] Paid Digital Users represents the approximate global number of learners or educators in K-12 or Higher Education who purchased or have a license purchased on their behalf to gain access to one of our digital solutions during the fiscal year ending March 31, 2025.

©2025 McGraw Hill. All Rights Reserved.

Mc Graw Hill

Underpinned by Strong Digital Revenue Growth

- **$727M** Adjusted EBITDA[1]
- **$1.4B** Digital Revenue (+8% Y/Y)
- **35%** Adj. EBITDA Margin[1]
- **$2.1B** Revenue (+7% Y/Y)
- **65%** Digital % Total Revenue
- **$1.5B** Re-Occurring Revenue[2] (+11% Y/Y)
- **$1.7B** RPO[3]

[1] Net income (loss) and net income (loss) margin was $(85.8) million and (4.1)% for the fiscal year ended March 31, 2025, respectively. See "Basis of Presentation" and "Summary—Summary Historical and Unaudited Consolidated Financial and Other Data—Non-GAAP Financial Measures" for a full reconciliation from Net income (loss) to Adjusted EBITDA and a reconciliation from Net income (loss) margin to Adjusted EBITDA margin.
[2] Re-occurring Revenue represents revenue from offerings that are generally sold as digital subscriptions and multi-year print products. Revenue from digital subscriptions, which are paid for at the time of sale or shortly thereafter, is recognized ratably over the term of the subscription period, as the performance obligation is satisfied. For multi-year print products (e.g., workbooks), which are paid for at the beginning of the contract period, each academic year represents a distinct performance obligation. Revenue is recognized upon delivery to the customer for each respective academic year.
[3] Remaining Performance Obligations represent the total contracted future revenue that has not yet been recognized.
Figures as of March 31, 2025, unless otherwise noted.

©2025 McGraw Hill. All Rights Reserved.

McGraw Hill

"McGraw Hill Plus is the game changer to show students exactly and precisely where they are. When a learner knows exactly where they are and what the end game for them is, they know how to get there."

Joe Mancuso
Superintendent
Eastern York School District

"Lives are at stake. Our students are trained to treat. They're trained to cure and save lives, and that process necessitates up-to-date information, and McGraw Hill does that."

Stephanie Banks, MPH
Morehouse School of Medicine
Department of Physician Assistant Studies
Director of Community Engagement

"Education is the endless frontier, and as we think about how students will learn in the future we need partners that have the scale and capability to take educational content, ideas by authors, and turn it into the quality digital products that today's students expect. And we are a partner with McGraw Hill in innovating for the future."

Brad Wheeler
Indiana University, Kelley School of Business
Rudy Professor of Information Systems, Operations and Decision Technologies

©2025 McGraw Hill. All Rights Reserved.

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling stockholder nor the underwriters have authorized anyone to provide you with different information. The Company, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sales of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: We are not, the selling stockholder is not and the underwriters are not making an offer to sell shares of our Common Stock in any jurisdiction where the offer or sale is not permitted. Neither we nor the selling stockholder nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of Common Stock and the distribution of this prospectus outside the United States.
INDUSTRY AND MARKET DATA
Within this prospectus, we reference information and statistics regarding the industries within which we operate. We have obtained this information and these statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. Except as otherwise indicated, the Company did not commission any of the third-party data presented in this prospectus. In instances in which we indicate that the Company commissioned the third-party data, any statements made with respect to such data, and, notwithstanding the inclusion of such third-party data, the Company is responsible for and acknowledges full liability under Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), for such statements. Other additional data and information contained in this prospectus is also based on management’s estimates and calculations, which are derived from our review and interpretation of internal company research, surveys and independent sources in the markets in which we operate, which, in each case, we believe are reliable. Data regarding the industries in which we operate and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within these industries. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. References herein to our being a leader in a market or product category refers to our belief that we have a leading market share position in each specified market, unless the context otherwise requires. While we believe such information is reliable, we have not independently verified any third-party information. While we believe our internal company research, surveys and estimates are reliable, such research, surveys and estimates have not been verified by an independent source. In addition, assumptions and estimates of our and our industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”
i

TRADEMARKS, SERVICE MARKS AND TRADE NAMES
This prospectus contains references to our trademarks and service marks, including “McGraw Hill,” “ALEKS,” “Connect,” “Access,” “Achieve3000,” “Sharpen” and “Harrison’s.” Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

BASIS OF PRESENTATION
Presentation of Financial Information
McGraw Hill, Inc. conducts its operations through its subsidiaries, including its indirect subsidiary McGraw-Hill Education, Inc., a Delaware corporation and operating company. As used in this prospectus, unless the context otherwise indicates, any reference to “McGraw Hill,” “our Company,” “the Company,” “us,” “we” and “our” refers to McGraw Hill, Inc., together with its consolidated subsidiaries. Our fiscal year is a 52-week period ending on March 31.
As used in this prospectus, “Platinum” means Platinum Equity, LLC together with its affiliated investment vehicles.
The Company’s historical financial data for the fiscal years ended March 31, 2025, 2024 and 2023 and as of March 31, 2025 and 2024 have been derived from our consolidated financial statements, which are included elsewhere in this prospectus.
Numerical figures included in this prospectus and the consolidated financial statements included in this prospectus are presented in U.S. dollars rounded to the nearest million, unless otherwise noted. Certain amounts presented in tables are subject to rounding adjustments and, as a result, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.
Non-GAAP Financial Measures
Our financial statements included in this prospectus have been prepared in accordance with generally accepted accounting principles (“GAAP”). We have included certain non-GAAP financial measures in this prospectus, as further described below, that may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. For purposes of Regulation G (“Regulation G”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 10(e) of Regulation S-K under the Securities Act (“Regulation S-K”), a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statement of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, we have provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because our management uses these financial measures in monitoring and evaluating our ongoing results and trends.
We include non-GAAP financial measures in this prospectus, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted net income (loss), Adjusted basic and diluted earnings (loss) per share and non-GAAP operating and administrative expense financial measures because management uses them to assess our performance. We believe they reflect the underlying trends and indicators of our business and allow management to focus on the most meaningful indicators of our continuous operational performance. Although we believe these measures are useful for investors for the same reasons, readers of the financial statements should note that these measures are not a substitute for GAAP financial measures or disclosures. We have provided reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure.
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are presented because they are a basis upon which our management assesses our business performance, and we believe they are useful for investors to understand the underlying trends of our operations. EBITDA is defined as net income (loss) from continuing operations plus interest expense (income), net, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding certain non-operational or non-recurring losses or gains. Adjusted EBITDA is defined as net income (loss) from continuing operations plus interest expense (income), net, income tax provision (benefit), depreciation and amortization, restructuring and cost savings implementation charges, the effects of the application of purchase accounting, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering), impairment charges, transaction and integration costs, (gain) loss on extinguishment of debt and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Our definition of Adjusted EBITDA allows us to add back certain non-cash and other charges or costs that are deducted in calculating consolidated net income. However, these are expenses that may recur, may vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA in this prospectus, we may at times add estimated cost savings and operating synergies related to operational changes, such as acquisitions, dispositions and restructurings, and exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information on our definition of Adjusted EBITDA, see “Summary—Non-GAAP Financial Measures.”
Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.
Adjusted net income (loss) is defined as net income (loss) from continuing operations adjusted to exclude amortization of intangible assets, restructuring and cost savings implementation charges, the effects of the application of purchase accounting, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering), impairment charges, transaction and integration costs, (gain) loss on extinguishment of debt and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations and the related tax impact of those adjustments.
We define Adjusted basic and diluted earnings (loss) per share as Adjusted net income (loss) divided by the basic and diluted weighted average shares outstanding.
Our non-GAAP operating and administrative expense financial measures include Adjusted operating and administrative expenses, Adjusted selling and marketing expenses, Adjusted general and administrative expenses and Adjusted research and development expenses. We calculate each of these measures by using the same adjustments used in calculating EBITDA and Adjusted EBITDA to the extent such items are included in the corresponding GAAP operating and administrative expense category. These non-GAAP operating and administrative expense financial measures are calculated as follows:
Adjusted operating and administrative expenses is defined as GAAP operating and administrative expenses adjusted to exclude restructuring and cost savings implementation charges, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering), transaction and integration costs, amortization of product development costs and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Adjusted selling and marketing expenses is defined as GAAP selling and marketing expenses adjusted to exclude the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Adjusted general and administrative expenses is defined as GAAP general and administrative expenses adjusted to exclude restructuring and cost savings implementation charges, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering), transaction and integration costs and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Adjusted research and development expenses is defined as GAAP research and development expenses adjusted to exclude the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Each of the above described measures is not a recognized term under GAAP and do not purport to be an alternative to net (loss) income, or any other measure derived in accordance with GAAP as a measure of operating performance, or to cash flows from operations as a measure of liquidity. Such measures are presented for supplemental information purposes only, have limitations as analytical tools, and should not be considered in isolation or as substitute measures for our results as reported under GAAP. Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our measures may not be comparable to other similarly titled measures of other companies, and our use of these measures varies from others in our industry. Such measures are not intended to be a measure of cash available for management’s discretionary use, as they may not capture actual cash obligations associated with interest payments, taxes and debt service requirements. Because of these limitations, we rely primarily on our GAAP results and use these non-GAAP measures only supplementally. See “Summary—Summary Historical and Unaudited Consolidated Financial and Other Data—Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Offering Reorganization Transactions
Historically, we have had two classes of common stock, Class A voting common stock and Class B non-voting common stock. Our second amended and restated certificate of incorporation, which will be effective after the effectiveness of this registration statement, but prior to the consummation of this offering, will convert our Class A voting common stock and Class B non-voting common stock into one class of Common Stock on a 1-for-1 basis and will effect a 1.06555-for-1 stock split with respect to our Common Stock. We refer to the effectiveness of our second amended and restated certificate of incorporation, stock conversion and stock split as the “Offering Reorganization Transactions.”
v

GLOSSARY
Certain Definitions
The following terms are used in this prospectus unless otherwise noted or indicated by the context:
•“2022 Notes” means the 2022 Secured Notes and the 2022 Unsecured Notes;
•“2022 Secured Notes” means the Company’s $900.0 million aggregate principal amount of 5.750% secured notes due 2028;
•“2022 Secured Notes Indenture” means the indenture that governs the 2022 Secured Notes, dated as of July 30, 2021, by and among Mav Acquisition Corporation, McGraw-Hill Education, Inc., as the issuer, the Guarantors (as such term is defined therein) and the Bank of New York Mellon Trust Company, N.A. as trustee and notes collateral agent;
•“2022 Unsecured Notes” means the Company’s $725.0 million aggregate principal amount of 8.000% senior notes due 2029;
•“2022 Unsecured Notes Indenture” means the indenture that governs the 2022 Unsecured Notes, dated as of July 30, 2021, by and among Mav Acquisition Corporation, McGraw-Hill Education, Inc., as the issuer, the Guarantors (as such term is defined therein) and the Bank of New York Mellon Trust Company, N.A. as trustee;
•“2024 Refinancing Transactions” refers to the issuance and sale of the 2024 Secured Notes, the borrowing under the A&E Term Loan Facility and the repayment of all term loans under the Term Loan Facility, the entry into the amendments to the Cash Flow Credit Agreement and the ABL Revolving Credit Agreement as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—2024 Refinancing Transactions” and the payment of related fees and expenses;
•“2024 Secured Notes” means the Company’s $650.0 million aggregate principal amount of 7.375% senior secured notes due 2031;
•“2024 Secured Notes Indenture” means the indenture that governs the 2024 Secured Notes, dated as of August 6, 2024, by and among McGraw-Hill Education, Inc., the Bank of New York Mellon Trust Company, N.A., as trustee and notes collateral agent, and the Guarantors (as such term is defined therein);
•“A&E ABL Revolving Credit Facilities” means, collectively, the A&E U.S. ABL Revolving Credit Facility and the A&E RoW ABL Revolving Credit Facility;
•“A&E Cash Flow Credit Facilities” means, collectively, the A&E Term Loan Facility, the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility;
•“A&E Cash Flow Revolving Facility” means the portion of the Cash Flow Revolving Credit Facility outstanding immediately prior to August 6, 2024 which has been extended and will be due in August 2029 under the Cash Flow Credit Agreement;
•“A&E RoW ABL Revolving Credit Facility” means the $35.0 million non-U.S. revolving credit facility, subject to non-U.S. borrowing base capacity, under the ABL Revolving Credit Agreement;
•“A&E Term Loan Facility” means that certain senior secured first-lien term loan facility in an aggregate principal amount of $1,317.0 million under the Cash Flow Credit Agreement;
•“A&E U.S. ABL Revolving Credit Facility” means the $265.0 million U.S. revolving credit facility, subject to U.S. borrowing base capacity, under the ABL Revolving Credit Agreement;

•“ABL Revolving Credit Agreement” means the revolving credit agreement that governs the ABL Revolving Credit Facilities and, following the 2024 Refinancing Transactions, the A&E ABL Revolving Credit Facilities, dated as of July 30, 2021, by and among McGraw-Hill Education, Inc. and certain subsidiaries thereof, as borrowers, Mav Intermediate Holding II Corporation, as the holding company guarantor, Bank of America, N.A., as administrative agent and collateral agent, and the lenders, agents and other parties thereto, as amended by Amendment No. 1 to the ABL Revolving Credit Agreement, dated as of April 26, 2023, as further amended by Amendment No. 2 to the ABL Revolving Credit Agreement, dated as of June 17, 2024 and as further amended by Amendment No. 3 to the ABL Revolving Credit Agreement, dated as of August 6, 2024;
•“ABL Revolving Credit Facilities” means, collectively, the U.S. ABL Revolving Credit Facility and the RoW ABL Revolving Credit Facility;
•“Cash Flow Credit Agreement” means the credit agreement that governs the Cash Flow Credit Facilities and, following the 2024 Refinancing Transactions, the A&E Cash Flow Credit Facilities, dated as of July 30, 2021, by and among McGraw-Hill Education, Inc., as the Borrower (as such term is defined therein), Mav Intermediate Holding II Corporation, as the holding company guarantor, Bank of America, N.A., as administrative agent and collateral agent, and the lenders, agents and other parties thereto, as amended by Amendment No. 1 to the Cash Flow Credit Agreement, dated as of November 1, 2021, as further amended by Amendment No. 2 to the Cash Flow Credit Agreement, dated as of June 26, 2023, as further amended by Amendment No 3 to the Cash Flow Credit Agreement, dated as of June 27, 2023, as further amended by Amendment No. 4 to the Cash Flow Credit Agreement, dated as of June 27, 2024, as further amended by Amendment No. 5 to the Cash Flow Credit Agreement, dated as of August 6, 2024 and as further amended by Amendment No. 6 to the Cash Flow Credit Agreement, dated as of February 6, 2025;
•“Cash Flow Credit Facilities” means the Cash Flow Revolving Credit Facility and the Term Loan Facility;
•“Cash Flow Revolving Credit Facility” means the $150.0 million revolving credit facility entered into on July 30, 2021, under the Cash Flow Credit Agreement;
•“consolidated financial statements” means the Company’s Annual Audited Consolidated Financial Statements included in this prospectus;
•“Credit Agreements” means, collectively, the Cash Flow Credit Agreement and the ABL Revolving Credit Agreement;
•“Indentures” means, collectively, the 2022 Secured Notes Indenture, the 2022 Unsecured Notes Indenture, and the 2024 Secured Notes Indenture;
•“Non-Extended Cash Flow Revolver Facility” means the portion of the Cash Flow Revolving Credit Facility outstanding immediately prior to August 6, 2024 which has not been extended and remains due in July 2026 under the Cash Flow Credit Agreement;
•“Notes” means, collectively, the 2022 Notes and the 2024 Secured Notes;
•“Offering Reorganization Transactions” refer to the effectiveness of our second amended and restated certificate of incorporation, stock conversion and stock split as described under “Basis of Presentation—Offering Reorganization Transactions”;
•“Platinum” means Platinum Equity, LLC together with its affiliated investment vehicles;
•“Platinum Advisors” means Platinum Equity Advisors, LLC, an entity affiliated with Platinum;

•“RoW ABL Revolving Credit Facility” means the $35.0 million non-U.S. revolving credit facility, subject to non-U.S. borrowing base capacity, under the ABL Revolving Credit Agreement;
•“Term Loan Facility” means the $1,550.0 million term loan facility entered into on July 30, 2021 under the Cash Flow Credit Agreement;
•“U.S. ABL Revolving Credit Facility” means the $165.0 million U.S. revolving credit facility, subject to U.S. borrowing base capacity, entered into on July 30, 2021 under the ABL Revolving Credit Agreement; and
•“U.S. dollar,” “dollar” and “$” refer to the currency of the United States.

SUMMARY
This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that you should consider before investing in shares of our Common Stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and our financial statements and the related notes included elsewhere in this prospectus, before deciding to purchase shares of our Common Stock. Unless the context indicates otherwise, references to “McGraw Hill,” “our Company,” “the Company,” “us,” “we” and “our” refers to McGraw Hill, Inc., together with its consolidated subsidiaries. Following this offering, we will be a “controlled company” under the NYSE corporate governance standards, and, as a result, will rely on exemptions from certain corporate governance requirements. See “Risk Factors.”
Our Mission
At McGraw Hill, our purpose is to unlock the potential of each learner at every stage of life.
Our mission is to support educators, learners and professionals around the world with trusted, high-quality content and digital solutions that use data and learning science to adapt to each student as they progress towards their goals.
Our Company
McGraw Hill is a leading global provider of information solutions for education across K-12 to higher education, and through professional learning.
We harness the power of content, data-driven insights, and learning science to deliver personalized learning experiences and drive positive outcomes throughout the entire learning lifecycle. We believe that we have positively impacted hundreds of millions of learners and educators with our personalized learning solutions to support learning at scale worldwide. On an annual basis, we serve approximately 60 million learners and educators.
We believe McGraw Hill is one of the most trusted and recognized education brands in the world. Based on the results of a third-party survey that we commissioned in the fiscal year ended March 31, 2025, we believe that, in the United States, on average, 89% of K-12, higher education and medical school students, faculty and administrators would consider McGraw Hill for their classes.
Understanding how learning happens is critical to building effective learning solutions, like ALEKS, which has leveraged data science and machine learning to enhance learning outcomes for over 25 years. Over the last decade, we have invested more than $2.0 billion in developing a suite of market leading digital learning solutions. We utilize our data analytics capabilities to generate continuous feedback loops that drive product and go-to-market innovation, which allows us to simplify workflows while creating meaningful learning experiences that are tailored to the needs of each learner.
At McGraw Hill, we recognize that the integrity of educational content is of utmost importance, especially as generative AI becomes more integrated into the learning process. With the proliferation of AI-generated generic content, the risks of inaccurate and low-quality information are heightened, which is why our proprietary content is rigorously researched and designed to meet the highest quality standards. We aim to offer vetted content and data-driven learning solutions that educators and learners can trust.
With approximately 1,500 sales professionals worldwide as of March 31, 2025, we believe our global sales force is one of the largest in the education sector, underpinning our ability to serve learners, educators and professionals at scale across the learning lifecycle.

For the fiscal years ended March 31, 2025, 2024 and 2023, we generated revenue of $2,101.3 million $1,960.5 million and $1,947.8 million, respectively, and a net loss of $85.8 million, $193.0 million and $404.1 million, respectively. For the fiscal years ended March 31, 2025, 2024 and 2023, we generated Adjusted EBITDA of $726.8 million, $656.6 million and $618.0 million, respectively.
For additional information on Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Industry Background
We believe that education plays a vital role in shaping society. Not only does education drive earning potential, but we believe that there is a direct correlation between the quality of a country’s education system and its economic success. Given this importance, education commands significant public and private investments around the world. Based on information from a third-party study we commissioned in the fiscal year ended March 31, 2025, we estimate that we have a total addressable market of approximately $30.0 billion as of the academic year ended 2025, including $9.3 billion in K-12, $12.3 billion in Higher Education, $2.9 billion in Professional and $5.5 billion in International.
Modernization of Learning Technology
Technology has transformed the way students learn. The adoption of data science, machine learning and more recently, generative AI, is further transforming education, re-shaping the learning experience for both students and educators. According to the World Economic Forum, AI holds great potential for addressing the gaps current global education systems are struggling to fill. Personalized learning solutions and AI-powered adaptive assessments may be designed to cater to students’ individual needs, enabling customized learning pathways that adjust in real-time to their strengths and weaknesses, which can lead to more effective learning, faster mastery of subjects, and greater engagement. By freeing educators from routine tasks, AI enables them to focus on building relationships, understanding individual student needs and fostering motivation to learn. See “Risk Factors—Risks Related to Our Customer Markets—Increased customer expectations for lower prices or free/discounted bundled products could reduce sales revenue.”
Data-driven Approach to Learning Intervention
Advancements in data science allow educators to glean greater insights into student progress. Digital learning solutions in education generate massive volumes of learning data. Modern data science synthesizes this information into rich analytics and actionable insights that give educators the opportunity to identify the gaps in learning and provide timely intervention and improve personalization, access and effectiveness of learning for all.
Focus on Measurement and Improvement of Learning Outcomes
Data allows for more accurate measurement of learning outcomes and fostering a culture of outcomes-based education. Contrary to the traditional one-size-fits-all pedagogical style, we believe modern adaptive technologies that deliver actionable insights help educators take a personalized approach to instruction that targets the unique needs of each learner, optimizing the learning experience and improving outcomes rather than just grades.
Need for Equitable Access to Learning Opportunities
We believe that equal opportunity in education is essential to achieving equality in society at large. Income-based achievement gaps have been widening over the years. Expanding learner access to affordable course materials and personalized instruction are essential for making high-quality education within reach for all.

Demand for Technical, Skills-Based Professional Learning to Prepare for Jobs of the Future
Technological advancements, new fields of study and novel industries require that today’s professionals learn new concepts and skills to keep pace with fast-changing job requirements. Post-secondary education is adapting to meet the demands of the ever-evolving economy. As the demand for workforce-aligned education intensifies, industries, governments, and educational institutions are forming increasingly integrated partnership models. Work-integrated pathways, such as apprenticeships, internships and large-scale upskilling programs are evolving as essential tools to address local talent shortages and promote economic growth. We believe that high-quality technical digital learning solutions are critical tools to help address the growing demand for skilled professionals and close the widening global skills gap.
Our Strengths
A Trusted, Market-Leading Global Brand with a History of Over 135 Years
We believe that McGraw Hill is one of the most trusted and recognized education brands in the world, resonating with learners, instructors and institutions across the entire learning lifecycle. Our brand is associated with high-quality content and accessible, data-driven digital learning solutions. We have established our reputation by leading innovation in the application of learning science and continuously adapting our solutions to support learners and educators worldwide.
Suite of Market-Leading Digital Learning Solutions Across the Entire Learning Continuum
We serve the entire learning lifecycle with market-leading digital learning solutions across K-12, higher education and professional learning, underpinned by proprietary content and advanced data science and learning technology. While driven by distinct end-market fundamentals, our businesses benefit from shared domain expertise, common capabilities and digital investment, insights from our vast set of longitudinal learning data, shared infrastructure and our trusted brand.
Leveraging Data Assets to Drive Innovation and Improve Outcomes
During the fiscal year ended March 31, 2025, we had approximately 26 million Paid Digital Users, representing learners or educators who purchased a license to gain access to one of our many digital solutions. This usage gives us access to a wealth of learning data. In the fiscal year ended March 31, 2025 alone, we derived insights from more than 19 billion learning interactions. We can leverage these insights and our capabilities in machine learning, to identify where students are struggling and tailor personalized learning experiences inform product enhancements, prioritize new product development and improve learner outcomes.
On-Demand Digital Model Supported by High-Quality, Proprietary Content
We believe that in an environment with abundant access to content, our proprietary, high-quality content delivered with personalized learning capabilities is a key differentiator. With our deep understanding of learner preferences, pedagogies and academic standards, we partner with more than 27,000 authors and educators, including over 50 Nobel Laureates in various fields of study who contribute to our large and growing proprietary content collection.
We believe we are disrupting educational content delivery with our innovative Evergreen delivery model, which uses an agile on-demand content model to enhance educator productivity. Evergreen was launched in calendar year 2023 and provides a proprietary toolset used to tag, edit, and release content efficiently, allowing the creation of a flexible and scalable process for updating course materials. As of March 31, 2025, of the instructors teaching with Connect and utilizing the Evergreen delivery model, 95% of them have moved to the 2024 release.

Additionally, we are leveraging our capabilities in data science and AI to organize our content in common taxonomies based on customer and product profiles allowing us to streamline content development.
Institutional Sales Model with Extensive Global Go-to-Market Reach
Our sales strategy is focused on education institutions and their leadership as the key decision-makers, fostering long-lasting and expansive partnerships within our customer network. We believe our sales force is one of the largest and most dynamic in the global education market, with approximately 1,500 sales professionals worldwide as of March 31, 2025. This provides us with a vast reach and, combined with our trusted brand and digital solutions, drives considerable competitive advantages for our organization.
Long-Standing Customer Relationships Built Over Decades
We have developed and retained a highly loyal customer base throughout our history. We believe our value proposition is underpinned by our high-quality content, efficacious learning solutions, and customer support to meet educators' and learners' changing needs. This has led to ingrained customer loyalty and retention, creating a significantly competitive moat.
Highly Profitable Business Model with a Strong Cash Flow Profile
The diversified end markets we serve, coupled with our long-standing customer relationships and resilient funding dynamics, mitigate the impact of recessionary cycles and help fuel steady cash flows and predictable revenue streams with approximately 69% of our total revenue being Re-occurring Revenue for the fiscal year ended March 31, 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics.” Our digital-first business model drives operating leverage and profitability by reducing time-to-market and leveraging a shared infrastructure across all operating segments. For more information on our indebtedness, see the Risk Factors discussed in “Risk Factors—Risks Related to Strategic Initiatives and Financings.”
Mission-Driven Culture and Leadership Team with Track Record of Success
Our culture centers around our belief that diverse experiences enrich the way we learn, teach and grow. Many of our employees are former educators who deeply understand the learning process and are passionate about helping shape the future of education. With more than 100 years of combined education industry experience, our senior leadership team has deep experience and brings extensive knowledge of education ecosystems around the world along with expertise in digital product engineering, AI and data science.
Our Growth Strategy
We strive to unlock the potential of each learner at every stage of life. We intend to extend our position as a leading global provider of information solutions for education through our key growth strategies:
Acquire New Customers
We have a substantial opportunity to bring new customers onto our learning solutions. With our trusted brand, global go-to-market reach and proprietary digital learning solutions, we believe we are well positioned to continue acquiring new customers in the markets we serve.
Cross-Sell and Up-Sell to Existing Customers
We believe our deep, established institutional relationships and product innovations support our ability to expand existing customer relationships. Our land-and-expand strategy enables us to drive incremental revenue from existing customers through up-selling and cross-selling. We believe that, as learners and educators continue to benefit from our personalized digital solutions, we will see increased adoption and activation of new and existing solutions that address evolving customer needs and extend the value we offer.
Leverage AI and Data and Analytics to Drive Insights and Enhance the Value of our Suite of Solutions to Our Customers
Our digital solutions transcend segments, geographies, personas and academic periods to drive data-driven insights from billions of longitudinal learning interactions and further enhance our deep understanding of learning science. As our data science and AI capabilities continue to evolve, we have the opportunity to enhance our solutions with new features that should drive engagement, optimize content generation, and improve customer service. We believe enhancing value for our customers should drive further competitive differentiation and customer retention.
Invest in Technology-Enabled Innovation Across the Learning Lifecycle
Our scale and breadth of distribution and offerings across the learning lifecycle positions us to actively invest in technology-enabled innovation. We expect to expand our revenue through new learning solutions that offer data-driven personalized learning experiences, interactive simulations, 3-D models, experiential learning activities and generative AI tools like our AI Reader.
We believe that our innovations extend across all markets we serve. For example, our ALEKS math and science solution, which is available to students in K-12 and Higher Education, determines each learner’s baseline of knowledge and uses machine learning to create individual and dynamic learning pathways designed to optimize results for students. We recently expanded this solution for K-5 with ALEKS Adventure. In K-12, while we are still providing print solutions to K-12 students, we continue to drive growth across supplemental and intervention solutions, integrated curriculum solutions, and Career and Technical Education, Advanced Placement and assessment solutions.
In Higher Education, we continue to invest in our solutions while exploring new market opportunities such as student study solutions, Career and Technical Education, dual enrollment solutions, short courses, badging, and employability and workplace preparedness content solutions.
We foresee growth in the global professional sector through the development of our global medical education solutions and undergraduate medical student learning solution.
Increase Our International Presence
We are a global company delivering our proprietary content and digital learning solutions in more than 100 countries and in more than 80 languages, with translations adapted to local customs and cultures, as needed. We remain focused on expanding our presence in international markets across both English- and non-English-speaking countries by leveraging our existing investment in digital solutions. See “Risk Factors—Risks Related to Non-U.S. Operations and Sales—We face risks of doing business abroad.”
Proactive Approach to Strategic M&A Opportunities
To complement our organic growth efforts and product innovation investments, we will continue to assess opportunities to acquire or partner with other businesses that can help us achieve our mission and best serve our customers.
We have a track record of acquiring and successfully integrating other businesses, including two recent strategic acquisitions, to expand our capabilities and offerings or enhance existing ones.
McGraw Hill’s Digital Ecosystem
McGraw Hill’s scaled, digital ecosystem spans the entire learning lifecycle with a holistic portfolio of solutions that use data and learning science to adapt to students’ needs as they progress toward their goals. We are a centralized, product-led organization that understands the importance of delivering an integrated, outcomes-driven user experience. Our digital ecosystem is built upon shared technology infrastructure, and shared product development capabilities that allow us to transform curated, proprietary content into data-driven digital learning experiences to support multiple markets, geographies and audiences.
Shared Cloud-Based Technology Infrastructure
Our shared technology infrastructure allows us to capture billions of events across our digital solutions.
Pedagogically Proven Learning Experiences
We have developed a diverse portfolio of modular learning experiences across our ecosystem that combines our rich, proprietary content with our innovative shared technical capabilities supported by our unified technology infrastructure.
Rich Data Assets and Analytics to Enable Feedback Loops
We believe that data tells a story. Our ability to ingest and analyze this data at scale and in real time delivers learners and educators deep insights to enable personalized learning experiences that drive positive outcomes for students.
Shared Capabilities
Our methodology for product development shares common competencies across our business that include academic design, product development, UI/UX/design, data science and AI.
Enterprise Enabling Services
Our common microservices architecture is foundational to our technology and product strategy, which relies on these shared services to quickly stand-up new configurations of customer-facing products.
We Enhance Our Ecosystem with AI Capabilities
AI presents us with many new possibilities to better serve educators and students. We believe that McGraw Hill has the necessary ingredients to utilize the power of AI to drive value for learners and educators, including the following:
•Grounding in educational realities with a deep understanding of how learning happens
•Proficiency in learning science and pedagogy on how learning should happen
•Abundant trusted, proprietary content and data across the entire educational continuum
•Sophisticated learning platforms, allowing us to transform insights into tangible actions
We are Building AI-Powered Learning Tools That Educators Want and Need
Learning is a fundamental social experience, and we believe AI should be used to augment the teacher-student connection, not replace it. We view AI as a tailwind which advances our ability to personalize learning at scale by facilitating meaningful learning experiences and interactions through our learning solutions.

Platinum Acquisition
On July 31, 2021, Mav Acquisition Corporation, an investment vehicle of certain private investment funds sponsored and ultimately controlled by Platinum, acquired 100% of the equity interests in McGraw-Hill Education, Inc. pursuant to a Securities Purchase Agreement, dated June 14, 2021, for a purchase price of $4.713 billion (the “Acquisition”). Immediately following the consummation of the Acquisition, Mav Acquisition Corporation merged with and into McGraw-Hill Education, Inc. with McGraw-Hill Education, Inc. being the surviving entity and McGraw-Hill Education, Inc. being indirectly owned by McGraw Hill, Inc.
The diagram below depicts our simplified organizational structure following the Acquisition and the completion of this offering of our Common Stock. This chart is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us.

PE May Holdings, LLC (Delaware) (Platinum)
Public Stockholders
Other Stockholders, including Employees and Directors
(86%)*
(13%)*
(1%)*
Issuer
McGraw Hill, Inc. (Delaware)
May Intermediate Holding Corporation (Delaware)
Guarantor of the Notes, the A&E Cash Flow Credit Facilities and the A&E ABL Revolving Credit Facilities
May Intermediate Holding II Corporation (Delaware)
Issuer of the Notes, Borrower under the A&E Cash Flow Credit Facilities and the A&E ABL Revolving Credit Facilities
McGraw-Hill Education, Inc. (Delaware)
Guarantor of the Notes, the A&E Cash Flow Credit Facilities and the A&E ABL Revolving Credit Facilities
McGraw Hill LLC (Delaware)
Various Operating Subsidiaries

* Ownership percentages herein have been rounded to the nearest whole number.

Boards and Beyond Acquisition
On December 5, 2022, McGraw-Hill Education, Inc. acquired substantially all of the assets of Ryan Medical Education LLC, d/b/a Boards & Beyond (the “Boards and Beyond Acquisition”), a leader in supporting medical students with on-demand video libraries and question banks designed to help them efficiently learn the fundamentals of medical basic sciences and clinical medicine. We paid cash of $21.8 million at closing, subject to typical closing adjustments, and the agreement includes $3.7 million of other contingently payable amounts for a total purchase consideration of $25.4 million. In addition, the agreement includes $4.5 million of contingent payments if certain milestones are met, which would be recognized as post combination expense if paid. During the fiscal years ended March 31, 2025, 2024 and 2023, we recognized $0.6 million, $2.7 million and $1.2 million, respectively, of post combination compensation expense, which is included within Operating and administrative expenses in the consolidated statements of operations included elsewhere in this prospectus.
See Note 4, “Acquisitions,” to our consolidated financial statements.
EssayPop Acquisition
On March 21, 2025, the Company completed the acquisition of EssayPop, LLC ("EssayPop") for a total purchase consideration of $8.0 million. Pursuant to the terms of the purchase and sale agreement, $6.0 million was paid at closing with cash on hand, while the remaining $2.0 million is payable following the 18-month anniversary of the closing date, subject to customary conditions. EssayPop is an interactive, cloud-based writing solution designed by educators to simplify and enhance the writing process for both teachers and students.
See Note 4, “Acquisitions,” to our consolidated financial statements.
Recent Developments
Preliminary Estimated Operating Results for the Three Months Ended June 30, 2025
Set forth below are preliminary unaudited estimates of financial information for the three months ended June 30, 2025 and actual unaudited financial information for the three months ended June 30, 2024. We have not yet finalized our financial information for the three months ended June 30, 2025, and therefore the unaudited financial information for the three months ended June 30, 2025 presented herein reflects preliminary estimates and assumptions based on currently available information and is subject to, among other things, completion of our financial closing procedures, including management’s final reviews and final adjustments during the review process, which we do not expect to complete for the three months ended June 30, 2025 until after the completion of this offering. As a result, while this information is presented with ranges that we consider to be reasonable, it remains in all cases subject to change pending finalization, and our actual results will not be available to you prior to investing in this offering. This financial information should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP. You should also note that additional information on results presented herein will be included in future reports expected to be available only after this offering, such as complete financial results for the three months ended June 30, 2025 and June 30, 2024 and footnote disclosures associated with our financial results.
These estimates should not be viewed as a substitute for our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. These estimates may not be indicative of the results for any future period as a result of various factors, including, but not limited to, those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
The preliminary financial data for the three months ended June 30, 2025 included in this prospectus has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.
The trends for this period are consistent with those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For additional information about our non-GAAP financial measures, see “Basis of Presentation—Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
We are providing ranges, rather than specific amounts, for the preliminary unaudited estimates of financial information described below primarily because our financial closing procedures for the three months ended June 30, 2025 are not yet complete and, as a result our final results upon completion of our financial closing procedures may vary from the preliminary unaudited estimates. In particular, the ranges were determined based on our estimates of the potential aggregate adjustments that may be made to revenue, cost of sales (excluding depreciation and amortization), operating and administrative expenses, net income (loss) and Adjusted EBITDA as part of our financial closing procedures. These estimates have been prepared by and are the responsibility of management. Management believes that these ranges are sufficiently narrow to be meaningful.

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024
($ in thousands, except share and per share data)	Low (estimate)	High (estimate)	Actual
Revenue	$528,210	$536,246	$522,954
Cost of sales (excluding depreciation and amortization)	$121,657	$124,618	$125,290
Operating and administrative expenses	$238,167	$243,964	$246,271
Net income (loss)	$477	$527	$(9,447)
Basic and diluted earnings (loss) per share (1)	$—	$—	$(0.06)
Adjusted EBITDA (2)	$184,908	$191,990	$178,594
Net income (loss) margin	0.1%	0.1%	(1.8)%
Adjusted EBITDA Margin (3)	35.0%	35.8%	34.2%
Adjusted net income (loss) (4)	$290	$296	$85,944
Adjusted basic and diluted earnings (loss) per share (1)(5)	$—	$—	$0.55
Basic and diluted weighted-average shares outstanding	156,362,027	156,362,027	156,362,027
______________
(1)Basic and diluted earnings per share figures presented in this table do not take into account the Offering Reorganization Transactions, which includes the effectiveness of our second amended and restated certificate of incorporation, stock conversion and a 1.06555-for-1 stock split, which will occur after the effectiveness of this registration statement, but prior to the consummation of this offering.
(2)See “Basis of Presentation—Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for the definition of Adjusted EBITDA. The below table shows the reconciliation from Net income (loss) to Adjusted EBITDA.

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024
($ in thousands)	Low (estimate)	High (estimate)	Actual
Net income (loss)	$477	$527	$(9,447)
Interest expense (income), net	57,951	58,833	80,876
Income tax provision (benefit)	36,432	37,318	4,351
Depreciation, amortization and product development amortization	82,758	87,926	88,880
EBITDA	$177,618	$184,604	$164,660
Restructuring and cost savings implementation charges (a)	3,075	3,137	6,571
Advisory fees (b)	2,500	2,500	2,500
Transaction and integration costs (c)	99	101	1,094
Other (d)	1,616	1,648	3,769
Adjusted EBITDA (e)	$184,908	$191,990	$178,594
______________
(a)Represents severance and other expenses associated with headcount reductions and other cost savings initiated as part of our formal restructuring initiatives.
(b)For the three months ended June 30, 2025 and 2024, represents $2.5 million of advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering).
(c)This primarily represents transaction and integration costs associated with acquisitions.
(d)Based on the midpoint of the range presented, for the three months ended June 30, 2025, the amount represents (i) foreign currency exchange transaction impact of $(1.9) million, (ii) non-recurring expenses related to strategic initiatives, including marketing, consulting, and non-operational costs associated with the market introduction of a new product launch of $0.8 million, (iii) reimbursements of expenses paid to Platinum Advisors incurred in connection with its services under the Advisory Agreement of $0.1 million, (iv) non-recurring transaction-related costs associated with this offering that were expensed as incurred of $1.9 million and (v) the impact of additional insignificant earnings or charges resulting from matters that we do not consider indicative of our ongoing operations of approximately $0.7 million to $0.8 million, that are primarily related to individually insignificant miscellaneous items, including asset disposals and certain additional payments related to incremental insurance premiums and policies as a result of the Acquisition that will not renew after the consummation of this offering.
For the three months ended June 30, 2024, the amount represents (i) foreign currency exchange transaction impact of $0.5 million, (ii) non-recurring expenses related to strategic initiatives, including marketing, consulting, and non-operational costs associated with the market introduction of a new product launch of $1.4 million, (iii) reimbursements of expenses paid to Platinum Advisors incurred in connection with its services under the Advisory Agreement of $0.3 million, (iv) post-acquisition compensation expense of $0.2 million, associated with the acquisition of Boards & Beyond, and (v) the impact of additional insignificant earnings or charges resulting from matters that we do not consider indicative of our ongoing operations of $1.4 million, primarily related to individually insignificant miscellaneous items, including third-party consulting and advisory fees associated with system and process rationalization initiatives, as well as certain additional payments related to incremental insurance premiums and policies as a result of the Acquisition that will not renew after the consummation of this offering.
(e)Three adjustments included in the definition of Adjusted EBITDA (purchase accounting, impairment charge and (gain) loss on extinguishment of debt) are not presented in the table above, as there were no such charges recognized during the three months ended June 30, 2025 and 2024.

(3)Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.
(4)See “Basis of Presentation—Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for the definition of Adjusted net income (loss). The table below shows the reconciliation from Net income (loss) to Adjusted net income (loss).

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024
($ in thousands)	Low (estimate)	High (estimate)	Actual
Net income (loss)	$477	$527	$(9,447)
Amortization of intangible assets (a)	56,539	57,740	60,995
Restructuring and cost savings implementation charges (b)	3,075	3,137	6,571
Advisory fees (b)	2,500	2,500	2,500
Transaction and integration costs (b)	99	101	1,094
Other (b)	1,616	1,648	3,769
Tax impact of adjustments (c)	(64,016)	(65,357)	20,462
Adjusted net income (loss) (d)	$290	$296	$85,944
______________
(a)Represents amortization of definite-lived acquired intangible assets.
(b)Represents the same adjustments used in calculating EBITDA and Adjusted EBITDA.
(c)Represents the tax impact of the adjustments, which are pre-tax, based upon the statutory tax rate.
(d)Three adjustments included in the definition of Adjusted net income (loss) (purchase accounting, impairment charge and (gain) loss on extinguishment of debt) are not presented in the table above, as there were no such charges recognized during the three months ended June 30, 2025 and 2024.
(5)Adjusted basic and diluted earnings (loss) per share is calculated by dividing Adjusted net income (loss) by basic and diluted weighted-average shares outstanding.
We estimate revenue to range from $528.2 million to $536.2 million for the three months ended June 30, 2025, representing an increase of $9.3 million (using the midpoint of the range) when compared to $523.0 million for the three months ended June 30, 2024. The increase was primarily driven by the growth of Re-occurring and Transactional Revenue of approximately $10.1 million and $12.4 million, respectively, at Higher Education. The Re-occurring Revenue growth was driven primarily by increased digital product adoption, including growth in Inclusive Access sales, higher retention, market share gains and enrollment growth. The Transactional Revenue growth was primarily driven by favorable product returns during the period. This increase was partially offset by lower revenue at International and K-12 by approximately $7.0 million and $4.0 million, respectively, due to lower Transactional Revenue resulting from lower market opportunities during the period. The revenue increase is consistent with the change in RPO which increased from $1,565.8 million as of June 30, 2024, to an estimated range from $1,633.7 million to $1,661.7 million as of June 30, 2025. The growth in RPO was primarily driven by the seasonal build-up of re-occurring sales at K–12, partially offset by a decrease at Higher Education, which typically experiences lower sales activity in the first fiscal quarter. For further information on RPO, see “Summary Historical and Unaudited Consolidated Financial and Other Data—Our Key Operating Metrics—Remaining Performance Obligations”.
We estimate cost of sales (excluding depreciation and amortization) to range from $121.7 million to $124.6 million for the three months ended June 30, 2025, representing a decrease of $2.2 million (using the midpoint of the range) when compared to $125.3 million for the three months ended June 30, 2024. The decrease was primarily driven by the lower Transactional Revenue sales at International and K-12 due to lower adoption opportunities during the period.
We estimate operating and administrative expenses to range from $238.2 million to $244.0 million for the three months ended June 30, 2025, representing a decrease of $5.2 million (using the midpoint of the range) when compared to $246.3 million for the three months ended June 30, 2024. The decrease was primarily driven by lower hardware and software maintenance costs of approximately $5.0 million due to the transition to cloud-based services, an approximately $1.0 million reduction in credit losses on accounts receivable resulting from lower reserves related to high-risk customers, and an approximately

$3.5 million foreign exchange gain due to favorable currency movements. These were partially offset by an approximately $4.5 million increase in compensation expense, primarily due to an annual merit-based compensation increase.
We estimate Adjusted EBITDA to range from $184.9 million to $192.0 million for the three months ended June 30, 2025, representing an increase of $9.9 million (using the midpoint of the range) when compared to $178.6 million for the three months ended June 30, 2024. The increase was driven by the factors described above.
Key Operating Metric
Preliminary Estimated Re-occurring Revenue and Transactional Revenue for the Three Months Ended June 30, 2025

	Three Months Ended June 30, 2025
	Re-occurring Revenue		Transactional Revenue		Total
($ in thousands)	Low (estimate)	High (estimate)	Low (estimate)	High (estimate)	Low (estimate)	High (estimate)
K-12	$180,854	$183,605	$86,284	$87,597	$267,138	$271,202
Higher Education	157,318	159,712	22,507	22,850	179,825	182,562
Global Professional	23,326	23,681	11,341	11,514	34,667	35,195
International	20,473	20,785	30,270	30,731	50,743	51,516
Other	—	—	(4,163)	(4,229)	(4,163)	(4,229)
Total Revenue	$381,971	$387,783	$146,239	$148,463	$528,210	$536,246

	Three Months Ended June 30, 2024
	Actual
($ in thousands)	Re-occurring Revenue	Transactional Revenue	Total
K-12	$166,819	$108,008	$274,827
Higher Education	149,454	10,392	159,846
Global Professional	22,773	12,514	35,287
International	22,752	35,559	58,311
Other	—	(5,317)	(5,317)
Total Revenue	$361,798	$161,156	$522,954
Summary Risk Factors
An investment in our Common Stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus, and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our Common Stock. Among these important risks are the following:
•we operate in a highly competitive market, and we may not be able to compete successfully against current and future competitors, as well as compete against no-cost competitive products;
•our ability to win new markets, adapt to changing state academic standards, and anticipate and meet changes in timing and scope of federal, state and local education funding and enrollment;
•the effect of various political and economic issues and our ability to comply with laws and regulations we are subject to, both in the United States and internationally;
•our ability to adjust to developments in the economic or regulatory environment;

•general economic conditions, including industry and market conditions, inflationary pressures, interest rate fluctuations and volatility;
•the order patterns and payment schedules of customers and high degree of seasonality related to our business;
•the factors that reduce enrollment at colleges and universities;
•our compliance with privacy, accessibility and other laws and adequate protection of personal data;
•our ability to adjust rapidly changing expectations and standards on various environmental, social and governance matters and initiatives;
•our reliance on third parties to help complete business functions including distribution, critical operational functions and supply of products;
•our ability to retain and recruit qualified authors, employees and key personnel;
•our ability to defend challenges to our intellectual property rights in our products;
•defects in and an increase in unauthorized copying and distribution of our products;
•changes in policy and funding shifts, including the potential reorganization or dismantlement of the U.S. Department of Education and the impact on our cost of development and implementation strategies;
•our ability to make accurate assumptions or estimations in preparing our financial statements and our ability to correctly implement any required changes based on such assumptions or estimations;
•our financial leverage, which could adversely affect our ability to raise additional capital to fund our operations, and other risks related to indebtedness, which included $3.278 billion face value of outstanding debt as of March 31, 2025;
•Platinum’s significant influence over us and our status as a “controlled company” under the rules of the NYSE;
•our stock price may be volatile and you may not be able to sell shares at or above the price at which you executed your purchase;
•we do not anticipate paying dividends or repurchasing shares in the foreseeable future; and
•the other factors identified under the heading “Risk Factors” beginning on page 26 of this prospectus.
Our Relationship with Our Sponsor
Founded in 1995 by Tom Gores, Platinum is a global investment firm with approximately $50 billion of assets under management and a portfolio of approximately 60 operating companies that serve customers around the world. Platinum specializes in mergers, acquisitions and operations—a trademarked strategy it calls M&A&O®—acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 30 years, Platinum has completed more than 500 acquisitions and debt financings.
Following the consummation of the Acquisition, McGraw Hill, Inc. and Platinum Advisors entered into a Corporate Advisory Services Agreement, dated as of July 30, 2021 (the “Advisory Agreement”),

pursuant to which the Company engaged Platinum Advisors as a financial, transactional and management consultant. Under the Advisory Agreement, the Company has agreed to pay Platinum Advisors an annual advisory fee in an amount mutually agreed between the parties and to reimburse Platinum Advisors for its out-of-pocket costs and expenses incurred in connection with its services under the Advisory Agreement. The Advisory Agreement contains customary indemnification provisions in favor of Platinum Advisors and its affiliates, including Platinum. The Advisory Agreement will be terminated upon the consummation of this offering.
In connection with this offering, we intend to enter into an investor rights agreement with Platinum (the “Investor Rights Agreement”), pursuant to which we will take all action within our power to cause the board of directors to include director candidates designated by Platinum in the slate of director nominees recommended by the board of directors for election to our stockholders, unless our board of directors determines that making such recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. These nomination rights are described in the sections titled “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement” and “Management—Board Composition.” The Investor Rights Agreement will also grant Platinum certain customary demand registration rights as well as “piggyback” registration rights, with respect to shares of our Common Stock. See “Description of Capital Stock—Registration Rights.”
Immediately following this offering, Platinum will beneficially own 86.5% of the voting power of our Common Stock, or 84.6% if the underwriters exercise in full their option to purchase additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder as described herein, and Platinum’s interests may conflict with ours or yours in the future. See “Risk Factors—Risks Related to Our Relationship with Platinum and Being a “Controlled Company”—Platinum controls us, and its interests may conflict with ours or other stockholders’ in the future.” Even when Platinum ceases to own shares of our stock representing a majority of the total voting power, for so long as Platinum continues to own a significant percentage of our stock, it will still be able to significantly influence or effectively control the composition of our board of directors and the approval of actions requiring stockholder approval through its voting power. Accordingly, for such period of time, Platinum will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our directors and officers and the power to approve or deny the amendment of certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws.
See “Risk Factors—Risks Related to Our Relationship with Platinum and Being a “Controlled Company”—Platinum controls us, and its interests may conflict with ours or other stockholders’ in the future", "Risk Factors—Risks Related to Our Relationship with Platinum and Being a “Controlled Company”—Anti-takeover provisions in our organizational documents could delay or prevent a change of control," and “Description of Capital Stock.”
Corporate Information
The Company was incorporated under the laws of the State of Delaware. Our principal offices are located at 8787 Orion Place, Columbus, Ohio 43240. Our telephone number is (614) 430-4000. We maintain a website, www.mheducation.com. The information on, or that can be accessed through, our website is not part of this prospectus and you should not rely on any such information in making the decision whether to purchase shares of our Common Stock.

The Offering

Issuer	McGraw Hill, Inc.

Common Stock offered by us	24,390,000 shares.

Underwriters’ option to purchase additional shares of Common Stock from the selling stockholder
The selling stockholder has granted the underwriters an option to purchase up to an additional 3,658,500 shares of Common Stock, solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions, for 30 days after the date of this prospectus.

Common Stock to be outstanding after this offering	191,001,519 shares.

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $466.6 million, assuming an initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise in full their option to purchase additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder, we estimate that the net proceeds to the selling stockholder from this offering will be approximately $71.1 million, assuming an initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any such proceeds from the sale of shares by the selling stockholder if the underwriters exercise their option to purchase additional shares of Common Stock, solely to cover over-allotments, if any.
We currently expect to use the net proceeds from the sale of shares of Common Stock in this offering to pay down a portion of the term loans outstanding under the A&E Term Loan Facility. See “Use of Proceeds” beginning on page 61 for a more complete description of the intended use of proceeds from this offering and “Underwriting.” Following the consummation of this offering and use of proceeds therefrom, we expect to have approximately $642.9 million ($693.8 million face value less unamortized discount and deferred financing costs) of borrowings outstanding thereunder.

Controlled company
After the completion of this offering, Platinum will continue to control approximately 86.5% of the voting power of our outstanding Common Stock (or 84.6% of the voting power of all of our outstanding shares of Common Stock if the underwriters exercise in full their option to purchase additional shares of Common Stock, solely to cover over-allotments, if any), and thus, in each case, hold more than a majority of the voting power of our outstanding Common Stock. As a result, we will be a “controlled company” under the NYSE corporate governance standards. Under these standards, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance standards. See “Management—Controlled Company Exception.”

Dividend policy
We have no current plans to pay dividends on our Common Stock to any holders of our Common Stock. Any decision to declare and pay dividends in the future will be, subject to our compliance with applicable law, made at the sole discretion of our board of directors and will depend on, among other things, general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual and tax implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions and subject to the covenants under our Credit Agreements, Indentures and any other future indebtedness or preferred securities we may incur or issue, and such other factors as our board of directors may deem relevant. See “Dividend Policy” and “Description of Material Indebtedness.”

Exchange symbol	“MH”

Reserved share program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered by this prospectus for sale to some of our directors, officers and employees, as well as to certain employees and affiliates of Platinum and/or Platinum Advisors. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Common Stock offered by this prospectus. Fidelity Capital Markets, a division of National Financial Services LLC, will administer our reserved share program. If any reserved shares are purchased by persons who are subject to lock-up restrictions, such shares of Common Stock will be subject to lock-up restrictions pursuant to the lock-up agreements or market standoff provisions as further described herein. See “Underwriting—Reserved Share Program.”

Risk factors
You should read the “Risk Factors” section of this prospectus, together with all of the other information set forth in this prospectus, for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock outstanding after this offering is based on 191,001,519 shares outstanding as of March 31, 2025, and excludes the following:
•8,619,587 shares of Common Stock issuable upon the exercise of outstanding stock options under the McGraw Hill, Inc. (formerly known as Mav Holding Corporation) Stock Incentive Plan (the “2021 Plan”), each with an exercise price of $14.08 per share, of which 2,195,734 options are vested and 630,560 shares of Common Stock issuable upon the exercise of outstanding vested stock options held by certain former employees, each with an exercise price of $14.08 per share; and
•15,500,000 shares of Common Stock reserved for issuance under our new 2025 Stock Incentive Plan (the “2025 Plan”) which we intend to adopt in connection with this offering. The shares reserved for future issuance under the 2025 Plan include (i) 27,073 shares of Common Stock underlying the restricted stock units that we intend to grant at the time of this offering to certain non-employee members of our board of directors that will vest on the one-year anniversary thereof (such number of shares underlying the restricted stock units based on an assumed initial public offering price of $20.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) (see “Executive Compensation—Director Compensation”) and (ii) 400,960 shares of Common Stock underlying the stock options that we intend to grant at the time of this offering in connection with recent hires, promotions or other compensation adjustments that will vest, subject to the holder’s continuous service with us, either over a multi-year period or upon the achievement of certain of specified returns on invested capital by Platinum (the exercise price of which will be the initial public offering price). In addition, the shares of Common Stock reserved for issuance under the 2025 Plan shall include shares of Common Stock that are undelivered pursuant to awards outstanding under the 2021 Plan (under which we will cease granting awards upon the adoption of the 2025 Plan) that are canceled, forfeited, settled in cash or otherwise terminated without delivery to the holder of the full number of shares of Common Stock underlying the award. See “Executive Compensation—Compensation Discussion and Analysis—Components of Compensation for the Fiscal Year Ended March 31, 2025—Long-Term Incentive Plans—2025 Plan.”
Except as otherwise indicated, information in this prospectus reflects or assumes the following:
•no exercise of the underwriters’ option to purchase up to 3,658,500 additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder;
•an initial public offering price of $20.50 per share of Common Stock (the midpoint of the estimated price range set forth on the cover page of this prospectus); and
•the Offering Reorganization Transactions, which includes the effectiveness of our second amended and restated certificate of incorporation, stock conversion and a 1.06555-for-1 stock split, which will occur after the effectiveness of this registration statement, but prior to the consummation of this offering.

Summary Historical and Unaudited Consolidated Financial and Other Data
The following tables present summary historical consolidated financial and other data for McGraw Hill, Inc. and its subsidiaries as of and for the periods indicated. The Company’s historical financial data for the fiscal years ended March 31, 2025, 2024 and 2023 and as of March 31, 2025 and 2024 have been derived from our consolidated financial statements, which are included elsewhere in this prospectus. The financial condition or results of operations for any period are not necessarily indicative of our future financial condition or results of operations.
The information set forth below under the column heading “As Adjusted” gives effect to the effectiveness of the Offering Reorganization Transactions, which will occur after the effectiveness of this registration statement, but prior to the consummation of this offering. The information set forth below under the column heading “As Further Adjusted” further adjusts for the consummation of this offering and use of proceeds therefrom by giving further effect to (i) the sale by us of 24,390,000 shares of Common Stock in this offering at an assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) and (ii) the application of the net proceeds to be received by us as described in “Use of Proceeds.”
You should read the following summary financial and other data below, together with the information under “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended March 31,
($ in thousands, except share and per share data)	2025	2024	2023
Consolidated Statements of Operations
Revenue	$2,101,299	$1,960,478	$1,947,773
Cost of sales (excluding depreciation and amortization)	422,294	420,331	464,555
Gross profit	1,679,005	1,540,147	1,483,218
Operating expenses
Operating and administrative expenses	1,066,496	1,027,427	1,044,639
Depreciation	66,688	52,985	44,558
Amortization of intangibles	239,014	254,937	270,192
Impairment charge	—	49,500	312,000
Total operating expenses	1,372,198	1,384,849	1,671,389
Operating income (loss)	306,807	155,298	(188,171)
Interest expense (income), net	293,446	326,438	278,219
(Gain) loss on extinguishment of debt	2,719	(3,415)	(4,552)
Other (income) expense	—	—	(8,000)
Income (loss) from operations before taxes	10,642	(167,725)	(453,838)
Income tax provision (benefit)	96,481	25,294	(49,734)
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
Basic and diluted weighted-average number of shares outstanding	156,362,027	156,362,027	156,333,807
Basic and diluted earnings (loss) per share	$(0.55)	$(1.23)	$(2.58)

	As Adjusted (1)	As Further Adjusted (2)
	March 31, 2025	March 31, 2025	March 31, 2025	March 31, 2024
($ in thousands)	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$389,830	$389,830	$389,830	$203,618
Total assets	5,757,760	5,757,760	5,757,760	5,808,164
Total liabilities	5,477,516	5,010,935	5,477,516	5,439,410
Total stockholders’ equity (deficit)	280,244	746,825	280,244	368,754
______________
(1)Gives effect to the Offering Reorganization Transactions, which will occur after the effectiveness of this registration statement, but prior to the consummation of this offering.
(2)Gives effect to the adjustments set forth in note (1) above as well as: (i) the sale by us of 24,390,000 shares of Common Stock in this offering at an assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) and (ii) the application of the net proceeds to be received by us as described in “Use of Proceeds.”

	Year Ended March 31,
($ in thousands)	2025	2024	2023
Statement of Cash Flow Data
Cash flows provided by (used for):
Operating activities	$646,284	$236,156	$256,621
Investing activities	(167,062)	(136,109)	(162,321)
Financing activities	(294,680)	(77,243)	(204,566)
Non-GAAP Financial Measures
We include non-GAAP financial measures in this prospectus, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted net income (loss), Adjusted basic and diluted earnings (loss) per share and non-GAAP operating and administrative expense financial measures because management uses them to assess our performance. We believe they reflect the underlying trends and indicators of our business and allow management to focus on the most meaningful indicators of our continuous operational performance. Although we believe these measures are useful for investors for the same reasons, readers of the financial statements should note that these measures are not a substitute for GAAP financial measures or disclosures. We have provided reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure.

	Year Ended March 31,
($ in thousands)	2025	2024	2023
Non-GAAP Financial Data
EBITDA (1)	$666,445	$525,094	$196,266
Adjusted EBITDA (1)	726,790	656,618	617,952
Adjusted EBITDA Margin (1)	34.6%	33.5%	31.7%
Adjusted net income (loss) (1)	202,350	180,016	183,997
Adjusted basic and diluted earnings (loss) per share (1)	1.29	1.15	1.18
Adjusted operating and administrative expenses (1)	952,215	901,630	919,787
Adjusted selling and marketing expenses (1)	376,989	369,201	363,408
Adjusted general and administrative expenses (1)	291,858	270,231	278,542
Adjusted research and development expenses (1)	283,368	262,198	277,837
_____________
(1)For descriptions of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted net income (loss), Adjusted basic and diluted earnings (loss) per share, Adjusted operating and administrative expenses, Adjusted selling and marketing expenses, Adjusted general and administrative expenses and Adjusted research and development expenses and a statement of the reasons why management believes they provide useful information to investors, see “Basis of Presentation—Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.” The results of such calculation could differ in the future based on the different types of adjustments that may be included in such respective calculations at the time.
Reconciliations of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

	Year Ended March 31,
($ in thousands)	2025	2024	2023
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
Interest expense (income), net	293,446	326,438	278,219
Income tax provision (benefit)	96,481	25,294	(49,734)
Depreciation, amortization and product development amortization	362,357	366,381	371,885
EBITDA	$666,445	$525,094	$196,266
Restructuring and cost savings implementation charges (a)	24,626	32,548	20,572
Purchase accounting (b)	—	18,101	46,521
Advisory fees (c)	10,000	10,000	10,000
Impairment charge (d)	—	49,500	312,000
Transaction and integration costs (e)	2,982	8,205	6,542
(Gain) loss on extinguishment of debt (f)	2,719	(3,415)	(4,552)
Other (g)	20,018	16,585	30,603
Adjusted EBITDA	$726,790	$656,618	$617,952

Total Revenue	$2,101,299	$1,960,478	$1,947,773
Net income (loss) margin	(4.1)%	(9.8)%	(20.7)%
Adjusted EBITDA Margin	34.6%	33.5%	31.7%
_______________
(a)Represents severance and other expenses associated with headcount reductions and other cost savings initiated as part of our formal restructuring initiatives.
(b)Represents the effects of the application of purchase accounting associated with the Acquisition, driven by the step-up of acquired inventory.

(c)For the fiscal years ended March 31, 2025, 2024 and 2023, represents $10.0 million of annual advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering).
(d)For the fiscal year ended March 31, 2024, we recorded a non-cash impairment charge of $49.5 million, reducing goodwill and an indefinite-lived intangible trademark by $40.5 million and $9.0 million, respectively.
For the fiscal year ended March 31, 2023, the Company recorded a non-cash impairment charge of $312.0 million, reducing goodwill and indefinite-lived intangible trademarks by $258.0 million and $54.0 million, respectively.
(e)This primarily represents transaction and integration costs associated with acquisitions.
(f)For the fiscal year ended March 31, 2025, the amount represents the write-off of unamortized deferred financing fees and debt discount associated with the 2024 Refinancing Transactions.
For the fiscal year ended March 31, 2024, the amount represents the redemption discount, the write-off of unamortized deferred financing fees, debt discount and other fees and expenses associated with the extinguishment of $50.0 million face value of the 2022 Unsecured Notes.
For the fiscal year ended March 31, 2023, the amount represents the redemption discount, the write-off of unamortized deferred financing fees, debt discount and other fees and expenses associated with the extinguishment of $71.5 million face value of the 2022 Secured Notes and $28.5 million face value of the 2022 Unsecured Notes.
(g)For the fiscal years ended March 31, 2025, 2024 and 2023, the amount represents (i) acquisition related stock-based incentive compensation expense of $0.0 million, $0.0 million and $15.6 million, respectively, (ii) gain from a real estate sale of $0.0 million, $2.0 million and $0.0 million, respectively, (iii) foreign currency exchange transaction impact of $1.3 million, $3.1 million and $4.1 million, respectively, (iv) non-recurring expenses related to strategic initiatives, including marketing, consulting, and non-operational costs associated with the market introduction of a new product launch of $4.3 million, $5.4 million and $3.7 million, respectively, (v) reimbursements of expenses paid to Platinum Advisors incurred in connection with its services under the Advisory Agreement of $0.6 million, $0.6 million and $0.2 million, respectively, (vi) non-recurring transaction-related costs associated with this offering that were expensed as incurred of $4.9 million, $0.0 million and $0.0 million, respectively, (vii) lease termination costs of $3.3 million, $0.0 million and $1.2 million, respectively, associated with the early exit of two leased properties in connection with the strategic rationalization of our real estate properties to optimize cost efficiency, (viii) post-acquisition compensation expense of $0.6 million, $2.7 million and $1.2 million, respectively, associated with the acquisition of Boards & Beyond, and (ix) the impact of additional insignificant earnings or charges resulting from matters that we do not consider indicative of our ongoing operations of $5.0 million, $6.8 million, and $4.6 million, respectively, primarily related to individually insignificant miscellaneous items, including asset disposals and third-party consulting and advisory fees associated with system and process rationalization initiatives, as well as certain additional payments related to incremental insurance premiums and policies as a result of the Acquisition which will not renew after the consummation of this offering.

Reconciliations of Adjusted net income (loss) and Adjusted basic and diluted earnings (loss) per share

	Year Ended March 31,
($ in thousands)	2025	2024	2023
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
Amortization of intangible assets (1)	238,240	253,663	266,619
Restructuring and cost savings implementation charges (2)	24,626	32,548	20,572
Purchase accounting (2)	—	18,101	46,521
Advisory fees (2)	10,000	10,000	10,000
Impairment charge (2)	—	49,500	312,000
Transaction and integration costs (2)	2,982	8,205	6,542
(Gain) loss on extinguishment of debt (2)	2,719	(3,415)	(4,552)
Other (2)	20,018	16,585	30,603
Tax impact of adjustments (3)	(10,396)	(12,152)	(100,204)
Adjusted net income (loss)	$202,350	$180,016	$183,997

Basic and diluted earnings (loss) per share	$(0.55)	$(1.23)	$(2.58)
Adjusted basic and diluted earnings (loss) per share	$1.29	$1.15	$1.18
Basic and diluted weighted-average shares outstanding	156,362,027	156,362,027	156,333,807
_____________
(1)Represents amortization of definite-lived acquired intangible assets. See Note 8, “Goodwill and Other Intangible Assets” to our consolidated financial statements and related notes for the fiscal year ended March 31, 2025 for further details.
(2)Represents the same adjustments used in calculating EBITDA and Adjusted EBITDA.
(3)Represents the tax impact of the adjustments, which are pre-tax, based upon the statutory tax rate.

Reconciliations of Non-GAAP operating and administrative expenses

	Year Ended March 31,
($ in thousands)	2025	2024	2023
Operating and administrative expenses	$1,066,496	$1,027,427	$1,044,639
Restructuring and cost savings implementation charges	(24,626)	(32,548)	(20,572)
Advisory fees	(10,000)	(10,000)	(10,000)
Transaction and integration costs	(2,982)	(8,205)	(6,542)
Amortization of product development costs	(56,655)	(58,459)	(57,135)
Other	(20,018)	(16,585)	(30,603)
Adjusted operating and administrative expenses (1)	$952,215	$901,630	$919,787

Selling and marketing	$380,199	$373,879	$367,934
Other	(3,210)	(4,678)	(4,526)
Adjusted selling and marketing expenses (1)	$376,989	$369,201	$363,408

General and administrative	$345,213	$331,673	$341,474
Restructuring and cost savings implementation charges	(24,626)	(32,548)	(20,572)
Advisory fees	(10,000)	(10,000)	(10,000)
Transaction and integration costs	(2,982)	(8,205)	(6,542)
Other	(15,747)	(10,689)	(25,818)
Adjusted general and administrative expenses (1)	$291,858	$270,231	$278,542

Research and development	$284,429	$263,416	$278,096
Other	(1,061)	(1,218)	(259)
Adjusted research and development expenses (1)	$283,368	$262,198	$277,837
_____________
(1)We calculate each of these measures by using the same adjustments used in calculating EBITDA and Adjusted EBITDA to the extent such items are included in the corresponding GAAP operating and administrative expense category.
Our Key Operating Metrics
We regularly monitor the following key operating metrics that help us measure our business. These metrics are key performance indicators as they provide a basis upon which management assesses our performance. We believe they reflect the underlying trends and indicators of our business, allowing management to focus on the most meaningful indicators of our continuous operational performance.
Re-occurring Revenue and Transactional Revenue
Re-occurring Revenue represents revenue from offerings that are generally sold as digital subscriptions and multi-year print products. Revenue from digital subscriptions, which are paid for at the time of sale or shortly thereafter, is recognized ratably over the term of the subscription period as the performance obligation is satisfied. For multi-year print products (e.g., workbooks), which are paid for at the beginning of the contract period, each academic year represents a distinct performance obligation. Revenue is recognized upon delivery to the customer for each respective academic year. Re-occurring Revenue serves as a key operating metric used by management as it offers valuable insight into the subscription-based nature of our business. For the fiscal years ended March 31, 2025, 2024 and 2023, Re-occurring Revenue represented approximately 69%, 67% and 63% of total revenue, respectively.

Transactional Revenue includes revenue from both print and digital offerings. Revenue from print offerings are recognized at the point of shipment and revenue from digital offerings are recognized at the time of delivery. In addition, revenues for amounts billed to customers in a sales transaction for shipping and handling are included in Transactional Revenue. For the fiscal years ended March 31, 2025, 2024 and 2023, Transactional Revenue represented approximately 31%, 33% and 37% of total revenue, respectively.
Annual Net Dollar Retention
We believe that our ability to retain and grow Re-occurring Revenue from our existing customers over time strengthens the stability and predictability of our total revenue base and is reflective of the value we deliver to them through upselling and cross selling across our suite of solutions to our existing customers. We assess our performance in our Higher Education and Global Professional segments using Annual Net Dollar Retention (“NDR”), which serves as a key operating metric used by management for evaluating the trajectory of digital subscription revenue growth within our existing customer base. Our ability to retain existing customers serves as a leading indicator of our digital subscription-based revenues and cash flows for the subsequent reporting period. It encompasses renewals, expansions, contractions, price increases, and attrition, providing valuable insights into customer engagement and satisfaction.
However, NDR is not applicable to our K-12 segment, as purchasing decisions are typically made at the state or district level, often involving multi-year contracts and varying purchasing cycles across states, that do not align with the renewal, expansion, contraction, and attrition dynamics that NDR measures. Similarly, NDR does not apply to our International segment, as it encompasses Higher Education and K-12 markets, each with distinct purchasing behaviors, contract structures, and funding mechanisms. This variability across these markets makes it challenging to apply a consistent NDR calculation, limiting its effectiveness as a metric for the International segment.
We calculate NDR by dividing (a) the digital subscription amounts invoiced to existing customers during the period, inclusive of changes in enrollment, price changes and attrition by (b) the digital subscription amounts invoiced to such customers for the comparable prior period.
Remaining Performance Obligations
Our Remaining Performance Obligations (“RPO”) represent the total contracted future revenue that has not yet been recognized. RPO is associated with our digital subscriptions and multi-year print products and is impacted by various factors, including the timing of renewals and purchases, contract durations, and seasonal trends. Given these influencing factors, RPO should be evaluated alongside Re-occurring Revenue and other financial metrics disclosed within this prospectus. RPO serves as a key operating metric used by management as it offers visibility into future revenue and facilitates the assessment of long-term growth sustainability.
While we believe that the above key operating metrics provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management, it is important to note that other companies, including companies in our industry, may not use these metrics, may calculate them differently, may have different frequencies or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of Re-occurring Revenue, Transactional Revenue, NDR and RPO as a comparative measure.

Re-occurring Revenue, Transactional Revenue, NDR and RPO are presented in the tables below.

	Year Ended March 31, 2025			Year Ended March 31, 2024
($ in thousands)	Re-occurring Revenue	Transactional Revenue	Total	Re-occurring Revenue	Transactional Revenue	Total
K-12	$602,040	$368,444	$970,484	$553,856	$350,999	$904,855
Higher Education	666,748	115,862	782,610	584,837	117,350	702,187
Global Professional	95,094	54,494	149,588	87,938	65,141	153,079
International	92,959	108,443	201,402	87,918	112,546	200,464
Other	—	(2,785)	(2,785)	—	(107)	(107)
Total Revenue	$1,456,841	$644,458	$2,101,299	$1,314,549	$645,929	$1,960,478

	Year Ended March 31, 2023
($ in thousands)	Re-occurring Revenue	Transactional Revenue	Total
K-12	$543,834	$414,147	$957,981
Higher Education	532,258	121,924	654,182
Global Professional	75,223	72,678	147,901
International	71,236	116,699	187,935
Other	—	(226)	(226)
Total Revenue	$1,222,551	$725,222	$1,947,773

	Year Ended March 31,
	2025	2024	2023
NDR
Higher Education	110%	110%	106%
Global Professional	105%	103%	99%

($ in thousands)	March 31, 2025	March 31, 2024
RPO by Segment:
K-12	$1,279,585	$1,122,019
Higher Education	297,316	295,242
Global Professional	62,348	59,711
International	33,407	33,168
Other	3,531	927
Total RPO	$1,676,187	$1,511,067

RISK FACTORS
An investment in our Common Stock involves a high degree of risk. You should carefully consider the risk factors described below, as well as the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes, before investing in our Common Stock. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or growth prospects. The risks and uncertainties described below, however, are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or those that we currently view to be immaterial could also materially and adversely affect our business, financial condition, results of operations or growth prospects. In such a case the trading price of our Common Stock could decline and you may lose all or part of your investment.
This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” The Company’s actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.
Risks Related to Our Customer Markets
We face competition from both large, established industry participants and new market entrants, the risks of which are enhanced due to rapid changes in our industry and market.
Our competitors in the market for education products include a few large, established industry participants. Some established competitors have greater resources and less debt than us and, therefore, may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Our competitors’ abilities to provide products that are more advanced, less expensive, more secure or provide other benefits that our products do not provide could adversely impact our ability to compete.
The market shift toward digital education solutions has induced both established technology companies and new start-up companies to enter certain segments of our market. The risks of competition are intensified due to the rapid changes in the products our competitors are offering, the products our customers are seeking and our sales and distribution channels, which create increased opportunities for significant shifts in market share. Competition may require us to reduce the price of some of our products or make additional capital investments and may result in reductions in our market share and sales.
Increased availability of and support for free or relatively inexpensive products may reduce demand for or negatively impact the pricing of our products.
Free or relatively inexpensive educational products are becoming increasingly available, particularly in digital formats and through the internet. For example, some governmental and regulatory agencies have recently increased the amount of information they make publicly available at nominal cost or for free. In recent years, there have also been initiatives by not-for-profit organizations to develop educational content that can be “open sourced” and made available to educational institutions for free or nominal cost. In addition, there have been initiatives by the U.S. federal government and certain state governments to enact legislation or regulations that mandate or favor the use by educational institutions of open sourced content and provide funding for the same. The increased availability of free or relatively inexpensive educational products may reduce demand for our products or require us to reduce pricing, thereby impacting our sales revenue.

Generative artificial intelligence (“AI”) systems may make it easier for competitive instructional materials to be created which could negatively affect demand for or the pricing of our products.
Generative AI systems, such as ChatGPT, appear to be proficient at generating quality text and may be used to create textbooks and other learning materials. The ability of providers of generative AI systems to utilize or feed copyrighted content or proprietary data of others to train such AI systems without permission from the copyright owner is currently unsettled under the law both within and outside the United States. There are numerous lawsuits in the United States in progress addressing issues under U.S. copyright law, focusing on the question of whether the copying or reproduction of proprietary content without the consent of the copyright owner to train generative AI models constitutes fair use. There is also increased pressure from leaders of technology and AI organizations and companies to decrease copyright protections in general. Moreover, it is unclear how the current U.S. administration may interpret or apply future policies that would permit the use of unlicensed content to train generative AI models. Access to our copyrighted content, including through third party, so-called “pirate sites”, may also contribute to such generative AI training efforts. It is therefore possible that our copyrighted content or proprietary data may be ingested or scraped by, and used to train such AI systems without our knowledge or consent. In addition, although currently any text or learning materials generated by such AI systems may require review and editing by a human subject matter expert, such AI systems could facilitate the creation of high-quality educational content. It is also possible that one of our competitors, or other providers of data sources relevant to our products, could make a deal to train generative AI models on their data which could allow the generative AI model to create textbooks and other learning materials competitive with ours. The foregoing, in turn, could lead to an increase in the number of competitive products, tools or content, including an increase in open-source or other products, tools or content that are free or relatively inexpensive, which could significantly reduce demand for our products or require us to reduce pricing, thereby materially and adversely impacting our financial results and operations. See “—Increased availability of and support for free or relatively inexpensive products may reduce demand for or negatively impact the pricing of our products.”
If we fail to adapt and respond effectively to changing technology, evolving industry standards and changing customers’ needs or requirements, our platforms may become less competitive.
Our success depends on our ability to adapt and enhance our platforms. To attract new customers and potentially increase revenue from existing customers, we will need to continuously enhance and improve our offerings to meet customers’ and end users’ needs at prices that our customers are willing to pay. Such efforts will require adding new or improved functionality and employing newly developed technologies, which may affect our research and development costs. If we and our software developer partners are unable to address customers’ and end users’ needs or enhance and improve our platforms in a timely manner, we may not be able to maintain or increase market acceptance of our platforms. If we fail to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver learning tools at lower prices, more efficiently, more conveniently or more securely than ours, and if we fail to adopt such technologies in a timely manner, our ability to compete would be adversely affected.
Increased customer expectations for lower prices or free/discounted bundled products could reduce sales revenue.
As the market has shifted to digital products, customer expectations for lower-priced products has increased due to customer awareness of reductions in marginal production costs and the availability of free or low-cost digital content and products. As a result, there has been pressure, on occasion, to sell digital versions of products at prices below their print versions and pressure to include products and materials that are given away as part of bundled offerings. Increased availability of lower-priced or free/discounted bundled products increases competitive pressure and could reduce our sales revenue.

Our failure to win new adoptions in certain U.S. states could adversely affect our revenue and operating results.
As one of the two largest providers in the K-12 market in the United States, a significant portion of our revenue is impacted year to year by the varying purchasing cycles across states. Over the next few years, changing opportunities are expected in one or more of the primary subjects of reading, math, social studies and science and our sales may be impacted accordingly in certain states with particularly large K-12 populations such as Florida, California and Texas, each of whom has state-made predetermined procurement patterns. In each state’s decision, we face significant competition and our materials are subject to approvals by state boards of education or other authorities based on an evaluation of alignment to state academic standards and other criteria. Our failure or any unexpected delay to be approved or to do well among the school districts in such state market could materially and adversely affect our revenue.
Changes in state academic standards could affect our market and require investment in new or different products.
States may adopt new academic standards or revise existing academic standards, which may require us to significantly invest in the development of new products and/or make extensive modifications to our existing products that are offered for sale in those states. The timing of new or revised academic standards being adopted may not provide us with sufficient lead time to develop new products or modify our existing products or we may have to invest more than planned to complete such development or modifications within the allotted timeframe, which would adversely impact our return on investment.
Changes in the timing and scope of anticipated levels of federal, state and local education funding available for the purchase of instructional materials could adversely affect purchases for our K-12 products.
Public school districts are the primary customers for K-12 products. Most of those districts depend largely on state and local funding programs to purchase materials. In addition, many school districts also receive funding through federal education programs. State, local or federal funding available to school districts may be reduced as a result of reduced tax revenue, efforts to reduce government spending or increased allocation of tax revenue to other uses. Through Elementary and Secondary School Emergency Relief funds established in 2020 and 2021, the federal government allotted monies to significantly benefit primary and secondary schools. This approximately $190 billion in fiscal stimulus was meant to assist states in district reopening efforts, to facilitate the establishment of distance learning programs, to implement safety protocols and to provide emergency financial assistance to public school districts. These COVID-19-related funds are finite, and there is no assurance that we will be able to compensate for funding utilized to purchase learning materials once these federal funds expire in 2025. In addition, changes in the laws or regulations that give school districts flexibility in their use of funds previously dedicated exclusively to the purchase of instructional materials may reduce the share of district funds allocated to the purchase of instructional materials. Reductions in the amount of funding provided to school districts or reductions in the portion of those funds allocated to instructional materials could reduce demand for our K-12 products.
Factors that reduce enrollment at colleges and universities could adversely affect demand for our Higher Education products.
Enrollment in U.S. colleges and universities can be adversely affected by many factors, including demographic factors, changes in government and private student loan and grant programs, uncertainty about current and future economic conditions, general decreases in family income and net worth, immigration policy and a perception of uncertain job prospects for recent graduates. In addition, enrollment levels at colleges and universities outside the United States are influenced by the global and local economic climate, local political conditions and other factors that make predicting foreign enrollment levels difficult. While enrollment at degree-granting institutions in the United States has generally been steadily growing over the last several decades, enrollment levels have declined in recent years. Sales of our products can be impacted by reductions in enrollment levels and the use of free or very low-cost learning solutions, such as those offered by providers of open source materials.
Evolving policy changes (including by the current U.S. administration), increasing political pressures, community activism, cultural sensitivities, and funding shifts may impact the adoption and purchase of our titles in the K-12 market and affect the timing and cost of development and implementation.
There has recently been an increase in the number and extent of political, regulatory and social influences that have the potential to affect state and local adoptions of and school districts’ purchase and use of instructional materials. In particular, increasing political pressures, cultural sensitivities and community activism, influences from various demographic groups, accessibility requirements and the growing number of English Language Learners and low-income students in certain districts, could each impact state and local adoptions of instructional materials and the purchase and use of instructional materials that are provided by those who run afoul of local cultural sensitivities.
In addition, the current U.S. administration has indicated that it would like to see changes made to certain education policies. Changes in federal policy and the elimination of or other changes to agencies may occur. The current U.S. administration has expressed an intention to potentially dismantle the U.S. Department of Education. This may lead to changes involving the oversight of our industry resulting in a fragmented education system with varying standards and requirements across states in the absence of federal regulations and oversight. The nature, timing and political effects of potential changes to current federal policy, legal and regulatory framework affecting our industry remain highly uncertain. At this time, it is unclear what policies, if any, will change and whether uncertainty in this regard will adversely affect our operating environment. Any unfavorable developments in government regulation of education or the U.S. Department of Education could have an adverse effect on our results of operations and financial condition.
The high degree of seasonality of our sales typically results in ebbs and flows in our revenues, which impacts our quarterly operating results and cash flows.
Our business is seasonal. Purchases of our Higher Education products have traditionally been made in the second and third quarters of the fiscal year for the semesters starting classes in September and January. During recent fiscal years, as the Higher Education business continues to shift towards digital sales, third fiscal quarter sales for the January semester have partially migrated to the fourth fiscal quarter. Purchases of K-12 products are typically made in the first and second quarters of the fiscal year for the beginning of the school year. This sales seasonality affects operating cash flow from quarter to quarter. There are months when we operate at a net cash deficit from our activities. This sales seasonality affects operating cash flow from quarter to quarter. There are months when we operate at a net cash deficit from our activities. In the fiscal year ended March 31, 2025, we realized approximately 25%, 33%, 20% and 22% of our total revenue during the first, second, third and fourth fiscal quarters, respectively. We cannot make assurances that our second fiscal quarter revenue will continue to be sufficient to meet our obligations or that they will be higher than revenue for our other quarters. This seasonality could cause quarterly cash flow challenges that make it difficult to meet our debt service requirements and other obligations, even if full fiscal year cash flow is adequate.
A change from up-front payment by school districts for multi-year licenses could adversely affect our cash flow.
In keeping with the past practice of curriculum purchases, school districts typically pay up-front when buying for multi-year periods. If school districts changed to spreading their payments to us over the term of the licenses, our near-term cash flow could be adversely affected.

Operational, Legal and Compliance Risks
Operational disruptions, malfunctions or intentional hacking of our technological systems such as our hosting systems and delivery platforms, or the technological systems of the third parties on which we rely, could adversely affect our operations or business and cause financial loss and reputational damage.
We depend on the internet and complex hosting systems, delivery platforms and other technological and interconnected systems to provide our products to our customers and to operate our business. The capacity, reliability and security of such systems and platforms may affect our ability to provide our products to our customers and to operate our business. We also rely on third parties for many critical operational functions, including with respect to third-party materials, software, hosting services and other services that are used in our products and business. See “—Risks Related to Distribution, Sourcing and Talent—We utilize the services of third-party suppliers, distributors, representatives and retailers for a substantial portion of our sales.” Operational disruptions, outages, failures, malfunctions, delays, degradations, human error, computer viruses, tampering, hacking, digital attacks caused by cyber criminals or other third parties, or other security breaches could materially harm our relationships with our customers, suppliers or employees, result in the loss or unauthorized disclosure of customer data, including personal information, impair our order processing, damage our reputation in the industry and with our customers, result in theft of our funds or proprietary information, adversely affect our ability to deliver our products to customers or more generally adversely affect the performance or availability of our products and our ability to conduct business, which could result in enforcement action or litigation, liability, harm to our reputation, loss of revenue or financial loss. Remote work has also become more common and has increased risks to our information technology systems and data as more of our employees utilize network connections, computers and devices outside of our premises or network, including working at home, while in transit and in public locations.
We have implemented and maintain policies and processes and we deploy data security measures, which we believe to be reasonably designed to monitor our information technology systems in an effort to prevent, detect, address and mitigate these risks and satisfy regulatory, contractual and other legal requirements in the United States and other countries as required by our global footprint. Our data security measures extend to our vendors, with respect to whom we conduct data security diligence (such as requiring them to respond to a detailed security questionnaire, performing reviews of their security architecture and continuously monitoring their security practices), and if we become aware of any specific security risks, we actively address those risks with the vendor. We have from time to time experienced, and may continue to experience, cyber incidents. However, to our knowledge, no such incident to date has resulted in any material impact to our business, operational systems, financial condition, or reputation. While we have not experienced any material security incidents, we cannot assure that such a breakdown, disruption or breach will not occur in the future, or that our security measures will be sufficient to prevent or timely detect all such incidents. We have disaster recovery plans in place and maintain insurance to cover operational risks, but this insurance may not be sufficient to cover all costs associated with the consequences of information being compromised, nor may such insurance be available on commercially feasible terms in the future.
The costs of eliminating or alleviating cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and our efforts to address or anticipate these problems may not be successful and could result in interruptions, delays, cessation of service and loss of existing or potential customers and may impede our sales, distribution or other critical functions. Further, any breaches of our security measures or the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive or confidential data, including personal information, about us or our customers, including the potential loss or disclosure of such information or data as a result of fraud, trickery or other forms of deception or malfeasance, could expose us, our customers or the individuals affected to loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise materially harm our business. In addition, the cost and operational consequences of implementing further or remedial data protection measures could be significant. Failure to adequately protect personal data in our possession or control could cause financial loss, regulatory enforcement action, civil or criminal liability and reputational damage.
Failure to comply with privacy, accessibility and other laws could have a material adverse impact on our reputation and financial performance.
Across our businesses we hold large volumes of personal information, including that of employees, customers and students. We are therefore subject to an increasing number of privacy and data protection laws, regulations and standards in the United States and in foreign jurisdictions where we conduct business, including but not limited to: (i) the Children’s Online Privacy Protection Act, which requires operators of certain websites and online services to obtain parental consent before collecting personal information from children under the age of 13 and sets forth, among other things, a number of restrictions related to what information may be collected with respect to children under the age of 13; (ii) the Family Educational Rights and Privacy Act and various state student data privacy laws in connection with the personal information of students; (iii) the Health Insurance Portability and Accountability Act (“HIPAA”), as amended in connection with our self-insured health plan; (iv) the Payment Card Industry Data Security Standard in connection with the collection and storage of payment card information from customers; (v) the E.U. General Data Protection Regulation, including as retained in U.K. law, and corresponding E.U. member state data protection laws applicable to us; and (vi) U.S. state comprehensive data privacy laws which are now or may in the future come into effect, such as the California Privacy Protection Act, as amended and other similar state laws. The specific requirements of such laws may vary by jurisdictions, and other jurisdictions may adopt similar legislation, which may impose new requirements or obligations on our business and how we collect and use personal information. Additionally, the increasing adoption of AI technologies, which rely on the collection of large amounts of data and use of such data for training purposes, has led data protection authorities around the world to consider and adopt new and evolving interpretations of data protection laws, imposing specific obligations with respect to the processing of personal data, including required notices, consents, and opt-outs. As such, we may, in the future, be subject to other similar privacy laws, regulations and standards, both in the United States and in foreign jurisdictions where we conduct business.
Our failure to comply with applicable accessibility requirements and privacy laws, regulations and standards or prevent the improper use or disclosure of the personal information we hold could lead to penalties, significant remediation costs, regulatory enforcement action, reputational damage, potential cancellation of existing contracts, enforcement action or litigation, and/or an impaired ability to compete for future business. In addition, such laws, regulations and standards may be modified with little or no public notice or interpreted or applied in new manners, and we may be unable to anticipate or prepare appropriately for such modifications, interpretations or applications. We may incur substantial costs or expenses in attempting to modify our systems, other technologies, and relevant policies or procedures to address such changes in these regulations or interpretations thereof. If these laws and regulations are interpreted and applied in a manner that is inconsistent with our existing accessibility features and data privacy practices and/or if we fail to respond appropriately, we could be subject to governmental enforcement actions, litigation, fines and penalties or adverse publicity. Any actual or perceived inability to address privacy and security concerns, even if unfounded, could harm our reputation and business.
Recently, there has been a significant increase in accessibility requirements, in each of the United States, the United Kingdom and the European Union. While we are investing substantial resources in our programs to address global accessibility requirements, there is no assurance we will be able to comply with all the requirements which could impact the sales of our programs. In addition, enactment of new accessibility requirements could necessitate unanticipated modifications to our programs, all of which could impact the sales thereof. The increase in accessibility requirements globally has the potential to delay or impair sales of our products, result in our products becoming obsolete and/or cause us to incur additional product development costs.
It is reported that a number of U.S. states are considering a proposed rule that would alter the means by which higher education students in such states participate in inclusive access and equitable access programs, which includes Inclusive Access. Currently, unless students opt-out of participating, they receive all required course materials which are offered for sale at below-market rates pursuant to agreements between institutions, publishers and campus bookstores. As contemplated, the proposed rule, among other things, would condition each student’s participation in inclusive access or equitable access plans on the student opting-in rather than the current process by which students automatically participate unless they opt-out. Instructional materials sold pursuant to inclusive access and equitable access programs have increased in recent years as a share of our Higher Education sales. If one or more states enact the proposed rule, and it takes effect, it would be expected to negatively impact the revenues of our Higher Education business.
Federal and state regulatory and policy changes may also affect our business. Changes in the Elementary and Secondary Education Act (“ESEA”) and/or state legislation and administrative policy decisions on matters such as assessment and accountability, curriculum and intervention could affect demand for our products. For more information, see “Business—Government Regulation.”
Defects in our digital products could cause financial loss and reputational damage.
In the fast-changing digital marketplace, demand for innovative technology has generally resulted in short lead times for producing products that meet customer specifications. Growing demand for innovation and additional functionality in digital products increases the frequency of the product development and product enhancement cycle, which in turn increases the risk that our products may contain defects, bugs, flaws or corrupted data. These defects may only become apparent after product launch, particularly for new products and new features to existing products that are developed and brought to market under tight time constraints. Problems with the performance of our digital products could result in liability, cybersecurity vulnerabilities, loss of revenue or harm to our reputation. Additionally, we may suffer financial loss and reputational damage based on the nature and content of materials that we publish or distribute. Many factors affecting the acceptance and approval of the content in our products are beyond our control and can change over time, including federal, state and local legislation and regulations, as well as the political climate.
Our business is dependent upon our brand recognition and reputation, and if we fail to maintain or support our brand recognition or reputation, our business could be harmed.
We believe that we need to maintain and support our brand and our reputation in order to maintain our current customers and attract new customers. Many of our competitors have strong brand recognition. If we fail to maintain and support our brand recognition and reputation, it could influence our customers’ and potential customers’ perceptions of our products and lead them to choose competitors’ products over ours, thereby adversely impacting our business.
Our success in this area may depend on factors that are beyond our control, including: our ability to continue to offer high-quality, innovative and error- and bug-free products and platforms; our ability to maintain high customer satisfaction; our ability to successfully differentiate our products and platforms from those of our competitors; our ability to protect our intellectual property, proprietary rights and customers’ data; actions of competitors and other third parties; any misuse or perceived misuse of our products and platforms; cyber-attacks on or security breaches of our products and platforms or the platforms of our subcontractors; and adverse litigation, legislative or regulatory-related developments.
If our brand and reputation promotion activities are not successful, our operating results and growth may be harmed. Our competitors may have more resources than we do and may be able to devote greater resources to the development, promotion and sale of their products than we can. Even if we are successful in our promotional efforts, they may not be cost-effective. If we are unable to maintain consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.
Furthermore, unfavorable media relating to events or activities attributed to us, our employees, our partners or others associated with any of these parties, regardless of its accuracy, may tarnish our reputation and reduce the value of our brand. Negative publicity and loss of brand equity may reduce demand for our products and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brands may be costly and time-consuming, and such efforts may not ultimately be successful.
Legal actions against us, including putative class action lawsuits, could be costly to defend and could result in significant damages.
In the ordinary course of business, we are occasionally involved in legal actions and claims against us arising from our business operations. Amongst such legal actions, we are a defendant in a putative class action lawsuit alleging that our methodology for calculating royalties payable to certain of our Higher Education authors breaches the terms of our author agreements. We filed a motion to dismiss the lawsuit with the Southern District of New York, which was granted, with the plaintiffs voluntarily dismissing the portion of their claim that was not dismissed. The plaintiffs filed an appeal with the U.S. Court of Appeals for the Second Circuit on their breach of contract claim. The Court of Appeals affirmed the District Court’s ruling in part and reversed the ruling in part, remanding the case back to the District Court for further adjudication.
We may become subject, from time to time, to other legal proceedings and claims, including legal proceedings and claims alleging infringement, dilution, misappropriation or violation of intellectual property rights, proprietary rights or other rights of third parties. The outcome of such legal proceedings and claims are inherently difficult to predict and we may not be successful. While we believe, based on our current knowledge, that the outcome of currently pending matters will not have a material adverse effect on our financial condition, it is possible that current or future matters may result in adverse judgments or settlements, or substantial damages, fines, liabilities (whether criminal or civil), penalties, injunctions or other impacts, which might result in reputational damage, substantial costs and/or diversion of management’s attention and resources, all of which might adversely impact our business, overall financial condition and results of operations. We have liability insurance in such amounts and with such coverage and deductibles as management believes is reasonable. However, there can be no assurance that our liability insurance will cover our damages and, if our liability insurance does cover our damages, that the limits of coverage will be sufficient to fully cover all potential liabilities and costs of litigation.
For more information related to our material legal proceedings, see “Business—Legal Proceedings,” and Note 21, “Commitments and Contingencies,” to our consolidated financial statements.
Failure to act in accordance with generally accepted ethical business standards or comply with applicable statutes regarding bribery, corruption, fraud, sanctions and competition could result in substantial financial cost and adversely impact our reputation.
We, our employees and the third parties we associate with are expected to adhere to high standards of ethical conduct. We are also subject to various federal, state, local and foreign laws and regulations, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, trade and economic sanctions laws and various antitrust and competition laws. We maintain compliance policies and conduct trainings that are designed to keep our practices in line with changing regulatory expectations and conducting the business in a legal and ethical manner. However, there is a risk that individuals associated with us, such as management, employees, sales agents or other third-party intermediaries or representatives, may take actions that violate applicable laws and regulations, for which we too could potentially be liable. Any regulatory inquiries or investigations could be costly, divert our management’s attention from other matters that are important to the operation of our business, harm our reputation or lead to litigation.
Rapidly changing expectations and standards on environmental, social and governance (“ESG”) matters may impact our business, subject us to unforeseen liability or cause harm to our reputation.
Various stakeholders, including lenders, customers, partners, local communities, regulators, public interest groups and consumers, have placed a focus on ESG matters. ESG standards are rapidly evolving. There are certain organizations that provide information to investors on ESG matters that have developed ratings processes for evaluating companies on their approach to such ESG matters with no universal standard applied for these ratings. While these ratings are used by some investors to inform their investment and voting decisions, they may result in misplaced focus on certain factors over others. If we are perceived, due to unfavorable ESG ratings or otherwise, to have not responded appropriately to those standards, regardless of whether there is a legal requirement to do so, such perception could have a negative impact on our reputation, which could, in turn, have a negative impact on our business, including as it relates to employee retention, consumer sales or investor interest.
While we may, from time to time, communicate certain initiatives and ambitions regarding ESG matters, there is no guarantee that we will be able to achieve these initiatives or ambitions. Different stakeholders may assess our achievement of these ESG initiatives inconsistently, which could result in a negative perception or misrepresentation of our policies and practices, and perceptions held by our various stakeholders or the communities in which we do business may be impacted by our ability to meet the standards imposed on us or the initiatives that we aspire to achieve. Our failure, or perceived failure, to pursue or fulfill our ESG ambitions could have negative impacts on our business, financial condition and results of operations and expose us to liability, including litigation. In addition, we may incur significant costs in attempting to comply with regulatory standards, ESG policies or customers’ expectations.
A number of our customers may also adopt, or have already adopted, policies that impose standards on us, such as environmental requirements, social responsibility standards or other aspects of sustainability. The failure to meet our customers’ requirements could have an adverse impact on our business, including our ability to retain such customers. In addition, any ESG-related issues in our own supply chain, such as human rights, safety or environmental performance, could have an adverse impact on our business, including harm to our reputation.
Additionally, unethical or fraudulent activities perpetrated by our directors, officers, senior management, employees, third-party suppliers and partners could expose us to potential reputational damage. Damage to our reputation for these or any other reasons could have a material adverse effect on our financial condition and results of operations, and could require additional resources to rebuild our reputation.
Changes in accounting rules could adversely affect our future operating results.
The Financial Accounting Standards Board, or the FASB, and other various regulatory bodies that establish the accounting rules applicable to us have recently proposed or enacted a wide variety of changes to accounting rules. Moreover, in the future, these regulators may propose additional changes that we do not currently anticipate. Changes to accounting rules that apply to us could significantly impact our business or our reported financial results in ways that we cannot predict. We cannot predict whether any changes to current accounting rules will occur or what impact any changes will have on our reported financial position or results of operations.
Risks Related to Distribution, Sourcing and Talent
We utilize the services of third-party suppliers, distributors, representatives and retailers for a substantial portion of our sales.
In addition to our own sales force and websites, we offer and sell our products through a variety of third-party distributors, representatives and retailers. We do not ultimately control the performance of our third-party distributors, representatives and retailers to perform as required or to our expectations. Also, certain of our distributors, representatives or retailers may market and sell other companies’ products that compete with our products. The combination or loss of one or more of our distributors, representatives or retailers or their failure to effectively promote our products or otherwise perform in their functions in the expected manner could temporarily adversely affect our ability to bring our products to market and impact our revenue.

An insufficient supply of, or increases in the costs of, paper could adversely affect our financial results.
Our K-12 offerings, particularly our early grade offerings, typically bundle digital and print solutions. As a result, paper is one of the principal raw materials used in our K-12 products globally. Recently, factors such as raw material shortages, workforce challenges and the transition of mills from production of paper to production of cardboard has placed pressure on the paper supply chain, resulting in substantial increases in price. While we do not currently anticipate experiencing difficulty in obtaining adequate supplies of paper for operations, increases in price could adversely affect our results of operations and financial condition.
Consolidation and concentration in our distribution and retail channels for our Higher Education products could adversely affect our profitability and financial results.
Some of our distribution, digital fulfillment and retail channels have experienced significant consolidation and concentration or otherwise have significant market share. In particular, we sell our Higher Education products through a small number of third-party distributors and retailers who we also utilize for digital fulfillment, and consolidation of these distributors and retailers would result in fewer, larger entities with increased bargaining power and the ability to demand terms that are less favorable to us. This concentration could potentially place us at a disadvantage with respect to negotiations regarding pricing and other terms, which could adversely affect our profitability and financial results.
An adverse change in orders or payments by a material reseller could adversely affect our financial results.
A significant portion of our sales are to a small number of resellers. As of March 31, 2025 and 2024, three resellers comprised 38% and two resellers comprised 25%, respectively, of the gross accounts receivable balance. No single reseller or other customer accounted for 10% of our gross revenue for the fiscal years ended March 31, 2025 and 2024. An adverse change in orders or payments by a material reseller or other customer could adversely affect our financial results.
If and to the extent a material reseller was to experience severe financial difficulties, it can negatively impact our results of operations and financial condition. In particular, we rely on resellers or such resellers' agents for collection of payments, and any inability of such reseller to make timely payments in full in connection with the ongoing sale of our Higher Education products could negatively impact our results of operations. One of the resellers included in the 38% and 25% of gross accounts receivable as of March 31, 2025 and 2024, respectively, has recently experienced financial difficulties. As a result, the Company recorded an allowance for credit losses of $3.4 million and $5.6 million related to the reseller referenced above, as of March 31, 2025 and 2024, respectively. To date, the Company has not incurred any actual losses as a result of the financial difficulties experienced by the reseller. We continue to monitor the financial condition of our resellers while addressing institution and student needs for access to our products.
Unexpectedly large returns could adversely affect our financial results.
We generally permit our distributors to return print products they purchase from us. When we record revenue, we record an allowance for sales returns, which is based on the historical rate of return and current market conditions. Should the estimate of the allowance for sales returns vary by one percentage point from the estimate we use in recording our allowance, the impact on operating income would be approximately $2.5 million for the fiscal year ended March 31, 2025.
We outsource the performance of many critical operational functions to third parties.
We utilize third parties for many critical operational functions, including general financial shared services, accounts payable, accounts receivable, royalty processing, printing, warehousing, distribution, technology support, online product hosting and certain customer support functions, and we may outsource additional functions to third-party providers in the future. Since those functions are provided by third parties, our ability to supervise and support the performance of those functions is limited.
In addition, we rely on arrangements with third-party shipping and freight forwarding companies for the delivery of our products. Freight and shipping charges may increase due to rising fuel cost, inflation or general price increases, and such increases would have an immediate adverse effect on our margins unless we are able to pass the increased charges to our customers or renegotiate terms with our suppliers.
The loss of one or more of these third-party partners, a material disruption in their business or their failure to otherwise perform their functions in the expected manner could temporarily adversely affect our ability to deliver our products to customers or otherwise cause temporary disruptions in our business that would adversely affect our results of operations and financial condition.
We may not be able to retain or attract the key authors and talented personnel that we need to remain competitive and grow.
Our success depends, in part, on our ability to continue to attract and retain key authors and talented management, creative, editorial, technology, sales and other personnel. We operate in a number of highly visible industry segments where there is intense competition for successful authors and other experienced, highly effective individuals. Our successful operations in these segments may increase the market visibility of our authors and personnel and result in their recruitment by other businesses. There can be no assurance that we can continue to attract and retain key authors and talented personnel and, if we fail to do so, it could adversely affect our business.
Our ability to control our employee and related labor costs is generally subject to numerous external factors, including prevailing wage rates, availability of labor and adoption of new or revised employment and labor laws and regulations. Recent economic uncertainties in the United States have led to a labor shortage, which, in addition to inflation, has contributed to an environment of escalating wages and salaries. As minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage associates, but also the wages paid to our other employees as well. Should we fail to increase our wages competitively in response to increasing wage rates or labor shortages, the quality of our workforce could decline, causing our customer service to suffer. Additionally, any increase in the cost of our labor could have an adverse and material effect on our operating costs, financial condition and results of operations.
A significant increase in operating costs and expenses due to inflation or other causes could have a material adverse effect on our profitability and cash flow.
A resurgence of inflationary pressure would result in increased raw material, labor, energy, freight, logistics and other operating expenses. The cost of producing and supplying our products could be impacted by significant inflation in labor, raw materials, transportation and warehouse costs. Since in such event we may not be able to fully offset our higher costs through price increases or improve our productivity sufficiently to nullify such impact of cost inflation, any material increase in our operating expenses due to inflation or other causes could result in lower margins and adversely impact our results of operations and cash flow.
Risks Related to Our Intellectual Property
Our intellectual property and proprietary rights may not be adequately protected under current or future laws. An increase in unauthorized copying and distribution of our products could adversely affect our sales, and an increase in efforts to combat such activities could increase our expenses, which may adversely impact our business, financial condition and results of operations.
Our products contain and/or constitute proprietary intellectual property and we rely on recognition of our intellectual property rights in them. Ongoing efforts to protect our intellectual property rights may require the expenditure of significant financial, managerial and operational resources. As a result, the sale price of our products is high relative to the cost of copying them. This disparity makes our products tempting targets for unauthorized copying and distribution by both end-users and illegal commercial enterprises. We rely on copyright, trademark and other intellectual property laws to establish and protect our proprietary rights in our products; however, our efforts to obtain, maintain, protect or enforce our intellectual property and proprietary rights may not be sufficient and there can be no assurance that those rights won’t be challenged, invalidated, found to be unenforceable or circumvented. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Third parties may assert that our intellectual property rights conflict with theirs. We may choose not to pursue registrations or protections in every jurisdiction or at all depending on the circumstances to which the intellectual property rights pertain and, accordingly, the remedies and damages available to us for unauthorized use in such jurisdictions may be limited. We may also fail to obtain, maintain, protect and enforce our proprietary and intellectual property rights and this could adversely affect our business. We may be unaware of the intellectual property rights of others that may cover some of our products, and others may obtain intellectual property rights that compete with our products. The use of generative AI in connection with the development of our products may also affect our ability to obtain and enforce proprietary rights in our products, as much of the law around the ownership of AI outputs is currently unsettled. The right to use our content without permission to train generative AI models or others that produce competing products or content is also unsettled under the law. Litigation regarding intellectual property matters (including litigation to maintain, defend or enforce our intellectual property) could result in substantial costs and diversion of the attention of management and other resources, and could have a material and adverse effect on our financial results and operations. See “—Risks Related to Our Customer Markets—Generative artificial intelligence (“AI”) systems may make it easier for competitive instructional materials to be created which could negatively affect demand for or the pricing of our products.”
We attempt to protect our intellectual property by requiring our employees and other third parties who develop intellectual property on our behalf to enter into work product assignment agreements. However, we cannot guarantee that we have entered into such agreements with each party who has developed intellectual property on our behalf, and such agreements may be insufficient or breached. Additionally, to the extent there are individuals not subject to work product assignment agreements, these individuals may make adverse ownership claims to our current and future intellectual property, and, to the extent that our employees, independent contractors or other third parties with whom we do business improperly use intellectual property owned by others in their work for us, disputes may arise as to such rights.
Further, our intellectual property rights may be infringed upon, diluted, misappropriated or otherwise violated despite the existence of intellectual property laws. Our products may be subject to the risk of piracy, illegal downloading, file-sharing or other infringements, and we may not be able to detect unauthorized use of our intellectual property rights. Policing unauthorized use of our products and intellectual property may be difficult, expensive and time-consuming. The risk of unauthorized copying and distribution of our products is greatest in the higher education and professional markets, where the purchasers of our products are usually students and other individual customers who generally obtain our products through channels that are more susceptible to being used for the distribution of unauthorized copies. In recent years, technological and market changes have facilitated the unauthorized copying and distribution of our products to students and other individual customers. The copying and distribution of content over the Internet creates additional challenges for us in protecting our proprietary rights. Of particular note is the development of online distribution services that allow illegal commercial enterprises to utilize reputable and efficient marketplaces and fulfillment services for the distribution and sale of counterfeit copies of products. If a significant number of our users turn to counterfeit products for reasons such as lower prices, our revenue and growth could be adversely affected. In addition, the quality of counterfeit products cannot be guaranteed, and poor quality or defects in such products would affect our reputation, which may materially and adversely affect our business, financial condition and operating results. Our management believes that increases in unauthorized copying and distribution of our products, including through the increase of file-sharing between students, may have contributed to a decline in sales of our Higher Education products in recent years. As we expand our global activities, our exposure to unauthorized copying and use of our products will likely increase. The ability to remedy such violations may be limited, especially in foreign countries.
If we are unable to adequately protect and enforce our intellectual property and proprietary rights in our products, our competitive position may be harmed and our business and financial results could be materially and adversely impacted. While we and others in our industry have been, and continue to be, engaged in a variety of efforts to reduce the extent of counterfeit textbooks and other illegal copies of our products in the marketplace, further expansion of the unauthorized copying and distribution of our products could adversely affect our sales, and ongoing efforts to combat such activities could impact our expenses.
Additionally, in our agreements with customers, we may agree to indemnify them against any losses or costs incurred in connection with claims by a third party alleging that the customer’s use of our products infringes, dilutes, misappropriates or violates the intellectual property rights or other rights of that third party. Accordingly, a customer accused of intellectual property infringement may seek indemnification from us. If we are required to indemnify or defend our customers from these or other claims, our financial condition and results of operations could be materially and adversely affected.
We may use open-source software in our codebase in the future. Some open-source software licenses require users who make available open-source software as part of their proprietary software to publicly disclose all or part of the source code to such proprietary software or make available any derivative works of such software free of charge, under open-source licensing terms. The terms of various open-source licenses have not been interpreted by courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our use of the open-source software. Enforcement activity for open-source licenses can also be unpredictable. Were it determined that our use was not in compliance with a particular license, we may be required to purchase a costly license, defend claims, pay damages for breach of contract or copyright infringement, re-engineer our proprietary software, or take other remedial action that may divert resources away from our product development efforts, any of which could negatively impact our business.
There are significant risks involved in utilizing AI, machine learning, data analytics and similar tools that collect, aggregate and analyze data or inputs (collectively, “AI Tools”) in connection with our business and no assurance can be provided that the usage of such AI Tools will enhance our business or assist our business in being more efficient or profitable. AI Tools may have errors or inadequacies that are not easily detectable. If AI Tools are incorrectly designed or the data or inputs used to train them are incomplete, inadequate or biased in some way, our use of AI Tools may inadvertently reduce our efficiency or cause unintentional or unexpected outputs that are incorrect, do not match our business goals, do not comply with our policies or interfere with the performance of our platform, services, business and reputation. Additionally, our reliance on AI Tools could pose ethical concerns and lead to a lack of human oversight and control, which could have negative implications for our organization. The use of AI Tools may enhance intellectual property, cybersecurity, operational and technological risks. However, the development and implementation of AI Tools may further increase our exposure to or exacerbate the risks of cyberattacks or other security incidents, particularly where such technologies are exploited by third parties to breach our or other parties’ systems, including when such technologies are used to target our employees or impersonate members of senior management in order to gain unauthorized access to our systems. Regulation of AI Tools is rapidly evolving worldwide as legislation and regulators are increasingly focusing on these powerful emerging technologies.
Across our industry, there has been a continued increase in the adoption of free and paid generative AI Tools for academic support, and students are increasingly turning to generative AI Tools for academic support, such as homework and exams, as well as assistance in other areas of daily life. This shift in student behavior impacts education technology companies broadly, and our businesses and financial results could be materially and adversely impacted as a result, as students may see generative AI Tools as strong alternatives to education solutions that we provide.

Risks Related to Strategic Initiatives and Financings
Our investments in new products and distribution channels and entry into new markets may not be profitable.
In order to maintain a competitive position, we must continue to invest in new products and new ways to deliver them in order to enhance and improve our offerings to meet customer needs, which necessarily involves increased research and development costs and other costs associated with developing and adopting new technology. This is particularly true in the current environment where investment in new technology is ongoing and there are rapid changes in the products our competitors are offering, the products our customers are seeking, and our sales and distribution channels. Investments and entry into new markets involve risks and uncertainties, some of which may differ from those historically associated with our operations and which could materially and adversely affect our business, results of operations and financial condition, including insufficient profit generation to offset liabilities assumed and expenses associated with the investment strategy and inability to identify new profitable business opportunities from expansion of existing products or services and entry into new markets, among others.
Future acquisitions could disrupt our business and may divert management’s attention and, if unsuccessful, harm our business.
We may expand our business by making acquisitions that may not produce expected synergies, may be less profitable than expected, may consume substantial financial resources and/or may divert management’s attention from existing operations. Significant risks and uncertainties related to our acquisitions, which could materially and adversely affect our business, results of operations and financial condition, include the following:
•acquisitions that do not ultimately align strategically with our goals and growth initiatives;
•valuation methodologies that result in overpayment for an asset;
•failure to identify risks during diligence or to accurately quantify the probability, severity and potential impact of the risks on our business;
•exposure to new regulations, such as those in new geographies or those applicable to new products or services;
•inability to successfully integrate the acquired businesses, which may be more difficult, costly or time-consuming than anticipated, including inability to retain key employees, difficulties with integrating different business systems and technology platforms and consolidating corporate, administrative, technological and operational infrastructures;
•distraction of management’s attention away from existing business operations while coordinating and integrating new and sometimes geographically dispersed organizations;
•inability to preserve our and the acquired company’s customer, supplier and other important relationships;
•inability to adapt to challenges of new markets, including geographies, products and services;
•inability to adequately bridge possible differences in cultures, business practices and management philosophies;
•inability to successfully operate in a new line of business;
•substantial increases in our indebtedness; and
•issues not discovered in our due diligence process.

We may record future goodwill or indefinite-lived intangibles impairment charges related to our reporting units, which could materially adversely impact our results of operations.
We test our goodwill and indefinite-lived intangibles asset balances for impairment as of March 31 of each fiscal year or more frequently if indicators are present or changes in circumstances suggest that impairment may exist. We assess goodwill for impairment at the reporting unit level and, in evaluating the potential for impairment of goodwill and indefinite-lived intangibles, we make assumptions regarding projected revenue growth rates, operating profit margins and cash flows, terminal growth rates and discount rates. Although we use consistent methodologies in developing the assumptions and estimates underlying the fair value calculations used in our impairment tests, these estimates are uncertain by nature and can vary from actual results. Declines in the future performance and cash flows of the reporting unit or small changes in other key assumptions may result in future goodwill or indefinite-lived intangibles impairment charges, which could materially adversely impact our results of operations.
Our substantial indebtedness may restrict our ability to react to changes in the economy or our industry and exposes us to interest rate risk and risk of default and prevent us from fulfilling our obligations under the Credit Agreements, and the Notes, and other indebtedness.
We are a leveraged company that has substantial indebtedness. In August 2024, we and certain of our subsidiaries amended the Cash Flow Credit Agreement which amendment, among other things, (i) refinanced in full the outstanding term loans thereunder with new term loans having an extended maturity to August 2031 and (ii) except for $38.7 million of the Cash Flow Revolving Credit Facility outstanding, extended the maturity of $111.3 million of the Cash Flow Revolving Credit Facility thereunder to August 2029 for lenders who consented to such amendment. As of March 31, 2025, we had $3,277.9 million face value of outstanding indebtedness (in addition to $111.3 million of unutilized commitments under our A&E Cash Flow Revolving Facility, $38.7 million of unutilized commitments under our Non-Extended Cash Flow Revolver Facility, approximately $265.0 million of a U.S. revolving credit facility, subject to U.S. borrowing base capacity and approximately $35.0 million of a non-U.S. revolving credit facility, subject to non-U.S. borrowing base capacity available for additional borrowing under the A&E ABL Revolving Credit Facilities), and between the date of the Acquisition and March 31, 2025, we had total debt service of $1,298.8 million. Our substantial indebtedness could have important consequences. The agreements currently governing our indebtedness contain, and the agreements governing our indebtedness in the future may contain, restrictive covenants that limit, or may in the future limit, our ability to engage in activities that may be in our long-term best interest and/or hinder our ability to grow in accordance with our strategies. For example, our indebtedness could:
•limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;
•limit our ability to guarantee indebtedness;
•pay dividends or make other distributions in respect of, repurchase or redeem, capital stock;
•make it more difficult for us to satisfy our obligations with respect to our indebtedness;
•require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, thereby reducing funds available to us for other purposes;
•limit our flexibility in planning for, or reacting to, changes in our operations or business;
•make us more vulnerable to downturns in our business or the economy;
•limit our ability to enter into transactions with affiliates, make strategic acquisitions, engage in development activities, introduce new technologies or exploit business opportunities;
•limit our ability to enter into agreements containing prohibitions affecting our subsidiaries’ ability to pay dividends;

•cause us to make non-strategic divestitures; or
•expose us to the risk of increased interest rates, as certain of our borrowings, including borrowings under the Credit Agreements are at variable rates of interest.
A breach of the covenants under the Indentures or under the Credit Agreements or other indebtedness that we incur in the future could result in an event of default under the applicable indebtedness. Such a default, if not cured or waived, may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt that is subject to an applicable cross-acceleration or cross-default provision. In addition, an event of default under the Credit Agreements would permit the lenders under the applicable Credit Agreement to terminate all commitments to extend further credit thereunder. Furthermore, if we were unable to repay the amounts due and payable under the Credit Agreements or other indebtedness that we incur in the future, those lenders could proceed against the collateral securing such indebtedness. In the event the lenders under the Credit Agreements or holders of the Notes accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.
For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—2024 Refinancing Transactions” and “Description of Material Indebtedness.”
We may not be able to generate sufficient cash flows from operations to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We might not be able to maintain a level of cash flows from operations sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. Additionally, we may not be able to obtain loans or other debt financings on commercially reasonable terms or at all. Even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Credit Agreements and the Indentures restrict, and the agreements governing our indebtedness in the future may restrict, our ability to dispose of certain assets and use the proceeds from such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Because of these restrictions, we may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.
Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our business, financial position and results of operations and our ability to satisfy our obligations under our indebtedness.
The Indentures and the Credit Agreements contain, and the agreements governing our indebtedness in the future may contain, cross-default or cross-acceleration provisions that may result in all of the indebtedness issued under the Indentures and the Credit Agreements or such indebtedness to become immediately due and payable because of a default under an unrelated debt instrument.
Further, we conduct substantially all our operations through subsidiaries of McGraw-Hill Education, Inc. Our most significant assets are the equity interests that we directly and indirectly hold in those subsidiaries. As a result, we are dependent upon dividends and other payments from McGraw-Hill

Education, Inc.’s subsidiaries to provide the funds necessary for us to make timely payments of the principal of, and interest on, our debt. If McGraw-Hill Education, Inc.’s subsidiaries do not generate sufficient cash from operations to make such payments or if such payments are restricted by law or agreements to which such subsidiaries are parties, we may not be able to obtain the necessary funds to pay our debt service.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Borrowings under the Credit Agreements are, and borrowings under the agreements governing our future indebtedness may be, at variable rates of interest and expose us to interest rate risk. As interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed may remain the same, and our profit and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. In 2023 and 2024, we entered into amendments to the ABL Revolving Credit Agreement and to the Cash Flow Credit Agreement, which, among other things, replaced LIBOR with Term Secured Overnight Financing Rate (“Term SOFR”) (of terms of one, three or six months, or if available and agreed to by such parties as specified in such agreement, other periods of twelve months or less than one month), with a credit spread adjustment of 0.10% for all interest periods, under the Cash Flow Credit Agreement and ABL Revolving Credit Agreement with a Term SOFR floor of 0.50% and 0%, respectively. The transition to Term SOFR may result in increased interest expense to us, affect our ability in the future to incur debt on terms acceptable to us and may result in increased costs related to amending our existing debt instruments and related hedges, which could adversely affect our business, results of operations and financial condition. The interest rate applicable to borrowings under the A&E Cash Flow Credit Facilities is, at our option, either (1) the base rate subject to a floor of 1.50% per annum plus an applicable margin (which is 2.25% for the A&E Term Loan Facility following the repricing on February 6, 2025, 3.00% for the Non-Extended Cash Flow Revolver Facility and 3.00% for the A&E Cash Flow Revolving Facility) or (2) Term SOFR (or for the A&E Cash Flow Revolving Facility borrowings in permitted alternative currencies, such other permitted alternative currency rate) subject to a floor of 0.50% per annum plus an applicable margin (which is 3.25% for the A&E Term Loan Facility following the repricing on February 6, 2025, 4.00% the Non-Extended Cash Flow Revolver Facility and 4.00% for the A&E Cash Flow Revolving Facility). A 100 basis point increase in Term SOFR on our A&E Cash Flow Credit Facilities debt balances outstanding as of March 31, 2025 would increase our annual interest expense by $11.6 million. No debt balance was outstanding under the A&E ABL Revolving Credit Facilities as of March 31, 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—2024 Refinancing Transactions” and “Description of Material Indebtedness.”
In June 2024, we entered into amendments to the ABL Revolving Credit Agreement and to the Cash Flow Credit Agreement which replaced CDOR with Term CORRA (of terms of one or three months) with a credit spread adjustment of 0.29547% for a one-month interest period and 0.32138% for an interest period of three months for any borrowings denominated in Canadian dollars under the Cash Flow Credit Agreement and ABL Revolving Credit Agreement with a Term CORRA floor of 0.50% and 0%, respectively.
Despite our substantial indebtedness, we may still be able to incur significantly more debt, which could intensify the risks described above.
We and our subsidiaries may be able to incur additional indebtedness in the future. For example, as of March 31, 2025 we had approximately $300.0 million available for additional borrowing under the ABL Revolving Credit Agreement. In addition, although the terms of the agreements governing our indebtedness contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial and the agreements governing our indebtedness in the future may not contain these restrictions. Further, these restrictions will not prevent us from incurring obligations that do not constitute indebtedness. The more leveraged we become, the more we, and in turn our security holders, will be exposed to certain risks described above under “—Our substantial indebtedness may restrict our ability to react to changes in the economy or our industry and exposes us to interest rate risk and risk of default and prevent us from fulfilling our obligations under the Credit Agreements and the Notes, and other indebtedness.”
Our ability to use net operating losses and other tax attributes, to offset future taxable income may be subject to limitations.
Various rules may limit our utilization of our net operating losses and other tax attributes to offset future taxable income, including certain limitations that will apply if we undergo a significant change in ownership.
As of March 31, 2025, we had a state net operating loss ("NOL") carryforward of $76.9 million, of which most will be subject to expiration between 2034 and 2042. Our non-U.S. NOL carryforwards as of March 31, 2025 are $66.4 million, predominantly in the United Kingdom, Spain, Chile, and Australia and are not subject to expiration.
The Tax Cuts and Jobs Act (the "TCJA"), as modified by the Coronavirus Aid, Relief, and Economic Security Act, (the "CARES Act"), also modified Section 163(j) of the Internal Revenue Code of 1986, as amended (the "Code"), to limit the deduction for business interest expense, in excess of business interest income, to 30% of adjusted taxable income for any taxable year beginning after December 31, 2017. Any business interest expense not allowed as a deduction in the taxable year is carried forward indefinitely. As of March 31, 2025, we had a cumulative Code Section 163(j) interest expense limitation carryforward of $503.6 million.
Under Code Section 382, if a corporation undergoes an "ownership change", which is generally defined as a greater than 50% change, by value, in its equity ownership over any three-year period, the corporation's ability to use certain pre-change tax attributes (including NOL and business interest expense carryforwards) to offset its post-change income or taxes, as applicable, may be limited. As of March 31, 2025, all of our state NOL and business interest expense carryforwards are potentially subject to the Code Section 382 limitation. If our ability to use our tax attributes is limited as a result of the foregoing, it could impact our future operating results by effectively increasing our future cash tax obligations.
Risks Related to Non-U.S. Operations and Sales
We face risks of doing business abroad.
As we continue to invest in and expand portions of our business, we face exposure to the inherent risks of doing business abroad, including, but not limited to:
•lack of local knowledge or acceptance of our products and services;
•entrenched competitors;
•the need to adapt our products to meet local requirements;
•longer customer payment cycles in certain countries;
•limitations on the ability to repatriate funds to the United States;
•difficulties in protecting intellectual property, enforcing agreements and collecting receivables under certain foreign legal systems;
•compliance under the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other anti-corruption laws, including potential liability resulting from actions by our sales agents or other third-party intermediaries;
•the need to comply with local laws and regulations generally; and

•in some countries, a higher risk of political instability, economic volatility, terrorism, corruption, social and ethnic unrest.
Fluctuations between foreign currencies and the U.S. dollar could adversely affect our financial results.
We derived approximately 10% of our total revenue for each of the fiscal years ended March 31, 2025, 2024 and 2023 from our international operations. The financial position and results of operations of our international business are primarily measured using the foreign currency in the jurisdiction of operation of such business as the functional currency. As a result, we are exposed to currency fluctuations both in receiving cash from our international operations and in translating our financial results into U.S. dollars. For example, foreign exchange rates had an unfavorable impact on our revenue of $2.8 million for the fiscal year ended March 31, 2025. We have operations in various foreign countries where the functional currency is primarily the local currency. For international operations that are determined to be extensions of the parent company, the U.S. dollar is the functional currency. Our principal currency exposures relate to the Australian dollar, British pound, Canadian dollar, euro, Mexican peso and Singapore dollar. Assets and liabilities of our international operations are translated at the exchange rate in effect at each balance sheet date. Our income statement accounts are translated at the average rate of exchange during the period. Any strengthening of the U.S. dollar against the relevant foreign currency reduces the amount of income we recognize from our international operations. In addition, certain of our international operations generate revenue in the applicable local currency or in currencies other than the U.S. dollar, but purchase inventory and incur costs primarily in U.S. dollars. While, from time to time, we may enter into hedging arrangements with respect to foreign currency exposures, variations in exchange rates may adversely impact our results of operations and profitability. The risks we face in foreign currency transactions and translation may continue to increase as we further develop and expand our international operations.
Sales to clients outside the United States or with international operations expose us to risks inherent to international businesses, which may include adverse impacts arising out of international regulatory changes.
Our international revenues represented approximately 10% of our total revenue for each of the fiscal years ended March 31, 2025, 2024 and 2023. Part of our growth strategy involves expanding our international operations and worldwide client base. We cannot assure you that our international expansion efforts will be successful and our experience in the United States may not be relevant to our ability to expand in any international market.
Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic, and political risks that are different from those in the United States. Export control regulations in the United States may increasingly be implicated in our operations as we expand internationally. These regulations may limit the export of our solution and provision of our solution outside of the United States, or may require export authorizations, including by license, a license exception or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Operating in international markets exposes us to changes in foreign governmental regulations, tariffs, trade relations, or other governmental actions that would have a direct or indirect adverse impact on our business and market opportunities. Changes in export or import laws, or corresponding sanctions, may delay the introduction and sale of our solution in international markets, or, in some cases, prevent the export or import of our solution to certain countries, regions, governments, persons or entities altogether, which could adversely affect our business, financial condition and results of operations.
U.S. tariff policy could increase our costs and affect our financial results.
Our operations and those of our customers depend upon favorable trade relations between the U.S. and those foreign countries in which our customers, subcontractors and materials suppliers have operations. Changes in tariff or other trade policies, including the recently announced U.S. tariffs or other changes in the current tariff structures or export compliance, could have a material effect on our operations and financial results.
Changes in macroeconomic and geopolitical conditions can affect our growth, business and results of operations.
Our business may be impacted by sustained uncertainty about global economic conditions; continued negative economic trends or instability; heightened trade and geopolitical tension abroad or among other countries in which we operate or from which we procure product; civil unrest; political and geopolitical instability and crises; military conflict; or another recession. Changes in global economic conditions could impact our growth, profitability and cash flows as a result of lower customer demand and increased pricing pressure. We may not be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer.
Our business is subject to the risks of fire, floods and other natural catastrophic events, and to interruption by man-made problems such as computer viruses, data security breaches or terrorism.
Across our business, we and our third-party providers manage complex operational and logistical arrangements including warehouses and distribution centers. Our facilities or those of our third-party providers could be subject to catastrophic loss or business interruptions due to extreme weather events, including as a result of climate change (such as drought, wildfires and increased storm severity and frequency), earthquakes, tornadoes, floods, hurricanes, fire, power loss, telecommunication and information systems failure or other similar events. We maintain disaster recovery and business continuity plans that would be implemented in the event of incidents such as severe weather events; however, we cannot be certain that our plans will fully protect us or our third-party providers. Our insurance coverage may be insufficient to recover all such losses or we may not be able to reestablish our operations and, as a result, our customers or suppliers may experience material disruptions in their operations as a result of such events, which could materially and adversely affect our business, financial condition and results of operations. Additionally, prolonged health concerns or political or governmental developments in countries in which we or our customers, partners and service providers operate could result in economic, social or labor instability, slow our sales process, result in customers not purchasing or renewing our learning platform or failing to make payments, and could otherwise have a material adverse effect on our business and our results of operations and financial condition.
We are also vulnerable to effects of man-made incidents such as computer viruses and data security breaches (see “—Operational, Legal and Compliance Risks—Operational disruptions, malfunctions or intentional hacking of our technological systems such as our hosting systems and delivery platforms, or the technological systems of the third parties on which we rely, could adversely affect our operations or business and cause financial loss and reputational damage.”), terrorism and war.
Impacts of any of these events at a key facility could affect our business and our employees, disrupt our daily business and/or restrict our ability to provide products to our customers. Further, if a natural disaster or man-made incident were to result in telecommunication or electrical failure or affect internet service providers, our customers’ abilities to access and use our learning platforms could be adversely affected. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made incident, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities and lengthy interruptions in service, any of which could adversely affect our business, results of operations and financial condition.

Risks Related to Our Relationship with Platinum and Being a “Controlled Company”
After the completion of this offering, we will be a “controlled company” within the meaning of NYSE rules and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of other companies that are subject to such requirements.
After the completion of this offering, Platinum will continue to control approximately 86.5% of the voting power of our outstanding Common Stock (or 84.6% of the voting power of all of our outstanding shares of Common Stock if the underwriters exercise in full their option to purchase additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder), and thus, hold more than a majority of the voting power of our outstanding Common Stock entitled to vote generally in the election of directors. Because Platinum will hold more than 50% of the voting power of our outstanding Common Stock, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE and may elect not to comply with certain corporate governance requirements, including the requirements that within one year of the date of the listing of our Common Stock:
•a majority of the members of our board of directors are “independent directors” as defined under the rules of the NYSE;
•our board of directors has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•our director nominations be made, or recommended to the full board of directors, by our independent directors or by a nominations committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process; and
•we complete an annual performance evaluation of our compensation and nominating and corporate governance committees.
Following this offering, we intend to utilize some of these exemptions. For example, we do not intend to have a majority of independent directors, our compensation and nominating and corporate governance committees may not be composed entirely of independent directors, and we may not perform annual performance evaluations with respect to such committees. The independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In the event that we cease to be a “controlled company,” we will be required to comply with the above referenced requirements within one year.
In addition, in response to the adoption of Rule 10C-1 under the Exchange Act, by the Securities and Exchange Commission (the “SEC”), the national securities exchanges (including the NYSE) adopted amendments to their existing listing standards to comply with provisions of Rule 10C-1, which require, among other things, that:
•compensation committees be composed of fully independent directors, as determined pursuant to new and existing independence requirements;
•compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisers; and
•compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisers, certain independence factors, including factors that examine the relationship between the consultant or adviser’s employer and us.

As a “controlled company,” we will not be subject to these compensation committee independence requirements.
Platinum controls us, and its interests may conflict with ours or other stockholders’ in the future.
After the completion of this offering, Platinum will continue to hold more than a majority of the voting power of our outstanding Common Stock entitled to vote generally in the election of directors. Platinum will be able to control the election and removal of our directors and thereby control our policies and operations, including the appointment of management, future issuances of our Common Stock or other securities, payment of dividends, if any, on our Common Stock, the incurrence or modification of indebtedness by us, amendment of our second amended and restated certificate of incorporation and amended and restated bylaws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with the interests of our other stockholders. This concentration of voting control could deprive stockholders of an opportunity to receive a premium for their shares of Common Stock as part of a sale of our company and ultimately might affect the market price of our Common Stock. This concentration of ownership may also adversely affect our share price.
The Investor Rights Agreement will grant Platinum the right to nominate for election to our board of directors no fewer than that number of directors that would constitute: (i) a majority of the total number of directors so long as Platinum beneficially owns at least 40% of the then-outstanding capital stock of the Company; (ii) 40% of the total number of directors so long as Platinum owns at least 30% but less than 40% of the then-outstanding capital stock of the Company; (iii) 30% of the total number of directors so long as Platinum owns at least 20% but less than 30% of the then-outstanding capital stock of the Company; (iv) 20% of the total number of directors so long as Platinum owns at least 10% but less than 20% of the then-outstanding capital stock of the Company; and (v) 10% of the total number of directors so long as Platinum owns at least 5% but less than 10% of the then-outstanding capital stock of the Company. These nomination rights are further described in the sections titled “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement” and “Management—Board Composition.”
Platinum will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our directors and officers and the power to approve or deny the amendment of certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws. In the event that Platinum ceases to own shares of our stock representing 40% of the total voting power, for so long as Platinum continues to own a significant percentage of our stock, it will still be able to significantly influence or effectively control the composition of our board of directors and the approval of actions requiring stockholder approval through its voting power. The Investor Rights Agreement along with our second amended and restated certificate of incorporation will entitle Platinum, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, to (i) designate a director nominated by Platinum who is then-serving on our board of directors as the chair of our board of directors and (ii) include, on each committee of our board of directors, at least one director nominated by Platinum, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules, or where the sole purpose of such committee is to address actual or potential conflicts of interest between Platinum and the Company. See “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement.” In addition, pursuant to the Investor Rights Agreement, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, upon Platinum's request, the Company will vote its shares in any subsidiary of the Company so as to elect a number of persons designated by Platinum to the board of directors or other similar governing body (or any committee thereof) of any subsidiary of the Company in proportion to Platinum's representation on our board of directors. Certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws may be amended only by the affirmative vote of the holders of at least 66 and 2/3% in voting power of the outstanding shares of our stock entitled to vote in the event Platinum beneficially owns less than 40% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors; provided, however, that any such alteration or amendment which would adversely affect the rights of Platinum set forth in our second amended and restated certificate of incorporation or our amended and restated bylaws shall require the prior written consent of Platinum, which rights are summarized in “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of Delaware Law—Classified Board; Board Size, Quorum, Removal of Directors; Vacancies; Advance Notice for Raising Business or Making Nominations at Meetings, Actions by Written Consent; Special Meetings of Stockholders, Amendments to the Company’s Certificate of Incorporation and Bylaws,” “Description of Capital Stock—Business Combinations” and “Description of Capital Stock—Corporate Opportunity.” This would provide Platinum with a consent right over any such amendments.
Platinum is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or whose interests are otherwise not aligned with ours. Our second amended and restated certificate of incorporation will provide that neither Platinum nor any of its affiliates or any director who is not employed by us or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Platinum and its affiliates also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.
Anti-takeover provisions in our organizational documents could delay or prevent a change of control.
Certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.
Among other things, these provisions:
•entitle Platinum, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, to designate a director nominated by Platinum who is then-serving on our board of directors as the chair of our board of directors;
•permit our board of directors to establish the number of directors; provided, however, that prior to the date that Platinum beneficially owns less than 40% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors, the prior written consent of Platinum is required in order to increase the number of directors to a number exceeding nine;
•permit our board of directors to fill vacancies and newly created directorships, subject to the rights granted to Platinum pursuant to our second amended and restated certificate of incorporation and the Investor Rights Agreement;
•establish a classified board of directors, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms;
•provide for the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 and 2/3% of the shares of Common Stock entitled to vote generally in the election of directors if Platinum and its affiliates cease to beneficially own at least 40% of shares of Common Stock entitled to vote generally in the election of directors;
•provide that, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, unless otherwise agreed by Platinum, each committee of our board of directors will include at least one director nominated by Platinum, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules, or where the sole purpose of such committee is to address actual or potential conflicts of interest between Platinum and the Company;
•provide for the ability of our board of directors to issue one or more series of preferred stock, including “blank check” preferred stock;
•designate Delaware as the sole forum for certain litigation against us;
•provide for advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual stockholder meetings;
•provide certain limitations on convening special stockholder meetings in the event Platinum beneficially owns less than 40% of the voting power of all outstanding shares of our stock entitled to vote generally in the election of directors;
•prohibit cumulative voting in the election of directors;
•provide that actions by our stockholders be taken only at an annual or special meeting of our stockholders, and not by written consent, in the event Platinum beneficially owns less than 40% of the voting power of all outstanding shares of our stock entitled to vote generally in the election of directors;
•require that prior to the date that Platinum beneficially owns less than 30% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors, a quorum for the transaction of business at all meetings of the board of directors must include at least one director nominated by Platinum;
•provide (i) that the board of directors is expressly authorized to alter or repeal our amended and restated bylaws and (ii) that our stockholders may only amend our amended and restated bylaws with the approval of 66 and 2/3% or more of all of the outstanding shares of our stock entitled to vote, in the event Platinum beneficially owns less than 40% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors; provided, however, that any such alteration or amendment which would adversely affect the rights of Platinum set forth in our second amended and restated certificate of incorporation or our amended and restated bylaws shall require the prior written consent of Platinum, which rights are summarized in “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of Delaware Law—Classified Board; Board Size, Quorum, Removal of Directors; Vacancies; Advance Notice for Raising Business or Making Nominations at Meetings, Actions by Written Consent; Special Meetings of Stockholders, Amendments to the Company’s Certificate of Incorporation and Bylaws,” “Description of Capital Stock—Business Combinations” and “Description of Capital Stock—Corporate Opportunity.” This would provide Platinum with a consent right over any such amendments;
•provide that certain provisions of our second amended and restated certificate of incorporation may be amended only by the affirmative vote of the holders of at least 66 and 2/3% in voting power of the outstanding shares of our stock entitled to vote, in the event Platinum beneficially owns less than 40% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors; provided, however, that any such alteration or amendment which would adversely affect the rights of Platinum set forth in our second amended and restated certificate of incorporation or our amended and restated bylaws shall require the prior written consent of Platinum, which rights are summarized in “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of Delaware Law—Classified Board; Board Size, Quorum, Removal of Directors; Vacancies; Advance Notice for Raising Business or Making Nominations at Meetings, Actions by Written Consent; Special

Meetings of Stockholders, Amendments to the Company’s Certificate of Incorporation and Bylaws,” “Description of Capital Stock—Business Combinations” and “Description of Capital Stock—Corporate Opportunity.” This would provide Platinum with a consent right over any such amendments; and
•provide that no decrease in the authorized number of directors shall shorten the term of any incumbent director, including, without limitation, any Platinum director.
Any provision of our second amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock. In addition, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”
In addition, pursuant to the Investor Rights Agreement, Platinum will have the right to designate nominees to our board of directors subject to the maintenance of certain ownership requirements with respect to shares of our capital stock. See “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement.” The Investor Rights Agreement also provides that we will not, without the prior consent of Platinum, grant to any person the right to require that we register any securities or the right to require that we include securities owned by such person in any registration by us, unless under the terms of such arrangement Platinum may include securities in such registration and then only to the extent that the inclusion of securities owned by such person does not limit the number of registrable securities included or adversely affect the offering price. In addition, subject to the terms of the Investor Rights Agreement, we will not effect a stock split, recapitalization or take any similar action with respect to our shares of Common Stock that would materially and adversely affect the ability of Platinum to include registrable securities in a registration statement pursuant to the Investor Rights Agreement or that would adversely affect the marketability of such registrable securities in such registration statement in any material respect.
Risks Related to Our Organizational Structure
McGraw Hill, Inc. is a holding company. Our sole material asset after completion of this offering is our indirect equity interest in McGraw-Hill Education, Inc. and, as such, we will depend on our subsidiaries for cash to fund all of our expenses.
McGraw Hill, Inc. is a holding company and will have no material assets other than our ownership of the stock of McGraw-Hill Education, Inc. Our ability to pay cash dividends will depend on the payment of distributions by our current and future subsidiaries, including McGraw-Hill Education, Inc., and such distributions may be restricted by covenants in our Credit Agreements and the Indentures and by any future agreements governing their indebtedness.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.
The Company and its subsidiaries are subject to taxes by the U.S. federal, state, local and non-U.S. tax authorities. The future effective tax rates applicable to the Company and its subsidiaries as a group could be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities, tax effects of stock-based compensation or changes in tax laws, regulations or interpretations thereof. In addition, we and our subsidiaries may be subject to audits of our income, sales and other taxes by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

Risks Related to this Offering and Ownership of Our Common Stock
No market currently exists for our Common Stock, and an active, liquid trading market for our Common Stock may not develop, which may cause shares of our Common Stock to trade at a discount from the initial offering price and make it difficult for stockholders to sell the shares of Common Stock they purchase.
Prior to this offering, there has not been a public trading market for shares of our Common Stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, stockholders may have difficulty selling their shares of our Common Stock at an attractive price or at all. The initial public offering price per share of Common Stock will be determined by negotiations between us, the selling stockholder and the underwriters, and may not be indicative of the price at which shares of our Common Stock will trade in the public market after this offering. The market price of our Common Stock may decline below the initial offering price and stockholders may not be able to sell their shares of our Common Stock at or above the price they paid in this offering, or at all.
Stockholders will incur immediate and substantial dilution.
We anticipate the initial public offering price per share of our Common Stock will be substantially higher than the as further adjusted net tangible book value (deficit) per share of our Common Stock. Therefore, investors who purchase shares of our Common Stock in this offering will pay a price per share that substantially exceeds our as further adjusted net tangible book value (deficit) per share after this offering. Such investors will experience immediate dilution of $37.59 per share, representing the difference between our as further adjusted net tangible book value (deficit) per share after giving effect to the Offering Reorganization Transactions, this offering and the assumed initial public offering price. Furthermore, such investors may experience additional dilution upon future equity issuances, upon the exercise of options to purchase our Common Stock granted to our employees, executive officers and directors under the 2021 Plan and the 2025 Plan (which we intend to adopt in connection with this offering), or upon the grant of restricted stock units under the 2025 Plan. See “Dilution.”
Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and the price of our Common Stock, and could result in our financial statements becoming unreliable.
As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by the rules and regulations of the SEC regarding compliance with Section 404 of the Sarbanes-Oxley Act (“Section 404”). Upon consummation of this offering, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a publicly traded company will place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports and will be less able to detect and prevent fraud.
In addition, as a publicly traded company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 so that our management can certify as to the effectiveness of our internal control over financial reporting. We will be required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) in our annual report on Form 10-K for the year following our first annual report required to be filed with the SEC (subject to any change in applicable SEC rules). In addition, when our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with the rules and regulations of the SEC over Section 404 will correspondingly increase. Section 404(a) requires that, beginning with our second annual report following our initial public offering, management assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. Section 404(b) requires our independent registered public accounting firm to issue an annual report that attests to the effectiveness of our internal control over financial reporting as of the end of the fiscal year. We expect our first Section 404(a) assessment will take place for our annual report for the fiscal year ending March 31, 2027. We are in the process of evaluating our internal controls systems to allow management to report on, and our independent registered public accounting firm to audit, the effectiveness of our internal controls over financial reporting.
Upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and the Public Company Accounting Oversight Board (the “PCAOB”) rules and regulations that require remediation. As a publicly traded company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.
To comply with the requirements of being a publicly traded company, we have undertaken various actions, and may need to take additional actions, such as implementing and enhancing our internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, if we are required to make restatements of our financial statements, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy, completeness or reliability of our financial reports and the trading price of our Common Stock may be adversely affected, and we could become subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate and we could face restricted access to the capital markets.
Further, failure to comply with applicable laws and regulations and failure to maintain an effective system of internal controls may subject us to fines or sanctions and incurrence of substantial legal fees and costs. Our operating expenses could increase due to implementation of and compliance with existing and future laws and regulations or remediation measures that may be required if we are found to be noncompliant with any existing or future laws or regulations.
Our stock price may change significantly following this offering, and stockholders may not be able to resell shares of our Common Stock at or above the price paid or at all, and could lose all or part of their investment as a result.
We, the selling stockholder and the underwriters will negotiate to determine the initial public offering price. Stockholders may not be able to resell their shares at or above the initial public offering price due to a number of factors such as those listed in “—Risks Related to Our Customer Markets” and the following:
•results of operations that vary from the expectations of securities analysts and investors;

•results of operations that vary from those of our competitors compared to market expectations;
•changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•changes in market valuations of, or earnings and other announcements by, companies in our industry;
•declines in the market prices of stocks generally, particularly those of information technology companies;
•departures of key management personnel;
•strategic actions by us or our competitors;
•announcements by us, our competitors or our vendors of significant contracts, price reductions, new products or technologies, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;
•changes in preference of our customers;
•changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the consumer spending environment;
•changes in business or regulatory conditions which adversely affect our industry or us;
•future issuances, exchanges or sales, or expected issuances, exchanges or sales of our Common Stock or other securities;
•investor perceptions of or the investment opportunity associated with our Common Stock relative to other investment alternatives;
•investors’ responses to press releases or other public announcements by us or third parties, including our filings with the SEC;
•adverse resolutions relating to new or pending litigation or governmental investigations;
•guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
•the development and sustainability of an active trading market for our stock;
•changes in accounting principles; and
•other events or factors, including those resulting from informational technology system failures and disruptions, natural disasters, war, acts of terrorism or responses to these events.
Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no current plans to pay cash dividends on our Common Stock or to repurchase shares, stockholders may not receive any return on investment unless they sell their Common Stock for a price greater than that which they paid for it.
We currently expect to retain all available funds and future earnings for use in the operation and expansion of our business, as well as the repayment of debt, and have no current plans to pay dividends on our Common Stock or to repurchase shares. The declaration, amount and payment of any future dividends on our Common Stock will be at the sole discretion of our board of directors. In making such decisions regarding any future dividends, our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual and tax implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our Credit Agreements, the Notes and other indebtedness we may incur and such other factors as our board of directors may deem relevant. See “Dividend Policy.”
As a result, stockholders may not receive any return on an investment in our Common Stock unless they sell our Common Stock for a price greater than their purchase price.
If securities or industry analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.
The trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts stop covering us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Changes in tax laws may impact the tax treatment of income or gains on our Common Stock.
The tax treatment of the Common Stock may be subject to change, including changes in tax laws and regulations or interpretations of such laws. You should consult your tax advisor regarding the potential application of proposed legislation or regulations. We cannot predict whether any particular change in tax law will be enacted or, if enacted, what the specific provisions or the effective date of any such change would be, or whether it would have any effect on holders or beneficial owners of our Common Stock.
We will incur significantly increased costs and become subject to additional regulations and requirements as a result of becoming a publicly traded company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.
As a publicly traded company, we will incur significant legal, regulatory, finance, accounting, investor relations and other expenses that we have not incurred as a privately held company, including costs associated with applicable reporting requirements. As a result of having publicly traded Common Stock, we will also be required to comply with, and incur costs associated with such compliance with, the Sarbanes-Oxley Act and the Dodd-Frank Act, the PCAOB, as well as rules and regulations implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We anticipate that these costs will materially increase our general and administrative expenses. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements, including expanded corporate governance standards, diverting the attention of management away from revenue-producing activities.
In addition, these laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a publicly traded company, we could be subject to delisting of our Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.
If we or our selling stockholder sell additional shares of our Common Stock after this offering or are perceived by the public markets as intending to sell them, including pursuant to exceptions in contractual lock-up agreements, or the expiration of the Lock-Up Period, and the anticipation of such events, the market price of our Common Stock could decline.
The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares of our Common Stock in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have a total of 191,001,519 shares of our Common Stock outstanding. All of the shares of our Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates,” as that term is defined under Rule 144 of the Securities Act (“Rule 144”). See “Shares Eligible for Future Sale.”
We, our directors, executive officers and holders of substantially all of the outstanding stock of McGraw Hill, Inc. immediately prior to this offering, including Platinum, have agreed, subject to certain exceptions, not to sell, dispose of or hedge any shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock for 180 days from the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters. See “Underwriting.”
Furthermore, each holder of securities convertible into or exercisable or exchangeable for Common Stock that has not delivered a lock-up agreement described above is subject to the market standoff provisions set forth in certain employee stock option agreements, pursuant to which each such holder has agreed not to sell or otherwise transfer securities during the 180-day lock-up period. We have agreed to enforce all such market standoff restrictions on behalf of the underwriters and not to amend or waive any such market standoff provisions during the 180-day lock-up period without the prior consent of Goldman Sachs & Co. LLC, provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the form of lock-up agreement with the underwriters signed by our directors and executive officers, the selling stockholder, and certain other record holders of our securities as described herein.
Upon the expiration of the lock-up agreements and market standoff provisions described above, all of such shares will be eligible for resale in the public market, subject in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that Platinum will continue to be considered an affiliate following the expiration of the lock-up period based on its expected shares of ownership and its board nomination rights. Certain other of our stockholders may also be considered affiliates at that time. However, subject to the expiration or waiver of the 180-day lock-up period, Platinum will have the right, subject to certain exceptions and conditions, to require us to register its shares of Common Stock under the Securities Act, and it will have the right to participate in future registrations of securities by us. See “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement.” Registration of any of these outstanding shares of Common Stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.” By exercising its registration rights and selling a large number of shares, Platinum could cause the prevailing market price of our shares of Common Stock to decline. These factors could make it more difficult for us to raise additional funds through future offerings of our shares of Common Stock or other securities.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock issued pursuant to the 2021 Plan and/or the 2025 Plan that we intend to adopt in connection with this offering. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements and market standoff provisions applicable to these shares. We expect that the initial registration statement on Form S-8 will cover 24,119,587 shares of our Common Stock.
If our directors, executive officers or significant stockholders sell a substantial amount of our Common Stock or are perceived by the public markets as intending to sell them, the market price of our Common Stock could decline or may make it more difficult for stockholders to sell their shares at a price they deem appropriate.
Sales of a substantial amount of shares of our Common Stock in the public market, particularly sales by our directors, executive officers and significant stockholders, or the perception that these sales could occur, could cause the market price of our Common Stock to decline and may make it more difficult for stockholders to sell their Common Stock at a time and price that they deem appropriate. Upon completion of this offering, we will have a total of 191,001,519 shares of our Common Stock outstanding. Our executive officers, directors and the holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us or have entered into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions described in the section titled “Underwriting,” not to sell, directly or indirectly, any shares of Common Stock without the permission of Goldman Sachs & Co. LLC on behalf of the underwriters for a period of 180 days following the date of this prospectus. We refer to such period as the “lock-up period.” When the lock-up period expires, we and our security holders subject to a lock-up agreement or market stand-off agreement will be able to sell our shares in the public market. See “Shares Eligible for Future Sale” for more information. Sales of a substantial number of such shares upon expiration of the lock-up and market stand-off agreements, the perception that such sales may occur or early release of these agreements could cause our market price to fall or make it more difficult for shareholders to sell their Common Stock at a time and price that they deem appropriate.
Our board of directors will be authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.
Our second amended and restated certificate of incorporation will authorize our board of directors, without the approval of our stockholders, to issue 100,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our second amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our Common Stock, which may reduce its value.
Claims for indemnification by our directors, officers or Platinum Advisors may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our amended and restated bylaws will provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”).

In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws to be effective immediately prior to the completion of this offering and our indemnification agreements that we will enter into prior to the consummation of this offering with our directors and officers provide that:
•we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by the DGCL, which provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
•we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
•we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that any such person is not entitled to indemnification;
•we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;
•the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
•we may not retroactively amend our amended and restated bylaws provisions to reduce our indemnification obligations to directors, officers, employees and agents.
The Investor Rights Agreement will contain indemnification and contribution provisions by us for the benefit of Platinum, each of its representatives and affiliates and each underwriter of registrable securities, to the fullest extent permitted by applicable law, subject to certain limited exceptions, including that we will not be liable to the extent any loss arises out of any untrue statement or omission included in any registration statement, prospectus or related document in reliance on information provided by Platinum or such underwriter stated to be used in such registration statement, prospectus or related document. In addition, the Investor Rights Agreement will provide that if we retain Platinum Advisors to provide corporate and advisory services to us, then we will reimburse Platinum Advisors for all third party costs incurred in rendering such services and indemnify Platinum Advisors against all liabilities incurred in connection with such services, subject to certain exceptions. See “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement.”
Our second amended and restated certificate of incorporation will contain exclusive forum provisions for certain stockholder litigation matters, which would limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our second amended and restated certificate of incorporation that will be in effect upon completion of this offering will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of any fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees or agents to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of the second amended and restated certificate of incorporation or amended and restated bylaws, (5) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine of the State of Delaware or (6) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL. As described below, this provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act against us or any of our directors, officers or other employees.
To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Neither the exclusive forum provision nor the federal forum provision of our second amended and restated certificate of incorporation will apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our second amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, contains a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurances that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation, including the federal forum provision. Additionally, our stockholders cannot waive compliance with the federal securities laws and rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should” or “seeks,” or in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, however; we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the developments in the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results of operations, financial condition and liquidity or developments may not be indicative of results or developments in subsequent periods.
Any forward-looking statements we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth above under “Risk Factors,” and the following:
•the incurrence of substantial costs in connection with this offering;
•the competition our products and services face;
•our investments in new products and distribution channels and entry into new markets;
•our failure to win new adoptions or reductions in anticipated levels of federal, state and local education funding available;
•the order patterns and payment schedules of customers and high degree of seasonality related to our business;
•changes in policy and funding shifts, including the potential reorganization or dismantlement of the U.S. Department of Education, and the impact on our cost of development and implementation strategies;
•the effect of various political and economic issues and our ability to comply with laws and regulations we are subject to, both in the United States and internationally;
•our ability to adjust to developments in the economic or regulatory environment;
•increased availability of other free or inexpensive products and customer expectations related to lower prices;

•current and potential litigation involving us;
•malfunction or intentional hacking of our technological systems;
•compliance with privacy, accessibility and other laws and adequate protection of personal data;
•defects in and an increase in unauthorized copying and distribution of our products;
•our ability to defend challenges to our intellectual property rights in our products;
•a material and sustained reduction in enrollment at colleges and universities;
•our reliance on third-party distributors and the effects of consolidation in the distribution and retail channels;
•costs and supply of paper products;
•large returns or changes in customer and/or reseller orders;
•our ability to retain and attract qualified authors, employees and key personnel;
•the global nature of our business, including the various laws and regulations applicable to us and fluctuations between foreign currencies and the U.S. dollar, including the imposition of new or increased tariffs or export controls;
•general economic conditions, including industry and market conditions, inflationary pressures, interest rate fluctuations and volatility;
•our financing efforts, including our financial leverage and outstanding indebtedness;
•our ability to make accurate assumptions or estimations in preparing our financial statements and our ability to correctly implement any required changes based on such assumptions or estimations;
•our ownership structure;
•rapidly changing expectations and standards on various environmental, social and governance matters and initiatives;
•our stock price may be volatile and you may not be able to sell shares at or above the price at which you executed your purchase;
•we do not anticipate paying dividends or repurchasing shares in the foreseeable future;
•our dependence upon McGraw-Hill Education, Inc. and its controlled subsidiaries for our results of operations, cash flows and distributions; and
•our status as a “controlled company” and the extent to which Platinum’s interests following this offering conflict with our or your interests.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of 24,390,000 shares of Common Stock that we are selling in this offering will be approximately $466.6 million at an assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise in full their option to purchase additional shares of Common Stock from the selling stockholder, we will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholder in this offering.
Each $1.00 increase (decrease) in the assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $23.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of one million shares in the number of shares sold in this offering by us, as set forth of the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $19.4 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended use of the net proceeds from this offering.
We intend to use our net proceeds from this offering to repay approximately $466.6 million of outstanding borrowings under the A&E Term Loan Facility.
On February 6, 2025, we entered into an amendment to the Cash Flow Credit Agreement, pursuant to which the applicable margin of all term loans outstanding under the Cash Flow Credit Agreement was reduced by 75 basis points. The maturity date of the A&E Term Loan Facility and other terms therein were unchanged in connection with the amendment. The A&E Term Loan Facility matures on August 6, 2031 and is subject to 1% annual amortization payable in equal quarterly installments. See “Description of Material Indebtedness—A&E Cash Flow Credit Facilities.” As of March 31, 2025, $1,109.5 million ($1,160.4 million face value less unamortized discount and deferred financing costs) of borrowings were outstanding under the A&E Term Loan Facility. Following the consummation of this offering and use of proceeds therefrom, we expect to have approximately $642.9 million ($693.8 million face value less unamortized discount and deferred financing costs) of borrowings outstanding thereunder.
The interest rate applicable to borrowings under the A&E Term Loan Facility is based on either, at our option, (1) the base rate, subject to a floor of 1.50% per annum, plus an applicable margin (which is 2.25% for the A&E Term Loan Facility) or (2) Term SOFR, subject to a floor of 0.50% per annum, plus an applicable margin (which is 3.25% for the A&E Term Loan Facility).

DIVIDEND POLICY
We currently expect to retain all available funds and future earnings for use in the operation and expansion of our business and have no current plans to pay dividends on our Common Stock. The declaration, amount and payment of any future dividends on our Common Stock will be, subject to compliance with applicable law, at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual and tax implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our ABL Revolving Credit Facilities, Cash Flow Credit Agreement, Indentures and other indebtedness or preferred securities we may incur or issue and such other factors as our board of directors may deem relevant. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.
McGraw Hill, Inc. is a holding company with no material assets other than indirect ownership of the stock of McGraw-Hill Education, Inc., and its operations are conducted through its wholly owned subsidiaries. Our operating subsidiaries are currently subject to certain restrictions and covenants under the ABL Revolving Credit Facilities, Cash Flow Credit Agreement and Indentures. Our ability to pay cash dividends will depend on the payment of distributions by our current and future subsidiaries, including McGraw-Hill Education, Inc., and such distributions may be restricted as a result of contractual agreements, including any future agreements governing their indebtedness. See “Risk Factors—Risks Related to Our Organizational Structure—McGraw Hill, Inc. is a holding company. Our sole material asset after completion of this offering is our indirect equity interest in McGraw-Hill Education, Inc. and, as such, we will depend on our subsidiaries for cash to fund all of our expenses.” These restrictions and covenants may restrict the ability of those entities to make distributions to McGraw Hill, Inc. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to Strategic Initiatives and Financings—Our substantial indebtedness may restrict our ability to react to changes in the economy or our industry and exposes us to interest rate risk and risk of default and prevent us from fulfilling our obligations under the Credit Agreements, and the Notes, and other indebtedness.” Any additional financing arrangement we enter into in the future may include restrictive covenants that limit our subsidiaries’ ability to pay dividends to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our Common Stock.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2025:
•on an actual basis;
•on an as adjusted basis to give effect to the effectiveness of the Offering Reorganization Transactions, which will occur after the effectiveness of this registration statement, but prior to the consummation of this offering; and
•on an as further adjusted basis to give effect to (i) the sale by us of 24,390,000 shares of Common Stock in this offering at an assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) and (ii) the application of the net proceeds to be received by us as described in “Use of Proceeds.”
The as further adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this capitalization table together with the information contained in “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Material Indebtedness” as well as our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2025
($ in thousands, except per share data and par value)	Actual	As Adjusted	As Further Adjusted (1)
Cash and cash equivalents	$389,830	$389,830	$389,830
Debt:
A&E Term Loan Facility (2)	$1,109,494	$1,109,494	642,913
A&E Cash Flow Revolving Facility (3)	—	—	—
Non-Extended Cash Flow Revolver Facility (3)	—	—	—
2022 Secured Notes (4)	805,805	805,805	805,805
2022 Unsecured Notes (5)	618,213	618,213	618,213
2024 Secured Notes (6)	644,210	644,210	644,210
A&E ABL Revolving Credit Facilities (7)	—	—	—
Other Indebtedness (8)	10,209	10,209	10,209
Total debt	$3,187,931	$3,187,931	$2,721,350
Stockholders’ equity (deficit) (9)
Class A voting common stock, par value $0.01, 175.0 million shares authorized, 155,000,000 shares issued and outstanding; and no shares authorized, issued and outstanding, as adjusted and as further adjusted	$1,550	$—	$—
Class B non-voting common stock, par value $0.01, 13.5 million shares authorized, 1,362,027 shares issued and outstanding; and no shares authorized, issued and outstanding, as adjusted and as further adjusted	13	—	—
Common Stock, par value $0.01, no shares authorized, issued and outstanding, actual; 166,611,519 shares issued and outstanding, as adjusted; and 191,001,519 shares issued and outstanding, as further adjusted	—	1,666	1,910
Additional paid-in capital	1,562,307	1,562,204	2,028,541
Accumulated deficit	(1,281,200)	(1,281,200)	(1,281,200)
Accumulated other comprehensive loss	(2,426)	(2,426)	(2,426)
Total stockholders’ equity (deficit)	280,244	280,244	746,825
Total capitalization	$2,907,687	$2,907,687	$1,974,525
_____________
(1)Each $1.00 increase (decrease) in the assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) the net proceeds we receive in this offering and each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $23.1 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase (decrease) of one million shares in the number of shares sold in this offering by us, as set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering and each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $19.4 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)The A&E Term Loan Facility is presented at $1,109.5 million ($1,160.4 million face value less unamortized discount and deferred financing costs).
(3)The A&E Cash Flow Revolving Facility and Non-Extended Cash Flow Revolver Facility provides for $111.3 million and $38.7 million, respectively, in revolving credit commitments. As of March 31, 2025, no amount was outstanding under the A&E Cash Flow Revolving Facility or the Non-Extended Cash Flow Revolver Facility.

(4)The 2022 Secured Notes are presented at $805.8 million ($828.5 million face value less unamortized discount and deferred financing costs). The Company repurchased $71.5 million of the 2022 Secured Notes during the year ended March 31, 2023.
(5)The 2022 Unsecured Notes are presented at $618.2 million ($639.0 million face value less unamortized discount and deferred financing costs). The Company repurchased $50.0 million and $28.5 million of the 2022 Unsecured Notes during the years ended March 31, 2024 and 2023, respectively.
(6)The 2024 Secured Notes are presented at $644.2 million ($650.0 million face value less unamortized discount and deferred financing costs).
(7)The A&E ABL Revolving Credit Facilities provide for (i) a $265.0 million U.S. revolving credit facility, subject to U.S. borrowing base capacity and (ii) a $35.0 million non-U.S. revolving credit facility, subject to non-U.S. borrowing base capacity. As of March 31, 2025, there was no debt outstanding under the A&E ABL Revolving Credit Facilities.
(8)Represents certain finance lease obligations for computer systems, office equipment and vehicles. See Note 16, “Leases,” to our audited consolidated financial statements for further discussion of our finance leases.
(9)Stockholders’ equity (deficit) on an as further adjusted basis gives effect to this offering of shares of our Common Stock as contemplated by this prospectus, and does not give effect to any exercise of the underwriters’ option to purchase additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder for 30 days following the date of this prospectus.
For the fiscal year ended March 31, 2025, on an as adjusted basis, our basic and diluted earnings (loss) per share would be $(0.52) which is calculated by dividing:
(i)the net income (loss) of $(85.8) million for the fiscal year ended March 31, 2025; by
(ii)166,611,519 weighted average shares outstanding, on an as adjusted basis.
The weighted average shares outstanding, on an as adjusted basis, is calculated as our historical weighted average shares outstanding of 156,362,027 as of March 31, 2025, adjusted for 10,249,492 weighted average shares outstanding reflecting the effect of the Offering Reorganization Transactions, which will occur after the effectiveness of this registration statement, but prior to the consummation of this offering, as if such event had occurred on April 1, 2024.
For the fiscal year ended March 31, 2025, on an as further adjusted basis, our basic and diluted earnings (loss) per share would be $(0.36) which is calculated by dividing:
(i)the as further adjusted net income (loss) of $(69.2) million for the fiscal year ended March 31, 2025; by
(ii)191,001,519 weighted average shares outstanding, on an as further adjusted basis.
The as further adjusted net income (loss) of $(69.2) million, reflects the net income (loss) of $(85.8) million for the fiscal year ended March 31, 2025, adjusted to give effect to the repayment of the A&E Term Loan Facility with the net proceeds from this offering as described in “Use of Proceeds”, as if such payment had occurred on April 1, 2024. This would result in (i) a reduction to interest expense (income), net of $37.1 million, calculated based on the interest that would have been paid during the fiscal year ended March 31, 2025 on the portion of principal repaid with the net proceeds from this offering as described in “Use of Proceeds”, using the interest rate applicable to the A&E Term Loan Facility as of June 30, 2025, partially offset by (ii) the accelerated amortization of debt discount and deferred financing costs of $20.5 million calculated as the amount of debt discount and deferred financing costs that would have been amortized based upon the proportion of the principal repaid with the net proceeds from this offering as described in “Use of Proceeds” to the total principal outstanding. No income tax impact has been reflected in the as further adjusted net income (loss), net as the Company maintains a valuation allowance on net domestic deferred tax assets as of March 31, 2025. As a result, although the adjustments were evaluated using the applicable statutory federal and state tax rates, no tax effect has been included in the as further adjusted net income (loss), consistent with the Company’s historical treatment and the determination that no additional deferred tax assets or liabilities would be recognized.

The weighted average shares outstanding of 191,001,519 reflects the 166,611,519 weighted average shares outstanding described above and assumes the issuance and sale by us of 24,390,000 shares of Common Stock in this offering at an assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus).
The above discussion and table are based on 191,001,519 shares of our Common Stock outstanding as of March 31, 2025 and excludes the following:
•8,619,587 shares of Common Stock issuable upon the exercise of outstanding stock options under the 2021 Plan, each with an exercise price of $14.08 per share, of which 2,195,734 options are vested and 630,560 shares of Common Stock issuable upon the exercise of outstanding vested stock options held by certain former employees, each with an exercise price of $14.08 per share;
•15,500,000 shares of Common Stock reserved for issuance under the 2025 Plan, which we intend to adopt in connection with this offering. The shares reserved for future issuance under the 2025 Plan include (i) 27,073 shares of Common Stock underlying the restricted stock units that we intend to grant at the time of this offering to certain non-employee members of our board of directors that will vest on the one-year anniversary thereof (such number of shares underlying the restricted stock units based on an assumed initial public offering price of $20.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) (see “Executive Compensation—Director Compensation”) and (ii) 400,960 shares of Common Stock underlying the stock options that we intend to grant at the time of this offering in connection with recent hires, promotions or other compensation adjustments that will vest, subject to the holder’s continuous service with us, either over a multi-year period or upon the achievement of certain of specified returns on invested capital by Platinum (the exercise price of which will be the initial public offering price). In addition, the shares of Common Stock reserved for issuance under the 2025 Plan shall include shares of Common Stock that are undelivered pursuant to awards outstanding under the 2021 Plan (under which we will cease granting awards upon the adoption of the 2025 Plan) that are canceled, forfeited, settled in cash or otherwise terminated without delivery to the holder of the full number of shares of Common Stock underlying the award. See “Executive Compensation—Compensation Discussion and Analysis—Components of Compensation for the Fiscal Year Ended March 31, 2025—Long-Term Incentive Plans—2025 Plan;” and
•No exercise of the underwriters’ option to purchase up to 3,658,500 additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder.

DILUTION
If you purchase any of the shares offered by this prospectus, you will experience dilution to the extent the offering price paid by purchasers of our Common Stock in this offering will exceed the as further adjusted net tangible book value (deficit) per share of our Common Stock upon completion of this offering.
As of March 31, 2025, we had as adjusted net tangible book value (deficit) of $(3,732) million, or $(22.40) per share of Common Stock. As adjusted net tangible book value (deficit) is equal to total tangible assets less total liabilities, which is not included within stockholders’ equity, after giving effect to the effectiveness of the Offering Reorganization Transactions, which will occur after the effectiveness of this registration statement, but prior to the consummation of this offering, assuming such transactions had taken place on March 31, 2025. As adjusted net tangible book value (deficit) per share is determined by dividing our net tangible book value (deficit) by the aggregate number of shares of our Common Stock outstanding, after giving effect to the adjustment described above.
After giving further effect to our sale of shares of Common Stock in this offering at an assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and the use of proceeds therefrom as described in “Use of Proceeds,” after deducting the underwriting discounts and estimated offering expenses payable by us, our as further adjusted net tangible book value (deficit), as of March 31, 2025, would have been $(3,265) million, or $(17.09) per share of Common Stock. This represents an immediate increase in as further adjusted net tangible book value (deficit) of $5.31 per share to our existing stockholders and an immediate dilution of $37.59 per share to new investors purchasing shares of Common Stock in this offering.
The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share of Common Stock		$20.50
As adjusted net tangible book value (deficit) per share as of March 31, 2025	$(22.40)
Increase in as further adjusted net tangible book value (deficit) per share of Common Stock attributable to investors in this offering and the use of proceeds from this offering	$5.31
As further adjusted net tangible book value (deficit) per share of Common Stock after giving effect to this offering		$(17.09)
Dilution per share of Common Stock to new investors in this offering		$37.59
Each $1.00 increase (decrease) in the assumed initial public offering price of $20.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) our as further adjusted net tangible book value (deficit) by approximately $23.1 million, or approximately $0.12 per share, and the dilution per common share to new investors in this offering by approximately $(0.12) per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of one million shares in the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as further adjusted net tangible book value (deficit) per share by approximately $19.4 million and decrease (increase) the dilution per share to new investors by approximately $0.19 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table summarizes, as of March 31, 2025, on the same as adjusted basis, the number of shares of Common Stock purchased from us, the total consideration paid to us and the average price per share of Common Stock paid by existing stockholders or to be paid by new investors purchasing shares of Common Stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares of Common Stock, solely to cover over-allotments, if any:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing Owners	166,611,519	87%	$1,563,870,275	76%	$9.39
New investors in this offering	24,390,000	13%	$499,995,000	24%	$20.50
Total	191,001,519	100%	$2,063,865,275	100%	$10.81
The outstanding share information in the table above is based on 191,001,519 shares of Common Stock outstanding as of March 31, 2025 and excludes:
•8,619,587 shares of Common Stock issuable upon the exercise of outstanding stock options under the 2021 Plan, each with an exercise price of $14.08 per share, of which 2,195,734 options are vested and 630,560 shares of Common Stock issuable upon the exercise of outstanding vested stock options held by certain former employees, each with an exercise price of $14.08 per share; and
•15,500,000 shares of Common Stock reserved for issuance under the 2025 Plan, which we intend to adopt in connection with this offering. The shares reserved for future issuance under the 2025 Plan include (i) 27,073 shares of Common Stock underlying the restricted stock units that we intend to grant at the time of this offering to certain non-employee members of our board of directors that will vest on the one-year anniversary thereof (such number of shares underlying the restricted stock units based on an assumed initial public offering price of $20.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) (see “Executive Compensation—Director Compensation”) and (ii) 400,960 shares of Common Stock underlying the stock options that we intend to grant at the time of this offering in connection with recent hires, promotions or other compensation adjustments that will vest, subject to the holder’s continuous service with us, either over a multi-year period or upon the achievement of certain of specified returns on invested capital by Platinum (the exercise price of which will be the initial public offering price). In addition, the shares of Common Stock reserved for issuance under the 2025 Plan shall include shares of Common Stock that are undelivered pursuant to awards outstanding under the 2021 Plan (under which we will cease granting awards upon the adoption of the 2025 Plan) that are canceled, forfeited, settled in cash or otherwise terminated without delivery to the holder of the full number of shares of Common Stock underlying the award. See “Executive Compensation—Compensation Discussion and Analysis—Components of Compensation for the Fiscal Year Ended March 31, 2025—Long-Term Incentive Plans—2025 Plan.”
If the underwriters exercise their option to purchase additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder in full, the number of shares of our Common Stock held by our existing stockholders would be reduced to 162,953,019, or approximately 85% of the total shares of Common Stock outstanding after this offering, which would increase the number of shares held by new investors to 28,048,500, or approximately 15% of the total shares of Common Stock outstanding after this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Our actual results could differ materially from such forward-looking statements. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Company Overview
McGraw Hill is a leading global provider of information solutions for education across K-12 to higher education, and through professional learning. We harness the power of content, data-driven insights, and learning science to deliver personalized learning experiences and drive positive outcomes throughout the entire learning lifecycle. We believe that we have positively impacted hundreds of millions of learners and educators with our personalized learning solutions to support learning at scale worldwide. On an annual basis, we serve approximately 60 million learners and educators. We believe that education positively impacts lives and, for more than 135 years, we have continuously innovated to help educators and institutions unlock the potential of each learner.

135+ Years of Continued Commitment to Quality and Innovation

McGraw Hill

Decades of Trust → Intellectual Property / Content Moat → Machine Learning and Data Analytics → Insights and Workflow → Personalized Learning (AI)

Product Innovation

- Access
- connect
- connectED
- connect Reinvented
- Open Learning
- Virtual Labs
- PLUS
- sharpen.
- GO
- FIRST AID Forward
- ALEKS Adventure
- AI Reader, Scribe
- Launched New GenAI Solutions
- Scaling Evergreen Across Connect
- sharpen. Enterprise

Acquisitions

- Times Mirror (Higher Education Unit)
- ALEKS
- LS LEARNSMART
- REDBIRD MATHEMATICS
- kidaptive
- Achieve3000
- Boards&Beyond
- triadinteractive
- essaypop

Key Milestones

- Sale of McGraw Hill From S&P to APOLLO
- *~1/3rd Digital Revenue Mix[2]*
- *<40% Re-occurring Revenue Mix[3]*
- *>50% Digital Revenue Mix[2]*
- Acquired by Platinum Equity
- *>$1B Digital Revenue*
- *$1.4B Digital Revenue[1,2]*
- *~69% Re-occurring Revenue Mix[1,3]*

1996 | 2000 | 2009 | 2013 | 2014 | 2015 | 2016 | 2019 | 2020 | 2021 | 2022 | 2023 | 2024 | 2025

(1) For the fiscal year ending March 31, 2025. (2) Digital Revenue Mix is defined as digital revenue divided by total revenue. (3) Re-occurring Revenue includes revenue from offerings that are generally sold as digital subscriptions and multi-year print products. Revenue from digital subscriptions, which are paid for at the time of sale or shortly thereafter, is recognized ratably over the term of the subscription period as the performance obligation is satisfied. For multi-year print products (e.g., workbooks), which are paid for at the beginning of the multi-year contract term, each academic year within the contract period, represents a distinct performance obligation. Revenue is recognized upon delivery to the customer for each respective academic year. FY2025 total Re-occurring Revenue was $1,457M. Re-occurring Revenue Mix is defined as Re-occurring Revenue divided by total revenue.

We believe that education is foundational to global stability and economic prosperity. Recent investments in technology infrastructure and the rapid proliferation of mobile devices have accelerated the adoption of digital learning solutions and fostered a culture of data-driven instruction across the education landscape. Demand for personalized content, delivered via intuitive digital solutions, is reshaping the industry as educators continue to leverage technology, including generative AI, to meet students where they are in their learning journey.
Understanding how learning happens is critical to building effective learning solutions, like ALEKS, which has leveraged data science and machine learning to enhance learning outcomes for over 25 years.

Over the last decade, we have invested more than $2.0 billion in developing a suite of market leading digital learning solutions. Our scalable digital solutions rely on shared technology infrastructure, years of collaborative partnerships with leading institutions, expertise in learning science and a focus on high-value iterative product design and development activities led by a team of approximately 300 software engineers. We utilize our data analytics capabilities to generate continuous feedback loops that drive product and go-to-market innovation, which allows us to simplify workflows while creating meaningful learning experiences that are tailored to the needs of each learner.
For the fiscal years ended March 31, 2025, 2024 and 2023, we generated revenue of $2,101.3 million, $1,960.5 million and $1,947.8 million, respectively, and a net loss of $85.8 million, $193.0 million, and $404.1 million, respectively.
For the fiscal years ended March 31, 2025, 2024 and 2023, we generated Adjusted EBITDA of $726.8 million, $656.6 million and $618.0 million, respectively.
See “—Key Operating Metrics” and “—Non-GAAP Financial Measures.”
Recent Transactions
On March 21, 2025, we completed the acquisition of EssayPop, LLC (“EssayPop”) for a total purchase consideration of $8.0 million. EssayPop is an interactive, cloud-based writing solution designed by educators to simplify and enhance the writing process for both teachers and students. See Note 4, “Acquisitions,” to our consolidated financial statements.
The Education End-Markets We Serve
We serve the needs of three primary customer end markets in education: K-12, higher education and professional which predominately serves the medical and engineering markets. While the United States is our largest market, we serve customers in international markets through an expansive global distribution network. Our operating segments are as follows:
Our K-12 segment represented 46%, 46% and 49% of total revenue for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Our Higher Education segment represented 37%, 36% and 34% of total revenue for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Our Global Professional segment represented 7%, 8% and 8% of total revenue for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Our International segment represented 10% of total revenue for each of the fiscal years ended March 31, 2025, 2024 and 2023.
The remaining total revenue relates to adjustments made for in-transit product sales, which are included in the segment “Other.”
Our revenue models across each of our businesses are transforming along with our customers’ increasing adoption of digital learning solutions. In general, our digital solutions are sold on a subscription basis with high renewal rates, which provides a more predictable and stable long-term revenue model.
K-12
We are a top two provider in the K-12 market in the United States, serving approximately 99% of public K-12 districts. We go to market with blended digital and print learning solutions as a holistic provider of end-to-end core, supplemental and intervention curricula to support the needs of U.S. K-12 schools. Core Solutions are digital and print solutions that serve mainstream educators with research-based, comprehensive learning solutions. Supplemental Solutions are additional learning resources that complement, enrich and extend core program solutions. Intervention Solutions are solutions that leverage our expertise in data science and learning science to help identify and support students at risk for academic faltering, to remediate learning gaps or to support special learning or behavioral needs. AP and Electives are additional learning solutions to support college readiness, career and technical education, and electives. We sell our learning solutions directly to school districts across the U.S. through multi-year contracts providing strong visibility and predictability of forward revenue. The timing of purchase and the contract length varies by state resulting in variation in the total K-12 sales opportunity in a given year with states with large K-12 populations like Florida, California and Texas having an outsized impact on the sales opportunity in the years that they procure content.
Higher Education
We are a top two provider of digital and print learning solutions in the U.S. higher education market based on market share, serving approximately 82% of U.S. higher education institutions. The proliferation of digital technology has reshaped Higher Education. To support the evolving needs of educators and learners, we provide comprehensive digital course experiences for nearly every subject through our flagship Connect solution, with over 34 million lifetime learners. Our Evergreen content delivery model provides continuous content updates to keep materials engaging and aligned with the latest standards, which we believe outpaces the industry standard and advances beyond the traditional approach of episodic revision cycles.
In Fall 2024, the number of students who were enrolled in postsecondary institutions was 19 million. Although we cover all major academic disciplines, our content portfolio is organized into three key disciplines: (i) Business, Economics & Computing; (ii) Science, Engineering & Math; and (iii) Humanities, Social Science & Languages. Our top selling products include Economics: Principles, Problems, and Policies (McConnell/True/Flynn), ALEKS, Managerial Accounting (Garrison) and The Art of Public Speaking (Lucas). The primary users of our solutions are students enrolled in two- and four-year non-profit colleges and universities, and to a much lesser extent, for-profit institutions. Although we sell our solutions to the students as end users, it is the instructor who often makes the ultimate decision regarding materials for the course. A key distribution model for Higher Education is Inclusive Access, a course material affordability program, designed by institutions and guided by the U.S. Department of Education. Inclusive Access has saved students over $1.5 billion since the fiscal year ended March 31, 2018, offering them the choice to select the learning resources that are right for them.
We also sell our Higher Education solutions to well-known online retailers and distribution partners, who subsequently sell to students and we also sell direct to student via our proprietary e-commerce platform.
Global Professional
We are a global content provider of trusted, high stakes medical and engineering learning solutions and support learners and educational institutions with technologies developed to maximize learning outcomes. Through our subscription-based learning solutions such as Access we provide students, institutions and professionals with comprehensive medical and engineering learning solutions. Our AccessMedicine solution is available across approximately 94% of U.S. medical schools.
In December 2022, we acquired substantially all of the assets of Ryan Medical Education LLC, d/b/a Boards & Beyond (the "Boards and Beyond Acquisition"), a leader in supporting medical students with on-demand video libraries and question banks designed to help students efficiently learn the fundamentals of medical basic sciences and clinical medicine. This acquisition provided a springboard for our undergraduate medical education expansion strategy.
International
We are a provider of comprehensive digital and print solutions in more than 100 countries and 80 languages outside the United States. Through our expansive global distribution network, we serve the needs of learners and educators throughout the world with our K-12 and Higher Education solutions that primarily originate or are adapted from our U.S.-based solutions.
Other
Other represents certain transactions or adjustments that are unusual or non-operational. In addition, adjustments made for in-transit product sales, timing-related corporate cost allocations and other costs not attributed to a single reportable segment are recorded within Other.
Factors Affecting Our Performance
Cross-Sell and Up-Sell to Existing Customers
We believe our deep, established institutional relationships and product innovations support our ability to expand existing customer relationships. Our land-and-expand strategy enables us to drive incremental revenue from existing customers through up-selling and cross-selling additional existing solutions and offering new solutions that address emerging customer needs. For example, our K-12 customers will benefit from the value provided by our integrated core, supplemental and intervention solutions through improved teacher workflow efficiencies and unique, data-driven insights that support the delivery of personalized learning. We believe that as learners and educators continue to benefit from our digital solutions, we will see increased adoption and activation of new and existing solutions that address evolving customer needs and extend the value we offer. Our ability to increase sales to existing customers will depend on a number of factors, including the level of satisfaction with our solutions, competition, pricing, economic conditions and spending by customers on our solutions. Based on a third-party survey that we commissioned in the fiscal year ended March 31, 2025, we believe that, in the United States, on average 89% of K-12, higher education, and medical school students, faculty and administrators would consider McGraw Hill for their classes.
Ability to Acquire New Customers
We believe that we have a substantial opportunity to bring new customers onto our learning solutions. Our ability to attract new customers is dependent upon a number of factors, including the features and pricing of our solutions, the effectiveness of our marketing efforts, the marketing and distribution of our solutions and the continued growth in demand for digital learning solutions across the education-end markets we serve. With approximately 1,500 sales professionals worldwide as of March 31, 2025, we believe our global sales force is one of the largest among our competitors, underpinning our ability to serve learners, educators and professionals at scale across the learning lifecycle. With our trusted brand, global reach and innovative, proprietary digital learning solutions that address the evolving needs of learners, we believe we are well positioned to continue acquiring new customers in the markets we serve. For example, we are a leader in driving Inclusive Access digital course materials distribution, enabling equitable, day-one access and affordability for students in higher education. Inclusive Access drives significantly more users to our solutions. We have expanded the number of institutional campuses adopting our solutions through Inclusive Access from approximately 1,150 (approximately $106.0 million in sales) in the fiscal year ended March 31, 2020 to nearly 1,900 (approximately $398.0 million in sales, approximately 51% of total Higher Education revenue) in the fiscal year ended March 31, 2025.
Ability to Leverage AI and Data and Analytics to Enhance the Value of our Solutions
We believe we have the key elements that allow us to harness the power of data science and AI to enhance the value of our solutions:
•Massive and growing proprietary learning interactions data
•Deep understanding of how learning happens and what educators need
•Our history of building AI-powered solutions

•Sophisticated learning solutions, allowing us to transform insights into tangible actions
For the fiscal years ended March 31, 2025 and 2024, McGraw Hill had approximately 26 million and 25 million Paid Digital Users, respectively, and we recorded more than 19 billion learning interactions, across McGraw Hill solutions in the fiscal year ended March 31, 2025, generating insights into student performance and academic growth over time. We believe our ability to analyze this learning data at scale and in real time delivers learners and educators insights to enable personalized learning experiences that drive positive outcomes for students. We also leverage these insights and the power of AI to inform product development, identify new personalized learning solutions, enable consultative selling, create positive student feedback loops, enhance customer retention and empower instructors to deliver greater impact to every learner. As our data science and AI capabilities continue to evolve, we have the opportunity to enhance our solutions with new features that drive engagement, optimize content generation, and improve customer service, drive customer retention and bring new customers onto our learning solutions.
Ability to Invest in Technology-Enabled Innovation Across the Learning Lifecycle
Our scale and breadth of distribution and offerings across the learning lifecycle positions us to actively invest in technology-enabled innovation. We expect to expand our revenue through novel solutions, which can be sold to existing and new customers. Our flagship platforms offer interactive simulations, 3-D models and experiential learning activities. For example, Sharpen, a recently launched direct-to-student study app for the global higher education market, complements the existing course experience to improve outcomes. Sharpen is a first-of-its-kind education experience that provides college students and lifelong learners with a continuous content feed, bite-sized videos, swipeable study tools and a personalized activity dashboard. We are also working to build the future of the K-12 coordinated classroom. By pairing external assessment data with our custom-built recommendation engine, we can empower educators with personalized learning paths to differentiate instruction for students to unlock their potential. We have increased our investment in developing digital learning solutions, including operating and capital expenditures, from less than $90.0 million in the twelve-month period ended March 31, 2012 to approximately $212.5 million in the fiscal year ended March 31, 2025.
Ability to Invest in Sales and Marketing
Our go-to-market reach is a key component of our strategy. Our investments in this area have enabled us to build and sustain a large and deeply loyal customer base. We believe our sales force is one of the largest and most dynamic in the global education market, with approximately 1,500 sales professionals worldwide as of March 31, 2025. This provides us with a vast reach and, combined with our trusted brand and digital platforms, drives considerable competitive advantages for our organization. We plan to continue investing in our sales and marketing efforts, including adding sales personnel and expanding marketing activities, to support our business growth. Our selling and marketing expense totaled approximately $380.2 million for the fiscal year ended March 31, 2025.
Ability to Increase Our International Presence
We are a global company delivering our proprietary content and learning solutions in more than 100 countries and in more than 80 languages, with translations adapted to local customs and cultures, as needed. Our international sales force of over 350 employees with local market expertise across key business regions is core to our international strategy. We remain focused on expanding our presence in international markets across both English- and non-English-speaking countries and will do so by leveraging our existing investment in digital solutions. In higher education, we intend to continue investing in bringing local products onto our Connect solution to maintain local relevancy and capitalize on the shift to digital. In K-12, we intend to continue investing in K-12 programs to meet local standards in markets where we have a strong, local K-12 presence, such as Spain and Mexico. We also expect to continue to drive digital growth internationally through the expansion of our ALEKS solutions.

Revenue
K-12
We derive revenue primarily from the sale of digital learning solutions, print offerings and other instructional materials. Our revenue is driven primarily by sales volume and, to a lesser extent, changes in unit pricing. Our revenue is comprised of product sales less an allowance for sales returns. The required revenue deferral period for digital solutions in K-12 is significantly greater than in Higher Education due to the longer, multi-year contractual terms of our customer arrangements in K-12 (typically five to eight years).
Sales volumes are driven primarily by the availability of funding for instructional materials. Most public school districts are largely dependent on state and local funding for the purchase of instructional materials, which correlate with state and local receipts from income, sales and property taxes. Nationally, total state funding for public schools has been trending upward. Through Elementary and Secondary School Emergency Relief funds established in 2020 and 2021, the federal government allotted monies to significantly benefit primary and secondary schools. An increase in available funding for school districts under various stimulus bills passed by the U.S. federal government to combat the impact of COVID-19 was a reason for revenue growth in 2022. The obligation and liquidation of these COVID-19-related federal relief funds expired during the fiscal year ended March 31, 2025. Any districts or state entities that received liquidation extensions have until the end of March 2026 to utilize such federal relief funds.
The varying purchasing cycles across states have a significant impact on our sales volumes. We monitor the purchasing cycles for specific disciplines across states to manage our product development and to plan sales campaigns. Our sales may be materially impacted by the purchasing schedules of states with large K-12 populations such as Florida, California and Texas, which have state wide procurement patterns.
Sales volume in the U.S. K-12 market is also affected by changes in state curriculum standards and by student enrollment. Changes in state curriculum standards require that instructional materials be revised or replaced to align to the new standards, which historically has driven demand for core programs. School enrollment is highly predictable, as it correlates with the overall change in birth rates in the U.S.
Our product pricing is generally determined at the time our products are adopted by a state or district. Price has historically been of lesser importance than curriculum quality and service levels in state and district purchasing decisions. Most of our program offerings are hybrid, incorporating both print and digital elements.
Revenue from print products is recognized when control transfers to the customer which is typically at the time of shipment, which closely aligns with when a school district takes possession of the required number of products at the outset of a multi-year procurement cycle and is included within Transactional Revenue. Print products are typically re-used by students over the multi-year procurement cycle, and school districts will occasionally purchase replacement products due to wear or increasing enrollment over the multi-year procurement cycle. Sales of these replacement products are known as residual sales, from which we derive a significant portion of our revenue. Our online and digital solutions are sold as a subscription, which states and districts pay for at the beginning of a multi-year contract. We typically defer revenue related to online and digital solutions sold as a subscription upfront and recognize it ratably over the term of the subscription period and is included within Re-occurring Revenue. Revenue for multi-year print products (e.g., workbooks) is deferred when we enter into a multi-year contract and is recognized when delivery takes place, often at the beginning of each academic year over the contract term and is included within Re-occurring Revenue. As our customers purchase more of our digital and hybrid learning solutions, the percentage of our revenue that is deferred at the time of sale continues to increase. The total amount of the sale and the cash received upfront for a fully-digital or hybrid program is comparable to a fully print program; however, the time period over which the revenue is recognized increases with the shift to digital. The difference in our revenue recognition policies between print and digital solutions has caused comparisons of current and historical revenue to less accurately reflect the actual sales performance of our business during this time of transition.
Unlike our Higher Education segment, sales returns in our K-12 segment have an immaterial impact on revenue because we sell directly to school districts, which are better able to predict end demand and are limited to primary market purchases.
Higher Education
We derive revenue primarily from the sale of digital learning solutions and content, and instructional materials. Our digital and print revenue is a function of sales volume and, to a lesser extent, changes in unit pricing. Our revenue is comprised of product sales less an allowance for sales returns.
Our business is driven by our ability to maintain and win instructor adoptions and purchasing decisions made by students. Trends in student enrollment impacts the number of students requiring our digital and print solutions. Because instructors are the ultimate decision makers for content and instructional materials to be used in their courses, we compete for instructor adoptions of our products.
After an instructor has adopted our products for use in his or her course, students have the option to purchase new content and instructional materials, purchase used versions of printed materials, rent printed materials or forgo the acquisition of course content and materials altogether. As digital solutions are adopted by more instructors, and increasingly become part of the instructors’ graded curriculum, more students are purchasing our digital solutions. This trend has increased sales of our digital solutions and is resulting in more predictable revenue as sales volumes begin to more closely align with trends in student enrollment. Sales of our digital subscription services provide a predictable and stable revenue stream, with an Annual Net Dollar Retention of 110%, 110% and 106% for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Revenue for our print products is recognized when the performance obligation is satisfied which is at the time of shipment to our distribution partners, who typically order products several weeks before the beginning of an academic semester to ensure sufficient physical product inventory and is included within Transactional Revenue. Revenue for our digital products generally sold as subscriptions, which are paid for at the time of sale or shortly thereafter, are recognized over the term of the subscription period as the performance obligation is satisfied and is included within Re-occurring Revenue. In most cases, students purchase digital products at the beginning of the academic semester, or shortly thereafter, which has tended to shift the timing of revenue to later in the academic year as we sell more digital products and fewer print products. In addition, the difference in our revenue recognition policies between print and digital products has caused comparisons of current and historical revenue to less accurately reflect the actual sales performance of our business during this time of transition.
Revenue is also impacted by our allowance for sales returns. To more accurately reflect the economic impact of returns on our operating performance, we reserve a percentage of our gross sales in anticipation of these returns when calculating our revenue. This reserve has declined in recent years as we shift from sales of print products to digital learning solutions, which experience a much lower return rate.
Global Professional
We derive revenue globally from the sale of digital subscription services and content in both digital and print formats. Our digital and print revenue is a function of sales volume and, to a lesser extent, changes in unit pricing. Our revenue is comprised of product sales less an allowance for sales returns.
Sales volume is driven by demand for subscription-based, professional content and by growth in knowledge-based industries, especially in the medical and engineering fields. We expect the market for professional education resources to grow, particularly among professions that are experiencing more rapid job growth. According to the Bureau of Labor Statistics, the health care and social assistance sector is projected to not only grow most rapidly than other sectors, but it is also projected to create about 33% of all the projected job gains from 2023 to 2033. This increase is expected to result in approximately two million new jobs over the decade in the healthcare industry. We derive a substantial portion of our Global Professional revenue from these two sectors.
Sales of our digital subscription services provide a predictable and stable revenue stream, with an Annual Net Dollar Retention of 105%, 103% and 99% for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Revenue for print products is typically recognized when the performance obligation is satisfied, which is at the point of shipment and is included within Transactional Revenue, while revenue from digital subscriptions is recognized over the term of the subscription period as the performance obligation is satisfied and is included within Re-occurring Revenue. The continued shift from print to digital will increase the percentage of our sales that are deferred at the time of sale and recognized over the contractual term. The difference in our revenue recognition policies between print and digital solutions has caused comparisons of current and historical revenue to less accurately reflect the actual sales performance of our business during this time of transition.
International
We derive revenue primarily from the sale of digital learning solutions and content, print content and instructional materials to the K-12 and higher education markets in more than 100 countries worldwide. Our revenue is a function of the market conditions in the countries in which we operate and our ability to expand our sales to customers in these countries and to new countries. A majority of our international revenue is generated by selling our language products, which were originally created for the U.S. market, internationally with translations adapted to local customs and cultures, as needed. Our revenue is comprised of product sales less an allowance for sales returns.
Our International business covers five major regions. Each of these regions and the underlying country performance can be impacted by the economy, government policy and competitive situations. These regions and the general revenue drivers for each are as follows:
•EMEA: The majority of our business is driven by Higher Education and the sale of original U.S. product translations and adaptations of those products. Our K-12 business in Spain is primarily driven by the development and sale of local original publications and is subject to the cyclical nature of government-driven curriculum renewals. Our K-12 business in the Middle East is primarily driven by print and digital orders for U.S. products as well as translations and adaptations.
•Asia Pacific: Our business is driven by Higher Education and K-12 from English Language Learning and the translation of content into local languages where applicable. Our Australian business is primarily driven by the sale of original U.S. Higher Education product as well as adaptations. In southeast Asia, we operate across many jurisdictions, some of which are subject to volatile political and economic conditions.
•India: Our product portfolio in India primarily consists of local publishing programs, followed by adaptations of U.S. products.
•Latin America: Our business is driven by Higher Education and K-12 (including English Language Learning). From a regional perspective, our largest market is Mexico. The majority of our Higher Education revenue is derived from the sale of original U.S. products that have been translated and/or adapted. Our K-12 business is primarily driven by the development and sale of local/original publications and is subject to the cyclical nature of government-driven curriculum renewals. Latin America’s business is exposed to volatile political and economic conditions.

•Canada: The majority of our business is driven by Higher Education, primarily original U.S. Higher Education products as well as translations and adaptations.
Product pricing varies by region and country with pricing comparable to equivalent products sold in the U.S. in some instances. Within developing economies, price points tend to be lower than in the U.S., dictated by the economic conditions prevalent in that country.
Foreign exchange rates also impact our international revenue as the functional currency is often the local currency of the countries in which we operate. As a result, we are exposed to currency fluctuations in translating our financial results into U.S. dollars. In the fiscal year ended March 31, 2025, approximately 57% of our international sales were denominated in currencies other than the U.S. dollar. We monitor the impact of foreign currency movements and the correlation between local currencies and the U.S. dollar. We also periodically review our hedging strategy and may enter into other arrangements as appropriate.
Revenue recognition for international products is similar to products sold in the U.S. Revenue for print products is typically recognized upon shipment and is included within Transactional Revenue, while revenue from digital subscriptions is recognized over the term of the subscription period and is included within Re-occurring Revenue. The difference in our revenue recognition policies between print and digital solutions has caused comparisons of current and historical revenue to less accurately reflect the actual sales performance of our business during this time of transition.
Cost of Sales (Excluding Depreciation and Amortization)
Cost of sales (excluding depreciation and amortization) include variable costs such as paper, printing and binding, inventory obsolescence, certain transportation and freight costs related to our products, as well as content-related royalty expenses, directly related hosting costs and gratis costs (products provided at no charge as part of the sales transaction) for both print and digital products. Gratis costs are predominately incurred in our K-12 business and vary based upon the level of state sales during a given period.
Due to the inherent subjectivity in the classification of costs between cost of sales and operating and administrative expense across our industry, we do not focus on gross profit or gross margin as key operating metrics for our business. Additionally, the classification of costs between cost of sales and operating and administrative expense does not impact Adjusted EBITDA or Adjusted EBITDA by segment.
Operating and Administrative Expenses
Our operating and administrative expenses include the expenses of our employees and outside vendors engaged in our marketing, selling, editorial and administrative activities as well as product development expenditure amortization. A significant component of our total operating and administrative expense relates to our ongoing investment in our digital ecosystem. These costs are both fixed and variable in nature and while we are committed to continue significant digital investment, our annual expenditures have stabilized as our major initiatives and the build-out of certain foundational capabilities conclude.
Costs associated with design and content creation for both digital and print products are capitalized as a component of product development expenditures. Capitalized product development expenditures are subsequently amortized as a component of operating and administrative expenses.
We incur additional digital related costs, including content tagging and digital solutions hosting, which have increased as the digital transformation continues. We rely primarily on internal resources to develop and maintain our digital platforms, host our digital solutions and tag our digital content, and these costs have no clear attribution to specific products and do not directly correlate to sales of products. As a result, we have classified these costs within operating and administrative expenses.

We incur expense for products provided to decision makers in the educational materials purchasing process as part of our sampling program, primarily in our K-12 business. Annual samples expense can vary significantly depending upon the multi-year procurement cycle and the mix of programs being considered. As our revenue continues to shift from print offerings to digital solutions, we expect the expense incurred for sampling to decline.
As of March 31, 2025, we served over 20,000 institutional customers in more than 100 countries, including approximately 99% of U.S. public K-12 districts, 82% of U.S. higher education institutions and 94% of U.S. medical schools. As of March 31, 2025, we had approximately 1,500 sales professionals worldwide who maintain close relationships with the individual instructors that represent the primary decision makers in the higher education market and the states, school districts and individual schools that primarily make purchase decisions in the K-12 market. We incur significant selling and market expense to maintain and support our extensive sales force. As revenue grows in the future, we expect to see modest increases in selling and marketing expense that will vary with the K-12 sales opportunity in a given year.
Depreciation
Our depreciation expense primarily includes depreciation related to our property, plant and equipment and amortization of our deferred technology costs.
Our property, plant and equipment consists of our buildings, leasehold improvements, furniture, fixtures and equipment. Buildings are depreciated over varying periods from 10 to 40 years, leasehold improvements are depreciated over the shorter of the life of the lease or the life of the asset and furniture, fixtures and equipment are depreciated over varying periods not exceeding 12 years. We record depreciation on a straight-line basis over the asset's estimated useful life. Our deferred technology costs consist of certain software development and website implementation costs. These costs are amortized from the period the software is ready for its intended use over its estimated useful life, generally three years, using the straight-line method.
Depreciation expense for the fiscal years ended March 31, 2025, 2024 and 2023 was $66.7 million, $53.0 million and $44.6 million, respectively.
Amortization of Intangibles
Our intangible asset amortization expense primarily includes the amortization of acquired intangible assets consisting of customer relationships, content rights, trade names and technology. The largest component of our intangibles asset balance is related to content which is amortized over a period of 10 to 15 years. The remaining balances are being amortized over varying periods of time from one to 14 years from the date of acquisition.
Intangible asset amortization expense for the fiscal years ended March 31, 2025, 2024 and 2023 was $239.0 million, $254.9 million and $270.2 million, respectively.
Interest Expense (Income), Net
Our interest expense (income), net primarily includes interest related to our indebtedness, including the amortization of deferred financing fees and debt discounts, and outstanding finance lease and other financing obligations.
Interest expense varies based on the amount of indebtedness outstanding and the rates at which we were able to secure the indebtedness. The interest rate applicable to borrowings under the A&E Term Loan Facility is based on either, at our option, (1) the base rate, subject to a floor of 1.50% per annum, plus an applicable margin (which is 2.25% for the A&E Term Loan Facility following the repricing on February 6, 2025) or (2) Term SOFR, subject to a floor of 0.50% per annum, plus an applicable margin (which is 3.25% for the A&E Term Loan Facility following the repricing on February 6, 2025). As a result, changes in Term SOFR can impact interest expense.

Interest expense for the fiscal years ended March 31, 2025, 2024 and 2023 was $293.4 million, $326.4 million and $278.2 million, respectively.
Product Development Expenditures and Amortization
Product development costs include the pre-publication cost of developing educational content and the development of assessment solution products. Costs incurred prior to the publication date of a title or release date of a product represent activities associated with product development. These may be performed internally or outsourced to subject matter specialists and include, but are not limited to, editorial review and fact verification, graphic art design and layout and the process of conversion from print to digital media or within various formats of digital media. These costs are capitalized when the costs can be directly attributable to a project or title and the title is expected to generate probable future economic benefits. Capitalized costs are amortized upon publication of the title over its estimated useful life of up to six years, with a higher proportion of the amortization typically taken in the earlier fiscal years.
Over the last several years, we have optimized our product development expenditures to emphasize investment in content that can be leveraged across our full range of products, which maximizes our long-term returns on this investment. This has been accomplished, in part, by leveraging our digital ecosystem, which supports ongoing innovation, development and maintenance of our technology platforms.
Product development expenditure demands differ by business segment for a variety of reasons, including the speed with which the digital transformation has occurred. Our product development expenditures to create content used in our adaptive tools, product is increasing. This foundational investment is expected to reduce the variability of product development expenditures in the future as we are able to leverage the content across the business.
K-12
Product development expenditures in the K-12 segment relate to content development, mostly at the direction of our K-12 product development teams. Product development expenditures are incurred for external content development, permissions, artwork and content design for both print and digital products. New programs such as reading, math, social studies or science are typically published around the procurement cycles for large states such as California, Texas and Florida. Product development expenditures are typically spent up to three years prior to the sales year. The product development expenditures for the fiscal years ended March 31, 2025, 2024 and 2023 was $51.4 million, $38.3 million and $30.7 million, respectively.
Higher Education
Product development expenditures in the Higher Education segment relate to the development of products across all disciplines, since the content is often created by authors on a royalty basis. We develop “first editions,” which are new titles or programs that can be revised over time based on market acceptance. As we continue our digital transformation, our product development expenditures are increasingly related to content for our platforms. Development of the technology underlying our digital products is either supported by our digital ecosystem with costs recorded in operating expenses, or capitalized if a new capability is developed (i.e., new product). Product development expenditures are typically incurred in the year before the copyright. The product development expenditures for the fiscal years ended March 31, 2025, 2024 and 2023 was $23.2 million, $21.4 million and $25.9 million, respectively.
Global Professional
Product development expenditures in the Global Professional segment relate to new titles and revisions, similar to the Higher Education segment, and include activities related to the creation of the actual product, since the content is often created by authors on a royalty basis. Product development expenditures are typically incurred in the year before the copyright. The product development expenditures for the fiscal years ended March 31, 2025, 2024 and 2023 was $7.1 million, $8.1 million and $8.7 million, respectively.
International
Product development expenditures in the International segment relate to locally developed products or adaptations and translations of existing K-12 and Higher Education products in both digital and print format. Similar to our Higher Education and Global Professional segments, product development expenditures are typically spent in the year before the copyright is established. The product development expenditures for the fiscal years ended March 31, 2025, 2024 and 2023 was $8.3 million, $6.9 million and $5.2 million, respectively.
Capital Expenditures
Capital expenditures relate to expenditures for fixed assets, leasehold improvements and software development. The expense related to these purchases is recorded as depreciation in our statement of operations over the useful life of the asset. Our capital expenditures vary based upon the level of digital investment being made as well as the timing of the real estate investments. For the fiscal years ended March 31, 2025, 2024 and 2023 our capital expenditures was $71.1 million, $82.0 million and $70.0 million, respectively.

Key Operating Metrics
In addition to our GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Re-occurring Revenue and Transactional Revenue
Re-occurring Revenue represents revenue from offerings that are generally sold as digital subscriptions and multi-year print products. Revenue from digital subscriptions, which are paid for at the time of sale or shortly thereafter, is recognized ratably over the term of the subscription period as the performance obligation is satisfied. For multi-year print products (e.g., workbooks), which are paid for at the beginning of the contract period, each academic year represents a distinct performance obligation. Revenue is recognized upon delivery to the customer for each respective academic year. Re-occurring Revenue serves as a key operating metric used by management as it offers valuable insight into the subscription-based nature of our business. For the fiscal years ended March 31, 2025, 2024 and 2023 Re-occurring Revenue represented approximately 69%, 67% and 63% of total revenue, respectively.
Transactional Revenue includes revenue from both print and digital offerings. Revenue from print offerings is recognized at the point of shipment and revenue from digital offerings are recognized at the time of delivery. In addition, revenues for amounts billed to customers in a sales transaction for shipping and handling are included in Transactional Revenue. For the fiscal years ended March 31, 2025, 2024 and 2023, Transactional Revenue represented approximately 31%, 33% and 37% of total revenue, respectively.
Annual Net Dollar Retention
We believe that our ability to retain and grow Re-occurring Revenues from our existing customers over time strengthens the stability and predictability of our total revenue base and is reflective of the value we deliver to them through upselling and cross selling across our suite of solutions to our existing customers. We assess our performance in our Higher Education and Global Professional segments using Annual Net Dollar Retention (“NDR”), which serves as a key operating metric used by management for evaluating the trajectory of digital subscription revenue growth within our existing customer base. Our ability to retain existing customers serves as a leading indicator of our digital subscription-based revenues and cash flows for the subsequent reporting period. It encompasses renewals, expansions, contractions, price increases, and attrition, providing valuable insights into customer engagement and satisfaction.
However, NDR is not applicable to our K-12 segment, as purchasing decisions are typically made at the state or district level, often involving multi-year contracts and varying purchasing cycles across states, that do not align with the renewal, expansion, contraction, and attrition dynamics that NDR measures. Similarly, NDR does not apply to our International segment, as it encompasses higher education and K-12 markets, each with distinct purchasing behaviors, contract structures, and funding mechanisms. This variability across these markets makes it challenging to apply a consistent NDR calculation, limiting its effectiveness as a metric for the International segment.
We calculate NDR by dividing (a) the digital subscription amounts invoiced to existing customers during the year, inclusive of changes in enrollment, price changes and attrition by (b) the digital subscription amounts invoiced to such customers for the comparable prior year.
Remaining Performance Obligation
Our Remaining Performance Obligations (“RPO”) represent the total contracted future revenue that has not yet been recognized. RPO is associated with our digital subscriptions and multi-year print products and is impacted by various factors, including the timing of renewals and purchases, contract durations, and seasonal trends. Given these influencing factors, RPO should be evaluated alongside Re-occurring Revenue and other financial metrics disclosed within this prospectus. RPO serves as a key operating metric used by management as it offers visibility into future revenue and facilitates the assessment of long-term growth sustainability.
While we believe that the above key operating metrics provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management, it is important to note that other companies, including companies in our industry, may not use these metrics, may calculate them differently, may have different frequencies or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of Re-occurring Revenue, Transactional Revenue, NDR or RPO as a comparative measure.
Re-occurring Revenue and Transactional Revenue for the Fiscal Years Ended March 31, 2025, 2024 and 2023

	Year Ended March 31, 2025			Year Ended March 31, 2024
($ in thousands)	Re-occurring Revenue	Transactional Revenue	Total	Re-occurring Revenue	Transactional Revenue	Total
K-12	$602,040	$368,444	$970,484	$553,856	$350,999	$904,855
Higher Education	666,748	115,862	782,610	584,837	117,350	702,187
Global Professional	95,094	54,494	149,588	87,938	65,141	153,079
International	92,959	108,443	201,402	87,918	112,546	200,464
Other	—	(2,785)	(2,785)	—	(107)	(107)
Total Revenue	$1,456,841	$644,458	$2,101,299	$1,314,549	$645,929	$1,960,478

	Year Ended March 31, 2023
($ in thousands)	Re-occurring Revenue	Transactional Revenue	Total
K-12	$543,834	$414,147	$957,981
Higher Education	532,258	121,924	654,182
Global Professional	75,223	72,678	147,901
International	71,236	116,699	187,935
Other	—	(226)	(226)
Total Revenue	$1,222,551	$725,222	$1,947,773
NDR as of March 31, 2025, 2024 and 2023

	Year Ended March 31,
	2025	2024	2023
NDR
Higher Education	110%	110%	106%
Global Professional	105%	103%	99%
RPO as of March 31, 2025 and 2024

($ in thousands)	March 31, 2025	March 31, 2024
RPO by Segment:
K-12	$1,279,585	$1,122,019
Higher Education	297,316	295,242
Global Professional	62,348	59,711
International	33,407	33,168
Other	3,531	927
Total RPO	$1,676,187	$1,511,067

Results of Operations
Consolidated Operating Results for the Fiscal Years Ended March 31, 2025 and 2024
The following tables set forth certain historical consolidated financial information for the fiscal years ended March 31, 2025 and 2024. The following tables and discussion should be read in conjunction with the information contained in our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended March 31,
($ in thousands)	2025	2024	$ Change	% Change
Revenue	$2,101,299	$1,960,478	$140,821	7.2%
Cost of sales (excluding depreciation and amortization)	422,294	420,331	1,963	0.5%
Gross profit	1,679,005	1,540,147	138,858	9.0%
Operating expenses
Operating and administrative expenses	1,066,496	1,027,427	39,069	3.8%
Depreciation	66,688	52,985	13,703	25.9%
Amortization of intangibles	239,014	254,937	(15,923)	(6.2)%
Impairment charge	—	49,500	(49,500)	(100.0)%
Total operating expenses	1,372,198	1,384,849	(12,651)	(0.9)%
Operating income (loss)	306,807	155,298	151,509	n/m
Interest expense (income), net	293,446	326,438	(32,992)	(10.1)%
(Gain) loss on extinguishment of debt	2,719	(3,415)	6,134	(179.6)%
Income (loss) from operations before taxes	10,642	(167,725)	178,367	(106.3)%
Income tax provision (benefit)	96,481	25,294	71,187	n/m
Net income (loss)	$(85,839)	$(193,019)	$107,180	(55.5)%
Revenue

	Year Ended March 31,
($ in thousands)	2025	2024	$ Change	% Change
Revenue by Segment:
K-12	$970,484	$904,855	$65,629	7.3%
Higher Education	782,610	702,187	80,423	11.5%
Global Professional	149,588	153,079	(3,491)	(2.3)%
International	201,402	200,464	938	0.5%
Other	(2,785)	(107)	(2,678)	n/m
Total Revenue	$2,101,299	$1,960,478	$140,821	7.2%
Revenue for the fiscal years ended March 31, 2025 and 2024 was $2,101.3 million and $1,960.5 million, respectively, representing an increase of $140.8 million, or 7.2%. The increase was driven by the segment factors described below.

K-12
K-12 revenue for the fiscal years ended March 31, 2025 and 2024 was $970.5 million and $904.9 million, respectively, representing an increase of $65.6 million, or 7.3%. The increase was primarily due to:
•the timing of deferred revenue recognition related to prior year English Language Arts (“ELA”) market opportunity sales, resulting in approximately $48.2 million higher Re-occurring Revenue recognition in the current period; and
•higher Transactional Revenue of approximately $17.4 million, driven by the strong performance in Texas and Florida science markets, with particularly high capture rates in Texas.
Higher Education
Higher Education revenue for the fiscal years ended March 31, 2025 and 2024 was $782.6 million and $702.2 million, respectively, representing an increase of $80.4 million, or 11.5%. The increase was primarily due to:
•higher Re-occurring Revenue of approximately $81.9 million, primarily driven by the increased adoption of digital products, including 23% growth in Inclusive Access sales in the fiscal year ended March 31, 2025, as well as continued growth in U.S. enrollments and market share gains; and
•favorable product returns of approximately $15.4 million, driven by lower than expected returns from a key distribution partner and a decline in returns due to the continued growth of sales in our digital products, including sales through our Inclusive Access distribution channel; partially offset by
•the ongoing migration from print to digital learning solutions, resulting in a decline in Transactional Revenue from print offerings of approximately $16.9 million.
Global Professional
Global Professional revenue for the fiscal years ended March 31, 2025 and 2024 was $149.6 million and $153.1 million, respectively, representing a decrease of $3.5 million, or 2.3%. The decrease was primarily due to:
•lower Transactional Revenue of approximately $10.6 million, largely attributable to a decline in print offerings. That decline reflects the continued execution of the strategic initiative, launched in the prior year, to sunset non-core print titles; partially offset by
•higher Re-occurring Revenue from digital subscriptions of approximately $7.2 million, primarily driven by improved retention rates of existing customers and the timing of deferred revenue recognition related to prior period sales.
International
International revenue for the fiscal years ended March 31, 2025 and 2024 was $201.4 million and $200.5 million, respectively, representing an increase of $0.9 million, or 0.5%. The increase was primarily due to higher Re-occurring Revenue from digital subscriptions of approximately $5.0 million as a result of growth in the Middle East market and the shift towards digital products within our Higher Education business. This was partially offset by a decline in Transactional Revenue of approximately $4.1 million due to the shift towards digital subscription products.

Cost of Sales (Excluding Depreciation and Amortization)
Cost of sales (excluding depreciation and amortization) for the fiscal years ended March 31, 2025 and 2024 was $422.3 million and $420.3 million, respectively, representing an increase of $2.0 million, or 0.5%. The increase was primarily due to:
•higher royalty costs of approximately $10.4 million and higher freight and other direct fulfillment costs of approximately $2.7 million, consistent with the growth in revenue; partially offset by
•lower manufacturing costs of approximately $6.4 million, due to the continued shift towards digital sales and the continued execution of the strategic initiative, launched in the prior year, to sunset non-core print titles in our Global Professional business; and
•lower inventory obsolescence reserve of approximately $4.7 million, resulting from a significantly reduced inventory balance due to the shift toward digital sales and the timing of K-12 market opportunities.
Operating and Administrative Expenses
Operating and administrative expenses for the fiscal years ended March 31, 2025 and 2024 was $1,066.5 million and $1,027.4 million, respectively, representing an increase of $39.1 million, or 3.8%. The increase was primarily due to:
•higher salaries and wages of approximately $39.5 million, primarily resulting from higher incentive compensation due to a stronger than expected business performance;
•higher travel, entertainment and other operating expenses of approximately $14.1 million, primarily due to higher selling and marketing expense to drive sales growth;
•higher sales force and depository sales commission of approximately $7.1 million, driven by higher revenue and changes in the product sales mix within our K-12 business; and
•prior year gain of approximately $2.0 million from the sale of a real estate property; partially offset by
•lower credit losses on accounts receivable of approximately $8.6 million, primarily due to a decrease in the reserves for credit losses in the current period driven by a lower account receivable balance related to certain customers with higher risk characteristics;
•lower restructuring expense of approximately $7.6 million, resulting from initiatives implemented in the prior period;
•lower promotional sample expense of approximately $3.6 million, due to smaller K-12 market opportunities in fiscal year 2026;
•lower occupancy expense of approximately $2.9 million, driven by the strategic rationalization of our real estate properties to optimize cost efficiency; and
•lower legal and professional fees of approximately $1.7 million, primarily due to costs incurred in the prior year related to our defense against the litigation referenced in Note 21, “Commitments and Contingencies” to our consolidated financial statements.
Depreciation and Amortization of Intangibles
Depreciation and amortization expenses for the fiscal years ended March 31, 2025 and 2024 were $305.7 million and $307.9 million, respectively, representing a decrease of $2.2 million, or 0.7%. The decrease was driven primarily by lower amortization expense related to the use of an accelerated method of amortization for our content intangible assets, partially offset by higher amortization expense related to software development projects that were completed and put into service during the period.
Impairment Charge
There were no impairment charges for the fiscal year ended March 31, 2025.
We recorded an impairment charge of $49.5 million for the fiscal year ended March 31, 2024, of which, $40.5 million related to the impairment of goodwill of our Global Professional reporting unit and $9.0 million related to the impairment of our Global Professional indefinite-lived intangible trademarks. The impairments resulted primarily from a revision of previously projected revenues given the strategic decision to sunset certain non-core front-list print titles and to re-invest into higher margin digital medical and engineering portfolios.
Interest Expense (Income), Net
Interest expense (income), net, for the fiscal years ended March 31, 2025 and 2024 was $293.4 million and $326.4 million, respectively, representing a decrease of $33.0 million, or 10.1%. The decrease was primarily attributable to lower interest expense from refinancing our A&E Term Loan Facility, which reduced our variable rate indebtedness by $749.6 million, partially offset by an increase in interest expense associated with the issuance of $650.0 million in aggregate principal amount of 2024 Secured Notes in August 2024. See Note 11, "Debt" in our consolidated financial statements for further details.
(Gain) Loss on Extinguishment of Debt
During the fiscal year ended March 31, 2025, in connection with the 2024 Refinancing Transactions, we recorded a loss on extinguishment of debt of $2.7 million, inclusive of write-offs of then existing unamortized debt discount and deferred financing fees of $1.0 million and $0.3 million, respectively, and new debt discount fees of $1.4 million.
During the fiscal year ended March 31, 2024, we repurchased $50.0 million face value of the 2022 Unsecured Notes for $44.5 million. We recorded a gain on extinguishment of debt of $3.4 million, which consisted of a $5.5 million redemption discount, partially offset by the write-off of unamortized debt discount and deferred financing fees of $1.7 million and $0.4 million, respectively, related to the portion of debt accounted for as an extinguishment.
Income Tax Provision (Benefit)
For the fiscal years ended March 31, 2025 and 2024, the income tax provision (benefit) was $96.5 million and $25.3 million, and the effective tax rate was 906.6% and (15.1)%, respectively.
For the fiscal years ended March 31, 2025 and 2024, our forecasts indicate that the reversal of existing temporary differences and carryforwards will not be sufficient to support the realizability of all net domestic deferred tax assets, mainly driven by disallowed interest expense under Code Section 163(j). As a result, our income tax provision reflects a valuation allowance on net federal and state deferred tax assets.
For the fiscal years ended March 31, 2025 and 2024, a valuation allowance is recorded for certain foreign deferred tax assets due to the negative evidence of cumulative book losses with no deferred tax benefit recognized for certain foreign losses on operations.
For the fiscal year ended March 31, 2025, the effective tax rate was different than the U.S. federal statutory tax rate, primarily due to the domestic and international valuation allowances and current state income taxes. For the fiscal year ended March 31, 2024, the effective tax rate was different than the U.S. federal statutory tax rate, primarily due to the domestic and international valuation allowances, current state income taxes, and impairment of goodwill, for which no income tax benefit was recognized.

The Organization for Economic Cooperation and Development has proposed model rules to enact a global minimum tax rate of at least 15% of reported profits for large multinational companies beginning in 2024 (“Pillar Two”). Each country must enact legislation to apply Pillar Two, but countries may enact Pillar Two differently than the model rules and on different timelines and may adjust domestic incentives in response to Pillar Two. Additionally, in January 2025, the United States issued an executive order announcing opposition to aspects of Pillar Two. The enactment of Pillar Two legislation is not expected to have a material effect on our financial position. We will continue to monitor and reflect the impact of such legislative changes in future periods, as appropriate.
Adjusted EBITDA by Segment for the Fiscal Years Ended March 31, 2025 and 2024
Adjusted EBITDA by segment is determined and presented in accordance with Accounting Standards Codification, or ASC, Topic 280, Segment Reporting. Adjusted EBITDA by segment is a measure used by our Chief Operating Decision Maker (“CODM”) to assess the performance of our segments. We exclude from Adjusted EBITDA by segment: interest expense (income), net, income tax (benefit) provision, depreciation, amortization and product development amortization and certain transactions or adjustments that our CODM does not consider for the purposes of making decisions to allocate resources among segments or assessing segment performance. In addition, Adjusted EBITDA by segment is calculated in a manner consistent with the definition and meaning of our Adjusted EBITDA Non-GAAP measure, see “—Non-GAAP Financial Measures—EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.”

	Year Ended March 31,
($ in thousands)	2025	2024	$ Change	% Change
Adjusted EBITDA by Segment:
K-12	$305,333	$291,366	$13,967	4.8%
Higher Education	350,862	290,231	60,631	20.9%
Global Professional	45,105	43,402	1,703	3.9%
International	35,742	30,926	4,816	15.6%
Other	(10,252)	693	(10,945)	n/m
K-12
K-12 Adjusted EBITDA for the fiscal years ended March 31, 2025 and 2024 was $305.3 million and $291.4 million, respectively, representing an increase of $14.0 million, or 4.8%. The increase was primarily due to:
•higher revenue of approximately $65.6 million as discussed under “—Consolidated Operating Results for the Fiscal Years Ended March 31, 2025 and 2024—K-12”; and
•lower promotional sample expense of approximately $3.5 million, due to smaller K-12 market opportunities in fiscal year 2026; partially offset by
•higher manufacturing, freight and other direct fulfillment costs of approximately $17.5 million, attributable to higher Re-occurring and Transactional Revenue from print offerings;
•higher corporate cost allocation of approximately $13.3 million;
•higher salaries and wages of approximately $10.2 million, primarily resulting from higher incentive compensation due to a stronger than expected business performance; and
•higher royalty costs of approximately $8.5 million, primarily attributable to higher revenue resulting from strong performance in Texas and Florida science markets, as well as changes in the product sales mix; and

•higher depository and sales force sales commission of approximately $4.3 million, driven by higher revenue and changes in the product sales mix.
Higher Education
Higher Education Adjusted EBITDA for the fiscal years ended March 31, 2025 and 2024 was $350.9 million and $290.2 million, respectively, representing an increase of $60.6 million, or 20.9%. The increase was primarily due to:
•higher revenue of $80.4 million as discussed under “—Consolidated Operating Results for the Fiscal Years Ended March 31, 2025 and 2024—Higher Education”; and
•lower credit losses on accounts receivable of approximately $8.0 million primarily due to a decrease in the reserves for credit losses in the current period driven by a lower account receivable balance related to certain customers with higher risk characteristics; partially offset by
•higher salaries and wages of approximately $8.2 million, primarily resulting from higher incentive compensation due to a stronger than expected business performance;
•higher royalty costs of approximately $5.9 million, consistent with the growth in revenue;
•higher corporate cost allocation of approximately $5.6 million; and
•higher sales force sales commission of approximately $5.9 million, consistent with the growth in revenue.
Global Professional
Global Professional Adjusted EBITDA for the fiscal years ended March 31, 2025 and 2024 was $45.1 million and $43.4 million, respectively, representing an increase of $1.7 million or 3.9%. The increase was primarily due to:
•lower manufacturing, freight and other direct fulfillment costs of approximately $3.8 million, due to lower Transactional Revenue from print offerings;
•lower compensation expenses of approximately $2.4 million, resulting from restructuring initiatives implemented in the prior year; and
•lower inventory obsolescence reserve of approximately $1.1 million, resulting from a significantly reduced inventory balance due to the shift toward digital subscription sales; partially offset by
•lower revenue of $3.5 million as discussed under “—Consolidated Operating Results for the Fiscal Years Ended March 31, 2025 and 2024—Global Professional”; and
•higher corporate cost allocation of approximately $2.5 million.
International
International Adjusted EBITDA for the fiscal years ended March 31, 2025 and 2024 was $35.7 million and $30.9 million, respectively, representing an increase of $4.8 million, or 15.6%. The increase was primarily due to:
•lower royalty and manufacturing costs of approximately $4.0 million, primarily attributable to changes in the product sales mix;
•lower compensation expenses of approximately $2.4 million, resulting from restructuring initiatives implemented in the prior year; and

•higher revenue of $0.9 million as discussed under “—Consolidated Operating Results for the Fiscal Years Ended March 31, 2025 and 2024—International”; partially offset by
•higher corporate cost allocation of approximately $3.1 million.

Results of Operations
Consolidated Operating Results for the Fiscal Years Ended March 31, 2024 and 2023
The following tables set forth certain historical consolidated financial information for the fiscal years ended March 31, 2024 and 2023. The following tables and discussion should be read in conjunction with the information contained in our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended March 31,
($ in thousands)	2024	2023	$ Change	% Change
Revenue	$1,960,478	$1,947,773	$12,705	0.7%
Cost of sales (excluding depreciation and amortization)	420,331	464,555	(44,224)	(9.5)%
Gross profit	1,540,147	1,483,218	56,929	3.8%
Operating expenses
Operating and administrative expenses	1,027,427	1,044,639	(17,212)	(1.6)%
Depreciation	52,985	44,558	8,427	18.9%
Amortization of intangibles	254,937	270,192	(15,255)	(5.6)%
Impairment charge	49,500	312,000	(262,500)	(84.1)%
Total operating expenses	1,384,849	1,671,389	(286,540)	(17.1)%
Operating income (loss)	155,298	(188,171)	343,469	n/m
Interest expense (income), net	326,438	278,219	48,219	17.3%
(Gain) loss on extinguishment of debt	(3,415)	(4,552)	1,137	(25.0)%
Other (income) expense	—	(8,000)	8,000	n/m
Income (loss) from operations before taxes	(167,725)	(453,838)	286,113	(63.0)%
Income tax provision (benefit)	25,294	(49,734)	75,028	n/m
Net income (loss)	$(193,019)	$(404,104)	$211,085	(52.2)%
Revenue

	Year Ended March 31,
($ in thousands)	2024	2023	$ Change	% Change
Revenue by Segment:
K-12	$904,855	$957,981	$(53,126)	(5.5)%
Higher Education	702,187	654,182	48,005	7.3%
Global Professional	153,079	147,901	5,178	3.5%
International	200,464	187,935	12,529	6.7%
Other	(107)	(226)	119	(52.7)%
Total Revenue	$1,960,478	$1,947,773	$12,705	0.7%
Revenue for the fiscal years ended March 31, 2024 and 2023 was $1,960.5 million and $1,947.8 million, respectively, representing an increase of $12.7 million, or 0.7%. The increase was driven by the segment factors described below.

K-12
K-12 revenue for the fiscal years ended March 31, 2024 and 2023 was $904.9 million and $958.0 million, respectively, representing a decrease of $53.1 million, or 5.5%. The decrease was primarily due to:
•lower print revenue of approximately $64.0 million resulting from a smaller market opportunity in the current period; partially offset by
•the timing of deferred revenue recognition related to prior and current period sales resulting in an increase of approximately $10.9 million in revenue recognition in the current period.
Higher Education
Higher Education revenue for the fiscal years ended March 31, 2024 and 2023 was $702.2 million and $654.2 million, respectively, representing an increase of $48.0 million, or 7.3%. The increase was primarily due to:
•higher digital revenue of approximately $48.8 million, which was primarily driven by the increased adoption of digital products, most notably a 25% growth in Inclusive Access sales. Additionally, improved customer retention rate related to digital products, growth in U.S. enrollment for the first time post-COVID-19 pandemic and a 93 basis point market share gain compared to the prior year; and
•the ongoing migration from print to digital learning solutions, resulting in:
◦favorable product returns of approximately $16.1 million; partially offset by
◦a decline in print revenue of approximately $15.8 million.
Global Professional
Global Professional revenue for the fiscal years ended March 31, 2024 and 2023 was $153.1 million and $147.9 million, respectively, representing an increase of $5.2 million, or 3.5%. The increase was primarily due to:
•higher digital revenue of approximately $4.5 million due to the Boards & Beyond Acquisition in December 2022; and
•the timing of deferred revenue recognition related to prior period sales resulting in an increase of approximately $6.2 million in revenue recognition in the current period; partially offset by
•lower print revenue of approximately $5.7 million due to a shift towards digital product sales.
International
International revenue for the fiscal years ended March 31, 2024 and 2023 was $200.5 million and $187.9 million, respectively, representing an increase of $12.5 million, or 6.7%. The increase was primarily due to the growth in the Middle East and Spain K-12 markets as well as growth in the Canadian higher education market supported by increased digital adoption and higher enrollments.

Cost of Sales (Excluding Depreciation and Amortization)
Cost of sales (excluding depreciation and amortization) for the fiscal years ended March 31, 2024 and 2023 was $420.3 million and $464.6 million, respectively, representing a decrease of $44.2 million, or 9.5%. The decrease was primarily due to:
•lower manufacturing and freight costs of approximately $23.2 million and $27.1 million, respectively, due to lower print sales within our K-12 segment resulting from a smaller market opportunity in the current period; partially offset by
•the timing of deferred royalty cost recognition related to prior period sales which included a higher proportion of products that are subject to higher royalty rates. This resulted in an increase of approximately $6.0 million in royalty costs in the current period.
Operating and Administrative Expenses
Operating and administrative expenses for the fiscal years ended March 31, 2024 and 2023 was $1,027.4 million and $1,044.6 million, respectively, representing a decrease of $17.2 million, or 1.6%. The decrease was primarily due to:
•lower professional fees of approximately $13.0 million due to cost control initiatives;
•the prior period recognition of approximately $15.6 million of post-combination compensation expense related to the stock-based compensation awards that converted to service-based liability expenses related to the accelerated vesting of outstanding stock-based awards in connection with the Acquisition;
•lower depository sales commission of approximately $8.5 million within our K-12 segment due to a smaller market opportunity in the current period and the mix of state product sales;
•lower miscellaneous expenses, including sales conferences and meetings and third-party expenses of approximately $4.6 million due to reduced hiring activity in the current period and an ongoing focus on cost control initiatives; and
•a gain of approximately $2.0 million from the sale of a real estate property; partially offset by
•higher compensation expenses of approximately $5.7 million resulting from an increase in headcount due to go-to-market investments across the business to increase retention and product engagement as well as due to the annual merit-based compensation increase;
•higher restructuring expense of approximately $10.9 million as part of our formal restructuring initiatives;
•higher credit losses on accounts receivable of approximately $7.0 million primarily due to an additional allowance of $5.0 million recorded in the current year related to certain customers as a result of changes in the risk characteristics of the related account receivables; and
•higher sales force sales commission of approximately $2.5 million due to go-to-market investments to increase retention and product engagement, primarily at our Higher Education segment.
Depreciation and Amortization of Intangibles
Depreciation and amortization expenses for the fiscal years ended March 31, 2024 and 2023 were $307.9 million and $314.8 million, respectively, representing a decrease of $6.8 million, or 2.2%. The decrease was driven primarily by lower amortization expense related to the use of an accelerated method of amortization for our content intangible assets.

Impairment Charge
We recorded an impairment charge of $49.5 million for the fiscal year ended March 31, 2024, of which, $40.5 million related to the impairment of goodwill of our Global Professional reporting unit and $9.0 million related to the impairment of our Global Professional indefinite-lived intangible trademark. The impairments resulted primarily from a revision of previously projected revenues given the strategic decision to sunset certain non-core front-list print titles and to re-invest into higher margin digital medical, engineering, and science portfolios.
We recorded an impairment charge of $312.0 million for the fiscal year ended March 31, 2023, of which, $185.0 million related to the impairment of goodwill of our Higher Education reporting unit and $73.0 million of our International reporting unit, primarily due to a revision of previously projected revenue, as well as changes in the discount rates and market multiples given current market conditions. The remaining impairment charge related to the impairment of our Higher Education, Global Professional and International indefinite-lived intangible trademarks of $45.0 million, $6.0 million and $3.0 million, respectively. The indefinite-lived intangible trademark impairment resulted primarily from a revision of previously projected revenue given current market conditions and an increase in the discount rate due to a rising interest rate environment.
Interest Expense (Income), Net
Interest expense (income), net, for the fiscal years ended March 31, 2024 and 2023 was $326.4 million and $278.2 million, respectively, representing an increase of $48.2 million, or 17.3%. The increase was primarily due to higher interest expense related to our variable rate Term Loan Facility in comparison to the prior period due to the Federal Reserve increasing the benchmark interest rate.
(Gain) Loss on Extinguishment of Debt
During the fiscal year ended March 31, 2024, we repurchased $50.0 million face value of the 2022 Unsecured Notes, which were accounted for in accordance with ASC Topic 470-50, Debt—Modifications and Extinguishments. As a result, we recorded a gain on extinguishment of debt of $3.4 million, which consisted of a $5.5 million redemption discount, partially offset by the write-off of deferred financing fees and unamortized debt discount of $0.4 million and $1.7 million, respectively, related to the portion of debt accounted for as an extinguishment.
During the fiscal year ended March 31, 2023, we repurchased $71.5 million face value of the 2022 Secured Notes and $28.5 million face value of the 2022 Unsecured Notes, which were accounted for in accordance with ASC Topic 470-50, Debt—Modifications and Extinguishments. As a result, we recorded a gain on extinguishment of debt of $4.6 million, which consisted of a $9.0 million redemption discount, partially offset by the write-off of unamortized deferred financing fees and debt discount of $0.8 million and $3.6 million, respectively, related to the portion of debt accounted for as an extinguishment.
Other (Income) Expense
During the fiscal year ended March 31, 2023, we recognized a gain of $8.0 million resulting from the favorable settlement of a copyright infringement lawsuit filed in 2021.
Income Tax Provision (Benefit)
For the fiscal years ended March 31, 2024 and 2023, the income tax provision (benefit) was $25.3 million and $(49.7) million, and the effective tax rate was (15.1)% and 11.0%, respectively.
We historically have carried a valuation allowance on domestic deferred tax assets due to the negative evidence of cumulative book losses. In connection with the acquisition method of accounting for the Acquisition, on August 1, 2021, we provided deferred tax liabilities, for the difference in fair value over carryover tax basis, in excess of deferred tax assets. As a result, we determined that a valuation allowance was no longer required on our domestic deferred tax assets. Accordingly, for the fiscal year ended March 31, 2023, an income tax benefit was recorded on domestic book losses.
For the fiscal year ended March 31, 2024, our forecasts reflect that the reversal of existing temporary differences and carryforwards will not be sufficient to support the realizability of all net domestic deferred tax assets, mainly driven by disallowed interest expense under Code Section 163(j). As a result, our income tax provision reflects a valuation allowance on net federal and state deferred tax assets.
For the fiscal years ended March 31, 2024 and 2023, a valuation allowance continues to be recorded for certain foreign deferred tax assets due to the negative evidence of cumulative book losses with no deferred tax benefit recognized for certain foreign losses on operations.
For the fiscal year ended March 31, 2024, the effective tax rate was different than the U.S. federal statutory tax rate primarily due to the domestic and international valuation allowances, current state income taxes, and impairment of goodwill, for which no income tax benefit was recognized. For the fiscal year ended March 31, 2023, the effective tax rate was different than the U.S. federal statutory rate primarily due to the impairment of goodwill, for which no income tax benefit was recognized.
The Organization for Economic Cooperation and Development has proposed model rules to enact a global minimum tax rate of at least 15% of reported profits for large multinational companies beginning in 2024 (“Pillar Two”). Each country must enact legislation to apply Pillar Two, but countries may enact Pillar Two differently than the model rules and on different timelines and may adjust domestic incentives in response to Pillar Two. The enactment of Pillar Two legislation is not expected to have a material effect on our financial position. We will continue to monitor and reflect the impact of such legislative changes in future periods, as appropriate.
Adjusted EBITDA by Segment for the Fiscal Years Ended March 31, 2024 and 2023
Adjusted EBITDA by segment is determined and presented in accordance with Accounting Standards Codification, or ASC, Topic 280, Segment Reporting. Adjusted EBITDA by segment is a measure used by our CODM to assess the performance of our segments. We exclude from Adjusted EBITDA by segment: interest expense (income), net, income tax (benefit) provision, depreciation, amortization and product development amortization and certain transactions or adjustments that our CODM does not consider for the purposes of making decisions to allocate resources among segments or assessing segment performance. In addition, Adjusted EBITDA by segment is calculated in a manner consistent with the definition and meaning of our Adjusted EBITDA Non-GAAP measure, see “—Non-GAAP Financial Measures—EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.”

	Year Ended March 31,
($ in thousands)	2024	2023	$ Change	% Change
Adjusted EBITDA by Segment:
K-12	$291,366	$304,311	$(12,945)	(4.3)%
Higher Education	290,231	244,559	45,672	18.7%
Global Professional	43,402	39,370	4,032	10.2%
International	30,926	24,056	6,870	28.6%
Other	693	5,656	(4,963)	n/m
K-12
K-12 Adjusted EBITDA for the fiscal years ended March 31, 2024 and 2023 was $291.4 million and $304.3 million, respectively, representing a decrease of $12.9 million, or 4.3%. The decrease was primarily due to:
•a decrease in revenue of $53.1 million as discussed under “—Consolidated Operating Results for the Fiscal Years Ended March 31, 2024 and 2023—K-12”;

•an increase in manufacturing costs of approximately $7.3 million, due to the fulfillment of print deferred products for which revenues were previously recognized and higher raw material costs due to inflation; and
•higher compensation expenses of approximately $6.8 million, primarily due to an annual merit-based compensation increase; partially offset by
•lower freight costs of approximately $25.1 million as a result of lower revenue in the segment;
•lower corporate cost allocations of approximately $11.4 million due to a decrease in corporate expenditures;
•lower depository and sales force sales commissions of approximately $10.3 million driven by lower revenue and sales mix; and
•lower professional fees of approximately $6.2 million due to cost control initiatives.
Higher Education
Higher Education Adjusted EBITDA for the fiscal years ended March 31, 2024 and 2023 was $290.2 million and $244.6 million, respectively, representing an increase of $45.7 million, or 18.7%. The increase was primarily due to:
•an increase in revenue of $48.0 million as discussed under “—Consolidated Operating Results for the Fiscal Years Ended March 31, 2024 and 2023—Higher Education”; and
•lower corporate allocations of approximately $6.8 million, due to a decrease in corporate expenditures; partially offset by
•the timing of deferred royalty cost recognition due to product mix. This resulted in an increase of approximately $5.0 million in royalty costs in the current period;
•higher compensation expenses of approximately $5.7 million, due to an increase in headcount aligned with our go-to-market investment to increase retention and product engagement and an annual merit-based compensation increase;
•higher credit losses on accounts receivable of approximately $5.0 million, primarily due to an additional allowance recorded in the current year related to certain customers as a result of changes in the risk characteristics of the related account receivables; and
•higher sales force sales commission of approximately $4.3 million, due to go-to-market investments to increase retention and product engagement.
Global Professional
Global Professional Adjusted EBITDA for the fiscal years ended March 31, 2024 and 2023 was $43.4 million and $39.4 million, respectively, representing an increase of $4.0 million or 10.2%. The increase was primarily due to higher revenue of $5.2 million as discussed under “—Consolidated Operating Results for the Fiscal Years Ended March 31, 2024 and 2023—Global Professional”.
International
International Adjusted EBITDA for the fiscal years ended March 31, 2024 and 2023 was $30.9 million and $24.1 million, respectively, representing an increase of $6.9 million, or 28.6%. The increase was primarily due to:
•an increase in revenue of $12.5 million as discussed under “—Consolidated Operating Results for the Fiscal Years Ended March 31, 2024 and 2023—International”; partially offset by

•higher manufacturing and royalty costs of approximately $2.1 million, due to the mix of products being sold and higher raw material costs driven by inflationary pressure;
•higher compensation expenses of approximately $2.1 million, resulting primarily from an annual merit-based compensation increase; and
•higher sales force sales commission of approximately $1.8 million due to higher revenue in the segment.
Non-GAAP Financial Measures
We include non-GAAP financial measures in this prospectus, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted net income (loss), Adjusted basic and diluted earnings (loss) per share and non-GAAP operating and administrative expense financial measures because our management uses them to assess our performance. We believe they reflect the underlying trends and indicators of our business and allow management to focus on the most meaningful indicators of our continuous operational performance.
Although we believe these measures are useful for investors for the same reasons, readers of the financial statements should note that these measures are not a substitute for GAAP financial measures or disclosures. We have provided reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure.
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
EBITDA is defined as net income (loss) from continuing operations plus interest expense (income), net, income tax provision (benefit) depreciation and amortization.
Adjusted EBITDA is defined as net income (loss) from continuing operations plus interest expense (income), net, income tax provision (benefit), depreciation and amortization, restructuring and cost savings implementation charges, the effects of the application of purchase accounting, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering), impairment charges, transaction and integration costs, (gain) loss on extinguishment of debt and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Further, although not included in the calculation of Adjusted EBITDA below, we may at times add estimated cost savings and operating synergies related to operational changes ranging from acquisitions or dispositions to restructurings, and exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.
Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.
During the quarter ended December 31, 2024, our CODM changed the calculation of segment Adjusted EBITDA to no longer include the change in deferred revenue, royalties and commissions. Accordingly, we have updated our Adjusted EBITDA to align with the measure used by the CODM to allocate resources to, and assess the performance of, our segments. Accordingly, we have updated our Adjusted EBITDA for the fiscal years ended March 31, 2024 and 2023 to conform to the new presentation. See Note 12, "Segment Reporting" disclosed in our consolidated financial statements and related notes for the fiscal year ended March 31, 2025 for further details.
Adjusted net income (loss) and Adjusted basic and diluted earnings (loss) per share
Adjusted net income (loss) is defined as net income (loss) from continuing operations adjusted to exclude amortization of intangible assets, restructuring and cost savings implementation charges, the effects of the application of purchase accounting, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering), impairment charges, transaction and integration costs, (gain) loss on extinguishment of debt and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations and the related tax impact of those adjustments.
We define Adjusted basic and diluted earnings (loss) per share as Adjusted net income (loss) divided by the basic and diluted weighted average shares outstanding.
Non-GAAP operating and administrative expenses
Our non-GAAP operating and administrative expense financial measures include Adjusted operating and administrative expenses, Adjusted selling and marketing expenses, Adjusted general and administrative expenses and Adjusted research and development expenses. We calculate each of these measures by using the same adjustments used in calculating EBITDA and Adjusted EBITDA to the extent such items are included in the corresponding GAAP operating and administrative expense category. These non-GAAP operating and administrative expense financial measures are calculated as follows:
Adjusted operating and administrative expenses is defined as GAAP operating and administrative expenses adjusted to exclude restructuring and cost savings implementation charges, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering), transaction and integration costs, amortization of product development costs and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Adjusted selling and marketing expenses is defined as GAAP selling and marketing expenses adjusted to exclude the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Adjusted general and administrative expenses is defined as GAAP general and administrative expenses adjusted to exclude restructuring and cost savings implementation charges, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering), transaction and integration costs and the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Adjusted research and development expenses is defined as GAAP research and development expenses adjusted to exclude the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations.
Each of the above measures is not a recognized term under GAAP and does not purport to be an alternative to net income (loss), or any other measure derived in accordance with GAAP as a measure of operating performance, or to cash flows from operations as a measure of liquidity. Such measures are presented for supplemental information purposes only, have limitations as analytical tools, and should not be considered in isolation or as substitute measures for our results as reported under GAAP. Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our measures may not be comparable to other similarly titled measures of other companies, and our use of these measures varies from others in our industry. Such measures are not intended to be a measure of cash available for management’s discretionary use, as they may not capture actual cash obligations associated with interest payments, taxes and debt service requirements.

The tables below provide reconciliations of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure on a consolidated basis for the fiscal years ended March 31, 2025, 2024 and 2023.
Reconciliations of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

	Year Ended March 31,
($ in thousands)	2025	2024	2023
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
Interest expense (income), net	293,446	326,438	278,219
Income tax provision (benefit)	96,481	25,294	(49,734)
Depreciation, amortization and product development amortization	362,357	366,381	371,885
EBITDA	$666,445	$525,094	$196,266
Restructuring and cost savings implementation charges (a)	24,626	32,548	20,572
Purchase accounting (b)	—	18,101	46,521
Advisory fees (c)	10,000	10,000	10,000
Impairment charge (d)	—	49,500	312,000
Transaction and integration costs (e)	2,982	8,205	6,542
(Gain) loss on extinguishment of debt (f)	2,719	(3,415)	(4,552)
Other (g)	20,018	16,585	30,603
Adjusted EBITDA	$726,790	$656,618	$617,952

Total Revenue	$2,101,299	$1,960,478	$1,947,773
Net income (loss) margin	(4.1)%	(9.8)%	(20.7)%
Adjusted EBITDA Margin	34.6%	33.5%	31.7%
_____________
(a)Represents severance and other expenses associated with headcount reductions and other cost savings initiated as part of our formal restructuring initiatives.
(b)Represents the effects of the application of purchase accounting associated with the Acquisition, driven by the step-up of acquired inventory.
(c)For the fiscal years ended March 31, 2025, 2024 and 2023 represents $10.0 million of annual advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement (which will be terminated upon the consummation of this offering).
(d)For the fiscal year ended March 31, 2024, we recorded a non-cash impairment charge of $49.5 million, reducing goodwill and an indefinite-lived intangible trademark by $40.5 million and $9.0 million, respectively.
For the fiscal year ended March 31, 2023, we recorded a non-cash impairment charge of $312.0 million, reducing goodwill and indefinite-lived intangible trademarks by $258.0 million and $54.0 million, respectively.
(e)This primarily represents transaction and integration costs associated with acquisitions.
(f)For the fiscal year ended March 31, 2025, the amount represents the write-off of unamortized deferred financing fees and debt discount associated with the 2024 Refinancing Transactions.
For the fiscal year ended March 31, 2024, the amount represents the redemption discount, the write-off of unamortized deferred financing fees, debt discount and other fees and expenses associated with the extinguishment of $50.0 million face value of the 2022 Unsecured Notes.
For the fiscal year ended March 31, 2023, the amount represents the redemption discount, the write-off of unamortized deferred financing fees, debt discount and other fees and expenses associated with the extinguishment of $71.5 million face value of the 2022 Secured Notes and $28.5 million face value of the 2022 Unsecured Notes.
(g)For the fiscal years ended March 31, 2025, 2024 and 2023, the amount represents (i) acquisition related stock-based incentive compensation expense of $0.0 million, $0.0 million and $15.6 million, respectively, (ii) gain from a real estate sale of $0.0 million, $2.0 million and $0.0 million, respectively, (iii) foreign currency exchange transaction impact of $1.3 million, $3.1 million and $4.1 million, respectively, (iv) non-recurring expenses related to strategic initiatives, including marketing, consulting, and non-operational costs associated with the market introduction of a new product launch of $4.3 million, $5.4 million and $3.7 million, respectively, (v)

reimbursements of expenses paid to Platinum Advisors incurred in connection with its services under the Advisory Agreement of $0.6 million, $0.6 million and $0.2 million, respectively, (vi) non-recurring transaction-related costs associated with this offering that were expensed as incurred of $4.9 million, $0.0 million and $0.0 million, respectively, (vii) lease termination costs of $3.3 million, $0.0 million and $1.2 million, respectively, associated with the early exit of two leased properties in connection with the strategic rationalization of our real estate properties to optimize cost efficiency, (viii) post-acquisition compensation expense of $0.6 million, $2.7 million and $1.2 million, respectively, associated with the acquisition of Boards & Beyond, and (ix) the impact of additional insignificant earnings or charges resulting from matters that we do not consider indicative of our ongoing operations of $5.0 million, $6.8 million, and $4.6 million, respectively, primarily related to individually insignificant miscellaneous items, including asset disposals and third-party consulting and advisory fees associated with system and process rationalization initiatives, as well as certain additional payments related to incremental insurance premiums and policies as a result of the Acquisition which will not renew after the consummation of this offering.
Reconciliations of Adjusted net income (loss) and Adjusted basic and diluted earnings (loss) per share

	Year Ended March 31,
($ in thousands)	2025	2024	2023
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
Amortization of intangible assets (1)	238,240	253,663	266,619
Restructuring and cost savings implementation charges (2)	24,626	32,548	20,572
Purchase accounting (2)	—	18,101	46,521
Advisory fees (2)	10,000	10,000	10,000
Impairment charge (2)	—	49,500	312,000
Transaction and integration costs (2)	2,982	8,205	6,542
(Gain) loss on extinguishment of debt (2)	2,719	(3,415)	(4,552)
Other (2)	20,018	16,585	30,603
Tax impact of adjustments (3)	(10,396)	(12,152)	(100,204)
Adjusted net income (loss)	$202,350	$180,016	$183,997

Basic and diluted earnings (loss) per share	$(0.55)	$(1.23)	$(2.58)
Adjusted basic and diluted earnings (loss) per share	$1.29	$1.15	$1.18
Basic and diluted weighted-average shares outstanding	156,362,027	156,362,027	156,333,807
_____________
(1)Represents amortization of definite-lived acquired intangible assets. See Note 8, “Goodwill and Other Intangible Assets” to our consolidated financial statements and related notes for the fiscal year ended March 31, 2025 for further details.
(2)Represents the same adjustments used in calculating EBITDA and Adjusted EBITDA.
(3)Represents the tax impact of the adjustments, which are pre-tax, based upon the statutory tax rate.

Reconciliations of Non-GAAP operating and administrative expenses

	Year Ended March 31,
($ in thousands)	2025	2024	2023
Operating and administrative expenses	$1,066,496	$1,027,427	$1,044,639
Restructuring and cost savings implementation charges	(24,626)	(32,548)	(20,572)
Advisory fees	(10,000)	(10,000)	(10,000)
Transaction and integration costs	(2,982)	(8,205)	(6,542)
Amortization of product development costs	(56,655)	(58,459)	(57,135)
Other	(20,018)	(16,585)	(30,603)
Adjusted operating and administrative expenses (1)	$952,215	$901,630	$919,787

Selling and marketing	$380,199	$373,879	$367,934
Other	(3,210)	(4,678)	(4,526)
Adjusted selling and marketing expenses (1)	$376,989	$369,201	$363,408

General and administrative	$345,213	$331,673	$341,474
Restructuring and cost savings implementation charges	(24,626)	(32,548)	(20,572)
Advisory fees	(10,000)	(10,000)	(10,000)
Transaction and integration costs	(2,982)	(8,205)	(6,542)
Other	(15,747)	(10,689)	(25,818)
Adjusted general and administrative expenses (1)	$291,858	$270,231	$278,542

Research and development	$284,429	$263,416	$278,096
Other	(1,061)	(1,218)	(259)
Adjusted research and development expenses (1)	$283,368	$262,198	$277,837
_____________
(1)We calculate each of these measures by using the same adjustments used in calculating EBITDA and Adjusted EBITDA to the extent such items are included in the corresponding GAAP operating and administrative expense category.
Seasonality and Comparability
Our revenues, operating profit and operating cash flows are affected by the inherent seasonality of the academic calendar. For the fiscal year ended March 31, 2025, we realized approximately 25%, 33%, 20% and 22% of our revenues during the first, second, third and fourth quarters, respectively. This seasonality affects operating cash flow from quarter to quarter and there are certain months when we operate at a net cash deficit. Changes in our customers’ ordering patterns may affect the comparison of our current results in prior years where our customers may shift the timing of material orders for any number of reasons, including, but not limited to, changes in academic semester start dates or changes to their inventory management practices. During recent years, as the Higher Education business has transitioned to digital sales, third fiscal quarter sales have partially migrated to the fourth fiscal quarter.

Quarterly Results of Operations
The following tables set forth certain historical consolidated financial information for each of the quarters in the two-year period ended March 31, 2025. The following tables and discussion should be read in conjunction with the information contained in our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	March 31, 2024				March 31, 2025
($ in thousands; unaudited)	First Quarter 2024	Second Quarter 2024	Third Quarter 2024	Fourth Quarter 2024	First Quarter 2025	Second Quarter 2025	Third Quarter 2025	Fourth Quarter 2025
Revenue	$501,116	$641,089	$398,966	$419,307	$522,954	$688,590	$416,493	$473,262
Cost of sales (excluding depreciation and amortization)	129,869	145,553	64,713	80,196	125,290	153,358	65,253	78,393
Gross profit	371,247	495,536	334,253	339,111	397,664	535,232	351,240	394,869
Operating expenses								—
Operating and administrative expenses	249,757	275,667	244,127	257,876	246,271	277,595	250,095	292,535
Depreciation	10,598	11,861	13,324	17,202	14,434	18,307	17,707	16,240
Amortization of intangibles	65,459	64,221	63,121	62,136	61,179	60,234	59,279	58,322
Impairment charge	—	—	7,000	42,500	—	—	—	—
Total operating expenses	325,814	351,749	327,572	379,714	321,884	356,136	327,081	367,097
Operating income (loss)	45,433	143,787	6,681	(40,603)	75,780	179,096	24,159	27,772
Interest expense (income), net	79,563	83,828	83,301	79,746	80,876	80,146	68,877	63,547
(Gain) loss on extinguishment of debt	—	(3,415)	—	—	—	2,719	—	—
Income (loss) from operations before taxes	(34,130)	63,374	(76,620)	(120,349)	(5,096)	96,231	(44,718)	(35,775)
Income tax provision (benefit)	(2,367)	2,842	(688)	25,507	4,351	(37,172)	8,210	121,092
Net income (loss)	$(31,763)	$60,532	$(75,932)	$(145,856)	$(9,447)	$133,403	$(52,928)	$(156,867)

	March 31, 2024				March 31, 2025
($ in thousands; unaudited)	First Quarter 2024	Second Quarter 2024	Third Quarter 2024	Fourth Quarter 2024	First Quarter 2025	Second Quarter 2025	Third Quarter 2025	Fourth Quarter 2025
Digital Revenue by Segment:
K-12	$105,244	$115,189	$108,499	$96,854	$99,618	$120,922	$107,976	$102,030
Higher Education	136,646	139,968	153,529	203,619	153,955	157,294	162,717	249,100
Global Professional	22,693	23,753	25,773	24,983	25,093	25,251	26,398	26,254
International	23,228	21,387	27,777	26,193	24,559	23,975	30,561	23,624
Other	—	—	—	—	—	—	—	—

Print Revenue by Segment:
K-12	$161,097	$247,583	$36,857	$33,532	$175,209	$283,723	$42,206	$38,800
Higher Education	9,431	40,241	18,718	35	5,891	29,596	19,043	5,014
Global Professional	14,336	16,350	11,422	13,769	10,194	15,163	9,133	12,102
International	30,217	35,282	15,523	20,857	33,752	31,202	14,328	19,401
Other	(1,776)	1,336	868	(535)	(5,317)	1,464	4,131	(3,063)

Total Revenue	$501,116	$641,089	$398,966	$419,307	$522,954	$688,590	$416,493	$473,262

	March 31, 2024				March 31, 2025
($ in thousands; unaudited)	First Quarter 2024	Second Quarter 2024	Third Quarter 2024	Fourth Quarter 2024	First Quarter 2025	Second Quarter 2025	Third Quarter 2025	Fourth Quarter 2025
Adjusted EBITDA by Segment:
K-12	$88,053	$168,713	$25,596	$9,004	$91,207	$185,767	$25,941	$2,418
Higher Education	52,267	69,359	78,048	90,557	73,120	78,848	80,847	118,047
Global Professional	10,388	12,521	10,280	10,213	10,162	12,948	10,172	11,823
International	8,966	11,566	5,170	5,224	12,884	11,237	6,436	5,185
Other	1,446	1,873	2,355	(4,981)	(8,779)	1,537	2,812	(5,822)

Liquidity and Capital Resources

	March 31,
($ in thousands)	2025	2024
Cash and cash equivalents	$389,830	$203,618
Current portion of long-term debt	13,170	21,250
Long-term debt	3,164,551	3,414,151
Finance lease obligations	10,209	14,989
Historically, we have generated operating cash flows sufficient to fund our seasonal working capital, capital requirements, expenditure and financing requirements. We use our cash generated from operating activities for a variety of needs, including among others: working capital requirements, capital and product development expenditures and strategic acquisitions.
Our operating cash flows are affected by the inherent seasonality of the academic calendar. This seasonality also impacts cash flow patterns as investments are typically made in the first half of the year to support the significant selling period that occurs in the second half of the year. As a result, our cash flow is typically lower in the first half of the fiscal year and higher in the second half of the fiscal year.
Going forward, we may need cash to fund operating activities, working capital, product development expenditures, capital expenditures and strategic investments. We believe that our future cash flow from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund our operating and financing needs for at least the next 12 months. Over the longer term, our future capital requirements will depend on our ongoing ability to generate cash from operations and our access to the bank and capital markets. We also expect our working capital requirements to be positively impacted by our migration from print products to digital learning solutions.
If our cash flows from operations are less than we require, we may need to incur debt or issue equity. From time to time, we may need to access the long-term and short-term capital markets to obtain financing. Although we believe we can currently finance our operations on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future will be affected by many factors, including: (i) our credit ratings, (ii) the liquidity of the overall capital markets and (iii) the current state of the economy. There can be no assurance that we will continue to have access to the capital markets on terms acceptable to us.
Cash and Cash Equivalents
Cash and cash equivalents include bank deposits and highly liquid investments with original maturities of three months or less that consist primarily of interest-bearing demand deposits with daily liquidity, money market and time deposits. The balance also includes cash that is held by us outside the U.S. to fund international operations or to be reinvested outside of the U.S. The investments and bank deposits are stated at cost, which approximates market value. These investments are not subject to significant market risk.
2024 Refinancing Transactions
On August 6, 2024 (the “Closing Date”), we (a) amended the Cash Flow Credit Agreement which amendment (i) modified certain provisions therein, (ii) refinanced in full the outstanding term loans thereunder with new term loans having an extended maturity to August 2031 (such term loan facility after being refinanced, the “A&E Term Loan Facility”), and (iii) except for $38.7 million of the revolving credit facility outstanding immediately prior to August 6, 2024 (which remains due in July 2026 and therein referred to as the “Non-Extended Cash Flow Revolver Facility”), extended the maturity of $111.3 million of the revolving credit facility thereunder to August 2029 for lenders who consented to such amendment (such facility after being extended, the “A&E Cash Flow Revolving Facility”), and (b) amended the ABL Revolving Credit Agreement, (and together with the Cash Flow Credit Agreement, the “Credit

Agreements”) which amendment (i) modified certain provisions therein, (ii) extended the maturity to August 2029 and (iii) increased the aggregate principal amount of available commitments thereunder from $200.0 million to $300.0 million (such ABL revolving facility after being extended and increased, the “A&E ABL Revolving Credit Facilities”).
We received consents pursuant to the A&E Cash Flow Revolving Facility from holders of $111.3 million (or approximately 74.2%) of commitments under the Cash Flow Revolving Credit Facility and consents pursuant to the A&E ABL Revolving Credit Facilities from holders of $200.0 million (or 100%) of commitments under the ABL Revolving Credit Facilities.
Concurrent with the closing of the amendments to the Credit Agreements, we (a) completed the issuance of $650.0 million aggregate principal amount of new 7.375% senior secured notes due September 2031 (the "2024 Secured Notes"), and (b) voluntarily prepaid $2,066.6 million of loans outstanding under the Term Loan Facility using proceeds of $650.0 million of 2024 Secured Notes, $1,317.0 million of debt incurred under the A&E Term Loan Facility, and cash on hand, which resulted in a decrease of our aggregate outstanding indebtedness of $99.6 million. The prepayment was accounted for as a modification and partial extinguishment of debt in accordance with ASC 470-50. As a result, we recorded a loss on partial extinguishment of debt of $2.7 million, inclusive of write-offs of then existing unamortized debt discount and deferred financing fees of $1.0 million and $0.3 million, respectively, and new debt discount fees of $1.4 million.
The issuance and sale of the 2024 Secured Notes, the borrowing under the A&E Term Loan Facility and the repayment of all term loans under the Term Loan Facility, the entry into the amendments to the Cash Flow Credit Agreement and the ABL Revolving Credit Agreement as described herein and the payment of related fees and expenses are referred to as the “2024 Refinancing Transactions”.
2025 Repricing of A&E Term Loan Facility
On February 6, 2025, we entered into an amendment to the Cash Flow Credit Agreement. Pursuant to this amendment, we repriced our A&E Term Loan Facility with replacement term loans in an aggregate principal amount of $1,213.7 million. The A&E Term Loan Facility following the repricing has substantially the same terms as the existing A&E Term Loan Facility, including the same maturity date of August 2031, except that the A&E Term Loan Facility following the repricing provided for a reduced applicable margin on Term SOFR of 75 basis points. Following the amendment and the repricing, the applicable interest rate under the A&E Term Loan Facility, is at our option, (a) the base rate plus 2.25% or (b) Term SOFR plus 3.25%.
A&E Cash Flow Credit Facilities
On July 30, 2021, McGraw-Hill Education, Inc. and certain subsidiaries entered into that certain Credit Agreement (the “Cash Flow Credit Agreement”) which provided for (i) an initial $1,550.0 million term loan facility (the “Term Loan Facility”) and (ii) an initial $150.0 million revolving credit facility (the “Cash Flow Revolving Credit Facility”). On November 1, 2021, we borrowed an additional $575.0 million under the Term Loan Facility pursuant to an incremental amendment to the Cash Flow Credit Agreement to finance certain transactions.
In June 2023, McGraw-Hill Education, Inc. and certain subsidiaries entered into an amendment to the Cash Flow Credit Agreement, which, among other things, replaced LIBOR with Term SOFR (of terms of one, three or six months), or if available and agreed to by such parties as specified in such agreement, other periods of twelve months or less than one month, in the case of the Cash Flow Revolving Credit Facility, with a credit spread adjustment of 0.10% for all interest periods, and in the case of the Term Loan Facility, with a credit spread adjustment of 0.11448% (one-month interest period), 0.26161% (three-months interest period), 0.42826% (six-months interest period) and 0.71513% (twelve-months interest period).

On August 6, 2024, McGraw-Hill Education, Inc. and certain subsidiaries amended its Cash Flow Credit Agreement, which amendment (i) modified certain provisions therein, (ii) refinanced in full the outstanding term loans thereunder with new term loans having an extended maturity to August 2031 (such facility as being refinanced, the “A&E Term Loan Facility”) and (iii) except for $38.7 million of the Cash Flow Revolving Credit Facility outstanding immediately prior to August 6, 2024 (which remains due on July 30, 2026 and hereinafter referred to as the “Non-Extended Cash Flow Revolver Facility”), extended the maturity of $111.3 million of the Cash Flow Revolving Credit Facility thereunder to August 6, 2029 for lenders who consented to such amendment ( the “A&E Cash Flow Revolving Facility”). The A&E Term Loan Facility, together with the Non-Extended Cash Flow Revolver Facility and the A&E Cash Flow Revolving Facility, collectively, is the “A&E Cash Flow Credit Facilities”.
In the three months ended December 31, 2024, the Company voluntarily prepaid $100.0 million in principal of its A&E Term Loan Facility and recorded non-cash charges for the accelerated amortization of the debt discount and deferred financing cost of $3.9 million and $0.7 million, respectively.
On February 6, 2025, McGraw-Hill Education, Inc. and certain subsidiaries entered into an amendment to the Cash Flow Credit Agreement. Pursuant to this amendment, the Company repriced its existing A&E Term Loan Facility with replacement term loans in an aggregate principal amount of $1,213.7 million. The A&E Term Loan Facility following the repricing has substantially the same terms as the existing A&E Term Loan Facility, including the same maturity date of August 2031, except that the A&E Term Loan Facility following the repricing provided for a reduced applicable margin on Term SOFR of 75 basis points. The A&E Term Loan Facility matures on August 6, 2031 and is subject to 1% annual amortization payable in equal quarterly installments.
On March 31, 2025, the Company voluntarily prepaid $50.0 million in principal of its A&E Term Loan Facility and recorded non-cash charges for the accelerated amortization of the debt discount and deferred financing cost of $2.0 million and $0.4 million, respectively.
The interest rate applicable to borrowings under the A&E Cash Flow Credit Facilities is, at McGraw-Hill Education, Inc.'s option, either (1) the base rate, subject to a floor of 1.50% per annum, plus an applicable margin (which is 2.25% for the A&E Term Loan Facility following the repricing, 3.00% for the Non-Extended Cash Flow Revolver Facility and 3.00% for the A&E Cash Flow Revolving Facility) or (2) Term SOFR (or for the A&E Cash Flow Revolving Facility borrowings in permitted alternative currencies, such other permitted alternative currency rate) subject to a floor of 0.50% per annum plus an applicable margin (which is 3.25% for the A&E Term Loan Facility following the repricing, 4.00% for the Non-Extended Cash Flow Revolver Facility and 4.00% for the A&E Cash Flow Revolving Facility). As of March 31, 2025, the interest rate for the A&E Term Loan Facility was 7.575% per annum.
The following fees are applicable under the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility: (a) an unused line fee of 0.50% per annum of the unused portion of the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility (in each case, excluding any swingline loans), (b) a letter of credit participation fee accruing at a rate equal to the interest rate margin applicable to Term SOFR under the A&E Cash Flow Revolving Facility borrowings on the aggregate stated amount of each letter of credit (c) a letter of credit ("LC") fronting fee of 0.125% on the average amount of LC exposure of such issuing bank and (d) certain other customary fees and expenses of the lenders, letter of credit issuers and agents thereunder. In addition, the A&E Term Loan Facility was issued at a discount of 0.25%. As of March 31, 2025, the unamortized debt discount and deferred financing cost were $42.8 million and $8.2 million, respectively, which are amortized over the term of the facility using the effective interest rate method.
As of March 31, 2025, the amount available under the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility was $111.3 million and $38.7 million, respectively. We incurred undrawn fees of $0.2 million, $0.8 million and $0.8 million on unutilized commitments related to the Cash Flow Revolving Credit Facility for the fiscal years ended March 31, 2025, 2024 and 2023, respectively, and undrawn fees of $0.6 million on unutilized commitments for both the A&E Cash Flow

Revolving Facility and the Non-Extended Cash Flow Revolver Facility for the fiscal year ended March 31, 2025. As of March 31, 2025, the unamortized deferred financing cost was $3.6 million, which is amortized over the term of the facility on a straight-line basis. This is included within Other non-current assets in the consolidated balance sheets. As of March 31, 2025, no amount was outstanding under the A&E Cash Flow Revolving Facility or the Non-Extended Cash Flow Revolver Facility.
All obligations under the Cash Flow Credit Agreement continue to be guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.’s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the Cash Flow Credit Agreement is a second-priority lien with respect to accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E ABL Revolving Credit Facilities) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The A&E Cash Flow Credit Facilities are secured pari passu with the 2022 Secured Notes and the 2024 Secured Notes.
The Cash Flow Credit Agreement requires the maintenance of a maximum Consolidated First Lien Net Leverage Ratio, on the last day of any fiscal quarter when aggregate exposures exceed 40% of total revolving commitments (subject to certain exclusions, including issued or undrawn letters of credit), of no greater than 6.95 to 1.00, tested for the four fiscal quarter period ending on such date.
The Cash Flow Credit Agreement also includes customary mandatory prepayment requirements with respect to the term loans under the A&E Term Loan Facility based on certain events such as asset sales, debt issuances and defined levels of excess cash flow.
The Cash Flow Credit Agreement contains customary covenants, including, but not limited to, restrictions on the ability of McGraw-Hill Education, Inc. and McGraw-Hill Education, Inc.'s restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, make investments, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or certain burdensome agreements, create certain restrictions on subsidiaries, modify its governing documents, certain junior debt documents or change its line of business.
The Cash Flow Credit Agreement provides that, upon the occurrence of certain events of default, McGraw-Hill Education, Inc.’s obligations thereunder may be accelerated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension plan events, certain change of control events and other customary events of default subject to certain materiality levels, default triggers and cure and grace periods.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the Cash Flow Credit Agreement.
The fair value of the outstanding A&E Term Loan Facility was approximately $1,156.1 million as of March 31, 2025. As of March 31, 2025, the remaining contractual life of the A&E Term Loan Facility was approximately 6.4 years.
For more information, see “Description of Material Indebtedness.”
A&E ABL Revolving Credit Facilities
On July 30, 2021, McGraw-Hill Education, Inc. and certain subsidiaries entered into that certain Revolving Credit Agreement (the “ABL Revolving Credit Agreement”) which provided for (i) a $165.0 million U.S. revolving credit facility, subject to U.S. borrowing base capacity (the “U.S. ABL Revolving Credit Facility”) and (ii) a $35.0 million non-U.S. revolving credit facility, subject to non-U.S. borrowing base capacity (the “RoW ABL Revolving Credit Facility” and, together with the U.S. ABL Revolving Credit Facility, the “ABL Revolving Credit Facilities”).
In April 2023, McGraw-Hill Education, Inc. and certain of its subsidiaries entered into an amendment to the ABL Revolving Credit Agreement, which, among other things, replaced LIBOR with Term SOFR (of terms of one, three or six months, or if available and agreed to by such parties as specified in such agreement, other periods of twelve months or less than one month, with a credit spread adjustment of 0.10% for all interest periods). Subsequently, in May 2024, McGraw-Hill Education, Inc. and certain of its subsidiaries entered into an amendment to the ABL Revolving Credit Agreement which replaced CDOR with Term CORRA (of terms of one or three months) with a credit spread adjustment of 0.29547% for a one-month interest period and 0.32138% for an interest period of three months for any borrowings denominated in Canadian dollars.
On August 6, 2024, McGraw-Hill Education, Inc. and certain subsidiaries amended the ABL Revolving Credit Agreement, which amendment (i) modified certain provisions therein, (ii) extended the maturity to August 2029 and (iii) increased the aggregate principal amount of available commitments thereunder from $200.0 million to $300.0 million, consisting of a $265.0 million U.S. facility (the “A&E U.S. ABL Revolving Credit Facility”) and a $35.0 million RoW subfacility (the “A&E RoW ABL Revolving Credit Facility” and together with the A&E U.S. ABL Revolving Credit Facility, the “A&E ABL Revolving Credit Facilities”). The A&E ABL Revolving Credit Facilities will mature on August 6, 2029 and is not subject to amortization.
Borrowings under the A&E ABL Revolving Credit Facilities are limited by borrowing base calculations based on the sum of specified percentages of eligible accounts receivable, eligible inventory and unrestricted cash (to the extent included for such sub-facility), minus the amount of any applicable reserves. McGraw-Hill Education, Inc. (and other co-borrowers) may borrow on the A&E ABL Revolving Credit Facilities only up to the lesser of (i) the level of the then-current borrowing base and (ii) the committed maximum borrowing capacity of $300.0 million. Subject to certain conditions, the A&E ABL Revolving Credit Facilities may be expanded by up to the greater of (a) the greater of (i) $112.0 million and (ii) 14% of Consolidated EBITDA (as such term is defined in the ABL Revolving Credit Agreement) and (b) the excess of the borrowing base at such time over the aggregate commitments under the A&E ABL Revolving Credit Facilities at such time. McGraw-Hill Education, Inc.’s (and other co-borrowers’) ability to draw under the A&E ABL Revolving Credit Facilities or issue letters of credit thereunder is conditioned upon, among other things, the delivery of prior written notice of a borrowing or letter of credit request, as applicable, the ability to reaffirm the representations and warranties contained in the ABL Revolving Credit Agreement in all material respects, and the absence of any default or event of default thereunder.
The interest rate applicable to borrowings under the A&E ABL Revolving Credit Facilities is, at McGraw-Hill Education, Inc.'s option, either (1) the base rate, subject to a floor of 1.50% per annum, plus an applicable margin or (2) Term SOFR (subject to a credit spread adjustment), SONIA (subject to a credit spread adjustment), EURIBOR, Term CORRA (subject to a credit spread adjustment), BBSY or BKBM (in each case, as defined in the A&E ABL Revolving Credit Facilities), in each case, plus an applicable margin. The applicable margin is based on average availability under the ABL Revolving Credit Agreement at such time, and ranges from 1.25% to 1.75% for non-base rate loans and 0.25% to 0.75% for base rate loans. The interest rate on borrowings under the A&E ABL Revolving Credit Facilities is subject to a Term SOFR (or such other permitted alternative currency rate) floor of 0% per annum.
The following fees are applicable under the A&E ABL Revolving Credit Facilities: (a) an unused line fee of (i) 0.250% per annum of the unused portion of any A&E ABL Revolving Credit Facilities (excluding any swingline loans) when the average daily unused portion of such A&E ABL Revolving Credit Facilities is less than or equal to 50% of the aggregate commitments under such A&E ABL Revolving Credit Facilities or (ii) 0.375% per annum of the unused portion of any A&E ABL Revolving Credit Facilities (excluding any swingline loans) when the average daily unused portion of such A&E ABL Revolving Credit Facilities is greater than 50% of the aggregate commitments under such A&E ABL Revolving Credit Facilities, (b) a letter of credit participation fee accruing at a rate equal to the interest rate margin applicable to Term SOFR borrowings on the aggregate stated amount of each letter of credit and (c) certain other customary fees and expenses of the lenders, letter of credit issuers and agents thereunder.
All obligations under the A&E U.S. ABL Revolving Credit Facility continue to be guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries).
The lien securing the obligations under the A&E ABL Revolving Credit Facilities is a first-priority lien with respect to cash and cash equivalents, accounts receivable, inventory and certain other current and foreign assets, and a second-priority lien with respect to other assets (second in priority to the liens securing the A&E Cash Flow Credit Facilities, the 2022 Secured Notes and the 2024 Secured Notes). In addition to the U.S. obligors, the obligations under the A&E RoW ABL Revolving Credit Facility continue to be additionally guaranteed by, and secured by a lien on, the assets of certain foreign subsidiaries.
The ABL Revolving Credit Agreement contains customary covenants, including, but not limited to, restrictions on the ability of McGraw-Hill Education, Inc. and McGraw-Hill Education, Inc.'s restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends or make other restricted payments, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or certain burdensome agreements, create certain restrictions on subsidiaries, modify its governing documents, certain junior debt documents or change its line of business.
The ABL Revolving Credit Agreement requires the maintenance of a minimum Consolidated Fixed Charge Coverage Ratio (as set forth in the ABL Revolving Credit Agreement), on any date when Adjusted Availability (as such term is defined in the ABL Revolving Credit Agreement) is less than the greater of (a) 10% of the Line Cap (as such term is defined in the ABL Revolving Credit Agreement) and (b) $18.8 million, of at least 1.00 to 1.00, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which financials have been delivered, and at the end of each succeeding fiscal quarter thereafter until the date on which Adjusted Availability has exceeded the greater of (a) 10% of the Line Cap and (b) $18.8 million for 30 consecutive calendar days.
The ABL Revolving Credit Agreement provides that, upon the occurrence of certain events of default, McGraw-Hill Education, Inc.’s (and other co-borrowers’) obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension plan events, certain change of control events and other customary events of default, subject to certain materiality levels, default triggers and cure and grace periods.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the ABL Revolving Credit Agreement.
As of March 31, 2025, the amount available under the A&E ABL Revolving Credit Facilities was $300.0 million, subject to borrowing base capacity pursuant to the terms of the ABL Revolving Credit Agreement. Availability under the A&E ABL Revolving Credit Facilities excludes amounts outstanding for letters of credit in the amount of $4.1 million.
The Company incurred undrawn fees of $0.2 million, $0.7 million and $0.7 million on unutilized commitments related to the ABL Revolving Credit Facilities for the fiscal years ended March 31, 2025, 2024 and 2023, respectively, and undrawn fees of $0.9 million on unutilized commitments related to the A&E ABL Revolving Credit Facilities for the fiscal year ended March 31, 2025. As of March 31, 2025, the unamortized deferred financing costs were $3.8 million, which are amortized over the term of the agreement on a straight-line basis. This is included within Other non-current assets in the consolidated balance sheets.
For more information, see “Description of Material Indebtedness.”
2024 Secured Notes
On August 6, 2024, the Company completed the issuance of $650.0 million aggregate principal amount of new 7.375% senior secured notes due 2031 (the “2024 Secured Notes”). The 2024 Secured Notes will mature on September 1, 2031. Interest on the 2024 Secured Notes is payable semiannually in arrears on March 1 and September 1 of each year, each commencing on March 1, 2025. The 2024 Secured Notes were offered and sold in transactions not required to be registered under the Securities Act and are not entitled to any registration rights.
The Company may redeem the 2024 Secured Notes at its option at certain redemption prices with respect to such series.
Upon the occurrence of certain events constituting a change of control, McGraw-Hill Education, Inc. must offer to repurchase all of the 2024 Secured Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.
All obligations under the 2024 Secured Notes are guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the 2024 Secured Notes is a second-priority lien with respect to accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E ABL Revolving Credit Facilities) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The 2024 Secured Notes are secured pari passu with the A&E Cash Flow Credit Facilities and 2022 Secured Notes.
The Indenture governing the 2024 Secured Notes contains certain customary negative covenants and events of default, including, among other things and subject to certain significant exceptions and qualifications, limitations on the ability of the Company and its restricted subsidiaries to incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, its capital stock; prepay, redeem or repurchase certain debt; issue certain preferred stock or similar equity securities; make loans and investments; sell assets; incur liens; enter into agreements containing prohibitions affecting its subsidiaries’ ability to pay dividends; enter into transactions with affiliates; and consolidate, merge or sell all or substantially all of its assets.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the 2024 Secured Notes.
As of March 31, 2025, the unamortized debt discount and deferred financing costs related to the 2024 Secured Notes were $4.7 million and $1.0 million, respectively, which are amortized over the term of the 2024 Secured Notes using the effective interest rate method.
The fair value of the outstanding 2024 Secured Notes was approximately $651.6 million as of March 31, 2025. As of March 31, 2025, the remaining contractual life of the 2024 Secured Notes is approximately 6.5 years.
For more information, see “Description of Material Indebtedness.”
2022 Secured Notes and 2022 Unsecured Notes
On July 30, 2021, McGraw-Hill Education, Inc. assumed the obligations of (i) the $900.0 million aggregate principal amount of 5.750% Secured Notes due 2028 (the “2022 Secured Notes”) and (ii) the

$725.0 million aggregate principal amount of 8.000% Senior Notes due 2029 (the “2022 Unsecured Notes” and, together with the 2022 Secured Notes, the “2022 Notes”). The 2022 Secured Notes will mature on August 1, 2028 and the 2022 Unsecured Notes will mature August 1, 2029. Interest on each series of the 2022 Notes is payable semiannually in arrears on February 1 and August 1 of each year, each commencing on February 1, 2022. Each series of 2022 Notes were offered and sold in transactions not required to be registered under the Securities Act and are not entitled to any registration rights.
The Company may redeem each series of the 2022 Notes at our option at certain redemption prices with respect to such series.
Upon the occurrence of certain events constituting a change of control, McGraw-Hill Education, Inc. must offer to repurchase all of each series of 2022 Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.
During the fiscal year ended March 31, 2024, we repurchased $50.0 million face value of the 2022 Unsecured Notes for $44.5 million. The repurchases were accounted for as an extinguishment of debt in accordance with ASC 470-50. As a result, we recorded a gain on extinguishment of debt of $3.4 million, which consisted of a $5.5 million redemption discount, partially offset by the write-off of unamortized debt discount and deferred financing fees of $1.7 million and $0.4 million, respectively, related to the portion of debt accounted for as an extinguishment.
During the fiscal year ended March 31, 2023, we repurchased $71.5 million face value of the 2022 Secured Notes for $65.4 million. The repurchases were accounted for as an extinguishment of debt in accordance with ASC 470-50. As a result, we recorded a gain on extinguishment of debt of $2.9 million, which consisted of a $6.1 million redemption discount, partially offset by the write-off of unamortized debt discount and deferred financing fees of $0.6 million and $2.6 million, respectively, related to the portion of debt accounted for as an extinguishment.
During the fiscal year ended March 31, 2023, we repurchased $28.5 million face value of the 2022 Unsecured Notes for $25.6 million. The repurchases were accounted for as an extinguishment of debt in accordance with ASC 470-50. As a result, we recorded a gain on extinguishment of debt of $1.6 million, which consisted of a $2.9 million redemption discount, partially offset by the write-off of unamortized debt discount and deferred financing fees of $0.2 million and $1.0 million, respectively, related to the portion of debt accounted for as an extinguishment.
All obligations under the 2022 Secured Notes are guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the 2022 Secured Notes is a second-priority lien with respect to accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E ABL Revolving Credit Facilities) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The 2022 Secured Notes are secured pari passu with the A&E Cash Flow Credit Facilities and the 2024 Secured Notes.
All obligations under the 2022 Unsecured Notes are guaranteed by all of McGraw-Hill Education, Inc.’s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries).
The Indentures governing each series of the 2022 Notes contain certain customary negative covenants and events of default, including, among other things and subject to certain significant exceptions and qualifications, limitations on the ability of McGraw-Hill Education, Inc. and its restricted subsidiaries to incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, its capital stock; prepay, redeem or repurchase certain debt; issue certain preferred stock or similar equity securities; make loans and investments; sell assets; incur liens; enter into agreements containing prohibitions affecting its subsidiaries’ ability to pay dividends; enter into transactions with affiliates; and consolidate, merge or sell all or substantially all of its assets. As of March 31, 2025, we were in compliance with all covenants or other requirements in the indentures governing the 2022 Notes.
As of March 31, 2025, the unamortized debt discount and deferred financing costs related to the 2022 Secured Notes was $18.4 million and $4.3 million, respectively, which are amortized over the term of the 2022 Secured Notes using the effective interest rate method.
As of March 31, 2025, the unamortized debt discount and deferred financing costs related to the 2022 Unsecured Notes was $16.9 million and $3.9 million, respectively, which are amortized over the term of the 2022 Unsecured Notes using the effective interest rate method.
The fair value of the outstanding 2022 Secured Notes and 2022 Unsecured Notes was approximately $799.5 million and $627.9 million, respectively, as of March 31, 2025. As of March 31, 2025, the remaining contractual life of the 2022 Secured Notes and 2022 Unsecured Notes was approximately 3.4 years and 4.4 years, respectively.
For more information, see “Description of Material Indebtedness.”
Scheduled Principal Payments
The scheduled principal payments by fiscal year required under the terms of our debt were as follows:

($ in thousands)	March 31, 2025
2026	$13,170
2027	13,170
2028	13,170
2029	841,636
2030	652,204
Thereafter	1,744,565
$3,277,915
Finance Lease Obligations
Finance lease obligations includes capital leases for computer systems, office equipment and vehicles. See Note 16, “Leases,” to our consolidated financial statements for further discussion of our finance leases.
Cash Flows
Cash flows from operating, investing and financing activities are presented in the following table:

	Year ended March 31,
($ in thousands)	2025	2024	2023
Statement of Cash Flow Data
Cash flows provided by (used for):
Operating activities	$646,284	$236,156	$256,621
Investing activities	(167,062)	(136,109)	(162,321)
Financing activities	(294,680)	(77,243)	(204,566)

Operating Activities
•Cash flows provided by operating activities for the fiscal years ended March 31, 2025 and 2024 was $646.3 million and $236.2 million, respectively. The variance was primarily driven by an increase in net income of $73.6 million, net of non-cash flow items, and a favorable net change in operating assets and liabilities of $336.5 million. The net change in operating assets and liabilities was primarily driven by higher deferred revenue due to an increase in Re-occurring Revenue in our K-12 and Higher Education businesses as well as higher accounts payable due to the timing of payments and an increase in accrued expenses, largely attributable to higher annual incentive compensation accruals due to better-than-expected performance.
•Cash flows provided by (used for) operating activities for the fiscal years ended March 31, 2024 and 2023 was $236.2 million and $256.6 million, respectively. The variance was primarily driven by a decrease in net income of $32.5 million, net of non-cash flow items, partially offset by a favorable net change in operating assets and liabilities of $12.0 million. The net change in operating assets and liabilities was primarily driven by higher accounts receivable and deferred revenue balances resulting from the timing of sales and the duration mix of subscription products in the current fiscal period compared to the prior fiscal period.
Investing Activities
•Cash flows used for investing activities for the fiscal years ended March 31, 2025 and 2024 was $167.1 million and $136.1 million, respectively. The variance was primarily driven by the increase in our product development expenditures of $15.3 million as we continue to invest in our content and platforms, the cash payment of $6.0 million for the acquisition of EssayPop and the $20.5 million in proceeds from a real estate sale in the prior fiscal period. This was partially offset by a decrease in our capital expenditures of $10.9 million.
•Cash flows used for investing activities for the fiscal years ended March 31, 2024 and 2023 was $136.1 million and $162.3 million, respectively. The variance was primarily driven by the proceeds from a real estate sale in the current fiscal period of $20.5 million and the Boards & Beyond Acquisition in the prior year for $21.8 million, partially offset by an increase in our product development investment and capital expenditures as we continue to invest in our content and platforms.
Financing Activities
•Cash flows (used for) provided by financing activities for the fiscal years ended March 31, 2025 and 2024 was $294.7 million and $77.2 million, respectively. The variance was primarily driven by the reduction in our aggregate outstanding indebtedness of $99.6 million as a result of the 2024 Refinancing Transactions and the voluntary prepayment of $150.0 million in principal under our A&E Term Loan Facility during fiscal year 2025.
•Cash flows used for financing activities for the fiscal years ended March 31, 2024 and 2023 was $77.2 million and $204.6 million, respectively. The variance was primarily driven by the prior fiscal period payment of the deferred purchase price of $93.3 million related to the Acquisition, the repurchase of 2022 Secured Notes for $65.4 million and 2022 Unsecured Notes for $25.6 million, partially offset by the proceeds from the issuance of Class B non-voting common stock of $13.3 million. In addition, the current fiscal period includes the repurchase of 2022 Unsecured Notes for $44.5 million.
Capital Expenditures and Product Development Expenditures
Part of our plan for growth and stability includes disciplined capital expenditures and product development expenditures.

An important component of our cash flow generation is our product development efficiency. We have been focused on optimizing our product development expenditures to generate content that can be leveraged across our full range of products, maximizing long-term return on investment. Product development expenditures, principally external preparation costs, are amortized from the fiscal year of publication over their estimated useful lives, of one to six years, using either an accelerated or straight-line method. The majority of the programs are amortized using an accelerated methodology. We periodically evaluate the amortization methods, rates, remaining lives and recoverability of such costs. In evaluating recoverability, we consider our current assessment of the marketplace, industry trends and the projected success of programs. Our product development expenditures was $90.0 million, $74.7 million and $70.5 million for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Capital expenditures include purchases of property, plant and equipment and capitalized technology costs that meet certain internal and external criteria. Our capital expenditures was $71.1 million, $82.0 million and $70.0 million for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Our planned capital expenditures and product development expenditures will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenue. Cash needed to finance investments and projects currently in progress, as well as additional investments being pursued, is expected to be made available from operating cash flows and our credit facilities.
Impact of Inflation
Recent inflationary pressure has resulted in increased raw material, labor, energy, freight, logistics and other operating expense. While we believe that inflation has not had a material impact on our results of operations, financial condition or cash flows, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset our higher costs through price increases. Any material increase in our operating expenses due to inflation could result in lower margins and adversely impact our results of operations, financial condition and cash flows. We continue to maintain relationships with multiple raw material providers and are exploring spreading purchasing and third-party manufacturing across the year to help offset costs and ensure a competitive supplier base.
Off-Balance Sheet Arrangements
As of March 31, 2025, we did not have any relationships with unconsolidated entities, such as entities often referred to as specific purpose or variable interest entities where we are the primary beneficiary, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such we are not exposed to any financial liquidity, market or credit risk that could arise if we had engaged in such relationships.
Critical Accounting Estimates
Critical accounting policies are those that require us to make significant judgments, estimates or assumptions that affect amounts reported in the financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates and assumptions, including, but not limited to, revenue recognition, sales returns, the determination of the fair value of acquired assets and liabilities assumed in acquisitions, accounting for the impairment of long-lived assets (including other intangible assets), goodwill and indefinite-lived intangible assets, stock-based compensation, valuation of common stock and income taxes. We base our judgments, estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable and prudent under the circumstances. Actual results may differ materially from these estimates. For a complete description of our significant accounting policies, see Note 1, Description of Business, Basis of Preparation and Summary of Significant Accounting Policies to our consolidated financial statements.

Revenue Recognition
Revenue is recognized when the control of goods is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods. We determine revenue recognition through the following steps:
•identification of the contract, or contracts, with a customer;
•identification of the performance obligations in the contract;
•determination of the transaction price;
•allocation of the transaction price to the performance obligations in the contract; and
•recognition of revenue when, or as, we satisfy a performance obligation.
Our performance obligation for print products is typically satisfied at the time of shipment to the customer, which is when control transfers to the customer. For print products, such as workbooks, that are multi-year contracts, each academic year represents a distinct performance obligation which is satisfied when each academic year’s delivery to the customer takes place.
Our digital products are generally sold as subscriptions, which are paid for at the time of sale or shortly thereafter, and our performance obligation is satisfied ratably over the life of the digital products’ subscription period.
Our contracts with customers often include multiple performance obligations which generally include print and digital textbooks/content and instructional materials. One or more of these contractual performance obligations may be provided for no additional consideration, i.e., gratis performance obligations. These performance obligations are considered distinct as the customer can benefit from each of the promised products under the contract on its own and the transfer of these promised products are separately identifiable and are not dependent on other promised products within the contract. For contracts that contain multiple performance obligations, we allocate the transaction price based on the relative standalone selling price (“SSP”) method, inclusive of gratis performance obligations, pursuant to which the transaction price is allocated to each performance obligation based on the proportion of the SSP of each performance obligation to the sum of the SSPs of all of the performance obligations in the contract. We determine the SSP based on our historical pricing for the distinct performance obligation when sold separately.
Sales Returns
Our sales return reflects seasonal fluctuations and is a subjective critical estimate that has a direct impact on revenue. The allowance for sales returns is an estimate, which is based on historical rates of return, timing of returns and market conditions. The provision for sales returns is reflected as a reduction to Revenues in the consolidated statements of operations for sales recognized as revenue and as a reduction to Deferred revenue in the consolidated balance sheets for sales which have not been recognized yet. Sales returns are charged against the reserve as products are returned to inventory. The impact of a one percentage point change in the estimate of the allowance for sales returns would have resulted in an increase or decrease in operating income for the fiscal year ended March 31, 2025 of approximately $2.5 million.
Business Combinations
The purchase price of an acquisition is allocated to the assets acquired, including intangible assets, and liabilities assumed, based on their respective fair values at the acquisition date. The excess of the cost of an acquired entity, net of the amounts assigned to the assets acquired and liabilities assumed, is recognized as goodwill. The net assets and results of operations of an acquired entity are included on our consolidated financial statements from the acquisition date.

The purchase price allocation process requires management to make significant estimates and assumptions in the determination of the fair value of these assets acquired and liabilities assumed, especially with respect to intangible assets. Although we believe the assumptions and estimates we have made are reasonable, they are based in part on historical experience, market conditions and information obtained from management of the acquired companies and are inherently uncertain. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include, but are not limited to, projected revenue growth rates, royalty rates, tax rates, discount rates, tax amortization benefits, obsolescence rates and attrition rates. We engage outside third-party specialists as deemed necessary or appropriate to assist in the calculation of the fair value of assets acquired and liabilities assumed; however, management is responsible for evaluating the estimate. The significant estimates and assumptions used in determining their fair value may change during the finalization of the purchase price allocation. As a result, we may make adjustments to the provisional amounts recorded for certain items as part of the purchase price allocation subsequent to the acquisition, not to exceed one year after the acquisition date, until the purchase accounting allocation is finalized.
When a business combination involves contingent consideration, we record a liability for the estimated cost of such contingencies when expenditures are probable and reasonably estimable. A significant amount of judgment is required to estimate and quantify the potential liability in these matters.
We reassess the estimated fair value of the contingent consideration for each financial reporting period over the term of the arrangement. Any resulting changes identified subsequent to the measurement period are recognized in earnings and could have a material effect on our results of operations.
In addition, review of the tax balances associated with the opening balance sheet of acquired entities is a critical step of the acquisition accounting and throughout the measurement period.
Accounting for the Impairment of Long-Lived Assets (Including Other Intangible Assets)
We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is determined based on market observable inputs, discounted cash flows or appraised values, depending upon the nature of the assets.
Goodwill and Indefinite-Lived Intangible Assets
We review goodwill and indefinite-lived intangible assets for impairment annually, as of March 31, or more frequently if events or changes in circumstances indicate that the goodwill or indefinite-lived intangible asset might be impaired.
We initially perform a qualitative analysis to evaluate whether there are events or circumstances that provide evidence that it is more likely than not that the fair value of any of our reporting units or indefinite-lived intangible assets are less than their carrying amount. If, based on this evaluation we do not believe that it is more likely than not that the fair value of any of our reporting units or indefinite-lived intangible assets are less than their respective carrying amounts, no quantitative impairment test is performed. Conversely, if the results of our qualitative assessment determine that it is more likely than not that the fair value of any of our reporting units or indefinite-lived intangible assets are less than their respective carrying amounts, we perform a quantitative impairment test. If the results of our quantitative assessment determine that the carrying value exceeds the fair value of the reporting unit or indefinite-lived intangible assets, then we recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit or indefinite-lived assets fair value.

To perform the quantitative impairment test, we use a weighted average of the discounted cash flow method and the market-based valuation model, which includes both the Guideline Publicly Traded Company (“GPTC”) and the Market Transaction methods, to estimate the fair value of our reporting units.
The discounted cash flow method incorporates various assumptions, the most significant being projected revenue growth rates, operating margins and cash flows, the terminal growth rate and the discount rate. We project revenue growth rates, operating margins and cash flows based on each reporting unit’s current business, expected developments and operational strategies over a five-year period. In estimating the terminal growth rates, we consider our historical and projected results, as well as the economic environment in which its reporting units operate. The discount rates utilized for each reporting unit reflect our assumptions of marketplace participants’ cost of capital and risk assumptions, both specific to the reporting unit and overall, in the economy.
Fair value determinations of the reporting units require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for the purposes of the quantitative goodwill impairment test will prove to be an accurate prediction of future results. Certain future events and circumstances that could result in changes to our future cash flow estimates and assumptions include, but are not limited to, (i) our ability to win new adoptions in certain U.S. states, changes in state academic standards and changes in the timing and scope of anticipated levels of federal, state and local education funding available for the purchase of instructional materials in our K-12 reporting unit; (ii) enrollment levels in colleges and universities in our Higher Education reporting unit; (iii) customer retention rates and growth in knowledge-based industries, especially medical, technical and engineering fields in our Global Professional reporting unit; and (iv) government policy, political and economic conditions and competitive situations in the countries in which we operate in our International reporting unit. Other future events and circumstances that could also result in changes to these estimates and assumptions include the uncertainty of global market conditions, interest rates, inflation, and unemployment. Many of these factors are outside the control of management, and these estimates and assumptions may change in future periods. Changes in these estimates or assumptions could materially affect our cash flow projections and, therefore, could affect the likelihood and amount of potential impairment in future periods. Accordingly, if our current cash flow estimates and assumptions are not realized, it is possible that an impairment charge may be recorded in the future.
The market-based approach includes a combination of the GPTC and Market Transaction method. The GPTC method applies market multiples of selected comparable businesses to our financial forecasts to create an indication of fair value of our reporting units. These market multiples are derived from companies in similar industries, with similar economic and financial characteristics, and companies that we believe entail a similar degree of business risk. The Market Transaction method applies multiples paid in recent arm’s-length transactions involving similar companies applied to our operating data to create an indication of fair value of our reporting units. The key estimates and assumptions that are used to determine fair value under the market approach include revenue and EBITDA multiples for selected comparable publicly traded companies with similarities to our reporting units, as well as multiples for recent transactions that have taken place. If these estimates and assumptions change in the future, such as a decline in current market multiples, heightened competition or strategic decisions made in response to economic or competitive conditions, the fair value of our reporting units may be materially impacted and therefore we may be required to record impairment charges in future periods.
Fair values of indefinite-lived intangible assets are estimated using relief-from-royalty discounted cash flow analyses. Significant judgments inherent in the relief-from-royalty method include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the relief-from-royalty discounted cash flow analyses reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the relief-from-royalty discounted cash flow analyses are based upon an estimate of the royalty rates that a market participant would pay to license our trade names and trademarks.

Changes in these estimates and assumptions could materially affect the determination of fair value for each indefinite-lived intangible asset and for some of the indefinite-lived intangible assets could result in an impairment charge, which could be material to our financial position and results of operations.
Goodwill
The following tables summarize the changes in carrying value of goodwill by reporting unit for the fiscal years ended March 31, 2025, 2024 and 2023:

($ in thousands)	K-12	Higher Education	Global Professional	International	Total
As of March 31, 2022	$1,184,877	$1,175,022	$246,387	$246,387	$2,852,673
Acquisition(1)	—	—	3,422	—	3,422
Impairment charge(2)	—	(185,000)	—	(73,000)	(258,000)
As of March 31, 2023	$1,184,877	$990,022	$249,809	$173,387	$2,598,095
Impairment charge(3)	—	—	(40,500)	—	(40,500)
As of March 31, 2024	$1,184,877	$990,022	$209,309	$173,387	$2,557,595
Additions	—	—	—	—	—
As of March 31, 2025	$1,184,877	$990,022	$209,309	$173,387	$2,557,595
_______________
(1)On December 5, 2022, we acquired substantially all of the assets of Ryan Medical Education LLC, d/b/a Boards & Beyond (see Note 4, “Acquisitions” to our consolidated financial statements). As a result of the acquisition, goodwill of $3.4 million was recorded.
(2)As of December 31, 2022, we considered current market conditions, including, but not limited to, rising interest rates, economic conditions in the various domestic and international markets in which we operate as well as declines in equity market valuations. Additionally, we considered other events and circumstances including, but not limited to, lower than expected current and future enrollment levels in colleges and universities, and rising costs due to inflation. Based on our assessment, we concluded that it was more likely than not that the fair value of our Higher Education, Global Professional and International reporting units is less than their carrying amount, including goodwill.
As a result, we performed an interim quantitative goodwill impairment test for the Higher Education, Global Professional and International reporting units to determine whether the carrying value exceeded the fair value of the reporting unit. Based on the results of the interim quantitative goodwill impairment test, we determined that the carrying value of our Higher Education and International reporting units exceeded their fair value and therefore recognized an impairment charge of $185,000 and $73,000, respectively. The goodwill impairment charges resulted primarily from a revision of previously projected revenue, discount rate and market multiples given then current market conditions. In addition, the results of the interim quantitative goodwill impairment test of the Global Professional reporting unit showed that its fair value as a percentage of its carrying value was 110% and therefore no impairment charge was recognized. Additionally, based on our interim assessment, we concluded that it was not more likely than not that the fair value of our K-12 reporting unit was less than its carrying amount, including goodwill.
As of March 31, 2023, we performed a qualitative goodwill impairment test and concluded that it was more likely than not that the fair value of our reporting units exceeded their carrying amounts. As such, the quantitative goodwill impairment test was not required or performed and no impairment charges were recorded for any of our reporting units as of March 31, 2023.
(3)As of March 31, 2024, we performed a quantitative impairment test and recorded a $40.5 million impairment charge to adjust the carrying amount of goodwill related to our Global Professional reporting unit. The impairment charge resulted primarily from a revision of previously projected revenues given the strategic decision to sunset certain non-core front-list print titles and to re-invest into higher margin digital medical and engineering portfolios. Based on the quantitative goodwill impairment analysis of the K-12, Higher Education and International reporting units as of March 31, 2024, the fair value exceeded the carrying value by 71%, 34%, and 15%, respectively. There were no impairment charges recognized related to the goodwill recorded within the K-12, Higher Education or International reporting units.
We performed our annual impairment test of the K-12, Higher Education, Global Professional and International reporting units as of March 31, 2025, and concluded that the fair value exceeded the carrying value by 69%, 47%, 26% and 16%, respectively. As such, no impairment charges were recognized related to the goodwill recorded within the K-12, Higher Education, Global Professional or International reporting units.
Indefinite-Lived Intangible Assets
As of December 31, 2022, we performed an impairment test on our indefinite-lived assets. Based on the results of the impairment analysis, we determined that the carrying value of our Higher Education, Global Professional and International Trademarks exceeded their fair value. As a result, impairment charges of $45,000, $6,000 and $3,000 were recorded for our Higher Education, Global Professional and International indefinite-lived Trademarks, respectively. The impairment charges resulted primarily from a revision of previously projected revenues given current market conditions.
As of March 31, 2023, we performed a qualitative indefinite-lived intangible asset impairment test and concluded that it was more likely than not that the fair value of our indefinite-lived intangible assets exceeded their carrying amounts. As such, the quantitative indefinite-lived intangible asset impairment test was not required or performed and no impairment charges were recorded for any of our indefinite-lived intangible assets as of March 31, 2023.
As of March 31, 2024 and December 31, 2023, we performed a quantitative impairment test on our indefinite-lived assets. Based on the results of the March 31, 2024 and December 31, 2023 impairment analyses, impairment charges of $2.0 million and $7.0 million, respectively, were recorded for the Global Professional indefinite-lived Trademark. This resulted primarily from a revision of previously projected revenues given the strategic decision to sunset certain non-core front-list print titles and to re-invest into higher margin digital medical and engineering portfolios.
As of March 31, 2025, we performed our annual impairment test and concluded that the fair value of our indefinite-lived intangible assets exceeded their respective carrying values. As such, no impairment charges were recorded for any of our indefinite-lived intangible assets as of March 31, 2025.
Stock-Based Compensation
We issue stock options and other stock-based compensation to eligible employees, directors and consultants of McGraw Hill, Inc. and its subsidiaries. The fair value of stock options is based on the fair value of our common stock on the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model or a Monte Carlo valuation model if the stock options contain market-based vesting conditions. The Black-Scholes and Monte Carlo valuation models require management to make certain assumptions of future expectations based on historical and current data.
For service-based awards granted during the fiscal years ended March 31, 2025, 2024 and 2023, we estimated the grant date fair value using a Black-Scholes option-pricing model as well as the following assumptions:

	Year Ended March 31,
	2025	2024	2023
Weighted-average assumptions:
Expected dividend yield	—%	—%	—%
Expected stock price volatility	50%	50%	45%
Risk-free interest rate	3.76%	4.71%	4.02%
Expected option term (years)	6	6	6
The dividend yield is based on forecasted expected payments, which are expected to be zero for the immediate future. Expected volatility is estimated based on the historical volatility of comparable companies’ stock price, selected based on industry and market capitalization. The risk-free interest rate is based on the rate at grant date of U.S. government bonds with a term equal to the expected term of the option. For the Black-Scholes option-pricing model, the expected term represents the midpoint of time until expiration and average vesting period.
For equity awards, total compensation cost is based on the grant date fair value. For liability awards, total compensation cost is based on the fair value of the award on the date the award is granted and is remeasured at each reporting date until settlement. For performance-based awards issued, the value of the instrument is measured at the grant date fair value and expensed over the vesting term when the performance targets are considered probable of being achieved. For awards subject to both performance-based and market-based vesting conditions, the value of the instrument is measured at the grant date as the fair value and expensed using an accelerated recognition method once the performance targets are considered probable of being achieved. We recognize stock-based compensation expense for service-based awards, on a straight-line basis over the service period required to earn the award, which is typically the vesting period. Forfeitures are accounted for as they occur. See Note 15, “Stock-Based Compensation,” to our consolidated financial statements for more information regarding our stock-based compensation awards.
Valuation of Common Stock
The fair value of the common stock underlying our stock-based compensation awards has historically been determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. Given the absence of an active public market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:
•contemporaneous valuations of our common stock performed by independent third-party specialists;
•the lack of marketability inherent in our common stock and illiquidity of stock-based awards involving securities in a private company;
•our actual operating and financial performance;
•our current business conditions and projections;
•our net leverage and effective interest rates;
•our hiring of key personnel and the experience of our management;
•our history and the introduction of new products;
•our stage of development;
•industry information such as market size and growth;
•the market performance of comparable publicly traded companies;
•the U.S. and global macroeconomic and capital market conditions; and
•the likelihood of achieving a liquidity event, such as an initial public offering, a merger or acquisition of our company given prevailing market conditions.
In valuing our common stock, our board of directors determined the fair value of our Company by taking a weighted combination of the income valuation approach and the market valuation approach, which included both the GPTC and Market Transaction methods.

The income approach used the discounted cash flow method which involves estimating the future cash flows of a business, including fixed asset and net working capital requirements, for a discrete period of time and discounting such cash flows to present value. If the cash flows are expected to continue beyond the discrete time period, then a terminal value of the business is estimated and discounted to present value. The discount rate reflects the risks inherent in the cash flows and the market rates of return available from alternative investments of similar type and quality as of the valuation date.
The market approach included both the GPTC and Market Transaction methods. When using the GPTC method of the market approach in determining the fair value of our common stock, we identified companies similar to our business and used these guideline companies to develop relevant market multiples and ratios. We then applied these market multiples and ratios to our financial forecasts to create an indication of total equity value. In selecting the guideline companies used in our analysis, we applied several criteria, including companies in similar industries, companies we believed investors would perceive as similar to us based on economic and financial measures, and companies that we believed entail a similar degree of business risk. When using the Market Transaction method of the market approach in determining the fair value of our common stock, we used publicly disclosed data from arm’s-length transactions involving similar companies to develop relationships or value measures between the prices paid for the target companies and the underlying financial performance of those companies. These value measures were then applied to our applicable operating data to create an indication of total equity value.
Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. The estimates will not be necessary to determine the fair value of awards once the underlying shares begin trading.
Income Taxes
We determine the provision for income taxes using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.
Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. Management evaluates the weight of both positive and negative evidence in determining whether a deferred tax asset will be realized. Management will look to a history of losses, future reversal of existing taxable temporary differences, taxable income in carryback years, feasibility of tax planning strategies and estimated future taxable income. The valuation allowance can also be affected by changes in tax laws and changes to statutory tax rates.
We prepare and file tax returns based on management’s interpretation of tax laws and regulations. As with all businesses, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax assessments based on differences in interpretation of tax laws and regulations. We adjust our estimated uncertain tax positions reserves based on current audits and recent settlements with various taxing authorities as well as changes in tax laws, regulations and interpretations. We recognize accrued interest and penalties related to uncertain tax positions in income tax provision (benefit) within the consolidated statements of operations.

Recently Issued and Adopted Accounting Pronouncements
For recently issued and adopted accounting pronouncements, see Note 1, “Description of Business, Basis of Preparation and Summary of Significant Accounting Policies,” to our consolidated financial statements.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks from foreign currency exchange rates and interest rates, which could affect our operating results, financial position and cash flows. We manage these risks through our regular operating activities and, when deemed appropriate, through the use of derivative financial instruments in accordance with our policies. We do not enter into derivative financial instruments for speculative or trading purposes.
Foreign Exchange Risk
We have operations in various foreign countries where the functional currency is primarily the local currency. As a result, we are subject to fluctuations from changes in foreign exchange rates. For international operations that are determined to be extensions of the U.S. operations, or where a majority of the revenue and/or expenses is USD denominated, the U.S. Dollar is the functional currency. Our principal currency exposures relate to the Australian Dollar, British Pound, Canadian Dollar, Euro, Mexican Peso and Singapore Dollar. From time to time, we may enter into hedging arrangements with respect to foreign currency exposures.
Interest Rate Risk
A&E Cash Flow Credit Facilities and A&E ABL Revolving Credit Facilities
We are exposed to interest rate risk on borrowings under our A&E Cash Flow Credit Facilities and A&E ABL Revolving Credit Facilities, which bear interest at variable rates with a Term SOFR floor of 0.5% and 0.00%, respectively, as of March 31, 2025. A 100 basis-point increase in Term SOFR on our A&E Cash Flow Credit Facilities debt balances outstanding as of March 31, 2025 would increase our annual interest expense by $11.6 million. No debt balance was outstanding under the A&E ABL Revolving Credit Facilities as of March 31, 2025.
From time to time, we may enter into hedging arrangements with respect to floating interest rate borrowings. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

BUSINESS
Our Mission
At McGraw Hill, our purpose is to unlock the potential of each learner at every stage of life.
Our mission is to support educators, learners and professionals around the world with trusted, high-quality content and digital solutions that use data and learning science to adapt to each student as they progress towards their goals.
As a leading global provider of information solutions in the K-12, higher education and professional markets, we are helping shape the education industry by providing access to effective and meaningful learning experiences that improve outcomes and opportunities for all.
Our Company
McGraw Hill is a leading global provider of information solutions for education across K-12 to higher education, and through professional learning. We harness the power of content, data-driven insights, and learning science to deliver personalized learning experiences and drive positive outcomes throughout the entire learning lifecycle. We believe that we have positively impacted hundreds of millions of learners and educators with our personalized learning solutions to support learning at scale worldwide. On an annual basis, we serve approximately 60 million learners and educators. We believe that education positively impacts lives and, for more than 135 years, we have continuously innovated to help educators and institutions unlock the potential of each learner.
We believe McGraw Hill is one of the most trusted and recognized education brands in the world. Based on the results of a third-party survey that we commissioned in the fiscal year ended March 31, 2025, we believe that, in the United States, on average, 89% of K-12, higher education and medical school students, faculty and administrators would consider McGraw Hill for their classes.
We believe that education is foundational to global stability and economic prosperity. Recent investments in technology infrastructure and the rapid proliferation of mobile devices have accelerated the adoption of digital learning solutions and fostered a culture of data-driven instruction across the education landscape. Demand for personalized content, delivered via intuitive digital solutions, is reshaping the industry as educators continue to leverage technology, including generative AI, to meet students where they are in their learning journey.
Understanding how learning happens is critical to building effective learning solutions, like ALEKS, which has leveraged data science and machine learning to enhance learning outcomes for over 25 years. Over the last decade, we have invested more than $2.0 billion in developing a suite of market leading digital learning solutions. Our scalable digital solutions rely on shared technology infrastructure, years of collaborative partnerships with leading institutions, expertise in learning science and a focus on high-value iterative product design and development activities led by a team of approximately 300 software engineers. We utilize our data analytics capabilities to generate continuous feedback loops that drive product and go-to-market innovation, which allows us to simplify workflows while creating meaningful learning experiences that are tailored to the needs of each learner.
At McGraw Hill, we recognize that the integrity of educational content is of utmost importance, especially as generative AI becomes more integrated into the learning process. With the proliferation of AI-generated generic content, the risks of inaccurate and low-quality information are heightened, which is why our proprietary content is rigorously researched and designed to meet the highest quality standards. We aim to offer vetted content and data-driven learning solutions that educators and learners can trust.
With approximately 1,500 sales professionals worldwide, including approximately 550 sales professionals in North America, as of March 31, 2025, we believe our global sales force is one of the largest in the education sector, underpinning our ability to serve learners, educators and professionals at scale across the learning lifecycle. Our distribution has enabled us to become a leading global provider of information solutions in each of the three market sectors we serve: K-12, higher education and professional learning with a focus on medical education. Our sales professionals span the entire learning lifecycle, with approximately 548, 487, 75 and 360 professionals serving the K-12, Higher Education, Global Professional and International segments, respectively, as of March 31, 2025.
For the fiscal years ended March 31, 2025, 2024 and 2023, we generated revenue of $2,101.3 million, $1,960.5 million and $1,947.8 million, respectively, and a net loss of $85.8 million, $193.0 million and $404.1 million, respectively.
For the fiscal years ended March 31, 2025, 2024 and 2023, we generated Adjusted EBITDA of $726.8 million, $656.6 million and $618.0 million, respectively.
For additional information on Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Industry Background
We believe that education plays a vital role in shaping society. Not only does education drive earning potential, but we believe that there is a direct correlation between the quality of a country’s education system and its economic success. Given this importance, education commands significant public and private investments around the world. Based on information from a third-party study we commissioned in the fiscal year ended March 31, 2025, we estimate that we have a total addressable market of approximately $30.0 billion as of the academic year ended 2025, including $9.3 billion in K-12, $12.3 billion in Higher Education, $2.9 billion in Professional and $5.5 billion in International.
Modernization of Learning Technology
Technology has transformed the way students learn. The adoption of data science, machine learning and more recently, generative AI, is further transforming education, re-shaping the learning experience for both students and educators. According to the World Economic Forum, AI holds great potential for addressing the gaps current global education systems are struggling to fill. Personalized learning solutions and AI-powered adaptive assessments may be designed to cater to students’ individual needs, enabling customized learning pathways that adjust in real-time to their strengths and weaknesses, which can lead to more effective learning, faster mastery of subjects, and greater engagement. By freeing educators from routine tasks, AI enables them to focus on building relationships, understanding individual student needs and fostering motivation to learn. See “Risk Factors—Risks Related to Our Customer Markets—Increased customer expectations for lower prices or free/discounted bundled products could reduce sales revenue.”
Data-driven Approach to Learning Intervention
Advancements in data science allow educators to glean greater insights into student progress. Digital learning solutions in education generate massive volumes of learning data. Modern data science synthesizes this information into rich analytics and actionable insights that give educators the opportunity to identify the gaps in learning and provide timely intervention and improve personalization, access and effectiveness of learning for all. According to a third party study, as of February 2024, more children than ever are in school, but many are not mastering basic skills. The study concluded that successful systems focus on interventions closest to students starting with the classroom (what is taught and how it is taught), then the school (what supports exist for students and teachers), and finally aligning the system supports (performance management, infrastructure, funding) to what is needed in the classroom.
Focus on Measurement and Improvement of Learning Outcomes
Data allows for more accurate measurement of learning outcomes and fostering a culture of outcomes-based education. According to The Trends in International Mathematics and Science Study

published by the National Center for Education Statistics in December 2024, between 2019 and 2023, test scores for American students, measured on a 1000-point scale, dropped by 18 points for fourth graders and dropped by 27 points for eighth graders. We know that students learn at different rates and some need more help than others. Contrary to the traditional one-size-fits-all pedagogical style, we believe modern adaptive technologies that deliver actionable insights help educators take a personalized approach to instruction that targets the unique needs of each learner, optimizing the learning experience and improving outcomes rather than just grades. The ability to identify the gaps between what a learner has mastered and what they can potentially master with support is critical to improving learning outcomes. We believe that personalized learning improves students’ performance and is essential to combating learning loss.
Need for Equitable Access to Learning Opportunities
We believe that equal opportunity in education is essential to achieving equality in society at large. Income-based achievement gaps have been widening over the years. According to over two decades of data from the National Assessment of Educational Progress, achievement gaps between economically disadvantaged and non-economically disadvantaged students continue to persist and have been widening in some cases, particularly in eighth grade math and eighth grade reading. Expanding learner access to affordable course materials and personalized instruction are essential for making high-quality education within reach for all, ensuring everyone is benefiting from Affordable Access programs such as Inclusive Access. Inclusive Access, a course material affordability program for higher education designed by institutions and guided by the U.S. Department of Education, has saved students over $1.5 billion since the fiscal year ended March 31, 2018 according to the U.S. Department of Education. Inclusive Access ensures that students are prepared for class at the start of the semester with seamless Day 1 access to digital course materials via their Learning Management System, which drives better learning outcomes.
Demand for Technical, Skills-Based Professional Learning to Prepare for Jobs of the Future
Technological advancements, new fields of study and novel industries require that today’s professionals learn new concepts and skills to keep pace with fast-changing job requirements. Post-secondary education is adapting to meet the demands of the ever-evolving economy. As the demand for workforce-aligned education intensifies, industries, governments, and educational institutions are forming increasingly integrated partnership models. Work-integrated pathways, such as apprenticeships, internships and large-scale upskilling programs are evolving as essential tools to address local talent shortages and promote economic growth. According to a third-party source, highly technical professions such as the healthcare industry are also experiencing a shortage of skilled professionals, with rapidly increasing demand. According to new projections published by the Association of American Medical Colleges, the U.S. will face a physician shortage of up to 86,000 physicians by 2036. According to the Bureau of Labor Statistics, the health care and social assistance sector is projected to not only grow most rapidly than other sectors, but it is also projected to create about 33% of all the projected job gains from 2023 to 2033. This increase is expected to result in approximately two million new jobs over the decade in the healthcare industry.
Education systems must adapt to prepare the next generations for tomorrow’s technology-driven economies and to help learners achieve their improved outcomes. Recent reports indicate a significant shortage of professionals with AI expertise. For example, the White House’s Council of Economic Advisers noted in January 2025 that the supply of AI talent is not keeping pace with the increasing demand. A recent survey shows that 68% of executives report a moderate-to-extreme AI skills gap. We believe that high-quality technical digital learning solutions are critical tools to help address the growing demand for skilled professionals and close the widening global skills gap.

Our Strengths
A Trusted, Market-Leading Global Brand with a History of Over 135 Years
We believe that McGraw Hill is an enduring brand that benefits from a loyal customer base. We believe that McGraw Hill is one of the most trusted and recognized education brands in the world, resonating with learners, instructors and institutions across the entire learning lifecycle. Our brand is associated with high-quality content and accessible, data-driven, digital learning solutions. We have established our reputation by leading innovation in the application of learning science and continuously adapting our solutions to support learners and educators worldwide. Based on a third-party survey that we commissioned in the fiscal year ended March 31, 2025, we believe that, in the United States, on average 95% of U.S. K-12 educators and administrators as well as U.S. higher education and medical school students, faculty and administrators recognize the McGraw Hill brand name.
Suite of Market-Leading Digital Learning Solutions Across the Entire Learning Continuum
We serve the entire learning lifecycle with market-leading digital learning solutions across K-12, higher education and professional learning, underpinned by proprietary content and advanced data science and learning technology. While we face competition from both large, established industry participants and new market entrants, we remain strong across all of the markets we serve. While driven by distinct end-market fundamentals, our businesses benefit from shared domain expertise, common capabilities and digital investment, insights from our vast set of longitudinal learning data, shared infrastructure and our trusted brand. Grounded in a powerful foundation of pedagogical and data science capabilities, we focus on understanding the evolving challenges and needs of the learning ecosystem and bringing together educators to determine how we can enhance our solutions to improve learning outcomes. Across the global, K-12 and Higher Education markets, we leverage core competencies in learning science and predictive analytics for our adaptive, AI-powered solutions. For example, our ALEKS learning solution provides personalized, equitable support to K-12 and Higher Education learners globally and has supported over 64 million lifetime learners. In the medical education market, our AccessMedicine application offers learners, faculty and clinicians authoritative, trusted, and continuously updated expert medical content on- and off-campus, and on a broad range of devices.
Leveraging Data Assets to Drive Innovation and Improve Outcomes
During the fiscal year ended March 31, 2025, we had approximately 26 million Paid Digital Users, representing learners or educators who purchased a license to gain access to one of our many digital solutions. This usage gives us access to a wealth of learning data. In the fiscal year ended March 31, 2025 alone, we derived insights from more than 19 billion learning interactions. Due to increased digital adoption and new product releases, this proprietary data set of learning interactions has expanded from approximately 5.8 billion in the fiscal year ended March 31, 2022. We have realized a 49% compound annual growth rate across our proprietary data since the fiscal year ended March 31, 2022. We can leverage these insights and our capabilities in machine learning, to identify where students are struggling and tailor personalized learning experiences inform product enhancements, prioritize new product development and improve learner outcomes. We strive to be at the forefront of leveraging data for insights in education, and we continue to utilize the latest technology innovations in our solutions, including leveraging advancements in generative AI. Our product usage and learner insights empower our sales force to employ a consultative selling approach that addresses specific learner and educator pain points and optimizes outcomes as the needs of institutions and educators are understood and addressed.
On-Demand Digital Model Supported by High-Quality, Proprietary Content
We believe that in an environment with abundant access to content, our proprietary, high-quality content, delivered with personalized learning capabilities, is a key differentiator. With our deep understanding of learner preferences, pedagogies and academic standards, we partner with more than 27,000 authors and educators, including over 50 Nobel Laureates in various fields of study who contribute to our large and growing proprietary content collection. We also offer technical resources and learning tools for professionals across multiple high-demand career fields such as medicine and engineering.
We believe we are disrupting educational content delivery with our innovative Evergreen delivery model, which uses an agile, on-demand content model to enhance educator productivity. Evergreen was launched in calendar year 2023 and provides a proprietary toolset used to tag, edit, and release content efficiently, allowing the creation of a flexible and scalable process for updating course materials. The Evergreen delivery model leverages cutting-edge technology to simplify processes and ensures easier updates flow smoothly across all systems. As of March 31, 2025, of the instructors teaching with Connect and utilizing the Evergreen delivery model, 95% of them have moved to the 2024 release. Additionally, we are leveraging our capabilities in data science and AI to organize our content in common taxonomies based on customer and product profiles allowing us to streamline content development. Through integrated digital instruction, assessments, remediation, automated grading and machine learning-powered adaptive learning technology, our digital solutions are able to provide transformative learning experiences that may revolutionize how educational content is delivered and consumed.
Institutional Sales Model with Extensive Global Go-to-Market Reach
Our sales strategy is focused on education institutions and their leadership as the key decision-makers, fostering long-lasting and expansive partnerships within our customer network. We believe our sales force is one of the largest and most dynamic in the global education market, with approximately 1,500 sales professionals worldwide as of March 31, 2025. This provides us with a vast reach and, combined with our trusted brand and digital solutions, drives considerable competitive advantages for our organization. As of March 31, 2025, we served over 20,000 institutional customers in more than 100 countries, including approximately 99% of U.S. public K-12 districts, 82% of U.S. higher education institutions and 94% of U.S. medical schools.
Long-Standing Customer Relationships Built Over Decades
We have developed and retained a highly loyal customer base throughout our history. For over 135 years, McGraw Hill has embraced market disruptions by continuing to innovate and meet the ever-changing needs of educators and learners around the world. We believe our value proposition is underpinned by our high-quality content, efficacious learning solutions, and customer support to meet educators' and learners' changing needs. This has led to ingrained customer loyalty and retention, creating a significantly competitive moat. More than 70% of K-12 districts nationwide have been revenue-generating customers for more than 10 years. In addition, for the fiscal year ended March 31, 2025, we had an Annual Net Dollar Retention of 110% and 105% in Higher Education and Global Professional, respectively. By engaging with an active community of educators, we stay closely connected to our customers, incorporating their feedback into new product development.
Highly Profitable Business Model with a Strong Cash Flow Profile
We operate within an essential industry that is timeless and stable. The diversified end markets we serve, coupled with our long-standing customer relationships and resilient funding dynamics, mitigate the impact of recessionary cycles and help fuel steady cash flows and predictable revenue streams with approximately 69% of our total revenue being Re-occurring Revenue for the fiscal year ended March 31, 2025. Our digital-first business model drives operating leverage and profitability by reducing time-to-market and leveraging a shared infrastructure across all operating segments. We believe our efficient business model and distinct competitive advantages enable us to consistently generate significant cash flow to reinvest in both organic and inorganic growth opportunities, while also allowing us to reduce our indebtedness. For more information on our indebtedness, see the Risk Factors discussed in “Risk Factors—Risks Related to Strategic Initiatives and Financings.”

Mission-Driven Culture and Leadership Team with Track Record of Success
Our culture centers around our belief that diverse experiences enrich the way we learn, teach and grow. As a leading global provider of information solutions for education, we partner with millions of educators, learners and professionals worldwide, develop personalized learning experiences and improve outcomes. Many of our employees are former educators who deeply understand the learning process and are passionate about helping shape the future of education. With more than 100 years of combined education industry experience, our senior leadership team has deep experience and brings extensive knowledge of education ecosystems around the world along with expertise in digital product engineering, AI and data science.
Our Growth Strategy
We strive to unlock the potential of each learner at every stage of life. We intend to extend our position as a leading global provider of information solutions for education through our key growth strategies:
Acquire New Customers
We have a substantial opportunity to bring new customers onto our learning solutions. With our trusted brand, global go-to-market reach and proprietary digital learning solutions, we believe we are well positioned to continue acquiring new customers in the markets we serve. We believe we are a market leader at the forefront of innovation, developing digital-first solutions that address the rapidly evolving needs of learners. For example, McGraw Hill’s Evergreen delivery model illustrates how we are advancing the state of the industry by delivering on-demand and regularly updated digital content directly to existing learning solutions. By keeping course and support materials fresh and engaging, we eliminate the friction for educators caused by the course refresh cycle and save them time. We remain focused on making educators more effective and efficient by eliminating the traditional episodic release cycle, while providing regularly updated content to improve learner outcomes. The model also gives time back to our sales force which could unlock potential incremental monetization opportunities. Since the fiscal year ended March 31, 2025, we have over 33% of Higher Education revenue through the Evergreen delivery model.
Cross-Sell and Up-Sell to Existing Customers
We believe our deep, established institutional relationships and product innovations support our ability to expand existing customer relationships. Our land-and-expand strategy enables us to drive incremental revenue from existing customers through up-selling and cross-selling. We believe that, as learners and educators continue to benefit from our personalized digital solutions, we will see increased adoption and activation of new and existing solutions that address evolving customer needs and extend the value we offer. For example, based on a third-party survey that we commissioned in the fiscal year ended March 31, 2025, we believe that, in the United States, on average, 89% of K-12, higher education and medical school students, faculty and administrators would consider McGraw Hill for their classes. We believe that our K-12 customers will benefit from the value provided by our integrated core, supplemental and intervention solutions through improved teacher workflow efficiencies and unique, data-driven insights that support the delivery of personalized learning.
Leverage AI and Data and Analytics to Drive Insights and Enhance the Value of our Suite of Solutions to Our Customers
Our digital solutions transcend segments, geographies, personas and academic periods to drive data-driven insights from billions of longitudinal learning interactions and further enhance our deep understanding of learning science. For the fiscal years ended March 31, 2025 and 2024, McGraw Hill had approximately 26.0 million and 25.0 million Paid Digital Users, respectively, and we recorded more than 19 billion learning interactions across McGraw Hill solutions in the fiscal year ended March 31, 2025, generating insights into student performance and academic growth over time. We leverage these insights and the power of AI to inform product development, identify new personalized learning solutions, enable consultative selling, create positive student feedback loops, enhance customer retention and empower instructors to deliver greater impact to every learner. As our data science and AI capabilities continue to evolve, we have the opportunity to enhance our solutions with new features that should drive engagement, optimize content generation, and improve customer service. We believe enhancing value for our customers should drive further competitive differentiation and customer retention. Moreover, our commitment to maintaining data security and privacy measures underpins the trust we have earned with learners, educators and education institutions.
Invest in Technology-Enabled Innovation Across the Learning Lifecycle
Our scale and breadth of distribution and offerings across the learning lifecycle positions us to actively invest in technology-enabled innovation. We expect to expand our revenue through new learning solutions that offer data-driven personalized learning experiences, interactive simulations, 3-D models, experiential learning activities and generative AI tools like our AI Reader. Trained on McGraw Hill course content, AI Reader fosters a more engaging learning experience and preserves the productive struggle that is essential to the learning process. AI Reader helps students develop a deeper understanding of their course materials with in-the-moment engagement and interactive support through utilizing an AI model that generates explanations and interactive quizzes to promote a more active reading experience. Based on our internal data, we believe this feature has resulted in learners spending more than 30% more time reading on platform.
We believe that our innovations extend across all markets we serve. For example, our ALEKS math and science solution, which is available to students in K-12 and Higher Education, determines each learner’s baseline of knowledge and uses machine learning to create individual and dynamic learning pathways designed to optimize results for students. We recently expanded this solution for K-5 with ALEKS Adventure. In K-12, while we are still providing print solutions to K-12 students, we continue to drive growth across supplemental and intervention solutions, integrated curriculum solutions, and Career and Technical Education, Advanced Placement and assessment solutions. McGraw Hill is also working to build the future of the K-12 coordinated classroom. McGraw Hill Plus for PreK-12 is simplifying educators’ daily workflows by connecting and transforming fragmented data sources into a holistic view of each student, empowering them to place every learner on a path to growth. We have launched McGraw Hill Plus in math across six states with more states and subjects coming in the future and have applied for a patent in connection with this product.
In Higher Education, we continue to invest in our solutions while exploring new market opportunities such as student study solutions, Career and Technical Education, dual enrollment solutions, short courses, badging, and employability and workplace preparedness content solutions. For example, Sharpen, our direct-to-student study application for the global higher education market, complements the existing course experience by providing college students with a continuous content feed, short videos, swipeable study tools and a personalized activity dashboard in over 140 courses. In July 2024, we launched SIMskills Badges, our new micro-credentialing program to support student professional growth with skills-based short courses on our SIMnet solution.
We foresee growth in the global professional sector through the development of our global medical education solutions and undergraduate medical student learning solution.
Increase Our International Presence
We are a global company delivering our proprietary content and digital learning solutions in more than 100 countries and in more than 80 languages, with translations adapted to local customs and cultures, as needed. Our international-based sales force of over 350 employees with local market expertise across key business regions is core to our international strategy. We remain focused on expanding our presence in international markets across both English- and non-English-speaking countries by leveraging our existing investment in digital solutions. In higher education, we intend to continue investing in bringing local products onto our Connect solution to maintain local relevancy and capitalize on the shift to digital. In K-12, we intend to continue investing in K-12 programs to meet local standards in markets where we have a strong, local K-12 presence, such as Spain and Mexico. We also expect to continue to drive digital growth internationally through the expansion of our ALEKS offerings. See “Risk Factors—Risks Related to Non-U.S. Operations and Sales—We face risks of doing business abroad.”
Proactive Approach to Strategic M&A Opportunities
To complement our organic growth efforts and product innovation investments, we will continue to assess opportunities to acquire or partner with other businesses that can help us achieve our mission and best serve our customers. We employ a disciplined and targeted approach to M&A. Our three-pronged M&A strategy, guided by our rigorously articulated investment thesis, aims to achieve the following objectives:
•Strengthen Core Business: Expand our serviceable addressable market by expanding our existing portfolio and enhancing the learning experience;
•Expand into Attractive Adjacencies: Expand our total addressable market by entering high-growth markets within proximity to our core; and
•Acquire Strategic Capabilities: Continue investing in innovative capabilities or technologies to strengthen our competitive differentiation.
We have a track record of acquiring and successfully integrating other businesses, including two recent strategic acquisitions, to expand our capabilities and offerings or enhance existing ones. The strength of our global brand and the scale of our business enhances the potential for significant revenue synergies through cross-selling across our portfolio, complemented by potential cost synergies from our efficient approach to operations and deep product development capabilities.
McGraw Hill’s Digital Ecosystem
McGraw Hill’s scaled, digital ecosystem spans the entire learning lifecycle with a holistic portfolio of solutions that use data and learning science to adapt to students’ needs as they progress toward their goals. We are a centralized, product-led organization that understands the importance of delivering an integrated, outcomes-driven user experience. Our digital ecosystem is built upon shared technology infrastructure and shared product development capabilities that allow us to transform curated, proprietary content into data-driven digital learning experiences to support multiple markets, geographies and audiences.
We execute on a shared product vision and deploy capital with intentionality to drive the best return on investment. Over the last decade, we have invested more than $2.0 billion in our digital ecosystem and grown our staff to approximately 300 full-time software engineers, representing one of the largest technology development organizations in the global education sector. Our Paid Digital Users have increased from 10 million in the twelve-month period ended March 31, 2015, to 26 million in the fiscal year ended March 31, 2025. Our digital revenue as a percentage of total revenue has also increased from 31% in the year ended December 31, 2015 to 65% in the fiscal year ended March 31, 2025. Excluding K-12, as most students in the primary grades still require print solutions, total digital revenue as a percentage of total revenue was approximately 82% for the fiscal year ended March 31, 2025.
Shared Cloud-Based Technology Infrastructure
Our shared technology infrastructure allows us to capture billions of events across our digital solutions. These data points provide deep insights into student performance and academic growth over time, which in turn allows McGraw Hill to advance the efficacy of our algorithms, improve our content quality and provide better recommendations to learners, educators and administrators.

To run our business, it is essential to store and transmit information about customers in our shared technology infrastructure. We are committed to safeguarding student data with prudent management practices and investments in data privacy and cybersecurity. We signed the Student Privacy Pledge in 2019, affirming our legally enforceable commitment to safeguard student data and are compliant with the National Institute of Standards and Technology cybersecurity framework. Moreover, independent parties audit, assess and ensure we meet cybersecurity requirements. According to a third-party platform that monitors assets that are open to the internet, McGraw Hill commands the highest security grade in the industry.
Pedagogically Proven Learning Experiences
We have developed a diverse portfolio of modular learning experiences across our ecosystem that combines our rich, proprietary content with our innovative shared technical capabilities supported by our unified technology infrastructure. We partner with more than 27,000 authors and educators, including over 50 Nobel laureates in various fields of study who contribute to our large and growing proprietary content collection amassing more than 273,000 active titles and more than 964,000 all-time titles.
Rich Data Assets and Analytics to Enable Feedback Loops
We believe that data tells a story. That story is only as powerful as the ability to translate data into actionable insights. By capturing rich cognitive, behavioral and administrative data, we believe we are heralding a new era of truly personalized learning, because we believe that no two learners are the same. Our ability to ingest and analyze this data at scale and in real time delivers learners and educators deep insights to enable personalized learning experiences that drive positive outcomes for students.
We have numerous strategic initiatives underway cutting across the entirety of McGraw Hill that include AI-powered machine learning recommendations, scalable authoring solutions, comprehensive data collection and modeling, context-aware assessment solutions and configurable courseware assemblies. Additionally, the large amount of data generated across our platform supports a continuous feedback loop that underpins our differentiated approach to go-to-market and new product development, helping our developers innovate more targeted, adaptive and impactful content and solutions, ultimately resulting in a stronger learner experience with better outcomes.
Shared Capabilities
Our methodology for product development shares common competencies across our business that include academic design, product development, UI/UX/design, data science and AI. By leveraging a shared talent model and technical capabilities, our ecosystem maintains both the scalability and flexibility to integrate with the various technology architectures that our customers utilize. By combining our academic designers’ core competencies of instruction, assessment and remediation in well-implemented patterns, we build pedagogically proven learning experiences.
Enterprise Enabling Services
Our common microservices architecture is foundational to our technology and product strategy, which relies on these shared services to quickly stand-up new configurations of customer-facing products.
We Enhance Our Ecosystem with AI Capabilities
AI presents us with many new possibilities to better serve educators and students. Certain of our solutions leverage AI to drive personalized learning experiences, create deeper engagement and stronger conceptional understanding for the learner. We have also deployed AI solutions internally to help drive operational efficiencies in our business in the content generation space. We believe that McGraw Hill has the necessary ingredients to utilize the power of AI to drive value for learners and educators, including the following:
•Grounding in educational realities with a deep understanding of how learning happens

•Proficiency in learning science and pedagogy on how learning should happen
•Abundant trusted, proprietary content and data across the entire educational continuum
•Sophisticated learning platforms, allowing us to transform insights into tangible actions
We are Building AI-Powered Learning Tools That Educators Want and Need
Learning is a fundamental social experience, and we believe AI should be used to augment the teacher-student connection, not replace it. We view AI as a tailwind which advances our ability to personalize learning at scale by facilitating meaningful learning experiences and interactions through our learning solutions. Additionally, we are leveraging generative AI as a tool for educators, learners, and McGraw Hill to promote efficiency in content development.
Our ALEKS solution has been at the forefront of bringing data science and machine learning to education for the past 25 years. ALEKS is a personalized learning platform for K-12 and Higher Education based on Knowledge Space Theory. ALEKS takes advantage of machine learning to rapidly diagnose a student's precise knowledge state and place them into personalized learning paths. ALEKS identifies and then targets gaps in student’s comprehension through AI-driven adaptive learning technology.
We let learning science be our guide. When developing AI-powered tools, we use what we know about how the brain works and how learning happens to build our learning solutions. For example, we know from learning science that effective deliberate practice depends upon small bouts of focused effort on specific skills, repeated frequently, with immediate feedback. We believe that this concept is reflected in our AI Reader product that launched in August 2024. With AI Reader, a student can prompt it to analyze a passage of text they’re stuck on, and AI Reader will rephrase the highlighted section with an alternative explanation. AI Reader is tied to the theory of constructivism in learning, which is the idea that learners do not just absorb knowledge, they build it by interacting with it.
We are also leveraging generative AI in a platform called Scribe to create additional derivative content such as assessment questions and chapter summaries, which are significant components of the learning solutions we provide learners and educators. While we are still in the early days of AI content development, we are seeing the ability to create high-quality derivative content in a shorter timeframe and at a lower cost. We maintain a ‘human in the loop’ approach with AI generated content to help ensure quality and integrity.
Our work with AI is guided by four key principles that build upon our strengths:
•We practice unwavering adherence to the responsible use of data and remain steadfast in adhering to sound data privacy and security principles
•We build technology that is trusted, accurate and effective to the learning process
•Our teams ensure oversight, accountability and partnership and commit to rigorously tested solutions
•Our focus is to provide AI to empower, protect and elevate educators and learners across the learning journey

The Education End-Markets We Serve
We serve the needs of three primary customer end markets in education: K-12, higher education and professional which predominately serves the medical and engineering markets. While the United States is our largest market, we serve customers in international markets through an expansive global distribution network. Our operating segments include:
K-12
We are a top two provider in the K-12 market in the United States, serving approximately 99% of public K-12 districts. We go to market with blended digital and print learning solutions as a holistic provider of end-to-end core, supplemental and intervention curricula to support the needs of U.S. K-12 schools. Core Solutions are digital and print solutions that serve mainstream educators with research-based, comprehensive learning solutions. Supplemental Solutions are additional learning resources that complement, enrich and extend core program solutions. Intervention Solutions are solutions that leverage our expertise in data science and learning science to help identify and support students at risk for academic faltering, to remediate learning gaps or to support special learning or behavioral needs. AP and Electives are additional learning solutions to support college readiness, career and technical education, and electives. We sell our learning solutions directly to school districts across the U.S. through multi-year contracts providing strong visibility and predictability of forward revenue. The timing of purchase and the contract length varies by state resulting in variation in the total K-12 sales opportunity in a given year with states with large K-12 populations like Florida, California and Texas having an outsized impact on the sales opportunity in the years that they procure content.
McGraw Hill’s flagship digital solution, ConnectEd has supported over 30 million lifetime learners, with the next generation solution referred to as Open Learning. ALEKS also provides a data-driven approach to empower educators to place every learner on a unique path to growth and has supported over 64 million lifetime learners across K-12 and Higher Education. For each of the fiscal years ended March 31, 2025 and 2024, K-12 comprised approximately 46% of total revenue.

K-12 Core Purchasing Schedules

$ in millions | FYE 3/31

K-12 Core Market Size

Predictable Purchasing Schedules
Strong Alignment with Core Subject Pipeline,
Well-Positioned to Capitalize on Upcoming Opportunities
■ All Other States ■ Top 3 States (CA, FL, TX)
$4000
$3000
$2000
$1000
$0
FY2020
FY2021
FY2022
FY2023
FY2024
FY2025
FY2026E
FY2027E
FY2028E
FY2029E

	FY2020	FY2021	FY2022	FY2023	FY2024	FY2025	FY2026E	FY2027E	FY2028E	FY2029E
Key Subject and Grade	• TX ELA (K-8) • CA Science (yr1)	• TX ELA (K-9-12) • CA Science (yr2)	• FL ELA • CA Science (yr3)	• FL Math • FL ELA (yr2) • CA Science (yr4)	• FL Social Studies • CA Science (yr5)	• TX Science • FL Science • FL Social Studies (yr2)	• FL Science (yr2) • FL ELA (yr0) • CA Math (yr0)	• TX Math (yr1) • FL ELA (yr1) • CA Math (yr1)	• TX Math (yr2) • FL Math • CA Math (yr2) • CA ELA (yr1)	• TX Math (yr3) • FL SS (yr1) • CA Math (yr3) • CA ELA (yr2)

Source: Internal company data. The data shown in this image reflects McGraw Hill's best estimates and projections for the K-12 Core Market and has been prepared by McGraw Hill using internal assumptions, estimates and data.

The graphic above displays a high-level depiction of our internal best estimates and projections, which are the drivers influencing our product creation and sales in the K-12 Core market. We base this on state-by-state externally published standards and procurement schedules predominately in the subject areas of English Language Arts, math, social studies and science. The gray bar graph depicts actual or anticipated purchasing volume of certain states with particularly large K-12 populations such as California, Florida and Texas. These three states are represented separately, as they collectively represent an outsized portion of the U.S. student population and have a centralized approval list for curriculum, approved by each state’s department of education, making them more predictable. As of school year 2023-24, the U.S. National Center of Education Statistics reported the public school-age population of California, Florida and Texas at approximately 5.8 million, 2.9 million and 5.5 million, respectively, or approximately 28.7% of the total U.S. public school-age population. The blue bar graph depicts actual or anticipated purchasing volume of all other states.
To calculate these figures, we have relied on detailed state-by-state, subject-by-subject, grade-by-grade data that we prepare based on our historical procurement metrics and internal territory assessment data. We estimate the number of students in each state and district from externally published sources and apply historically informed average pricing assumptions triangulated with average revenue per student over time to arrive at an approximate market size for K-12 Core purchasing.
To inform our calculations, we regularly monitor state level entities, such as state boards of education and state education leaders, and local entities, such as school districts or local schools themselves, to understand reported purchasing needs. We leverage our decades-long relationships with representatives from state and local entities to supplement publicly available market trends, adoption schedules and enrollment data. We also review various publicly available third-party reports on market intelligence on instructional material, which we use to help triangulate our longer-term view of the market.
States with large K-12 populations, like California, Florida and Texas, have published purchasing cycles that must be approved by state regulators and published one to three years in advance, which we account for in our projections of the market. State-by-state published purchasing data has historically been and may continue to be subject to revision, driven by changes in legislature impacting instructional material adoption cycles, or modifications, including delays of adoptions until future years. Unanticipated delays or changes in adoption cycles by these large states could meaningfully and materially reduce the actual K-12 market opportunity in a given year, which would impact our K-12 business.
Higher Education
We are a top two provider of digital and print learning solutions in the U.S. higher education market based on market share, serving approximately 82% of U.S. higher education institutions. The proliferation of digital technology has reshaped Higher Education. To support the evolving needs of educators and learners, we provide comprehensive digital course experiences for nearly every subject through our flagship Connect solution with over 34 million lifetime learners. Our Evergreen content delivery model provides continuous content updates to keep materials engaging and aligned with the latest standards, which we believe outpaces the industry standard and advances beyond the traditional approach of episodic revision cycles. For the fiscal years ended March 31, 2025 and 2024, Higher Education comprised approximately 37% and 36%, respectively, of total revenue.
Global Professional
We are a global content provider of trusted, high- stakes medical and engineering learning solutions and support learners and educational institutions with technologies developed to maximize learning outcomes. Through our subscription-based learning solutions such as Access we provide students, institutions and professionals with comprehensive medical and engineering learning solutions. Our AccessMedicine solution is available across approximately 94% of U.S. medical schools.
In December 2022, we acquired substantially all of the assets of Ryan Medical Education LLC, d/b/a Boards & Beyond, a leader in supporting medical students with on-demand video libraries and question banks designed to help students efficiently learn the fundamentals of medical basic sciences and clinical medicine. This acquisition provided a springboard for our undergraduate medical education expansion strategy. For the fiscal years ended March 31, 2025 and 2024, Global Professional comprised approximately 7% and 8% of total revenue.
International
We are a provider of comprehensive digital and print solutions in more than 100 countries and 80 languages outside the United States. Through our expansive global distribution network, we serve the needs of learners and educators throughout the world with our K-12 and Higher Education solutions that primarily originate or are adapted from our U.S.-based solutions. For each of the fiscal years ended March 31, 2025, International comprised approximately 10% of total revenue.
Our Solutions
Our solutions serve the diverse needs of students, educators and institutions across the entire learning lifecycle, from K-12 to higher education and through professional learning.
Our products are developed to meet the needs of students, educators and institutions, with alignment to specific educational standards. Product development decisions are based on existing or expected market demand. The average product development timeline is one-to-three years, with new titles requiring a longer development period on average. Product revisions are made every three to five years on average, and generally include content updates, videos, test banks, product features and functionality.
K-12 Solutions
We are a leader in core curriculum solutions, where scope and sequence, pedagogy, and deep alignment to standards remain the focus. We also provide the ability to couple instruction with assessment, providing a robust platform for school district performance evaluation and data-driven instruction. This includes strong curriculum resources plus formative and adaptive assessment engines. We provide our core curriculum solutions through our ConnectEd learning solution. ConnectEd supports teachers with planning and customizing lessons that are accessible to students anywhere at any time. ConnectEd provides access to many of our K-12 offerings and has supported over 30 million lifetime learners. For core curriculum and intervention solutions, this provides a comprehensive teaching and learning solution with curriculum, assessment, personalized instruction for students and professional learning for educators. It allows K-12 educators to create and modify learning plans using licensed content. Our K-12 ConnectEd solution is tailored to both the instructional model and content and provides analytics that enable educators to identify learning deficiencies early. We are investing in the next generation of solutions which we refer to as the Open Learning Platform.
Our key K-12 solutions:
•ALEKS: ALEKS is a supplemental AI learning solution for math and chemistry that tracks learning progress and scaffolds learner knowledge with the goal of driving improved outcomes. ALEKS uses AI in a manner designed to rapidly and precisely determine each learner’s knowledge state, with the goal of pinpointing what a learner knows. ALEKS then instructs learners on the topics they are most ready to learn, constantly updating each learner’s knowledge state and adapting to the learner’s individualized learning needs. We launched ALEKS Adventure in 2024 for K-5 math.
•McGraw Hill Plus: McGraw Hill Plus is a patent-pending technology that translates learning insights into effective personalized learning at scale. McGraw Hill Plus simplifies educators’ daily workflow by harmonizing data sources from multiple digital solutions into a holistic view of each learner, empowering teachers to place every learner on a unique path to growth. Its “Standards and Skills Graph” feature tracks and visualizes learner progress reflecting performance against state standards and corresponding skills, enabling teachers to optimize their instruction and intervention strategies. A recommendation engine surfaces “Curated Content Collections” for both individual learners and groups, enabling educators to assign work with just a few clicks, all on one platform. McGraw Hill Plus is currently in market across several states today with a patent pending. We will continue to scale such solutions across other subjects and states.
•Other: Achieve3000 Literacy, Actively Learn, Impact Social Studies, Inspire Science, Reading Mastery, Reveal Math, Wonders.
Higher Education Solutions
Our Higher Education solutions include adaptive digital learning solutions and content, and instructional materials. Our seamless, fully digital ecosystem provides adaptive digital learning tools, online assessment software, course management software, cloud-based classroom activity capture and replay, online access to eBooks and social network and community tools. We launched McGraw Hill’s Evergreen delivery model which provides continuous content updates. Although we cover all major academic disciplines, our content portfolio is organized into three key disciplines: (i) Business, Economics and Computing; (ii) Science, Engineering and Math; and (iii) Humanities, Social Science and Languages. We have longstanding and exclusive relationships with many authors and nearly all of our solutions are covered by copyright. We deliver our materials through the Inclusive Access model which is an affordability program that provides course materials on the first day of class at the lowest price point available.
Our key Higher Education solutions:
•Connect: Connect is a digital learning solution that provides custom course creation capabilities and valuable insights on student performance. Connect applies learning science and award-winning adaptive tools to improve learner results and course delivery efficiency. With Connect, educators can integrate digital content into their course and create a customized learning environment, accessible by learners via desktop and mobile device. Students can learn interactively through homework and practice questions, embedded video, simulations, virtual laboratories, audio programs and online games. Connect contains course and assignment management tools, automated assessment, adaptive learning systems and grading and reporting tools. Connect has supported over 34 million in lifetime learners. The solution is offered for most core freshman and sophomore level courses in the United States.
•ALEKS: Rooted in over 25 years of research and analytics, ALEKS is a personalized learning platform that strives to improve learner outcomes by fostering better preparation, increased motivation and knowledge retention. ALEKS uses AI in a manner designed to rapidly and precisely determine each learner’s knowledge state, with the goal of pinpointing what a learner knows. ALEKS then instructs the learner on the topics he or she is most ready to learn, constantly updating each learner’s knowledge state and adapting to the learner’s individualized learning needs across Math and Science.
•Sharpen: Sharpen is an innovative mobile study app that delivers learning via a continuous content feed, videos, swipeable study tools and a personalized activity dashboard. Sharpen blends a social media-inspired, mobile-first design with trusted content built specifically to align with popular college courses.
•Print: Print includes print textbooks, including a library of titles covering the full spectrum of subjects, written by some of the top authors and experts in their respective fields.
•Other: Anatomy & Physiology Revealed (APR), GO, Virtual Labs.

Global Professional Solutions
We are a global content provider of trusted, high-stakes medical and engineering learning solutions and support learners and educational institutions with tools and technologies developed to maximize learning outcomes in those areas.
Our Global Professional solutions include digital solutions and print materials easily accessible through a broad range of mediums for learners and customers. Our roster of authors and prestigious brands represent some of the best-selling professional publications, such as Harrison’s Principles of Internal Medicine, Perry’s Chemical Engineers’ Handbook and Graham & Dodd’s Security Analysis, all recognized globally in both academic and professional markets.
Our Global Professional digital subscription products are sold to approximately 94% of U.S. medical schools. Our digital subscription services provide searchable and customizable digital content integrated with highly functional workflow tools.
Our key Global Professional solutions:
•Access: The flagship Access solution provides trusted reference content. For example, our family of AccessMedicine solutions is an innovative digital subscription solution with simulation-based interactive learning experiences that provides learners, residents, clinicians, researchers and other healthcare professionals with access to our Evergreen content, thousands of images and illustrations, case files, and a comprehensive search platform as well as the ability to view from and download content to a mobile device. This suite of solutions includes our flagship AccessMedicine solution or specially curated content solutions for specialties like surgery, pediatrics, anesthesiology, etc.
•eContent (eBooks) and Print: eBooks are convenient media supplementing print offerings. Global Professional’s more than 10,000 eBooks are sold on major eBook retail websites and through Global Professional’s own websites. Our eBooks are compatible with a broad range of devices, including Kindle and Nook eReaders, android and IOS phones, iPad and other tablets and standard desktop and laptop computers. Our roster of distinguished authors and prestigious brands represent some of the best-selling professional publications, such as Harrison’s Principles of Internal Medicine, Perry’s Chemical Engineers’ Handbook and Graham & Dodd’s Security Analysis, all recognized and well-regarded globally in both academic and professional career markets.
•Boards and Beyond: Provides medical students with on-demand video libraries and question banks designed to help them efficiently learn the fundamentals of medical basic sciences and clinical medicine.
•First Aid Forward: First Aid Forward was launched in late 2023 to the U.S. medical education market as both a direct-to-student product and as an institutional solution born from the most trusted United States Medical Licensing Examination test-prep book title in use, First Aid Forward.
Government Regulation
We are subject to a number of laws, regulations and standards in the United States and in foreign jurisdictions where we conduct business that affect companies conducting business on the internet and in the education industry. For example:
•At the federal level, the Elementary and Secondary Education Act (“ESEA”), reauthorized in 2015 by the Every Student Succeeds Act, governs how states approach assessment and accountability, support and improvement of low performing K-12 schools and take into account evidence of effectiveness in adopting strategies and selecting educational products and services paid for with federal funds. Changes in ESEA and/or state legislation and administrative policy decisions on matters such as assessment and accountability, curriculum and intervention could affect demand for our products. Title I, the largest program within ESEA, and other ESEA programs provide targeted funding for specific activities, such as early childhood education, school improvement, dropout prevention and before- and after-school programs. The Individuals with Disabilities Education Act governs how states and public agencies provide early intervention, special education and related services to children with disabilities. Generally, school districts are permitted to spend ESEA funds on instructional materials, including core and supplemental materials, computer software, digital media, digital courseware and online services.
•Academic content standards, which are grade-level expectations for student learning, are established at the state level. States generally review and revise standards in each of the various subject areas every six to eight years, and the revision or adoption of new standards typically gives rise to the need for new instructional materials and services aligned to the new or revised standards. The promulgation of these model standards has led to greater consistency among states’ content standards but has not eliminated differences and the need for customized state-specific instructional materials.
•The current U.S. political environment has increased the attention of certain Departments of Education and other state government bodies on the content of instructional materials, especially in K-12. This has, in turn, subjected those materials to additional reviews at the state level, separate and apart from adherence to curriculum standards, to address sensitivities about particular subjects. These reviews may, in certain cases, increase the scrutiny to which our materials are subject and require us to modify our content to address any expressed concerns.
•To the extent that our products and websites seek to collect information from children under the age of 13, we may be subject to the Children’s Online Privacy Protection Act, known as COPPA, which requires companies to obtain parental consent before collecting personal information from children under the age of 13 and sets forth, among other things, a number of restrictions related to what information may be collected with respect to children under the age of 13.
•Many of our customers participate in Title IV programs and, as a service provider to institutions that participate in Title IV programs, we are required to comply with certain regulations promulgated by the U.S. Department of Education. These include, for example, regulations governing student privacy promulgated under the Family Educational Rights and Privacy Act, known as FERPA, which protects the privacy of student records, gives students (and, for minor students, their parents) certain rights such as data correction with respect to their student records and restricts the circumstances under which we can disclose a student’s records without the student’s consent. Various states have also passed student data privacy laws in connection with the personal information of students.
•In connection with our self-insured health plan, we are subject to compliance with laws and regulations regarding protected health information and other healthcare information, including, in the United States, HIPAA, as amended.
•Various foreign and U.S. laws and regulations related to data privacy and data security, including the E.U. General Data Protection Regulation, known as GDPR, including as retained in U.K. law, and corresponding E.U. member state data protection laws applicable to us, as well as a number of U.S. state comprehensive data privacy laws, including the California Privacy Protection Act, as amended. Other states are considering similar legislation that may impose new requirements or obligations on our business and how we collect and use personal information.
•As a company that collects, stores or transmits certain payment card information from customers, we are also subject to the Payment Card Industry Data Security Standard, known as PCI DSS, a standard promulgated by the payment card industry security standards council that aims to maintain a secure environment with respect to the storage of payment card information.

Our business activities are also subject to other federal, state and international laws and regulations, which include, but are not limited to, antitrust laws, consumer marketing and unfair trade practices laws and regulations, including those promulgated and enforced by the U.S. Federal Trade Commission, as well as anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations.
While we monitor changes in the laws and regulations to which we are subject, the legal environment associated with our products, particularly those delivered via the internet, is evolving. The manner in which existing laws and regulations are applied in this environment, and how they will relate to our business in particular, both within and outside the United States, is not always clear. For example, we sometimes cannot be certain which laws will be deemed applicable to us given the global nature of our business, including with respect to such topics as AI intellectual property rights, data privacy and security, content regulation, credit card fraud, taxation, advertising and pricing. Moreover, many educational institutions are regulated at the state and federal level by legislatures, administrative agencies and other policymaking bodies that can impact their ability to procure and deploy our products.
Our legal department oversees and monitors our compliance with laws and regulations generally. They also manage, implement and oversee related internal policies and conduct trainings that are designed to keep our practices in line with changing regulatory expectations and conducting the business in a legal and ethical manner.
We believe that we are in material compliance with applicable laws and regulations, and we are not aware of any laws or regulations that are likely to materially impact our net sales, cash flow or competitive positions or result in any material expenditures. However, many of the laws and regulations to which we are subject continue to develop and could be interpreted, applied or amended in ways that are unfavorable to our business. For more information on the risks associated with complying with applicable laws, see “Risk Factors—Operational, Legal and Compliance Risks—Failure to comply with privacy, accessibility and other laws could have a material adverse impact on our reputation and financial performance.”
Raw Materials, Printing, Binding and Distribution
Although our solutions continue to transition to primarily digital products (approximately 65% of revenue for the fiscal year ended March 31, 2025), a substantial portion of our revenue is derived from, and a substantial portion of our products are still, print products, including in the K-12 market and for primary grades where students and educators heavily rely on our print solutions. As a result, paper continues to be an important raw material to our business. To date, we have not experienced, and we do not anticipate experiencing, difficulty in obtaining adequate supplies of paper for operations. We have contracts to purchase paper and printing services that have target volume commitments. However, there are no contractual terms that require us to purchase a specified amount of goods and if significant volume shortfalls were to occur during a contract period, then revised terms may be renegotiated with the supplier.
See “Risk Factors—Risks Related to Distribution, Sourcing and Talent—An insufficient supply of, or increases in the costs of, paper could adversely affect our financial results.”
We sell our Higher Education products through a small number of third-party distributors and retailers who we also utilize for digital fulfillment, and consolidation of these distributors and retailers would result in fewer, larger entities with increased bargaining power and the ability to demand terms that are less favorable to us. This concentration could potentially place us at a disadvantage with respect to negotiations regarding pricing and other terms, which could adversely affect our profitability and financial results.
In addition to our own sales force and websites, we utilize these and other third-party distributors, representatives and retailers for the sale and fulfillment of our digital and physical products. The third parties on which we rely for functions such as printing and physical product distribution play an increasingly less significant role in our operations as we continue the transition from printing and physical product distribution to digital delivery, but remain necessary to our operations. We are not able to control the performance of the third parties on which we rely for these functions. The loss of one of these third-party partners or the failure by one of them to perform its functions in the expected manner could adversely affect our ability to deliver our products to consumers or otherwise cause disruptions in our business.
For more information, see “Risk Factors—Risks Related to Distribution, Sourcing and Talent—We utilize the services of third-party suppliers, distributors, representatives and retailers for a substantial portion of our sales.” and “Risk Factors—Risks Related to Distribution, Sourcing and Talent—We outsource the performance of many critical operational functions to third parties.”
Seasonality and Comparability
Our revenue, operating profit and operating cash flows are affected by the inherent seasonality of the academic calendar. In the fiscal year ended March 31, 2025, we realized approximately 25%, 33%, 20% and 22% of our revenue during the first, second, third and fourth fiscal quarters, respectively. This seasonality affects operating cash flow from quarter to quarter and there are certain months when we operate at a net cash deficit. Changes in our customers’ ordering patterns may affect the comparison of our current results in prior years where our customers may shift the timing of material orders for any number of reasons, including, but not limited to, changes in academic semester start dates or changes to their inventory management practices. During recent years, as the Higher Education business has transitioned to digital sales, sales that are typically made during the third fiscal quarter have partially migrated to the fourth fiscal quarter.
Competition
We are one of the largest providers of information solutions focused on education in the world by revenue. We primarily compete on the quality of our content and effectiveness of our digital solutions, product implementation support, brand and reputation, author reputation, customers’ history using our products and, to a lesser extent, price. Our product portfolio and customer base uniquely span the entire learning lifecycle and, as a result, we compete with a variety of companies; however, we believe we are equipped to offer learning solutions across the learning lifecycle, from K-12 to higher education and through professional learning.
The market for our solutions is fairly concentrated, with a relatively small number of large competitors, but we believe none of which compete with us across the full learning lifecycle. Generally speaking, competitors include AMBOSS, Amplify, Cengage, Curriculum Associates, Elsevier, Houghton Mifflin Harcourt, Macmillan Learning, Pearson, RELX, Savvas, Wolters Kluwer and other competitors. We also compete with providers of open educational resources, which may offer similar digital products at lower costs. We believe that we are well positioned to compete in our markets.
For additional information, see “Risk Factors—Risks Related to Distribution, Sourcing and Talent—Consolidation and concentration in our distribution and retail channels for our Higher Education products could adversely affect our profitability and financial results.” and “Risk Factors—Risks Related to Our Customer Markets—We face competition from both large, established industry participants and new market entrants, the risks of which are enhanced due to rapid changes in our industry and market.”
The quality of our content and the effectiveness of our digital solutions are fundamental aspects of our business, and third parties such as authors, subject matter experts and software engineers help to enable us to maintain and to continuously improve in these areas. In addition to developing our own content and utilizing our own resources, we contract with hundreds of authors and subject matter experts to provide content included in some of our products. Competition for successful authors and other experienced, highly effective individuals in the industries in which we operate is strong, and if we are unable to continue to attract and retain these individuals, it could adversely affect our business. For more information, see

“Risk Factors—Risks Related to Distribution, Sourcing and Talent—We may not be able to retain or attract the key authors and talented personnel that we need to remain competitive and grow.”
Our Environmental, Social and Governance Initiatives
At McGraw Hill, we aim to improve the lives of learners around the world through innovation that improves outcomes and access to education for all.
By supporting digital responsibility, accessibility, environmental stewardship and inclusivity, we strengthen our mission-driven brand. At McGraw Hill, we invest in the communities we serve to support the learners and educators of tomorrow. We believe integrity is at the core of who we are and have dedicated cross-functional teams that execute responsible business principles from product development to our protection of customer information. These teams identify and manage the evolving risks and opportunities presented by our dynamic operating environment, including the use of generative AI. We believe that providing the most efficacious and affordable learning solutions takes more than the best technology — it takes the best people. Providing our employees with the skills to execute our business priorities, offering opportunities for career advancement, and ensuring a collaborative and inclusive work environment gives us a competitive edge now and into the future.
Environmental
We recognize that part of helping learners unlock their full potential means taking care of the world where we live. By focusing on sustainability, we will continue to drive meaningful improvements to this critical measure of our environmental stewardship. Given our footprint and industry, we believe our environmental impact is limited. However, we understand our operations can affect the environment and are always aspiring to find a better way to effectively mitigate our impact. We have reduced our emissions footprint by investing in energy-efficient design and engineering tools, rightsizing our offices and ensuring that 95% of the paper we purchase directly in the U.S. is sustainably sourced. Since paper is one of the principal raw materials used in our business, in K-12 in particular, we are taking steps designed to ensure that 100% of the paper purchased globally will be certified in the future.
To help reduce energy consumption, we have reduced our global real estate footprint by over 40% in total square footage since 2013, own or lease space in many Leadership in Energy and Environmental Design (“LEED”)-certified or Energy Star-certified facilities and invest in a range of initiatives that reduce energy use and drive cost savings.
Social
Human Capital Resources
We focus on attracting and retaining talent who are critical in driving and delivering our transformational growth. Our Chief Human Resources Officer (“CHRO”) has developed and implemented a new human resources strategy and operating model to enhance operational efficiency, while continuing to align talent and business strategy.
As of March 31, 2025, McGraw Hill had approximately 4,200 permanent employees across 37 countries. Our team also engages contractors and consultants for auxiliary services and support.

Employees (by region):
Americas	84%
APAC	9%
EMEA	7%

While our U.S. employees are not unionized, we have approximately 250 employees (approximately 6% of our global workforce) in Italy, Spain and Mexico that are covered by collective bargaining agreements. We are not currently involved in any labor negotiations or disputes.
Total Rewards
As a leading global provider of information solutions for education across K-12 to higher education, and through professional learning, our goal is to foster growth and success. We design our Total Rewards strategies, programs, policies and processes to serve as an enabler of our business performance and we evaluate our practices regularly to ensure that we offer competitive rewards to all employees.
Health, Safety and Wellness
We care deeply about the mental and physical health of each of our employees and the individuals in our communities. We offer comprehensive programs designed to support the emotional, financial and medical well-being of our employees and their families through all stages of life, which include, but are not limited to: medical and prescription drug plans; retirement programs; employee access to financial coaching; life and disability insurance; financial assistance for life events such as fertility, childbirth, adoption, scholarships, child and eldercare; flexible work policy and support.
Training, Development and People Engagement
We believe that our employees are our best asset, and their growth, development and retention are a main priority. We are committed to providing the tools and support for our employees to thrive, learn, achieve and succeed. We offer over 18,000 online courses to employees through our online learning platform and host a variety of leadership programs and experiences such as executive leadership development program “Propel”, and our “manager pods” to help managers connect and learn with their peers across the Company. We offer training and resources to help our employees work with their managers in creating meaningful development plans that leverage strengths, motivate, challenge and cultivate a culture of engagement.
We have an annual talent review and succession planning process with a goal to identify and cultivate key leaders to build a solid pipeline of successors for our key leadership roles today and in the future.
At McGraw Hill, we foster a culture of belonging that respects and reflects the communities, learners and educators we serve. We actively seek feedback from our workforce through stay interviews and employee engagement surveys to understand how we can continue to improve the employee experience and enhance our culture. McGraw Hill also offers employees the opportunity to participate in a variety of our Employee Resource Groups that help foster a sense of community through networking opportunities, training, and events.
McGraw Hill has been recognized by Forbes as one of the “Best Mid-sized Employers” five times, based on an independent survey of 60,000 Americans working for businesses with at least 1,000 employees. In 2024, McGraw Hill was also named one of "America's Greatest Workplaces for Women" by Newsweek. Other recognitions include “Best Workplace for Innovators” by Fast Company in 2023, and “Most Trustworthy Companies in America” by Newsweek in 2023.
Corporate Citizenship
At McGraw Hill, we believe in unlocking the potential of every learner at every stage of life. To accomplish that, we are dedicated to creating materials that respect and reflect the various needs of learners and educators we serve around the world.
We believe in providing all learners with access to high-quality education. An Advisory Board of experts in different fields, including academia, accessibility, law and school administration, engages in a review of our product development practices to help ensure the interests of all learners are represented.

Through our Red Cube Cares corporate social responsibility initiative, we give back to the communities we serve by supporting scholarships, a corporate gift matching program, book donations, fundraising campaigns and an annual Global Volunteer Week for employees. In 2023, McGraw Hill received the Communitas Award in the category for Excellence in Community Service.
McGraw Hill is also committed to ensuring affordable access to its materials through programs like Inclusive Access, a course material affordability program for Higher Education designed by institutions and guided by the U.S. Department of Education that delivers digital learning resources to students, at a significantly reduced cost, on or before the first day of class. It offers students maximum choice in selecting the learning resources that are right for them, at the lowest market price, including the choice to “opt out.” Since fiscal year 2018, Inclusive Access has saved students over $1.5 billion.
Governance
We believe good governance is the cornerstone of trust and essential to our digital transformation. We operate with strong internal controls and practices, which include our Code of Business Ethics, Employee Hotline and employee training on topics such as harassment, anti-bribery, anti-corruption, cybersecurity and privacy laws, rules and regulations.
McGraw Hill maintains a policy and controls that address facilitating payments, gifts, meals, travel, entertainment, charitable contributions to intermediaries and third parties. McGraw Hill also educates employees annually on anti-bribery and anti-corruption laws, rules and regulations.
McGraw Hill aims to adhere to the highest standards in all that we do. We are committed to developing high-quality learning materials, and to governing our organization in a responsible and ethical way.
At McGraw Hill, we apply the same high standards and ethics to our collection and processing of personal information as we have applied to the creation of content for over 135 years. McGraw Hill provides students and educators with content and solutions while limiting the collection of personal information to only what is required to help individuals as they progress toward their goals. The McGraw Hill Data Ethics Office is tasked with guiding the organization through this complex environment in order to comply with legal requirements.
At McGraw Hill, the security and confidentiality of data, and the availability of our products and services, is a top priority. McGraw Hill has invested in the development of a mature cybersecurity program which is an area of increasing importance as cyber risk continues to increase and target educational institutions. This focus has paid off as remote learning became prevalent, and we continue to communicate the value of this commitment to our customers. At McGraw Hill, we mandate annual cybersecurity training for all employees and contractors. We have maintained the highest cybersecurity score in the education industry, according to a third-party which provides rankings for companies. We are SOC 2 compliant for customer data management and have a cybersecurity team that utilizes leading-edge tools and automation to mitigate risks and thwart attacks.
Intellectual Property
Our products contain intellectual property delivered through a variety of media, including digital and print. We rely on a combination of copyrights, trademarks, patents, trade secrets, non-disclosure and invention assignment agreements and other agreements in efforts to protect our intellectual property and proprietary rights. We also obtain significant content, materials and technology through license arrangements with third-party licensors.
We have registered certain patents that have been issued to us and registered certain trademarks and copyrights in connection with our businesses. We also register domain names, when appropriate, for use in connection with our websites.

We rely on authors for the majority of the content for our titles. In most cases, copyright ownership in such works has either vested in us, as a “work made for hire,” been assigned to us by the original author(s) or the original author has retained the copyright and granted us an exclusive license to utilize the applicable work.
Piracy of intellectual property can negatively affect the value of and demand for our products. We attempt to mitigate the risk of piracy through the implementation of restrictive use mechanisms and the use of online monitoring combined with legal and regulatory actions and initiatives and other limitations inherent to our products.
Some of our products contain inherent usage controls and other built-in safeguards that reduce the risk and ease of piracy, including: requirements that users login to their accounts with unique user names and passwords; the fact that sharing account access for many of our products would result in an abnormal user experience and inaccurate grading; use by our eBook providers of time-based lockouts that allow our eBooks to be automatically disabled based on subscription length; and the inherent limitations in the usefulness and ease of copying the text of many of our products, due to the adaptive and interactive nature of our key content together with certain limitations on copying and pasting.
We also use a variety of legal actions, regulatory initiatives and online monitoring efforts to further mitigate piracy concerns, including:
•online monitoring of piracy-related activities;
•initiation of litigation against certain infringers, both individually and jointly with other domestic and foreign publishers;
•requesting that third parties take down infringing content;
•lobbying efforts;
•monitoring of our digital applications for abnormal load/usage; and
•anti-piracy educational programs.
Since 2007, we have engaged an outside firm that uses web-based technology to search for active titles that are illegally posted or distributed on the internet. We also perform other regular searches for illegal use or distribution of our content, investigate notices of illegal postings of our intellectual property and send take down notices to internet service providers and web sites where infringing material is identified. Over the past years, we have joined with other educational publishers to engage outside counsel to investigate and file numerous copyright and trademark suits in federal court against various online sellers and distributors of infringing copies of our copyrighted materials. We have partnered with various trade associations, such as the Association of American Publishers and the Software Information Industry Association, to pursue joint actions in support of the application of copyright and other intellectual property laws that protect the value of our content, and to lobby legislators and other government officials in the United States and abroad to establish and maintain laws and regulations that might assist content owners in combating piracy and protecting their intellectual property. We place a “Report Piracy” button on various of our internal and external sites to enable the protection of their intellectual property.
Our Trademarks and Service Marks
We register with applicable governmental and trademark authorities a number of trademarks, service marks, logos and trade names in efforts to protect the brands that we use in connection with the operation of our businesses and the offering of our products and services. In addition, we have trademark and service mark rights to certain of our names, logos and website names and addresses, while we are licensees for certain of the other names, service marks and logos that we use. The trademarks and service marks that we own or have the right to use include, among others, “McGraw Hill,” “ALEKS,” “Connect,” “Sharpen,” “Access,” “Achieve3000” and “Harrison’s.”
Properties
Our corporate headquarters are located in owned premises at 8787 Orion Place, Columbus, Ohio 43240. We lease offices, warehouses and other facilities at 29 locations, of which seven are in the United States. In addition, we occupy real property that we own at three locations in the United States. Our properties consist primarily of office space used by our operating segments, and we also utilize warehouse space and distribution centers. We believe that all of our facilities are well maintained and are suitable and adequate for our current needs.
The properties listed in the table below are our principal owned and leased properties:

Location	Lease Expiration	Approximate Area (Sq. Ft.)	Principle Use of Space
Owned Premises:
Blacklick, Ohio	Owned	548,144	Warehouse & Office
Monterey, California	Owned	209,204	Office
Columbus, Ohio	Owned	170,615	Office
Leased Premises:
Groveport, Ohio	2027	667,672	Warehouse & Office
New York, New York	2035	136,176	Office
Chicago, Illinois	2029	37,031	Office
Noida, Uttar Pradesh, India	2031	35,715	Office
In addition, we own and lease other offices that are not material to our operations.
Legal Proceedings
In June 2022, the Attorney General for the State of Florida issued a subpoena to McGraw-Hill Education, Inc. as part of an investigation into alleged overcharges on instructional materials for use by public K-12 schools under the Florida False Claims Act. McGraw-Hill completed its production of documents and information in response to the subpoena in December 2022 and engaged in several meetings with the Attorney General’s office to articulate multiple factual and legal defenses to any prospective legal action by the Florida Attorney General. In January 2024, McGraw-Hill Education, Inc.’s former Florida sales representative was deposed by the Attorney General and provided testimony supporting McGraw-Hill Education, Inc.’s position. Since the deposition, there have been no material developments or further contact from the Florida Attorney General’s office. The Company is currently unable to predict the outcome of this investigation or reasonably estimate the amount of any loss that may result from any prospective legal claims arising out of the investigation and will continue to assess these conclusions as the investigation progresses.
In January 2021 and February 2021, two purported class actions were filed against McGraw-Hill Education, Inc. in the Southern District of New York alleging that our refined methodology for calculating royalties breaches the terms of our author agreements and breaches McGraw-Hill Education, Inc.’s implied covenant of good faith and fair dealing. The plaintiffs subsequently consolidated their claims in a single complaint. In May 2021, McGraw-Hill Education, Inc. filed a motion to dismiss the complaint in its entirety. In January 2022, the Court granted the motion to dismiss the plaintiffs’ breach of contract claim but denied McGraw-Hill Education, Inc.’s motion to dismiss the breach of implied covenant claim. In September 2022, the plaintiffs voluntarily dismissed their breach of implied covenant claim and in October

2022, filed an appeal on the Court’s granting of McGraw-Hill Education, Inc.’s motion to dismiss their breach of contract claim with the U.S. Court of Appeals for the Second Circuit. In November 2024, the Second Circuit remanded the case to the District Court for further adjudication on one element of the breach of contract claim. The issue of class certification remains open. Discovery has resumed. McGraw-Hill Education, Inc. currently intends to file a Motion for Summary Judgment with the Court at some point after the conclusion of discovery. The Company is currently unable to predict the outcome of this litigation or reasonably estimate the amount of any loss that may result from the litigation and will continue to assess these conclusions as the litigation progresses.
In July 2020, Achieve3000 filed a complaint against Beable Education Inc. (“Beable”) and its founder, Saki Dodelson, in the United States District Court for the District of New Jersey (the “Federal Action”) alleging, among other things, intellectual property/patent infringement, fraudulent inducement, unfair competition, theft of trade secret, tortious interference and breach of contract. Ms. Dodelson is the former CEO of Achieve3000. In October 2020, Beable and Dodelson filed a motion to dismiss the complaint, which the Court denied in its entirety in May 2021. In July 2021, Beable and Dodelson filed a counterclaim asserting breach of an earlier settlement agreement with Achieve3000 and seeking declarations of invalidity and non-infringement of the patent. Discovery in the Federal Action commenced. Beable and Dodelson subsequently filed for inter partes review before the Patent Trial and Appeal Board (“PTAB”) of the U.S. Patent and Trademark Office, challenging the validity of the patent. In January 2023, the PTAB ruled the patent is invalid. Achieve3000 appealed the ruling to the United States Court of Appeals for the Federal Circuit which affirmed the PTAB’s ruling in July 2024. Achieve3000 does not plan further appeals but filed an application in November 2023 to reissue the Patent, correcting errors to narrow and refine the claims to address the prior art that formed the basis of the PTAB’s ruling. In March 2025, after the extension of discovery deadlines in the Federal Action due to ongoing disputes, discovery resumed. It is anticipated that depositions of witnesses will begin in the second or third quarter of 2025. The Company is currently unable to predict the outcome of the defendants' counter-claims or reasonably estimate the amount of any loss that may result from the counter-claims and will continue to assess these conclusions as the litigation progresses.
In the normal course of business both in the United States and abroad, the Company is a defendant in various lawsuits and legal proceedings which may result in adverse judgments, damages, fines or penalties and is subject to inquiries and investigations by various governmental and regulatory agencies concerning compliance with applicable laws and regulations. In view of the inherent difficulty of predicting the outcome of legal matters, the Company cannot state with confidence what the timing, eventual outcome, or eventual judgment, damages, fines, penalties or other impact of these pending matters will be. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company believes, based on its current knowledge, that the outcome of the legal actions, proceedings and investigations currently pending should not have a material adverse effect on the Company’s financial condition or results of operations.
See Note 21, “Commitments and Contingencies,” to our consolidated financial statements.

MANAGEMENT
Our Executive Officers and Directors
Below are the names, ages as of June 1, 2025, positions and a brief account of the business and experience of certain individuals who we expect will serve as our executive officers and directors at the completion of the offering.

Name	Age	Position
Simon Allen	63	President, Chief Executive Officer and Director Nominee (Chairman)*
Robert Sallmann	46	Executive Vice President and Chief Financial Officer
David Cortese	54	Executive Vice President and Chief Digital Information Officer
David B. Stafford	62	Executive Vice President, General Counsel and Secretary
Tracey Tiska	55	Executive Vice President and Chief Human Resources Officer
Mary Ann Sigler	70	Director
Felicia Alvaro	64	Director Nominee*
Nicholas Colagiovanni	43	Director Nominee*
Brandon Crawley	44	Director Nominee*
Jacob Kotzubei	56	Director Nominee*
Matthew Louie	47	Director Nominee*
Steven S. Reinemund	77	Director Nominee*
Guhan Subramanian	54	Director Nominee*
_______________
*To be elected to the board upon or before consummation of this offering.
Executive Officers
Simon Allen was named Chief Executive Officer of McGraw Hill in May 2020 after serving as Interim CEO since October 2019 and he will serve as Chairman of the board of directors upon the completion of this offering. Mr. Allen has deep experience in educational publishing having led large teams across six continents focused on K-12 and higher education, as well as science, technical and medical digital and print products for professional, governmental and institutional markets. Before joining McGraw Hill, Mr. Allen was the CEO of Macmillan Education from 2011–2016, leading the company’s transition from print to blended learning products and solutions. Previously, he was Senior Vice President, International at The McGraw-Hill Companies, a former parent conglomerate of McGraw Hill, and during that time was elected President of The Publishers Association in the United Kingdom, serving for three years on its council. Before that, Mr. Allen was President, Higher Education at both Pearson Education EMEA and Prentice Hall Europe. Earlier in his career, he held sales leadership roles with the Times Mirror Group in the United States, Europe and the Middle East. Mr. Allen received his Bachelor of Arts with honors from Middlesex University School of Business and completed Executive Education programs in Leadership and Strategic Management at the London Business School.
Robert Sallmann was named Chief Financial Officer of McGraw Hill in April 2024. As CFO, Mr. Sallmann is responsible for Accounting, Finance, Internal Audit, Investor Relations, Corporate Development, Tax, Treasury, Procurement, Real Estate and Supply Chain teams, partnering across the company’s business units to drive the company’s financial performance. Mr. Sallmann has over 20 years of experience developing and implementing the financial and operational strategy for global organizations, with a focus on growing enterprise value and leading business transformation across a variety of industries. From August 2019 to April 2024, Mr. Sallmann previously held a CFO role at a leading wireless technology manufacturer, Laird Connectivity. Mr. Sallmann was also CFO at a global elastomer manufacturer, Enbi Group. Prior to Enbi, Mr. Sallmann held various financial leadership roles at global diversified industrial manufacturer IDEX Corporation after spending 10 years in consulting, advisory and financial audit roles at Alvarez & Marsal and PricewaterhouseCoopers. Mr. Sallmann has a bachelor’s degree in Finance & International Business from Indiana University.
David Cortese was named Chief Digital Information Officer of McGraw Hill in April 2024. As CDIO, Mr. Cortese is responsible for digital experience and innovation strategy, including IT, customer experience, digital product management and engineering, cybersecurity, AI, and data, analytics and insights. Mr. Cortese has over 30 years of experience in a variety of technology and operational leadership roles and joined McGraw Hill from The Influential Network, Inc., where he served as Chief Digital Officer from January 2023 through April 2024, overseeing enterprise product and engineering teams and AI solutions. Mr. Cortese also served as Chief Commercial Officer at Simbe Robotics, Inc. from February 2021 through January 2023, where he led product development for Simbe’s AI-driven subscription data services. From July 2012 through February 2020, Mr. Cortese also served as the President of Digital Technology at Advantage Solutions, and has held a variety of technology leadership roles at Comscore, Sony Pictures Entertainment and Accenture. Mr. Cortese has a bachelor’s degree in Mechanical Engineering from Worcester Polytechnic Institute.
David B. Stafford was appointed General Counsel and Secretary of McGraw Hill in May 2012. As General Counsel, he is responsible for all legal matters affecting McGraw Hill and manages McGraw Hill’s legal, compliance and risk and government affairs departments. Prior to May 2012, Mr. Stafford was Vice President and Associate General Counsel at The McGraw-Hill Companies, a former parent conglomerate of McGraw Hill, where, as a senior member of the company’s legal department, he practiced in a wide variety of legal areas, with a focus on the company’s financial information businesses. From 2006 to 2009, Mr. Stafford served as Senior Vice President, Corporate Affairs, and assistant to the Chairman and Chief Executive Officer, where he was responsible for the marketing, communications, government affairs and community relations activities of the company and advising the Chairman and Chief Executive Officer on matters involving the board of directors and management, as well as operation of the company generally. Prior to 2006, he was associate general counsel at The McGraw-Hill Companies. Before joining The McGraw-Hill Companies in 1992, he was an associate at two different New York City law firms, where he specialized in corporate law. Mr. Stafford serves on the board of directors of the Association of American Publishers and as a Vice Chairman of the Board of Trustees of YAI Network, a not-for-profit that provides a variety of services to people in the New York metropolitan area who have developmental disabilities. Mr. Stafford is a graduate of Columbia University, where he received his bachelor’s degree, and a graduate of Cornell Law School, where he received his Juris Doctor degree. He is admitted to the New York State bar.
Tracey Tiska joined McGraw Hill in 2013 and was appointed Chief Human Resources Officer in June 2025. In this role, she is responsible for all aspects of Human Resources globally, developing and delivering HR strategies in support of McGraw Hill’s business transformation and growth goals. Ms. Tiska most recently served as SVP, Business Segment HR, leading a team of HR business partners who serve as strategic advisors to McGraw Hill’s business segments. Formerly a partner at global law firm Hogan Lovells, Ms. Tiska began her career with McGraw Hill in the legal department as Associate General Counsel focusing on employment law and litigation. She then assumed the Business HR Lead role for McGraw Hill’s International group in 2018 while continuing her legal responsibilities, and added Global Professional group HR support to her team in 2022 before fully transitioning to become a member of the HR leadership team in 2023. Ms. Tiska received her bachelor’s degree from Boston University and her Juris Doctor degree from Emory University School of Law.
Directors
Mary Ann Sigler has served as a director of McGraw Hill since the acquisition of the company by Platinum in July of 2021. Ms. Sigler is Executive Vice President and Treasurer of Platinum Advisors. She joined Platinum Advisors in 2004 and served as Chief Financial Officer until August 2024 and was responsible for overall accounting, tax and financial reporting as well as managing strategic planning projects for the firm. Prior to joining Platinum Advisors, Ms. Sigler was with Ernst & Young LLP for 25 years where she was a partner. Ms. Sigler holds a Bachelor of Arts degree in Accounting from California State University at Fullerton and a Master’s degree in Business Taxation from the University of Southern California. Ms. Sigler is a Certified Public Accountant in California, as well as a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Ms. Sigler serves on the board of directors of Ingram Micro Holding Corporation (NYSE: INGM) and is a former director of Ryerson Holding Corporation (NYSE: RYI) (2010 to 2024). We believe that Ms. Sigler’s qualifications to serve on our board of directors include her extensive and significant business, financial and investment experience and prior involvement with Platinum’s investment in McGraw Hill.
Felicia Alvaro has over 30 years of finance executive leadership experience and currently serves as an Independent Director and Audit Committee Chair of Ingram Micro (NYSE: INGM), a leading technology company for the global information technology ecosystem and an Independent Director and Audit Committee Member of Temenos (SWX: TEMN), a Swiss technology company specializing in enterprise software for banks and financial services. She previously served as Chief Financial Officer, EVP and Treasurer for Ultimate Software (Nasdaq: ULTI), a leading global provider of human capital management (HCM) solutions in the cloud, from 2018 until her retirement in 2020, a period during which she oversaw the company’s transition in 2019 from a publicly traded company to a privately held company. Felicia joined Ultimate Software as Vice President of Finance in 1998, shortly after the company’s IPO. During her 22-year tenure at Ultimate Software, she was responsible for the company’s accounting, finance, privacy, risk and compliance, financial planning, tax, treasury and financial systems teams. Previously, Ms. Alvaro spent 11 years in auditing, finance and accounting positions at Alorica, previously Precision Response Corporation (a publicly traded corporation) (1997–1998), Pueblo Xtra International (1991–1997) and KPMG (1987–1990). Former board mandates include ServiceMax (US, 2021–2022 when the privately held company was sold to PTC), Cornerstone OnDemand (NASDAQ: CSOD) (2020–2021 when the company was sold, taking the company from public to private). Ms. Alvaro served as the Audit Committee Chair for both ServiceMax and Cornerstone OnDemand. Ms. Alvaro holds a Bachelor of Science in Accounting from Southeastern Louisiana University and is a Certified Public Accountant in Georgia. Ms. Alvaro was selected to serve on our board of directors due to her decades of senior executive leadership experience and expertise in accounting, auditing, financial reporting, financial planning and analysis, risk oversight, and general compliance.
Nicholas Colagiovanni joined Platinum Advisors in 2020 and serves as Principal. Prior to joining Platinum Advisors, Mr. Colagiovanni served as Senior Director at Alvarez & Marsal (2019-2020), where he focused on the performance improvement and acquisition integration strategies for private equity portfolio companies across a variety of industries and as COO at Advizex Technologies (2014-2019). Mr. Colagiovanni holds a Bachelors of Business Administration from the University of Notre Dame. Mr. Colagiovanni was selected to serve on our board of directors due to his experience with integration of acquired businesses and his accounting expertise.
Brandon Crawley joined Platinum Advisors in 2013 and serves as Managing Director. Prior to joining Platinum Advisors, Mr. Crawley held positions at Alvarez & Marsal and PricewaterhouseCoopers where he focused on the performance improvement and acquisition integration strategies for private equity portfolio companies across a variety of industries. Mr. Crawley holds an undergraduate degree in accounting from Indiana State University and a Master’s degree in Business Administration from Indiana University Kelley School of Business. Mr. Crawley was selected to serve on our board of directors due to his extensive expertise in performance improvement and acquisition integration strategies for companies across a variety of industries, as well as his experience with post-transition monitoring and oversight of operational performance at portfolio companies.
Jacob Kotzubei joined Platinum Advisors in 2002 and is a Partner and co-President at the firm. Prior to joining Platinum Advisors in 2002, Mr. Kotzubei was a Vice President of the Goldman Sachs Investment Banking Division – High Tech Group in New York City, and the head of the East Coast Semiconductor Group. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a Bachelor of Arts degree from Wesleyan

University and holds a Juris Doctor from Columbia University School of Law. Mr. Kotzubei serves on the board of directors of Ingram Micro Holding Corporation (NYSE: INGM), Ryerson Holding Corporation (NYSE: RYI) and Vertiv Holdings Co (NYSE: VRT), and is a former director of Key Energy Services, Inc. (2016 to 2022), Verra Mobility Corporation (NASDAQ: VRRM) (2018 to 2021) and KEMET Corporation (2011 to 2020). Mr. Kotzubei was selected to serve on our board of directors due to his experience in executive management oversight, private equity, capital markets, mergers and acquisitions and other transactional matters.
Matthew Louie joined Platinum Advisors in 2008. Mr. Louie is a Managing Director at the firm and is responsible for the structuring and execution of acquisition and divestiture transactions. Prior to joining Platinum Advisors in 2008, Mr. Louie was an investment professional at American Capital Strategies, a middle-market focused private equity firm. Prior to American Capital, Mr. Louie worked in venture capital and growth equity at both Canaan Partners and Agilent Technologies, and in investment banking at Donaldson, Lufkin & Jenrette. Mr. Louie holds undergraduate degrees in both Economics and Political Science from Stanford University. He also holds a Master’s degree in Business Administration from Harvard Business School. Mr. Louie serves as a manager of a number of Platinum’s portfolio companies and serves on the board of directors of Ingram Micro Holding Corporation (NYSE: INGM) and Vertiv Holdings Co (NYSE: VRT). Mr. Louie was selected to serve on our board of directors due to his experience related to private equity, capital markets, transactional matters and post-acquisition monitoring and oversight of operational performance at portfolio companies.
Steven S. Reinemund served as Dean of Business at Wake Forest University from July 2008 to June 2014, an organization he joined after a 23-year career with PepsiCo, Inc. (NASDAQ: PEP) (“PepsiCo”). At PepsiCo, Mr. Reinemund served as Executive Chairman from October 2006 to May 2007, and as Chairman and Chief Executive Officer from May 2001 to October 2006. Prior to being Chief Executive Officer, he was PepsiCo, Inc.’s President and Chief Operating Officer from September 1999 to May 2001. Mr. Reinemund began his career with PepsiCo, Inc. in 1984 at Pizza Hut, Inc. and held other positions until he became President and Chief Executive Officer of Frito-Lay’s North American snack division in 1992. He became Chairman and Chief Executive Officer of Frito-Lay’s worldwide operations in 1996. Mr. Reinemund was a director of Johnson & Johnson (NYSE: JNJ) from 2003 to 2008, American Express Company (NYSE: AXP) from 2007 to 2015, Exxon Mobil Corporation (NYSE: XOM), where he served as presiding director, from 2007 to 2020, Marriott International, Inc. (Nasdaq: MAR), where he served as chair of the compensation committee, from 2007 to 2020, Chick-fil-A from 2015 to 2021, GS Acquisition Holdings Corp. II from 2020 until its merger with Mirion Technologies in October 2021, and Kohana Coffee Holdings, where he served as chairman, from 2021 to 2022. Further, Mr. Reinemund previously served as a director and chair of the compensation committee of Walmart Inc. (NYSE: WMT) from 2010 to 2022, and a director and chair of the audit committee of Catalyst Partners Acquisition Corp (NASDAQ: CPARU) from 2021 to 2023. Mr. Reinemund currently serves on the Board of Directors at Vertiv (NYSE: VRT), where he has served since 2020, and at USNA Foundation. A graduate of the United States Naval Academy in 1970, Mr. Reinemund served five years as an officer in the United States Marine Corps, achieving the rank of Captain. He received an MBA from the University of Virginia and has been awarded honorary doctorate degrees by Johnson and Wales University and Bryant University. Mr. Reinemund was selected to serve on our board of directors due to his considerable business leadership roles, mergers and acquisitions experience and his relevant board expertise.
Guhan Subramanian is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the H. Douglas Weaver Professor of Business Law at the Harvard Business School. He is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School, he teaches courses in negotiations and corporate law. At the Harvard Business School, he teaches in several executive education programs, including Strategic Negotiations and Changing the Game. He is the faculty chair for the JD/MBA program at Harvard University, the Harvard Program of Negotiation and the Mergers & Acquisitions executive education course at Harvard Business School. Prior to joining the Harvard faculty in September 1999, Mr. Subramanian spent three years at McKinsey & Company as a consultant in their

New York, Boston, and Washington, D.C. offices. Mr. Subramanian has served as Chairman of the Board of Directors of LKQ Corporation (NASDAQ: LKQ) since May 2022. Mr. Subramanian was selected to serve on our board of directors due to his extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. In addition, his role as an instructor in executive education programs allows Mr. Subramanian to exchange ideas and gain knowledge from numerous prominent business leaders.
Board Composition
Our business and affairs are managed under the direction of our board of directors. Pursuant to our second amended and restated certificate of incorporation and the Investor Rights Agreement, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, Platinum will have the right to designate a director nominated by Platinum who is then-serving on our board of directors as the chair of our board of directors.
The number of directors that shall constitute our board of directors will initially be fixed at nine directors, who are set forth above; provided, however, that prior to the date that Platinum beneficially owns less than 40% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors, the prior written consent of Platinum is required in order to increase the number of directors to a number exceeding nine. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors, subject to the rights granted to Platinum pursuant to our second amended and restated certificate of incorporation and the Investor Rights Agreement. Upon the completion of the offering, our board of directors will be divided into three classes, each serving staggered three-year terms:
•our Class I directors will be Ms. Sigler, Mr. Subramanian and Mr. Allen, and their terms will expire at the first annual meeting of stockholders following the date of this prospectus;
•our Class II directors will be Mr. Crawley, Mr. Colagiovanni and Mr. Reinemund, and their terms will expire at the second annual meeting of stockholders following the date of this prospectus; and
•our Class III directors will be Mr. Kotzubei, Mr. Louie and Ms. Alvaro, and their terms will expire at the third annual meeting of stockholders following the date of this prospectus.
As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.
Pursuant to the Investor Rights Agreement, we will take all action within our power to cause the board of directors to include director candidates designated by Platinum in the slate of director nominees recommended by the board of directors for election to our stockholders, unless our board of directors determines that making such recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. The Investor Rights Agreement will grant Platinum the right to nominate for election to our board of directors no fewer than that number of directors that would constitute: (i) a majority of the total number of directors so long as Platinum owns at least 40% of the then-outstanding capital stock of the Company; (ii) 40% of the total number of directors so long as Platinum owns at least 30% but less than 40% of the then-outstanding capital stock of the Company; (iii) 30% of the total number of directors so long as Platinum owns at least 20% but less than 30% of the then-outstanding capital stock of the Company; (iv) 20% of the total number of directors so long Platinum beneficially owns at least 10% but less than 20% of the then-outstanding capital stock of the Company; and (v) 10% of the total number of directors so long as Platinum beneficially owns at least 5% but less than 10% of the then-outstanding capital stock of the Company. These nomination rights are further described in the section titled “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement.” In addition, and pursuant our second amended and restated certificate of incorporation, prior to the date that Platinum beneficially owns less than 30% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors, a quorum for the transaction of business at all meetings of the board of directors must include at least one director nominated by Platinum. Pursuant to our second amended and restated certificate of incorporation, prior to the date that Platinum beneficially owns less than 30% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors, a quorum for the transaction of business at all meetings of the board of directors must include at least one director nominated by Platinum. In addition, pursuant to the Investor Rights Agreement, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, upon Platinum's request, the Company will vote its shares in any subsidiary of the Company so as to elect a number of persons designated by Platinum to the board of directors or other similar governing body (or any committee thereof) of any subsidiary of the Company in proportion to Platinum's representation on our board of directors.
Upon the completion of the offering, the individuals designated by Platinum as Platinum nominees pursuant to the Investor Rights Agreement are Mary Ann Sigler, Nicholas Colagiovanni, Brandon Crawley, Jacob Kotzubei and Matthew Louie.
Upon completion of the offering, Mr. Allen will serve as Chairman of the Board.
Board Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Ms. Alvaro, Mr. Reinemund and Mr. Subramanian do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company, Platinum and all other facts and circumstances our board of directors deemed relevant in determining their independence.
Controlled Company Exception
Upon the completion of this offering, Platinum will continue to beneficially own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we will be a “controlled company” within the meaning of the NYSE’s governance standards. Under such corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of our board of directors consist of independent directors, (2) our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that our director nominations be made, or recommended to the full board of directors, by our independent directors or by a nominations committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process.
For at least a period of time following this offering, we intend to utilize all of these exemptions. As a result, following this offering, we will not have a majority of independent directors on our board of directors and will not have compensation or nominating and corporate governance committees that are composed entirely of independent directors. Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.
If at any time we cease to be a controlled company, we will take all action necessary to comply with the independence requirements, subject to any permitted “phase-in” period.

Committees of the Board of Directors
Upon the listing of our shares on the NYSE, our board of directors will have three standing committees: an audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a charter that has been approved by our board of directors. In addition, from time to time, special committees may be established at the direction of the board of directors when necessary to address specific issues. Our chief executive officer and other executive officers will regularly report to the non-executive directors and the audit committee, compensation committee and nominating and corporate governance committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. Upon the listing of our shares on the NYSE, copies of each committee’s charter will be posted on our website, www.mheducation.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider such information to be a part of this prospectus.
Pursuant to our second amended and restated certificate of incorporation and the Investor Rights Agreement, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, unless otherwise agreed by Platinum, each committee of our board of directors will include at least one director nominated by Platinum, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules, or where the sole purpose of such committee is to address actual or potential conflicts of interest between Platinum and the Company.
Audit Committee
Upon the completion of this offering, we expect to have an audit committee, consisting of Ms. Alvaro, who will be serving as the Chair, Mr. Reinemund and Mr. Subramanian. Rule 10A-3 of the Exchange Act requires us to have one independent audit committee member upon the listing of our Common Stock, a majority of independent directors on our audit committee within 90 days of the effective date of this registration statement and an audit committee composed entirely of independent directors within one year of the effective date of this registration statement. Each of Ms. Alvaro, Mr. Reinemund and Mr. Subramanian qualify as an independent director under the NYSE’s corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that each of Ms. Alvaro and Mr. Reinemund qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
The primary purposes of the audit committee are to prepare the audit committee report required by the SEC and to assist our board of directors with its oversight of (1) our risk management policies and procedures; (2) the audits and integrity of our financial statements; (3) the effectiveness of internal control over financial reporting; (4) our compliance with legal and regulatory requirements; (5) the qualifications, performance and independence of the outside auditors; and (6) the performance of our internal audit function.
Compensation Committee
Upon completion of this offering, we expect to have a compensation committee consisting of Mr. Louie, who will be serving as the Chair, Mr. Kotzubei, Mr. Colagiovanni and Mr. Reinemund. The primary purposes of the compensation committee are to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other senior executives; to evaluate the performance of the Chief Executive Officer and the other senior executives in light of such goals and objectives; to determine and approve the compensation of our Chief Executive Officer and the other senior executives; to make recommendations to our full board of directors with respect to incentive-based and equity-based compensation plans that are subject to board approval to prepare the disclosure required by SEC rules; and to oversee our overall compensation structure, policies and programs.
Nominating and Corporate Governance Committee
Upon completion of this offering, we expect to have a nominating and corporate governance committee consisting of Mr. Louie, who will be serving as the Chair, Ms. Sigler, Mr. Crawley and Ms. Alvaro. The primary purposes of the nominating and corporate governance committee are to review and make recommendations to our full board of directors regarding the structure and composition of the board and its committees, including identifying qualified director nominees consistent with criteria approved by our board of directors; to develop and recommend corporate governance guidelines to our full board of directors; and to oversee the evaluation of our board of directors, its committees and our management team.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or compensation committee.
We are parties to certain transactions with Platinum and its affiliates and certain of our directors described in the section of this prospectus entitled “Certain Relationships and Related Person Transactions.”
Role of our Board of Directors in Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Code of Business Ethics
We have adopted a Code of Business Ethics that applies to all of our directors, officers and team members, including our chief executive officer and chief financial and accounting officer and a Code of Ethics for Principal Financial Officers that applies to our chief executive officer, chief financial officer, chief accounting officer, controller, treasurer, and other individuals performing similar functions (“PFO Code of Conduct”). Our Code of Business Ethics and PFO Code of Conduct will each be available on our website upon the completion of this offering. Our Code of Business Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions thereof on our website.

EXECUTIVE COMPENSATION
The following discussion and analysis of our executive compensation, objectives and design, our executive compensation program components and the process followed for making decisions regarding all components of compensation with respect to the fiscal year ended March 31, 2025 for our executive officers should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Compensation Discussion & Analysis
The Compensation Discussion and Analysis discusses the compensation and benefits of our “named executive officers” (“NEOs”) for the fiscal year ended March 31, 2025 and the related objectives. Our management team brings extensive industry experience with our CEO and GC having significant tenure with McGraw Hill.
Our NEOs for the fiscal year ended March 31, 2025 are:
•Simon Allen, President and Chief Executive Officer (“CEO”)
•Robert Sallmann, Executive Vice President and Chief Financial Officer (“CFO”)
•Garet Guthrie, former Executive Vice President and Chief Financial Officer (1)
•David Cortese, Executive Vice President and Chief Digital Information Officer (2)
•David B. Stafford, Executive Vice President, General Counsel and Secretary (“GC”) (2)
•Jeannine Tait, former Chief Human Resources Officer (“CHRO”) (3)
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(1)Mr. Guthrie served as our Chief Financial Officer through April 12, 2024 and as an employee through April 30, 2024, and Robert Sallmann was appointed our Chief Financial Officer on April 15, 2024.
(2)As of March 31, 2025, each of Messrs. Cortese’s and Stafford’s titles were Chief Digital Information Officer and General Counsel and Secretary, respectively, and were modified effective as of our initial public offering.
(3)Ms. Tait served as our Chief Human Resources Officer through June 8, 2025, and will remain an employee through the earlier of the effective date of this offering and July 31, 2025. Tracey Tiska was appointed as our Executive Vice President and Chief Human Resources Officer on June 9, 2025.
Compensation Objectives
With the goal of creating and building long-term value for stockholders, our executive compensation programs are designed to:
•Attract and retain executives with the leadership skills, attributes and experience necessary to meaningfully contribute to our success and achieve the greatest possible returns for our stockholders;
•Motivate executives to perform consistently at or above levels that we expect; and
•Link compensation to the achievement of corporate and business goals that we believe best correlate with the creation of long-term stockholder value.

To achieve these objectives, our compensation program combines annual and long-term components (cash and equity) with a bias toward long-term equity awards. We use variable compensation including stock options, where a substantial portion is subject to performance-based vesting conditions, and an annual incentive bonus program tied to the achievement of key financial operating objectives, to enhance alignment of the interests of our NEOs and the interests of our stockholders.
The compensation reported in this compensation discussion and analysis is not necessarily indicative of how we will compensate our NEOs following the consummation of this offering. We expect to review, evaluate and modify our compensation framework in connection with becoming a publicly traded company, which may result in our future compensation programs varying from our historical practices.
Determination of Compensation
Select members of our management team were principally responsible for establishing and making decisions (or making recommendations for final approval and ratification by our board of directors) with respect to our compensation and benefit plans for the fiscal year ended March 31, 2025. Compensation decisions were also reviewed with representatives of Platinum. The Company has also engaged Compensia in an advisory capacity to both our management team and Platinum with respect to the structure of our executive and equity compensation programs, the compensation levels for our executive officers when compared to our peers, and other advice with respect to our executive officer and director compensation programs. All discussions between the Company and representatives of Platinum relating to the components and amounts of executive compensation to be paid for the fiscal year ended March 31, 2025, were in such representatives’ roles with Platinum, as the Company’s primary stockholder. Decisions regarding compensation to be paid to our NEOs following completion of this offering, and for each fiscal year thereafter, will be made by the board of directors or by the compensation committee that will be organized upon completion of this offering under a charter that has been approved by the board of directors.
Our management team, in consultation with certain representatives of Platinum, considered several factors in designing our executive compensation program, including, but not limited to, comprehensive proxy and survey data on the compensation of executive officers at similar companies, internal pay-equity considerations and achievement of specific performance targets intended to drive value.
Specifically, for the fiscal year ended March 31, 2025, the objectives of our executive compensation programs focused on delivering key initiatives and performance goals to achieve our strategic plan. Our objectives were as follows:
•Deliver on our strategic initiatives for the fiscal year ended March 31, 2025.
•Reward executive officers for driving short-term business performance while focusing on operational excellence to drive long-term performance by continuing to implement best practices and eliminating redundant or unnecessary practices.
•Align the interests of our executives with those of the Company’s stockholders, by rewarding them for delivering on the key initiatives to position the Company as a leading digital education company.
•Achieve defined EBITDA goals.
•Provide appropriate incentives for both business and individual performance.
•Encourage prudent, but not excessive, risk-taking.
•Develop an entrepreneurial culture that contributes to our continued growth, by being performance-driven, nimble and cost-conscious.

Components of Compensation for the Fiscal Year Ended March 31, 2025
For the fiscal year ended March 31, 2025, the principal elements of our executive compensation programs were as follows:

Compensation Element	Brief Description	Objectives

Base Salary	Fixed compensation.	Provide a competitive, fixed level of cash compensation to attract and retain executive talent.

Annual Incentive Plan	Variable cash compensation earned based on achieving pre-established annual goals.	Motivate and reward executives to achieve or exceed Plan EBITDA (as defined below), business unit metrics, and related goals.

Equity Awards (pursuant to the McGraw Hill, Inc. Stock Incentive Plan)	Non-qualified stock options granted to executives and other key employees.	Align the interests of executives and other key employees with long-term shareholder value creation, including revenue growth, mix enhancement, cost reduction, cash flow optimization and EBITDA margin expansion.
We provide our NEOs with retirement benefits, limited perquisites and other fringe benefits, including access to health and welfare plans available to our employees generally. Our NEOs are eligible to participate in a market competitive severance policy intended to provide a reasonable level of income protection.
The following discussion provides further details on these executive compensation programs.
Base Salaries
Base salaries are intended to provide our NEOs with a level of cash compensation intended to be market competitive and appropriate given their specific responsibilities and scope of role in the Company.
In determining base salaries for the fiscal year ended March 31, 2025, both in connection with our annual salary review and, for each newly hired executive, upon their commencement of employment with the Company, we reviewed relevant compensation market data to obtain a general understanding of market practices for comparable roles to design a competitive executive compensation program. We also consider market conditions, Company performance and an executive officer’s individual salary history, job responsibilities, performance, qualifications and skills in determining individual compensation levels. Following a review of such factors, we determined that it was appropriate to increase each of Mr. Stafford’s and Ms. Tait’s base salaries, effective as of March 31, 2024, from $461,250 and $390,000, respectively to $486,250 and $430,000, respectively.

For the fiscal year ended March 31, 2025, the annual base salaries for our NEOs were as follows:

Name	Base Salary for the Year Ended March 31, 2025
Simon Allen (1)	$1,186,317
Robert Sallmann	$600,000
Garet Guthrie (2)	$500,000
David Cortese	$500,000
David B. Stafford	$486,250
Jeannine Tait	$430,000
_______________
(1)All amounts paid to Mr. Allen were paid in British pound sterling. For purposes of this Compensation Discussion and Analysis, all amounts paid to Mr. Allen were converted to U.S. dollars based on the conversion rate of US$1.2484 to 1 GBP.
(2)Base salary amount for Mr. Guthrie represents his base salary prior to his departure from the Company as of April 30, 2024.
Further, we determined that it was appropriate to increase each of Messrs. Cortese’s and Stafford’s base salaries to $525,000 for the fiscal year ending March 31, 2026, from $500,000 and $486,250, respectively.
Annual Incentive Plan (AIP) for the Fiscal Year Ended March 31, 2025
The Annual Incentive Plan (“AIP”) is a material component of our total rewards program and has been structured to drive value creation, promote our mission and grow the Company. The purpose of the AIP is to provide eligible employees, including our NEOs, who drive business performance with the opportunity for financial incentives. Specifically, the AIP is intended to:
•award short-term cash incentive for the achievement of performance measures linked to our Company’s strategic goals and objectives;
•attract, motivate, and retain professional and managerial talent of outstanding ability by providing cash incentive award opportunities to key employees on an annual basis;
•foster a high performance culture focused upon Company-wide results by aligning annual cash incentive award opportunities to a common set of key corporate performance metrics to maximize the Company’s overall performance; and
•encourage individual and collective performance objectives towards the achievement of the Company’s overall strategic goals by enhancing the Company’s flexibility and to reward exceptional performance.
The AIP is administered by us in consultation with representatives of Platinum with respect to our CEO and, in consultation with the CEO with respect to all other eligible employees (including our NEOs other than the CEO). We adopted, in consultation with our CEO, CFO and CHRO and representatives of Platinum, the Addendum for the fiscal year ended March 31, 2025, which established the pool funding level and performance metrics under the AIP for the fiscal year ended March 31, 2025.

For the fiscal year ended March 31, 2025, the incentive pool target was based on the level of achievement of our Company-wide annual EBITDA goal as compared to our annual target “Plan EBITDA” goal, as follows:
AIP EBITDA Table

Annual Plan EBITDA achieved compared to target goal:	Pool Funding:
Less than $590 million	No funding
Greater than or equal to $590 million but less than $656 million	Linear interpolation between 50% and 100%
$656 million (target)	100%
Greater than $656 million, but less than $722 million	Linear interpolation between 100% and 150%
$722 million or greater	150%
Plan EBITDA results for the fiscal year ended March 31, 2025 were finalized and pool funding approved by the Company in May 2025. Actual Plan EBITDA for purposes of the AIP was approximately $805,600,000, which corresponded to a 150% pool funding level. However, notwithstanding the 150% maximum pool funding level, we approved pool funding of 166.5%. For purposes of the AIP, “EBITDA” is defined to be consolidated net income before interest, income taxes, depreciation, amortization, extraordinary items, and advisory or similar fees payable to Platinum Advisors, as reflected in our consolidated financial statements. “Plan EBITDA” is derived from Adjusted EBITDA by adjusting for the change in deferred and product development expenditures.
We also reserve the right to set aside a portion of the pool to use in our discretion to award special one-time payments in recognition of any employees who made significant contributions to strategic projects during the fiscal year.
Individual allocations to our NEOs other than our CEO are based on the determinations and approval of the CEO, following his consultation with other members of our executive leadership team and with representatives of Platinum. Our CEO’s bonus achievement is subject to the review and approval of our board of directors, following consultation with representatives of Platinum.
The following table sets forth each of our NEOs’ target and achieved bonus amounts under the AIP for the fiscal year ended March 31, 2025:

Name(1)	2025 AIP Target Bonus (% of Base Salary)	2025 AIP Target Bonus	2025 AIP Actual Bonus (2)
Simon Allen (2)	150%	$1,779,476	$2,900,557
Robert Sallmann (3)	50%	$288,493	$576,986
David Cortese (3)	50%	$245,206	$490,411
David B. Stafford	60%	$291,750	$437,625
Jeannine Tait	60%	$258,000	$387,000
________________
(1)Mr. Guthrie did not receive any bonus under the AIP for the fiscal year ended March 31, 2025.
(2)Mr. Allen’s target bonus amount under the AIP as reflected in this table assumes the conversion of his annual base salary from British pound sterling to U.S. dollars based on the conversion rate of US$1.2484 to 1 GBP. The bonus actually paid to Mr. Allen under the AIP was in British pound sterling and as reflected in this table was converted to U.S. dollars based on the conversion rate of US$1.3566 to 1 GBP, which was the conversion rate in effect as of the date such bonus was actually paid.
(3)Messrs. Sallmann’s and Cortese’s target bonus amounts under the AIP were pro-rated based on the number of days they actually worked for the Company during the fiscal year ended March 31, 2025. The board exercised its authority under the plan to pay each of Messrs. Sallmann and Cortese each an additional discretionary bonus equal to $144,246 and $122,603, respectively, which were paid in recognition of their extraordinary individual contributions in connection with the initial public offering process, as well as on account of their demonstrated leadership on certain cost savings initiatives.
For the fiscal year ending March 31, 2026, the target bonus opportunities for Messrs. Sallmann and Cortese will be 65% and 60% of base salary, respectively.
Long-Term Incentive Plans
McGraw Hill, Inc. Stock Incentive Plan
Pursuant to the 2021 Plan, we are authorized to grant equity awards to the Company’s key employees, including our NEOs.
With respect to stock options granted to our NEOs, fifty percent (50%) of the stock options granted under the 2021 Plan are subject to time-based vesting, and vest in five (5) equal annual installments, and the other fifty percent (50%) of the stock options are subject to performance-vesting conditions, vesting only after the occurrence of a “change in control” or “public offering” (as such terms are defined in the 2021 Plan documents) or subsequent disposition that results in the investment funds advised by Platinum Advisors realizing a pre-tax, cash-on-cash return equal to a multiple of their invested capital with respect to the Company of at least 2.0 times (subject to continued employment with the Company through the date of such event). The stock options are exercisable only if vested and only upon the occurrence of a change in control, public offering or similar event. Unvested stock options generally terminate upon termination of employment unless the executive experiences a “special termination.” Upon a “special termination” any then unvested stock options remain outstanding and are eligible to vest if a “change in control” occurs within four months of such termination of employment. For these purposes, a “special termination” generally includes any termination of the option holder’s employment due to the option holder’s death or disability, a resignation for “good reason” or a termination of the option holder’s employment by the Company without “cause” (each, as defined in the 2021 Plan).
Vested time-based stock options terminate upon a termination of employment for “cause” or if such stock options are underwater at the time of such termination of employment. In the event of termination of employment without “cause,” vested time-based stock options (if any) would remain eligible for exercise until the occurrence of a change in control or public offering, except that a number of these stock options would be forfeited in an amount sufficient to effectively preclude the executive from realizing any post-employment appreciation in the underlying shares. The stock option agreements subject each NEO to a non-compete and non-solicit during the term of employment and one year thereafter.
During the fiscal year ended March 31, 2025, we granted stock option awards to Messrs. Sallmann and Cortese in connection with the commencement of their employment with the Company, and to Ms. Tait following a review of her total on target compensation and long-term incentive opportunities. The table below provides a summary of the equity awards granted to each of our NEOs during the fiscal year ended March 31, 2025, after giving effect to the stock conversion and stock split contemplated as part of the Offering Reorganization Transactions:

Name	Time-Based Vesting Options	Performance-Based Vesting Options
Robert Sallmann	332,984	332,984
David Cortese	213,109	213,109
Jeannine Tait	53,277	53,277
2025 Plan
In connection with this offering, our board of directors intends to adopt, and we expect our stockholders to approve, the 2025 Plan. We expect that the 2025 Plan will become effective upon the completion of the offering and will replace the 2021 Plan. Although not yet adopted, we expect that the 2025 Plan will have the features described below.
The total number of shares of our common stock available for issuance pursuant to awards under the 2025 Plan will equal 15,500,000 plus the number of shares underlying any awards outstanding under the 2021 Plan as of the effective date of our initial public offering that expire, are canceled, forfeited, settled in cash or otherwise terminate without delivery to the holder thereof of the full number of shares underlying the award, up to a maximum of 8,619,587. The total number of shares of our common stock that may be issued in respect of incentive stock options is 24,119,587 shares. The number of shares of common stock available for issuance under the 2025 Plan will be subject to adjustment as provided therein. Any of our employees, directors or consultants of any of our subsidiaries or affiliates will be eligible to receive an award under the 2025 Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules, and regulations or accounting or tax rules and regulations.
The 2025 Plan may provide for the grant of stock options (including incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance-based awards, other stock-based awards, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the 2025 Plan. Each award, if and when made, will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award.
In connection with this offering, we intend to adopt stock ownership guidelines that will apply to our NEOs and certain non-employee directors.
Severance Benefits
We are obligated to pay severance or other enhanced benefits to our NEOs upon certain terminations of their employment. Our severance program is designed to promote loyalty, and to provide executives with security and reasonable compensation upon an involuntary termination of employment.
Our NEOs are eligible to participate in the McGraw-Hill Education, Inc. Executive Severance Plan (the “Executive Severance Plan”), which provides severance benefits equal to one year of base salary, as well as continuation of benefits for up to one year. In order to receive severance benefits under the Executive Severance Plan, the executive must either be terminated by the Company without “cause” or resign for “good reason” (as such terms are defined in the Executive Severance Plan or the executive’s employment agreement). Under a 2021 agreement with Mr. Allen and the Company, in the event that he has not relocated to the United States, he would be eligible to receive severance benefits equivalent to those that would be available to him under the Executive Severance Plan but offset by any statutory benefits to which he may be entitled under U.K. law.
Effective May 8, 2018, the Executive Severance Plan was amended and restated pursuant to the adoption of the McGraw-Hill Education, Inc. Founding Executive Severance Plan (the “A&R Executive Severance Plan”), but only with respect to certain executives identified as participants, including Messrs. Allen, Guthrie and Stafford. With respect to employees eligible under the Executive Severance Plan who were not identified as participants in the A&R Executive Severance Plan, the terms of the Executive Severance Plan continued to apply. Additional participants under the A&R Executive Severance Plan may be designated by the board of directors. The A&R Executive Severance Plan provides severance benefits upon a termination by the Company without “cause” or resignation by the executive for “good reason” as follows: (i) continued eligibility to receive the prior-year bonus (if not already paid); (ii) cash severance payable over a 12-month severance period (with cash severance in excess of 12 months payable as described below) equal to the sum of (x) 0.90 multiplied by the participant’s monthly base salary multiplied by years of service (up to 20 years), plus (y) target annual bonus (the “Cash Severance”); (iii) a pro-rata bonus, determined based on actual performance assuming the bonus was only subject to financial or other objective criteria; and (iv) continuation of benefits for up to 12 months. If the determination of a participant’s Cash Severance in accordance with the formula would result in more than 12 months of severance, then the participant would receive a lump sum payment in cash within 30 days of the one-year anniversary of the qualifying termination of employment equal to 110% of the Cash Severance payable in respect of the period in excess of 12 months. The A&R Executive Severance Plan did not modify the definitions of “cause” and “good reason” in the Executive Severance Plan. If the participants in the A&R Executive Severance Plan experience a termination of employment due to death or disability, they would be entitled to severance equal to any prior year’s bonus (if not already paid) and a pro-rata bonus for the year in which the termination occurs, determined based on actual performance assuming the bonus was only subject to financial or other objective criteria.
Both the Executive Severance Plan and the A&R Executive Severance Plan contain restrictive covenants, including perpetual confidentiality, intellectual property assignment, perpetual non-disparagement, and a one-year post termination non-compete and non-solicit of employees and customers.
In addition, under the terms of our AIP, if an NEO’s employment is terminated following the completion of a fiscal year due to a position elimination, and such NEO was an active employee at the end of a fiscal year, the NEO will be entitled to receive an AIP payment for the completed fiscal year, conditioned on the execution of a release of claims.
In connection with their departures, the Company entered into separation agreements with Mr. Guthrie and Ms. Tait. For additional information regarding Mr. Guthrie’s separation agreement, please see “—Potential Payments upon Termination or Change in Control—Severance Plans,” and for additional information regarding Ms. Tait’s separation agreement, please see the section below titled “Separation Agreement with Jeannine Tait.”
Retirement Benefits
Each NEO other than Mr. Allen participates in our 401(k) plan, which is a qualified defined contribution plan available to our employees generally. Mr. Allen does not participate in any retirement plan that provides for employer contributions.
Health and Welfare Benefits and Perquisites
Our NEOs participate in our health and welfare benefit plans, which are also available to our employees generally. Our health and welfare benefit plans include medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, and short-term and long-term disability insurance.
We promote a culture of wellness for our employees and executives and take steps to actively encourage participation in these programs. We provide our NEOs personalized preventive healthcare through EHE Health and supplemental benefits under the Management Supplemental Death & Disability Benefit plan. We offer these benefits to provide our NEOs and other key employees with a reasonable level of financial support in the event of illness or injury, to enhance productivity and job satisfaction, and to remain competitive in the marketplace.
We do not maintain any other executive-specific perquisite programs.
Employment Agreements
There is an employment agreement in effect for Mr. Allen. None of our other NEOs have employment agreements. For information on the specific terms and conditions of our agreement with Mr. Allen, see “—Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table” below.
Separation Agreement with Jeannine Tait
The Company and Ms. Tait have entered into a separation agreement and general release and pursuant to the separation agreement, in exchange for Ms. Tait’s execution (and non-revocation) of a release of claims, full discharge of all severance, separation or termination based liabilities and obligations of the Company, and continued compliance with certain restrictive covenants, the Company agreed to provide Ms. Tait (i) continued payment of her base salary for (12) twelve months following the date of her termination, in the amount of $430,000, (ii) continued participation in the Company’s medical, dental and life insurance plans (subsidized at active employee contribution rates), (iii) outplacement services for no less than twelve (12) months, (iv) a waiver of the Company’s repurchase right in respect of the shares of Common Stock (after giving effect to the stock conversion and stock split contemplated as part of the Offering Reorganization Transactions) that Ms. Tait currently holds, and (v) additional vesting in respect of 20,245 shares of Common Stock underlying unvested options (after giving effect to the stock conversion and stock split contemplated as part of the Offering Reorganization Transactions) that Ms. Tait currently holds that would otherwise have been forfeited upon her termination.
For information on the severance payments to which Ms. Tait would have been entitled had her employment been terminated by the Company or had the Company undergone a change of control as of March 31, 2025, see “—Potential Payments upon Termination or Change in Control” below.
Grants to be made on IPO
Our board of directors has approved grants of stock options to Mr. Stafford and Ms. Tiska and certain other employees in connection with recent hires, promotions or other compensation adjustments, as applicable. These stock options will be granted in connection with this offering under the 2025 Plan. Fifty percent (50%) of these stock options will be subject to time-based vesting, and will vest in five (5) equal annual installments (beginning on the first anniversary of the vesting commencement date specified in the applicable award agreement), and the other fifty percent (50%) of these stock options will be subject to performance-vesting conditions, vesting only after the occurrence of a “change in control” or disposition subsequent to this offering that results in the investment funds advised by Platinum Advisors realizing a pre-tax, cash-on-cash return equal to a multiple of their invested capital with respect to the Company of at least 2.0 times (subject to continued employment with the Company through the date of such event). The exercise price of these stock options will be equal to the initial public offering price. The table below provides a summary of the stock options that will be granted to Mr. Stafford and Ms. Tiska in connection with this offering, after giving effect to the stock conversion and stock split contemplated as part of the Offering Reorganization Transactions:

Name	Vesting Commencement Date	Time-Based Vesting Options	Performance-Based Vesting Options
David Stafford	March 31, 2025	31,061	31,060
Tracey Tiska	June 30, 2025	22,217	22,216
Other than with respect to these stock options and the restricted stock units to be granted to our non-employee directors discussed below and certain other employees receiving grants of stock options at the time of the offering, no other determinations have been made as to the types or amounts of awards that will be granted to specific individuals under the 2025 Plan. Each award, if and when made, will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award.

Summary Compensation Table for the Fiscal Year Ended March 31, 2025
The following table sets forth the compensation of our NEOs for the fiscal year ended March 31, 2025:
Summary Compensation Table

Name and principal position	Year Ended March 31	Salary ($)(2)	Bonus ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Simon Allen (1)
President and Chief Executive Officer	2025	1,186,317	—	—	2,900,557	—	4,086,874
Robert Sallmann
Executive Vice President and Chief Financial Officer	2025	577,273	144,246	4,877,963	432,740	16,600	6,048,822
Garet Guthrie
Former Executive Vice President and Chief Financial Officer	2025	41,667	—	—	—	1,021,075	1,062,742
David Cortese
Executive Vice President and Chief Digital Information Officer	2025	490,530	122,603	3,121,897	367,808	15,767	4,118,605
David B. Stafford
Executive Vice President, General Counsel and Secretary	2025	480,000	—	—	437,625	14,951	932,576
Jeannine Tait
Former Chief Human Resources Officer	2025	420,000	—	1,369,074	387,000	13,373	2,199,447
________________
(1)Mr. Allen’s cash compensation was paid in British pound sterling and converted to U.S. dollars using the conversion rate of US$1.2484 to 1 GBP.
(2)The salary information disclosed in this column reflects the annual base salary paid during the fiscal year ended March 31, 2025.
(3)The amounts shown in the Bonus column reflect the bonus amounts received by Messrs. Sallmann and Cortese on a discretionary basis, which were incremental to payouts under our AIP based on performance relative to target bonus amounts, and were paid in recognition of their extraordinary individual contributions in connection with the initial public offering process, as well as on account of their demonstrated leadership on certain cost savings initiatives.
(4)The amounts reported in this column represent the aggregate grant date fair value of stock options granted to the NEOs during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, and do not necessarily correspond to the actual value that might be realized by the NEOs, which depends on the market value of our common stock on a date in the future when the stock options are exercised. One-half of the stock options granted to each NEO during the fiscal year ended March 31, 2025 are subject to solely time-based vesting conditions and one-half are subject to time and performance-based vesting conditions. The grant date fair value is calculated using a Monte Carlo simulation based on the probability of satisfying the market performance conditions at the time of grant and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718. The amounts reported for awards subject to both time and performance-based vesting assume that all performance conditions have been met. For additional information, including a discussion of the assumptions used to calculate these values, see the Outstanding Equity Awards At Fiscal Year End Table below and Note 15, “Stock-Based Compensation,” to our consolidated financial statements.
(5)The amounts reported in this column represent the bonuses earned with respect to the fiscal year ended March 31, 2025, by each NEO pursuant to our AIP. These amounts were paid on June 13, 2025. For additional information, see “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Annual Incentive Plan (AIP) for the Fiscal Year Ended March 31, 2025” above.
(6)The amounts shown in this column include for each of our NEOs the cost of the matching contributions to our tax-qualified retirement plan during the fiscal year ended March 31, 2025 received by the NEOs. The amount shown in this column for Mr. Guthrie, whose employment terminated on April 30, 2024, also includes the separation payments and benefits he received during the fiscal year ended March 31, 2025. For additional information regarding Mr. Guthrie’s separation payments and benefits, please see the section titled “Potential Payments upon Termination or Change in Control” below.
Grants of Plan-Based Awards Table
The following table includes each grant of an award made to our NEOs in the fiscal year ended March 31, 2025 under any equity-based and non-equity incentive plan, with respect to any equity-based awards, after giving effect to the stock conversion and stock split contemplated as part of the Offering Reorganization Transactions:

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards				All Other Option Awards: Number of Securities Underlying Options(3) (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)

Simon Allen	—	(1)	889,738	1,779,476	2,669,214	—	—		—	—		—	—

Robert Sallmann	—	(1)	144,246	288,493	432,738	—	—		—	—		—	—
	8/30/2024		—	—	—	—	332,984	(3)	—	332,984	(2)	14.08	5,618,750

Garet Guthrie	—	(1)	—	—	—	—	—		—	—		—	—

David Cortese	—	(1)	122,603	245,206	367,808	—	—		—	—		—	—
	8/30/2024		—	—	—	—	213,109	(3)	—	213,109	(2)	14.08	3,596,000

David B. Stafford	—	(1)	145,875	291,750	437,625	—	—		—	—		—	—

Jeannine Tait	—	(1)	129,000	258,000	387,000	—	—		—	—		—	—
	8/30/2024		—	—	—	—	53,277	(3)	—	53,277	(2)	14.08	899,000
________________
(1)Represents the threshold, target and maximum value of the annual incentive awards that could have been earned by the NEOs under the AIP for the fiscal year ended March 31, 2025. For a discussion of the terms of the AIP and the amounts earned thereunder by the NEOs for the fiscal year ended March 31, 2025, see “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Annual Incentive Plan (AIP) for the Fiscal Year Ended March 31, 2025” above. Mr. Guthrie was not eligible for an annual bonus in respect of the fiscal year ended March 31, 2025.
(2)These stock options are subject to time-based vesting, and vest in five equal installments beginning on April 15, 2025 for Mr. Sallmann, April 8, 2025 for Mr. Cortese, and August 30, 2025 for Ms. Tait, and thereafter on each of the next four anniversaries of this first vesting date (except with respect to Ms. Tait’s options, the remainder of which will be forfeited on her last date of employment). The options are exercisable only if vested and only upon the occurrence of a change in control, public offering or similar event.
(3)The stock options are subject to performance-based vesting, and vest only after the occurrence of a “change in control” or “public offering” (as such terms are defined in the 2021 Plan documents) or subsequent disposition that results in the investment funds advised by Platinum Advisors realizing a pre-tax, cash-on-cash return equal to a multiple of their invested capital with respect to the Company of at least 2.0X, subject to executive’s continued employment through the date of such event. The options are exercisable only if vested and only upon the occurrence of a change in control, public offering or similar event. There are no thresholds or maximums for these performance-vesting conditions.

(4)The amounts reported in this column for the stock options granted to our NEOs under the 2021 Plan reflect the aggregate grant date fair value of stock options granted to the NEOs during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, and do not necessarily correspond to the actual value that might be realized by the NEOs, which depends on the market value of our common stock on a date in the future when the stock options are exercised. The grant date fair value is calculated using a Monte Carlo simulation based on the probability of satisfying the market performance conditions at the time of grant and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718. For additional information, including a discussion of the assumptions used to calculate these values, see the Outstanding Equity Awards At Fiscal Year End Table below and Note 15, “Stock-Based Compensation,” to our consolidated financial statements. For additional information, see “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Long-Term Incentive Plans” above.
Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Simon Allen. There is an employment agreement in effect with Mr. Allen, pursuant to which he is entitled to earn a base salary, currently $1,200,001 per year (based on estimated currency conversion), and an annual cash bonus opportunity equal to 150% of his base salary for target-level achievement of annual performance criteria. Mr. Allen is eligible for severance benefits under the A&R Executive Severance Plan, as described in “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Severance Benefits.”
None of our other NEOs have employment agreements.
Annual Bonus Plan
For a summary of our annual incentive plan, please see “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Annual Incentive Plan (AIP) for the Fiscal Year Ended March 31, 2025” above.
Long-Term Incentive Awards
During the fiscal year ended March 31, 2025, we granted stock options to each of Messrs. Sallmann and Cortese, in each case, in connection with the commencement of their employment with the Company, and to Ms. Tait in connection with our review of compensation opportunities. For additional information, see “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Long-Term Incentive Plans.”
Retirement Plans and Other Perquisites
We maintain certain retirement benefit plans and provide our NEOs with certain benefits and perquisites. For a summary of such plans and benefits, see “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Retirement Benefits.”

Outstanding Equity Awards At Fiscal Year End Table
The following table sets forth outstanding equity awards of shares, or options to acquire shares, of the common stock held by our NEOs as of March 31, 2025, after giving effect to the stock conversion and stock split contemplated as part of the Offering Reorganization Transactions:

		Option awards
	Grant Date	Number of Securities underlying unexercised options exercisable (#)	Number of Securities underlying unexercised options unexercisable (#)		Equity incentive plan awards; number of securities underlying unexercised unearned options (3)	Option Exercise Price ($)	Option expiration date
Simon Allen	12/3/2021	—	1,076,294	(1)	1,076,294	14.08	12/3/2031
Robert Sallmann	8/30/2024	—	332,984	(2)	332,984	14.08	8/30/2034
David Cortese	8/30/2024	—	213,109	(2)	213,109	14.08	8/30/2034
David B. Stafford	12/3/2021	—	133,193	(1)	133,193	14.08	12/3/2031
Jeannine Tait	3/7/2022	—	95,899	(1)	95,899	14.08	3/7/2032
	8/30/2024	—	53,277	(2)	53,277	14.08	8/30/2034
________________
(1)These stock options are subject to time-based vesting, and vest in five equal installments beginning on July 31, 2022 (March 7, 2023, for Ms. Tait) and thereafter on each of the next four anniversaries of this first vesting date. The options are exercisable only if vested and only upon the occurrence of a change in control, public offering or similar event.
(2)These stock options are subject to time-based vesting, and vest in five equal installments beginning on April 15, 2025 for Mr. Sallmann, April 8, 2025 for Mr. Cortese, and August 30, 2025 for Ms. Tait, and thereafter on each of the next four anniversaries of this first vesting date (except with respect to Ms. Tait’s options, the remainder of which will be forfeited on her last date of employment). The options are exercisable only if vested and only upon the occurrence of a change in control, public offering or similar event.
(3)The stock options reported in this column are performance-based vesting stock options granted to our NEOs that vest only after the occurrence of a “change in control” or “public offering” (as such terms are defined in the 2021 Plan documents) or subsequent disposition that results in the investment funds advised by Platinum Advisors realizing a pre-tax, cash-on-cash return equal to a multiple of their invested capital with respect to the Company of at least 2.0X, subject to executive’s continued employment through the date of such event. The options are exercisable only if vested and only upon the occurrence of a change in control, public offering or similar event. There are no thresholds or maximums for these performance-vesting conditions.
Potential Payments upon Termination or Change in Control
This section describes potential payments to our NEOs upon termination of employment or change in control, assuming the termination or change in control occurred on March 31, 2025 (in accordance with SEC rules).
Severance Plans
Our NEOs are generally eligible to participate in the Executive Severance Plan or the A&R Executive Severance Plan. In order to receive severance benefits under either the Executive Severance Plan or the A&R Executive Severance Plan, as applicable, the executive’s employment must either be terminated by the Company without “cause” or the executive must resign for “good reason” (as such terms are defined in the applicable Severance Plan), and limited severance benefits are available in the event of termination of employment due to death or disability. For additional information, see “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Severance Benefits.”
Mr. Guthrie’s employment with the Company terminated on April 30, 2024 and the Company and Mr. Guthrie entered into a separation agreement and general release in connection with his termination.

Pursuant to the separation agreement, in exchange for Mr. Guthrie’s execution (and non-revocation) of a release of claims, full discharge of all severance, separation or termination based liabilities and obligations of the Company, and continued compliance with certain restrictive covenants, the Company agreed to provide Mr. Guthrie (i) continued payment of his base salary for twelve (12) months following the date of his termination, in the amount of $500,000; (ii) payment of 100% of his then current AIP target bonus in the amount of $350,000; (iii) payment of the AIP bonus he would have received for the fiscal year ended March 31, 2025; (iv) continued participation in the Company’s group medical, dental and life insurance plans at active employee contribution rates for twelve (12) months; and (v) outplacement services for no less than twelve (12) months.
Treatment of Equity Awards upon Potential Termination or Change in Control
Stock options granted under the 2021 Plan, to the extent not vested, generally terminate upon termination of employment unless the executive experiences a “special termination.” Following a “special termination,” any then unvested stock options remain outstanding and are eligible to vest if a “change in control” occurs within four months of such termination of employment. For these purposes a “special termination” means a termination by reason of the executive’s death or disability, the executive’s resignation for “good reason” or the executive’s termination of employment or service by the Company without “cause.”
The following tables show the incremental payments and benefits that would be owed by the Company to each of the NEOs upon certain terminations of his or her employment or upon a change in control, assuming that:
•the NEO’s employment terminated on March 31, 2025;
•with respect to payments and benefits triggered by a change in control, such change in control occurred on March 31, 2025; and
•the fair market value per share of the Company common stock was $26 on March 31, 2025.
The following tables do not include the value of any equity that would remain unvested.

	Cash Severance ($) (1)	Short-Term Bonus ($) (1)(2)	Vesting of Option Awards ($) (3)	Continuation of Other Benefits and Perquisites ($) (1)	Total ($)
Simon Allen
By the Company Without Cause	2,439,900	2,900,557	—	26,196	5,366,653
By the Executive for Good Reason	2,439,900	2,900,557	—	26,196	5,366,653
Death or Disability	—	2,900,557	—	—	2,900,557
Retirement	—	—	—	—	—
Change in Control with Termination	2,439,900	2,900,557	15,555,283	26,196	20,921,936
Change in Control without Termination	—	—	15,555,283	—	15,555,283

Robert Sallmann
By the Company Without Cause	600,000	—	—	26,196	626,196
By the Executive for Good Reason	600,000	—	—	26,196	626,196
Death or Disability	—	—	—	—	—

Retirement	—	—	—	—	—
Change in Control with Termination	600,000	—	6,875,000	26,196	7,501,196
Change in Control without Termination	—	—	6,875,000	—	6,875,000

David Cortese
By the Company Without Cause	500,000	—	—	26,196	526,196
By the Executive for Good Reason	500,000	—	—	26,196	526,196
Death or Disability	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control with Termination	500,000	—	4,400,000	26,196	4,926,196
Change in Control without Termination	—	—	4,400,000	—	4,400,000

David B. Stafford
By the Company Without Cause	1,021,125	437,625	—	26,196	1,484,946
By the Executive for Good Reason	1,021,125	437,625	—	26,196	1,484,946
Death or Disability	—	437,625	—	—	437,625
Retirement	—	—	—	—	—
Change in Control with Termination	1,021,125	437,625	1,925,000	26,196	3,409,946
Change in Control without Termination	—	—	1,925,000	—	1,925,000

Jeannine Tait (4)
By the Company Without Cause	430,000	—	—	26,196	456,196
By the Executive for Good Reason	430,000	—	—	26,196	456,196
Death or Disability	—	—	—	—	—
Retirement	—	—	—	—	—
Change in Control with Termination	430,000	—	2,486,000	26,196	2,942,196
Change in Control without Termination	—	—	2,486,000	—	2,486,000

Garet Guthrie (5)	779,167	192,500		49,408	1,021,075
_______________
(1)The amounts disclosed in this column reflect the severance payment each NEO would have received under the Executive Severance Plan or the A&R Executive Severance Plan had he or she experienced a “qualifying termination” on March 31, 2025 (which does not include a termination due to death, disability or retirement). The Executive Severance Plan and the A&R Executive Severance Plan do not provide for single-trigger change in control payments. However, if an NEO had experienced a qualifying termination in connection with a change in control, he or she would have been entitled to the severance payment illustrated. Amounts shown for Mr. Allen are converted to U.S. dollars based on the conversion rate of US$1.2918 to 1 GBP, which was the applicable conversion rate on March 31, 2025.
(2)If the participants in the A&R Executive Severance Plan experience a termination of employment due to death or disability, they would be entitled to severance equal to any prior year’s bonus (if not already paid) and a pro rata bonus for the year in which the termination occurs, determined based on actual performance assuming the bonus was only subject to financial or other objective criteria. In addition, under the terms of our AIP, if an NEO’s employment is terminated following the completion of a fiscal year due to a position elimination, and such NEO was an active employee at the end of a fiscal year, the NEO will be entitled to receive an AIP payment for the completed fiscal year, conditioned on the execution of a release of claims. Amounts shown for Mr. Allen are converted to U.S. dollars based on the conversion rate of US$1.3566 to 1 GBP, which was the applicable conversion rate on June 13, 2025, the date on which such bonuses were actually paid, as the A&R Executive Severance Plan provides that such bonuses will be paid at the same time as such bonuses are ordinarily paid to other senior executives.
(3)Had a change in control occurred on March 31, 2025, then each NEO’s unvested time-based vesting stock options would have fully vested (subject to his or her continued employment through the date of the change in control, but regardless of whether his or her employment would have been terminated in connection with (on or after) such change in control). That is, both the time-based and performance vesting options under the 2021 Plan are subject to single-trigger accelerated vesting upon a change in control. Further, there is no acceleration of vesting upon a termination of employment for any reason; however, in the event of a “special termination” (as defined above under “—Components of Compensation for the Fiscal Year Ended March 31, 2025—Long-Term Incentive Plans”), both the time-vesting and performance-vesting options remain eligible to vest in connection with a change in control, and the performance vesting options also remain eligible to vest upon the occurrence of a change in control, public offering or similar event, in each case, that occurs within four months following such termination date.
(4)Ms. Tait served as our Chief Human Resources Officer through June 8, 2025, and will remain an employee through the earlier of the effective date of this offering and July 31, 2025. However, the amounts disclosed reflect amounts she would have received had her termination of employment occurred as of March 31, 2025. For information on the amounts payable under the separation agreement the Company has entered into with Ms. Tait, see “—Compensation Discussion & Analysis—Separation Agreement with Jeannine Tait.”
(5)Mr. Guthrie’s employment with the Company terminated effective April 30, 2024, and the amounts reflect amounts he actually received in connection with his termination of employment.
Director Compensation
During the fiscal year ended March 31, 2025, our sole director was Mary Ann Sigler. Ms. Sigler is Executive Vice President and Treasurer of Platinum Advisors, and she received no additional compensation in her capacity as our sole director for the fiscal year ended March 31, 2025.
In connection with this offering, our board of directors approved a new non-employee director compensation policy that will become effective upon the execution and delivery of the underwriting agreement related to this offering and will be applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors (other than any member of the board of directors affiliated with Platinum):
•Annual cash retainer of $100,000 for each non-employee director;
•Additional cash retainer for the Chair of the audit committee of $35,000 for service as chairperson of the audit committee;
•An initial equity award at the time of this offering of restricted stock units with a grant date value of $185,000, vesting on the first anniversary of our offering; and
•An annual restricted stock unit award to be granted on the date of the Company’s annual meeting of stockholders with a grant date value of  $185,000, with all of the shares of our common stock subject to the award vesting on the earlier of either the date of the Company’s next annual meeting of stockholders or the one-year anniversary of the date of the grant.

We will also reimburse our directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services for us in their capacities as directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since April 1, 2022 and each currently proposed transaction in which:
•we or any of our subsidiaries have been or will be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or their affiliates, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Related Party Transactions in Effect Prior to this Offering
Platinum Acquisition Agreement
The consummation of the Acquisition was effected through the Securities Purchase Agreement, dated as of June 14, 2021 (as amended), by and among AP Georgia Holdings, L.P., Apollo Co-Investors (MHE), L.P., the other sellers party thereto, AP Georgia Holdings, L.P., in its capacity as representative for the sellers, McGraw-Hill Education, Inc. and Mav Acquisition Corporation.
Advisory Agreement
Following the consummation of the Acquisition, McGraw Hill, Inc. and Platinum Advisors entered into the Advisory Agreement, pursuant to which the Company engaged Platinum Advisors as a financial, transactional and management consultant. Under the Advisory Agreement, the Company has agreed to pay Platinum Advisors an annual advisory fee in an amount mutually agreed between the parties and to reimburse Platinum Advisors for its out-of-pocket costs and expenses incurred in connection with its services under the Advisory Agreement. The Company paid Platinum Advisors advisory fees of $10.0 million for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
The Advisory Agreement contains customary indemnification provisions in favor of Platinum Advisors and its affiliates, including Platinum. The Advisory Agreement will be terminated upon the consummation of this offering.
Share Purchases
Following the Acquisition, certain current and former members of our management team, including our executive officers, were provided the opportunity to purchase shares of Class B non-voting common stock at a price equal to the fair market value. Ms. Tait, the Company’s former Chief Human Resources Officer, purchased 33,334 shares of Class B non-voting common stock after she joined the Company. See “Principal and Selling Stockholder”.

Agreements to Be Entered into in Connection with this Offering
Investor Rights Agreement
In connection with this offering, we intend to enter into an investor rights agreement with Platinum (the “Investor Rights Agreement”). At each annual meeting of our stockholders (and in connection with any election by written consent or special meeting for the election of directors) for which Platinum has nominated an individual for election to our board of directors, (i) we will include each such nominee as a nominee for election as a director, (ii) we will use all reasonable best efforts to cause the election as a director of each such nominee including, to the fullest extent permitted by applicable law, soliciting proxies in favor of the election of such nominee and (iii) we will take all action within our power to cause each such nominee to be included as a nominee recommended by our board of directors to our stockholders for election as a director, unless our board of directors determines that making such recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. The Investor Rights Agreement will grant Platinum the right to nominate for election to our board of directors no fewer than that number of directors that would constitute: (i) a majority of the total number of directors so long as Platinum beneficially owns at least 40% of the then-outstanding capital stock of the Company; (ii) 40% of the total number of directors so long as Platinum beneficially owns at least 30% but less than 40% of the then-outstanding capital stock of the Company; (iii) 30% of the total number of directors so long as Platinum beneficially owns at least 20% but less than 30% of the then-outstanding capital stock of the Company; (iv) 20% of the total number of directors so long as Platinum beneficially owns at least 10% but less than 20% of the then-outstanding capital stock of the Company; and (v) 10% of the total number of directors so long as Platinum beneficially owns at least 5% but less than 10% of the then-outstanding capital stock of the Company. For purposes of calculating the number of directors that Platinum will be entitled to nominate pursuant to the formula outlined above, any fractional amounts shall automatically be rounded up to the nearest whole number.
The Investor Rights Agreement along with our second amended and restated certificate of incorporation will entitle Platinum, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, to (i) designate a director nominated by Platinum who is then-serving on our board of directors as the chair of our board of directors and (ii) include, on each committee of our board of directors, at least one director nominated by Platinum, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules, or where the sole purpose of such committee is to address actual or potential conflicts of interest between Platinum and the Company. In addition, pursuant to the Investor Rights Agreement, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, upon Platinum's request, the Company will vote its shares in any subsidiary of the Company so as to elect a number of persons designated by Platinum to the board of directors or other similar governing body (or any committee thereof) of any subsidiary of the Company in proportion to Platinum's representation on our board of directors.
The Investor Rights Agreement will grant Platinum certain customary demand registration rights which, following this offering and the expiration of any related lock-up period, will entitle Platinum to unlimited long-form demand registration rights requiring us to consummate an underwritten public offering if the anticipated gross proceeds of such underwritten offering are not less than $50,000,000, or such lesser amount if Platinum is proposing to sell all of its remaining shares of Common Stock, subject to customary underwriter cutback provisions and conditions. In addition, the Investor Rights Agreement will provide Platinum with unlimited shelf registration rights so long as the anticipated gross proceeds of any such underwritten offering is not less than $25,000,000, or such lesser amount if Platinum is proposing to sell all of its remaining shares of Common Stock, subject to certain conditions. Pursuant to the Investor Rights Agreement, we agreed to use reasonable best efforts to qualify for registration on Form S-3 for secondary sales and to qualify as and remain as a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

Pursuant to the Investor Rights Agreement, at any time that we propose to register any of our securities under the Securities Act (other than a registration relating to employee benefit plans, or solely relating to shares to be sold under Rule 145 or a similar provision under the Securities Act), Platinum will be entitled to certain “piggyback” registration rights allowing it to include its registrable securities in such registration, subject to customary underwriter cutback provisions and conditions.
Pursuant to the Investor Rights Agreement, in connection with any offering, the applicable underwriter will be selected by us, subject in the case of an underwritten offering effected pursuant to Platinum’s demand registration rights or shelf registration rights to the approval of Platinum, which approval will not be unreasonably withheld. The Investor Rights Agreement sets forth customary registration procedures, including an agreement by us to make our management reasonably available, at our expense, to participate in roadshow presentations in connection with any underwritten offering effected pursuant to Platinum’s demand registration rights. Pursuant to the Investor Rights Agreement, we will not, without the prior consent of Platinum, grant to any person the right to require that we register any securities or the right to require that we include securities owned by such person in any registration by us, unless under the terms of such arrangement Platinum may include securities in such registration and then only to the extent that the inclusion of securities owned by such person does not limit the number of registrable securities included or adversely affect the offering price. In addition, subject to the terms of the Investor Rights Agreement, we will not effect a stock split, recapitalization or take any similar action with respect to our shares of Common Stock that would materially and adversely affect the ability of Platinum to include registrable securities in a registration statement pursuant to the Investor Rights Agreement or that would adversely affect the marketability of such registrable securities in such registration statement in any material respect.
We have agreed to pay all registration expenses under the Investor Rights Agreement, except that in connection with any registration pursuant to the Investor Rights Agreement, any underwriters’ fees, discounts and commissions will be borne by the holders of registrable securities so registered pro rata based on the number of securities registered.
The Investor Rights Agreement will contain indemnification and contribution provisions by us for the benefit of Platinum, each of its representatives and affiliates and each underwriter of registrable securities, to the fullest extent permitted by applicable law, subject to certain limited exceptions, including that we will not be liable to the extent any loss arises out of any untrue statement or omission included in any registration statement, prospectus or related document in reliance on information provided by Platinum or such underwriter stated to be used in such registration statement, prospectus or related document.
The Company’s obligations with respect to Platinum regarding the foregoing registration rights terminate as soon as either (i) Platinum no longer holds registrable securities or (ii) Platinum is permitted to sell registrable securities under Rule 144 under the Securities Act without limitation on the amount of securities sold or other restrictions; provided that the rights relating to registration expenses and indemnification described above survive such termination with respect to any registration statement in which any registrable securities were included until six years after the completion of any offering.
The Investor Rights Agreement will entitle Platinum, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, to certain information and access rights, including annual and quarterly financial statements, access to advance information with respect to certain significant corporate actions and access to our and our subsidiaries’ (i) books and records, (ii) properties, (iii) directors, officers, employees or public accountants, (iv) board and committee materials and (v) to any operating and capital expenditure budgets.

The Investor Rights Agreement will also provide that if we retain Platinum Advisors to provide corporate and advisory services to us, then we will reimburse Platinum Advisors for all third party costs incurred in rendering such services and indemnify Platinum Advisors and its officers, directors, managers, employees, affiliates, agents and other representatives, to the fullest extent permitted by law, against all liabilities, costs and expenses incurred in connection with such services other than if and to the extent that such liabilities, costs and expenses arise as a result of the gross negligence, bad faith, fraud or willful misconduct of Platinum Advisors.
Indemnification Agreements
Prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors. These agreements will require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
Reserved Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered by this prospectus for sale to some of our directors, officers and employees, as well as to certain employees and affiliates of Platinum and/or Platinum Advisors. See “Underwriting—Reserved Share Program.”
Related Party Transactions Policy
In connection with this offering, we have adopted a written policy with respect to the review, approval and ratification of related person transactions to assist our board of directors in reviewing and taking appropriate action concerning related person transactions and assist us in preparing the disclosure that the SEC rules require to be included in our applicable filings as required by the Securities Act and the Exchange Act and their related rules. This policy is intended to supplement, and not to supersede, our other policies that may be applicable to or involve transactions with related persons, such as our policies for determining director independence and our Code of Business Ethics. The policy covers any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company and any director, nominee or executive officer, or any immediate family member thereof, or any 5% or greater beneficial owner of our voting securities, in each case, having a direct or indirect material interest in such transaction. Any such transaction must be approved or ratified by our audit committee unless our board of directors in its discretion designates another independent body consisting solely of independent directors. The audit committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the audit committee determines in good faith.

PRINCIPAL AND SELLING STOCKHOLDER
The following table sets forth, as of July 14, 2025, information regarding beneficial ownership of our capital stock, and, after giving effect to this offering, assuming that (x) the underwriters do not elect to exercise their option to purchase additional shares of Common stock, solely to cover over-allotments, if any, from the selling stockholder and (y) the underwriters exercise in full their option to purchase additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder in this offering, by:
•each person, entity or group of affiliated persons, known by us to beneficially own more than 5% of our voting securities;
•each of our named executive officers;
•each of our directors and director nominees;
•all of our executive officers, directors and director nominees as a group; and
•the selling stockholder.
To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.
We have based our calculation of the percentage of beneficial ownership prior to the offering on 166,611,519 shares of Common Stock outstanding on July 14, 2025, after giving effect to the Offering Reorganization Transactions, which will occur after the effectiveness of this registration statement, but prior to the consummation of this offering. We have based our calculation of the percentage of beneficial ownership after the offering of shares of our Common Stock outstanding immediately after the completion of this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our Common Stock, solely to cover over-allotments, if any, from the selling stockholder). In addition, at our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered by this prospectus for sale to some of our directors, officers and employees, as well as to certain employees and affiliates of Platinum and/or Platinum Advisors through a reserved share program. The table below does not reflect any purchases by these potential purchasers. If any shares of Common Stock are purchased by our existing principal stockholders, directors, officers or their affiliated entities, the number and percentage of shares of our Common Stock beneficially owned by such persons after this offering will be higher than those set forth in the table below. See “Underwriting—Reserved Share Program.”

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o McGraw-Hill Education, Inc., 8787 Orion Place, Columbus, Ohio 43240.

	Shares before offering		Shares after offering (no option exercise)		Shares after offering (full option exercise (3))
Beneficial owner	Number(2)	Percentage	Number(2)	Percentage	Number(2)	Percentage
5% Stockholders:
Investment vehicles affiliated with Platinum Equity, LLC (1)	165,160,216	99.1%	165,160,216	86.5%	161,501,716	84.6%

Named Executive Officers and Directors:
Simon Allen(4)	1,308,743	*%	1,308,743	*%	1,308,743	*%
Garet Guthrie	264,501	*%	264,501	*%	264,501	*%
Robert Sallmann(5)	66,596	*%	66,596	*%	66,596	*%
David Cortese(6)	42,621	*%	42,621	*%	42,621	*%
David B. Stafford(7)	170,486	*%	170,486	*%	170,486	*%
Jeannine Tait(8)	103,714	*%	103,714	*%	103,714	*%
Felicia Alvaro	—	—	—	—	—	—
Nicholas Colagiovanni	—	—	—	—	—	—
Brandon Crawley	—	—	—	—	—	—
Jacob Kotzubei	—	—	—	—	—	—
Matthew Louie	—	—	—	—	—	—
Steven S. Reinemund	—	—	—	—	—	—
Mary Ann Sigler	—	—	—	—	—	—
Guhan Subramanian	—	—	—	—	—	—
All Named Executive Officers, Director and Director Nominees as a group	1,956,661	1.2%	1,956,661	1.0%	1,956,661	1.0%
_______________
*     Represents beneficial ownership of less than 1%.
(1)PE Mav Holdings, LLC (the “Platinum Stockholder”) is the record holder of the securities reported herein. Tom Gores is the manager of Platinum Equity, LLC, which is the sole member of Platinum Equity Investment Holdings, LLC, which is the sole member of Platinum Equity Investment Holdings IC (Cayman), LLC, which is the general partner of Platinum Equity InvestCo, L.P., which is the sole member of Platinum Equity Investment Holdings V, LLC, which is the manager of the Platinum Stockholder. By virtue of these relationships, each of these entities and Mr. Gores may be deemed to share beneficial ownership of the securities held of record by the Platinum Stockholder. The business address of each of the entities named herein and Mr. Gores is 360 North Crescent Drive, South Building, Beverly Hills, California 90210.
(2)The number and percentage of shares of Common Stock beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the beneficial owner has sole or shared voting power or investment power and also any shares of Common Stock which the beneficial owner has the right to acquire within 60 days of July 14, 2025.
(3)To the extent the underwriters’ option to purchase additional shares, solely to cover over-allotments, if any, is not exercised in full, the shares sold by the selling stockholder will be decreased on a pro rata basis.
(4)Includes (i) 861,035 shares of Common Stock issuable upon the exercise of options held by Mr. Allen exercisable within sixty (60) days of July 14, 2025, including certain options that may become vested within sixty (60) days of July 14, 2025 and (ii) 447,708 shares of Common Stock owned by The Allen Family Trust, of which Mr. Allen’s spouse serves as trustee and has sole voting and investment power over such shares of Common Stock, and as a result, Mr. Allen may be deemed to have beneficial ownership of the shares owned by The Allen Family Trust.

(5)Includes 66,596 shares of Common Stock issuable upon the exercise of vested options held by Mr. Sallmann exercisable within sixty (60) days of July 14, 2025.
(6)Includes 42,621 shares of Common Stock issuable upon the exercise of vested options held by Mr. Cortese exercisable within sixty (60) days of July 14, 2025.
(7)Includes 106,554 shares of Common Stock issuable upon the exercise of options held by Mr. Stafford exercisable within sixty (60) days of July 14, 2025, including certain options that may become vested within sixty (60) days of July 14, 2025.
(8)Includes 68,195 shares of Common Stock issuable upon the exercise of options held by Ms. Tait exercisable within sixty (60) days of July 14, 2025, including certain options that may become vested within sixty (60) days of July 14, 2025.

DESCRIPTION OF MATERIAL INDEBTEDNESS
A&E Cash Flow Credit Facilities
On July 30, 2021, McGraw-Hill Education, Inc. and certain subsidiaries entered into that certain Credit Agreement (the “Cash Flow Credit Agreement”) which provided for (i) an initial $1,550.0 million term loan facility (the “Term Loan Facility”) and (ii) an initial $150.0 million revolving credit facility (the “Cash Flow Revolving Credit Facility”). On November 1, 2021, we borrowed an additional $575.0 million under the Term Loan Facility pursuant to an incremental amendment to the Cash Flow Credit Agreement to finance certain transactions.
In June 2023, McGraw-Hill Education, Inc. and certain subsidiaries entered into an amendment to the Cash Flow Credit Agreement, which, among other things, replaced LIBOR with Term SOFR (of terms of one, three or six months), or if available and agreed to by such parties as specified in such agreement, other periods of twelve months or less than one month, in the case of the Cash Flow Revolving Credit Facility, with a credit spread adjustment of 0.10% for all interest periods, and in the case of the Term Loan Facility, with a credit spread adjustment of 0.11448% (one-month interest period), 0.26161% (three-months interest period), 0.42826% (six-months interest period) and 0.71513% (twelve-months interest period).
On August 6, 2024, McGraw-Hill Education, Inc. and certain subsidiaries amended its Cash Flow Credit Agreement which amendment (i) modified certain provisions therein, (ii) refinanced in full the outstanding term loans thereunder with new term loans having an extended maturity to August 2031 (such facility as being refinanced, the “A&E Term Loan Facility”) and (iii) except for $38.7 million of the Cash Flow Revolving Credit Facility outstanding immediately prior to August 6, 2024 (which remains due in July 2026 and hereinafter referred to as the “Non-Extended Cash Flow Revolver Facility”), extended the maturity of $111.3 million of the Cash Flow Revolving Credit Facility thereunder to August 6, 2029 for lenders who consented to such amendment (the “A&E Cash Flow Revolving Facility”). The Non-Extended Cash Flow Revolver Facility will mature on July 30, 2026 and the A&E Cash Flow Revolving Facility will mature on August 6, 2029. Neither the Non-Extended Cash Flow Revolver Facility nor the A&E Cash Flow Revolving Facility is not subject to amortization.
On February 6, 2025, McGraw-Hill Education, Inc. and certain subsidiaries entered into an amendment to the Cash Flow Credit Agreement. Pursuant to this amendment, the Company repriced its A&E Term Loan Facility with replacement term loans in an aggregate principal amount of $1,213.7 million. The A&E Term Loan Facility following the repricing has substantially the same terms as the existing A&E Term Loan Facility, including the same maturity date of August 2031, except that the A&E Term Loan Facility following the repricing provided for a reduced applicable margin on Term SOFR of 75 basis points. The A&E Term Loan Facility matures on August 6, 2031 and is subject to 1% annual amortization payable in equal quarterly installments. Further, the A&E Term Loan Facility, together with the Non-Extended Cash Flow Revolver Facility and the A&E Cash Flow Revolving Facility, collectively, the "A&E Cash Flow Credit Facilities”.
The interest rate applicable to borrowings under the A&E Cash Flow Credit Facilities is, at McGraw-Hill Education, Inc.'s option, either (1) the base rate, subject to a floor of 1.50% per annum, plus an applicable margin (which is 2.25% for the A&E Term Loan Facility following the repricing, 3.00% for the Non-Extended Cash Flow Revolver Facility and 3.00% for the A&E Cash Flow Revolving Facility) or (2) Term SOFR, subject to a floor of 0.5% per annum, (or for the A&E Cash Flow Revolving Facility borrowings in permitted alternative currencies, such other permitted alternative currency rate) plus an applicable margin (which is 3.25% for the A&E Term Loan Facility following the repricing, 4.00% for the Non-Extended Cash Flow Revolver Facility and 4.00% for the A&E Cash Flow Revolving Facility).
The following fees are applicable under the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility: (a) an unused line fee of 0.50% per annum of the unused portion of the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility (in each case, excluding any swingline loans), (b) a letter of credit participation fee accruing at a rate equal to the interest rate margin applicable to Term SOFR under the A&E Cash Flow Revolving Facility borrowings on the aggregate stated amount of each letter of credit (c) a letter of credit ("LC") fronting fee of 0.125% on the average amount of LC exposure of such issuing bank and (d) certain other customary fees and expenses of the lenders, letter of credit issuers and agents thereunder. In addition, the A&E Term Loan Facility was issued at a discount of 0.25%. As of March 31, 2025, the unamortized debt discount and deferred financing cost were $42.8 million and $8.2 million, respectively, which are amortized over the term of the facility using the effective interest rate method.
All obligations under the A&E Cash Flow Credit Facilities are guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.’s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the A&E Cash Flow Credit Facilities is a second-priority lien with respect to accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E U.S. ABL Revolving Credit Facility) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The A&E Cash Flow Credit Facilities are secured pari passu with the 2022 Secured Notes and the 2024 Secured Notes.
The Cash Flow Credit Agreement requires the maintenance of a maximum Consolidated First Lien Net Leverage Ratio, on the last day of any fiscal quarter when aggregate exposures exceed 40% of total revolving commitments (subject to certain exclusions, including issued or undrawn letters of credit), of no greater than 6.95 to 1.00, tested for the four fiscal quarter period ending on such date.
The Cash Flow Credit Agreement also includes customary mandatory prepayment requirements with respect to the term loans under the A&E Term Loan Facility based on certain events such as asset sales, debt issuances and defined levels of excess cash flow.
The Cash Flow Credit Agreement contains customary covenants, including, but not limited to, restrictions on the ability of McGraw-Hill Education, Inc. and McGraw-Hill Education, Inc.'s restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, make investments, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or certain burdensome agreements, create certain restrictions on subsidiaries, modify its governing documents, certain junior debt documents or change its line of business.
The Cash Flow Credit Agreement provides that, upon the occurrence of certain events of default, McGraw-Hill Education, Inc.’s obligations thereunder may be accelerated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension plan events, certain change of control events and other customary events of default subject to certain materiality levels, default triggers and cure and grace periods.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the Cash Flow Credit Agreement.
A&E ABL Revolving Credit Facilities
On July 30, 2021, McGraw-Hill Education, Inc. and certain of its subsidiaries entered into that certain Revolving Credit Agreement (the “ABL Revolving Credit Agreement”) which provided for (i) a $165.0 million U.S. revolving credit facility, subject to U.S. borrowing base capacity (the “U.S. ABL Revolving Credit Facility”) and (ii) a $35.0 million non-U.S. revolving credit facility, subject to non-U.S. borrowing base capacity (the “RoW ABL Revolving Credit Facility” and, together with the U.S. ABL Revolving Credit Facility, the “ABL Revolving Credit Facilities”).

In April 2023, McGraw-Hill Education, Inc. and certain of its subsidiaries entered into an amendment to the ABL Revolving Credit Agreement, which, among other things, replaced LIBOR with Term SOFR (of terms of one, three or six months, or if available and agreed to by such parties as specified in such agreement, other periods of twelve months or less than one month, with a credit spread adjustment of 0.10% for all interest periods). Subsequently, in May 2024, McGraw-Hill Education, Inc. and certain of its subsidiaries entered into an amendment to the ABL Revolving Credit Agreement which replaced CDOR with Term CORRA (of terms of one or three months) with a credit spread adjustment of 0.29547% for a one month interest period and 0.32138% for an interest period of three months for any borrowings denominated in Canadian dollars.
On August 6, 2024, McGraw-Hill Education, Inc. and certain subsidiaries amended the ABL Revolving Credit Agreement which amendment (i) modified certain other provisions therein, (ii) extended the maturity to August 2029 and (iii) increased the aggregate principal amount of available commitments thereunder from $200.0 million to $300.0 million, consisting of a $265.0 million U.S. facility (the “A&E U.S. ABL Revolving Credit Facility”) and a $35.0 million RoW subfacility (the “A&E RoW ABL Revolving Credit Facility” and together with the A&E U.S. ABL Revolving Credit Facility, the “A&E ABL Revolving Credit Facilities”). The A&E ABL Revolving Credit Facilities will mature on August 6, 2029 and is not subject to amortization.
Borrowings under the A&E ABL Revolving Credit Facilities are limited by borrowing base calculations based on the sum of specified percentages of eligible accounts receivable, eligible inventory and unrestricted cash (to the extent included for such sub-facility), minus the amount of any applicable reserves. McGraw-Hill Education, Inc. (and other co-borrowers) may borrow on the A&E ABL Revolving Credit Facilities only up to the lesser of (i) the level of the then-current borrowing base and (ii) the committed maximum borrowing capacity of $300.0 million. Subject to certain conditions, the A&E ABL Revolving Credit Facilities may be expanded by up to the greater of (a) the greater of (i) $112.0 million and (ii) 14% of Consolidated EBITDA (as such term is defined in the ABL Revolving Credit Agreement) and (b) the excess of the borrowing base at such time over the aggregate commitments under the A&E ABL Revolving Credit Facilities at such time. McGraw-Hill Education, Inc.’s (and other co-borrowers’) ability to draw under the A&E ABL Revolving Credit Facilities or issue letters of credit thereunder is conditioned upon, among other things, the delivery of prior written notice of a borrowing or letter of credit request, as applicable, the ability to reaffirm the representations and warranties contained in the ABL Revolving Credit Agreement in all material respects, and the absence of any default or event of default thereunder.
The interest rate applicable to borrowings under the A&E ABL Revolving Credit Facilities is, at McGraw-Hill Education, Inc.'s option, either (1) the base rate plus an applicable margin or (2) Term SOFR (subject to a credit spread adjustment), SONIA (subject to a credit spread adjustment), EURIBOR, Term CORRA (subject to a credit spread adjustment), BBSY or BKBM (in each case, as defined in the A&E ABL Revolving Credit Facilities), in each case, plus an applicable margin. The applicable margin is based on average availability under the ABL Revolving Credit Agreement at such time, and ranges from 1.25% to 1.75% for non-base rate loans and 0.25% to 0.75% for base rate loans. The interest rate on borrowings under the A&E ABL Revolving Credit Facilities is subject to a Term SOFR (or such other permitted alternative currency rate) floor of 0% per annum.
The following fees are applicable under the A&E ABL Revolving Credit Facilities: (a) an unused line fee of (i) 0.250% per annum of the unused portion of any A&E ABL Revolving Credit Facilities (excluding any swingline loans) when the average daily unused portion of such A&E ABL Revolving Credit Facilities is less than or equal to 50% of the aggregate commitments under such A&E ABL Revolving Credit Facilities or (ii) 0.375% per annum of the unused portion of any A&E ABL Revolving Credit Facilities (excluding any swingline loans) when the average daily unused portion of such A&E ABL Revolving Credit Facilities is greater than 50% of the aggregate commitments under such A&E ABL Revolving Credit Facilities, (b) a letter of credit participation fee accruing at a rate equal to the interest rate margin applicable to Term SOFR borrowings on the aggregate stated amount of each letter of credit and (c) certain other customary fees and expenses of the lenders, letter of credit issuers and agents thereunder.

All obligations under the U.S. ABL Revolving Credit Facility continue to be guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries).
The lien securing the obligations under the A&E ABL Revolving Credit Facilities is a first-priority lien with respect to cash and cash equivalents, accounts receivable, inventory and certain other current and foreign assets, and a second-priority lien with respect to other assets (second in priority to the liens securing the A&E Cash Flow Credit Facilities, the 2022 Secured Notes and the 2024 Secured Notes). In addition to the U.S. obligors, the obligations under the A&E RoW ABL Revolving Credit Facility continue to be additionally guaranteed by, and secured by a lien on, the assets of certain foreign subsidiaries.
The ABL Revolving Credit Agreement contains customary covenants, including, but not limited to, restrictions on the ability of McGraw-Hill Education, Inc. and McGraw-Hill Education, Inc.'s restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends or make other restricted payments, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or certain burdensome agreements, create certain restrictions on subsidiaries, modify its governing documents, certain junior debt documents or change its line of business.
The ABL Revolving Credit Agreement requires the maintenance of a minimum Consolidated Fixed Charge Coverage Ratio (as set forth in the ABL Revolving Credit Agreement), on any date when Adjusted Availability (as such term is defined in the ABL Revolving Credit Agreement) is less than the greater of (a) 10% of the Line Cap (as such term is defined in the ABL Revolving Credit Agreement) and (b) $18.8 million, of at least 1.00 to 1.00, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which financials have been delivered, and at the end of each succeeding fiscal quarter thereafter until the date on which Adjusted Availability has exceeded the greater of (a) 10% of the Line Cap and (b) $18.8 million for 30 consecutive calendar days.
The ABL Revolving Credit Agreement provides that, upon the occurrence of certain events of default, McGraw-Hill Education, Inc.’s (and other co-borrowers’) obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension plan events, certain change of control events and other customary events of default, subject to certain materiality levels, default triggers and cure and grace periods.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the ABL Revolving Credit Agreement.
2024 Secured Notes
On August 6, 2024, the Company completed the issuance of $650.0 million aggregate principal amount of new 7.375% senior secured notes due 2031 (the “2024 Secured Notes”). The 2024 Secured Notes will mature on September 1, 2031. Interest on the 2024 Secured Notes is payable semiannually in arrears on March 1 and September 1 of each year, each commencing on March 1, 2025. The 2024 Secured Notes were offered and sold in transactions not required to be registered under the Securities Act and are not entitled to any registration rights.
The Company may redeem the 2024 Secured Notes at its option at certain redemption prices with respect to such series.

Upon the occurrence of certain events constituting a change of control, McGraw-Hill Education, Inc. must offer to repurchase all of 2024 Secured Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.
All obligations under the 2024 Secured Notes are guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the 2024 Secured Notes is a second-priority lien with respect to accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E ABL Revolving Credit Facilities) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The 2024 Secured Notes are secured pari passu with the A&E Cash Flow Credit Facilities and 2022 Secured Notes.
McGraw-Hill Education, Inc. may redeem the 2024 Secured Notes, in whole or in part, at its option on or after September 1, 2027 at certain redemption prices. At any time prior to September 1, 2027, McGraw-Hill Education, Inc. may on any one or more occasions redeem all or a portion of the 2024 Secured Notes as set forth below:
•At any time prior to September 1, 2027, McGraw-Hill Education, Inc. may redeem some or all of each series of the 2024 Secured Notes at a price equal to 100% of the principal amount of 2024 Secured Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, plus the “make-whole premium” applicable to the 2024 Secured Notes.
•At any time prior to September 1, 2027, McGraw-Hill Education, Inc. may redeem up to 40% of the principal amount of the 2024 Secured Notes with the proceeds of certain equity offerings at a redemption price of 107.375% of the principal amount of the 2024 Secured Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
•At any time prior to September 1, 2027, McGraw-Hill Education, Inc. may redeem up to 10% of the 2024 Secured Notes during each calendar year at a purchase price equal to 103% of the principal amount of the 2024 Secured Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
•In connection with any offer to purchase the 2024 Secured Notes (including a change of control offer and any tender offer), if holders of no less than 90% of the aggregate principal amount of the 2024 Secured Notes validly tender their 2024 Secured Notes, McGraw-Hill Education, Inc. is entitled to redeem any remaining the 2024 Secured Notes at the price offered to each holder.
The Indenture governing the 2024 Secured Notes contains certain customary negative covenants and events of default, including, among other things and subject to certain significant exceptions and qualifications, limitations on the ability of the Company and its restricted subsidiaries to incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, its capital stock; prepay, redeem or repurchase certain debt; issue certain preferred stock or similar equity securities; make loans and investments; sell assets; incur liens; enter into agreements containing prohibitions affecting its subsidiaries’ ability to pay dividends; enter into transactions with affiliates; and consolidate, merge or sell all or substantially all of its assets.
2022 Secured Notes and 2022 Unsecured Notes
On July 30, 2021, McGraw-Hill Education, Inc. assumed the obligations of (i) the $900.0 million aggregate principal amount of 5.750% Secured Notes due 2028 (the “2022 Secured Notes”) and (ii) the $725.0 million aggregate principal amount of 8.000% Senior Notes due 2029 (the “2022 Unsecured Notes” and, together with the 2022 Secured Notes, the “2022 Notes”), each initially issued by Mav Acquisition Corporation to finance a portion of the Acquisition (and the related transactions). The 2022 Secured Notes will mature on August 1, 2028 and the 2022 Unsecured Notes will mature August 1, 2029.

Interest on each series of the 2022 Notes is payable semiannually in arrears on February 1 and August 1 of each year, each commencing on February 1, 2022. Each series of 2022 Notes were offered and sold in transactions not required to be registered under the Securities Act and are not entitled to any registration rights.
The Company may redeem each series of the 2022 Notes at our option at certain redemption prices with respect to such series.
Upon the occurrence of certain events constituting a change of control, McGraw-Hill Education, Inc. must offer to repurchase all of each series of 2022 Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.
All obligations under the 2022 Secured Notes are guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the 2022 Secured Notes is a second-priority lien with respect to accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E ABL Revolving Credit Facilities) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The 2022 Secured Notes are secured pari passu with the A&E Cash Flow Credit Facilities and the 2024 Secured Notes.
All obligations under the 2022 Unsecured Notes are guaranteed by all of McGraw-Hill Education, Inc.’s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries).
The Indentures governing each series of the 2022 Notes contain certain customary negative covenants and events of default, including, among other things and subject to certain significant exceptions and qualifications, limitations on the ability of McGraw-Hill Education, Inc. and its restricted subsidiaries to incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, its capital stock; prepay, redeem or repurchase certain debt; issue certain preferred stock or similar equity securities; make loans and investments; sell assets; incur liens; enter into agreements containing prohibitions affecting its subsidiaries’ ability to pay dividends; enter into transactions with affiliates; and consolidate, merge or sell all or substantially all of its assets.

DESCRIPTION OF CAPITAL STOCK
The following summary describes our capital stock and our second amended and restated certificate of incorporation, amended and restated bylaws and Investor Rights Agreement to which we and Platinum will be party, each of which will be in effect immediately prior to the consummation of this offering and of certain relevant provisions of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our second amended and restated certificate of incorporation, amended and restated bylaws and the Investor Rights Agreement, each of which will be in effect immediately prior to the consummation of this offering and copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is part, and to the applicable provisions of the DGCL.
Authorized Capital Stock
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. After the Offering Reorganization Transactions and consummation of this offering, our authorized capital stock will consist of 2,000,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of undesignated Preferred Stock, par value $0.01 per share. After the Offering Reorganization Transactions and consummation of this offering, we expect to have 191,001,519 shares of our Common Stock outstanding and no shares of Preferred Stock outstanding.
Common Stock
Voting Rights
Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.
Dividend Rights
Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment in full of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.
Rights and Preferences
Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. There will be no sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.
Fully Paid and Nonassessable
All of our outstanding shares of Common Stock are, and the shares of Common Stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock
We do not currently have any Preferred Stock outstanding. However, our second amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of Preferred Stock (including convertible Preferred Stock). Unless required by law or by the NYSE, the authorized shares of Preferred Stock will be available for issuance without further action by you. Our board of directors will be able to determine, with respect to any series of Preferred Stock, the terms and rights of that series, including:
•the designation of the series;
•the number of shares of the series, which our board of directors may, except where otherwise provided in the Preferred Stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.
We will be able to issue a series of Preferred Stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Common Stock might believe to be in their best interests or in which the holders of our Common Stock might receive a premium for their Common Stock over the market price of the Common Stock. In addition, the issuance of Preferred Stock may adversely affect the holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock may have an adverse impact on the market price of our Common Stock.
Registration Rights
The following description of the terms of the Investor Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Investor Rights Agreement filed as an exhibit to the registration statement of which this prospectus is a part. For more information regarding the Investor Rights Agreement, see “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement.”

Demand and Short-Form Registration Rights
The Investor Rights Agreement will grant Platinum certain customary demand registration rights which, following this offering and the expiration of any related lock-up period, will entitle Platinum to unlimited long-form demand registration rights requiring us to consummate an underwritten public offering if the anticipated gross proceeds of such underwritten offering are not less than $50,000,000, or such lesser amount if Platinum is proposing to sell all of its remaining shares of Common Stock, subject to customary underwriter cutback provisions and conditions.
In addition, the Investor Rights Agreement will provide Platinum with unlimited shelf registration rights so long as the anticipated gross proceeds of any such underwritten offering is not less than $25,000,000, or such lesser amount if Platinum is proposing to sell all of its remaining shares of Common Stock, subject to certain conditions. After this offering we are required to use reasonable best efforts to qualify for registration on Form S-3 for secondary sales and to qualify as and remain as a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).
Piggyback Registration Rights
Pursuant to the Investor Rights Agreement, at any time that we propose to register any of our securities under the Securities Act (other than a registration relating to employee benefit plans, or solely relating to shares to be sold under Rule 145 or a similar provision under the Securities Act), Platinum will be entitled to certain “piggyback” registration rights allowing it to include its registrable securities in such registration, subject to customary underwriter cutback provisions and conditions.
Expenses of Registration and Indemnification
We have agreed to pay all registration expenses, including the legal fees of counsel selected by Platinum, under the Investor Rights Agreement, except that in connection with any registration pursuant to the Investor Rights Agreement, any underwriters’ fees, discounts and commissions will be borne by the holders of registrable securities so registered pro rata based on the number of securities registered.
The Investor Rights Agreement will contain indemnification and contribution provisions by us for the benefit of Platinum, each of its representatives and affiliates and each underwriter of registrable securities, subject to limited exceptions. See “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement.”
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of Delaware Law
General
Our second amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain or will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
Classified Board; Board Composition
Our second amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the directors serving three-year terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our second amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors, provided that, prior to the date that Platinum beneficially owns less than 40% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors, the prior written consent of Platinum is required in order to increase the number of directors to a number exceeding nine and, in the event that the number of directors nominated by Platinum is less than the number that Platinum is entitled to nominate under the Investor Rights Agreement and there are no vacancies on our board of directors, then, upon our receipt of a written request of Platinum, the size of our board of directors shall be increased automatically such that Platinum shall have the right, at any time, to nominate any such additional nominees under the Investor Rights Agreement. The Investor Rights Agreement along with our second amended and restated certificate of incorporation will entitle Platinum, for so long as Platinum has the right to nominate for election to our board of directors at least one director pursuant to the Investor Rights Agreement, to (i) designate a director nominated by Platinum who is then-serving on our board of directors as the chair of our board of directors and (ii) include, on each committee of our board of directors, at least one director nominated by Platinum, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules, or where the sole purpose of such committee is to address actual or potential conflicts of interest between Platinum and the Company. See “Certain Relationships and Related Person Transactions—Agreements to Be Entered into in Connection with this Offering—Investor Rights Agreement.” Our second amended and restated certificate of incorporation will also provide that no decrease in the authorized number of directors shall shorten the term of any incumbent director, including, without limitation, any Platinum director.
Quorum
Our second amended and restated certificate of incorporation will provide that at all meetings of our board of directors prior to the date that Platinum beneficially owns less than 30% of the total voting power of all then-outstanding shares of our stock entitled to vote generally in the election of directors, a quorum for the transaction of business at all meetings of the board of directors must include at least one director nominated by Platinum pursuant to the Investor Rights Agreement.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our second amended and restated certificate of incorporation will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, that from and after the time Platinum and its affiliates cease to beneficially own, in the aggregate, at least 40% of the voting power of our outstanding Common Stock directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 and 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office, subject to the rights granted to Platinum pursuant to our second amended and restated certificate of incorporation and the Investor Rights Agreement.

Advance Notice for Raising Business or Making Nominations at Meetings
Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These notice requirements will not limit Platinum or its affiliates’ rights under the Investor Rights Agreement. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Actions by Written Consent; Special Meetings of Stockholders
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action to be so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our second amended and restated certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation will preclude stockholder action by written consent once Platinum and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of our Common Stock.
Our second amended and restated certificate of incorporation will also provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, that Platinum and its affiliates are permitted to call special meetings of our stockholders for so long as they hold, in the aggregate, at least 40% of the voting power of all outstanding shares of our Common Stock. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.
Amendments to the Company’s Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our second amended and restated certificate of incorporation will provide that once Platinum and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the following provisions in our second amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 and 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:
•the provision requiring a 66 and 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;
•the provisions providing for a classified board of directors (the election and term of our directors);

•the provisions regarding resignation and removal of directors;
•the provisions regarding entering into business combinations with interested stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on our board of directors and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
•the amendment provision requiring that the above provisions may be amended only with a 66 and 2/3% supermajority vote.
In addition, our second amended and restated certificate of incorporation and our amended and restated bylaws may not be amended, altered or repealed without the prior written consent of Platinum if such amendment, alteration or repeal would adversely affect the rights of Platinum set forth in our second amended and restated certificate of incorporation or our amended and restated bylaws, which rights are summarized in “—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of Delaware Law—Classified Board; Board Size, Quorum, Removal of Directors; Vacancies; Advance Notice for Raising Business or Making Nominations at Meetings, Actions by Written Consent; Special Meetings of Stockholders, Amendments to the Company’s Certificate of Incorporation and Bylaws,” “—Business Combinations” and “—Corporate Opportunity.” This would provide Platinum with a consent right over any such amendments.
The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Jurisdiction of Certain Actions
Our second amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or our amended and restated bylaws, (iv) action to interpret, apply, enforce or determine the validity of the second amended and restated certificate of incorporation or our amended and restated bylaws, (v) action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine or (vi) action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL; provided that, for the avoidance of doubt, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation.
For more information on the risks associated with our choice of forum provision, see “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Our second amended and restated certificate of incorporation will contain exclusive forum provisions for certain stockholder litigation matters, which would limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.”
Business Combinations
Upon completion of this offering, we will not be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or after the time that the stockholder became an interested stockholder, the business combination was approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that was not owned by the interested stockholder.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We will opt out of Section 203; however, our second amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination was approved by our board of directors and by the affirmative vote of holders of at least 66 and 2/3% of our outstanding voting stock that was not owned by the interested stockholder.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our second amended and restated certificate of incorporation will provide that Platinum and its affiliates, any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.
Limitations on Liability of Directors and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or certain officers to the corporation and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. Our second amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors and certain officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate (1) our rights, and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director and (2) our rights to recover monetary damages from certain officers for breach of fiduciary duty as an officer. However, exculpation does not apply to (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director or officer for any transaction from which the director or officer derived an improper personal benefit, (4) a director under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions) or (5) an officer in any action by or in the right of the corporation.
Our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain associates for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability provisions in our second amended and restated certificate of incorporation and the limitation of liability, indemnification and advancement provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or associates for which indemnification is sought.
Corporate Opportunity
Delaware law permits corporations to adopt provisions renouncing any expectancy in or right to be offered an opportunity to participate in certain transactions or matters that may be investment, corporate or business opportunities and that are presented to a corporation or its officers, directors or stockholders. Our second amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ associates. Our second amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, Platinum or any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will not have any duty to refrain from engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage. In addition, to the fullest extent permitted by law, in the event that Platinum or any of its affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates, and they may take any such opportunity for themselves or offer it to another person or entity. Our second amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our second amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock are Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare”). Computershare’s address is 150 Royall Street, Canton, Massachusetts 02021.
Listing
We have applied to have our Common Stock approved for quotation on the New York Stock Exchange (the “NYSE”) under the symbol “MH.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for the shares of our Common Stock. We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. Future sales of substantial amounts of our Common Stock in the public market or the perception that such sales might occur may adversely affect market prices of our Common Stock prevailing from time to time and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. Furthermore, there may be sales of substantial amounts of our Common Stock in the public market after the existing legal and contractual restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock.”
Upon completion of this offering, we will have a total of 191,001,519 shares of our Common Stock outstanding. Of the outstanding shares, the 24,390,000 shares sold in this offering, including the shares offered by the selling stockholder if the underwriters exercise in full their option to purchase additional shares, solely to cover over-allotments, if any, will be freely tradeable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144, including our directors, executive officers and other affiliates (including our existing owners), may be sold only in compliance with the limitations described below.
Rule 144
In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.
In general, under Rule 144 as currently in effect, our affiliates or persons selling shares of our Common Stock on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted securities” of our Common Stock, are entitled to sell upon the expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:
•1% of the number of shares of our Common Stock then outstanding, which will equal approximately 1.9 million shares immediately after this offering; or
•1% of the average reported weekly trading volume of our Common Stock on the applicable stock exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our Common Stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market. We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our Common Stock, the personal circumstances of the stockholder and other factors.

Rule 701
In general, under Rule 701 under the Securities Act as currently in effect, any of our employees, directors, officers, consultants or advisors who received shares of our Common Stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.
Registration Statement on Form S-8
Upon the completion of this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of Common Stock that are subject to outstanding options and other awards issuable pursuant to the 2021 Plan and/or the 2025 Plan that we intend to adopt in connection with this offering. Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements applicable to those shares.
Lock-up Agreements/Market Standoff Agreements
In connection with this offering, we, the selling stockholder, our executive officers and our directors will agree with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock, without, in each case, the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters, for a period of 180 days after the date of this prospectus. See “Underwriting.”
Furthermore, each holder of securities convertible into or exercisable or exchangeable for Common Stock that has not delivered a lock-up agreement is subject to the market standoff provisions set forth in certain employee stock option agreements, pursuant to which each such holder has agreed not to sell or otherwise transfer securities during the 180-day lock-up period. We have agreed to enforce all such market standoff restrictions on behalf of the underwriters and not to amend or waive any such market standoff provisions during the 180-day lock-up period without the prior consent of Goldman Sachs & Co. LLC, provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the form of lock-up agreement with the underwriters signed by our directors and executive officers, the selling stockholder, and certain other record holders of our securities as described herein.
Registration Rights
Pursuant to the Investor Rights Agreement, we will grant Platinum the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our Common Stock held by Platinum and to provide piggyback registration rights to Platinum, subject to certain limitations and priorities on registration detailed therein, on registered offerings. See “Description of Capital Stock—Registration Rights.” These shares will represent 86.5% of our outstanding Common Stock after this offering, or 84.6% if the underwriters exercise their option to purchase additional shares, solely to cover over-allotments, if any.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of certain U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued or sold pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax effects.
The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. There may be adverse U.S. federal estate tax consequences to a Non-U.S. Holder of our Common Stock, and Non-U.S. Holders should consult their tax advisors regarding the application of U.S. federal estate tax laws to their particular situation.
This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.
This discussion is limited to our Common Stock that is held by a Non-U.S. Holder as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Common Stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies and other financial institutions;
•brokers, dealers or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt entities or governmental entities;
•persons deemed to sell our Common Stock under the constructive sale provisions of the Code;
•persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE OR GIFT TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our Common Stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. For purposes of this discussion, a U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions on Common Stock
We have no current plans to pay cash dividends on our Common Stock. See “Dividend Policy.” If we make distributions of cash or property on our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributed amounts not treated as dividends for U.S. federal income tax purposes because such amounts exceed our current and accumulated earnings and profits will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock (determined separately for each share), but not below zero. Any remaining excess (determined separately for each share) will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below regarding backup withholding and FATCA (as defined below), dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Unless an applicable income tax treaty provides otherwise, if dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Unless an applicable income tax treaty provides otherwise, any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of a share of our Common Stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Common Stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period preceding the date of the disposition and (ii) the Non-U.S. Holder’s holding period with respect to the share of our Common Stock that is disposed (the “Applicable USRPHC Period”).
Unless an applicable income tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain recognized upon the sale or other taxable disposition of our Common Stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder, if any (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, any gain recognized from the sale or other taxable disposition of our Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, no more than 5% of our Common Stock throughout the Applicable USRPHC Period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Common Stock to a Non-U.S. Holder will not be subject to backup withholding (currently at 24%) if either the holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or such holder otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States, or conducted through certain brokers that are U.S. persons or have a specified relationship with the United States generally will be subject to backup withholding or information reporting unless the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have a specified relationship with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (whether such institutions or entities are beneficial owners or intermediaries). Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of our Common Stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

UNDERWRITING
Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, among us, the selling stockholder and the underwriters, each underwriter, for whom Goldman Sachs & Co. LLC is acting as representative, named below has severally and not jointly agreed to purchase at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table, and we and the selling stockholder have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Name	Number of Shares
Goldman Sachs & Co. LLC
BMO Capital Markets Corp.
J.P. Morgan Securities LLC
Macquarie Capital (USA) Inc.
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
UBS Securities LLC
Robert W. Baird & Co. Incorporated
BTIG, LLC
Needham & Company, LLC
Rothschild & Co US Inc.
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Total	24,390,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,658,500 additional shares of Common Stock, solely to cover over-allotments, if any, from the selling stockholder.
Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Paid by the Selling Stockholder

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
The expenses of the offering, not including the underwriting discounts and commissions, are estimated at approximately $        million and are payable by us. We have agreed to reimburse the underwriters for certain expenses. The underwriters may offer and sell shares through certain of their affiliates or other registered broker-dealers or selling agents.
The Company and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Company and its officers, directors and holders of substantially all of the Company’s Common Stock, including the selling stockholder, have agreed with the underwriters, for a period of 180 days after the date of this prospectus (the “Lock-Up Period”) not to, without the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters:
•offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Common Stock, or any other securities so owned by the signatory that are convertible into or exercisable or exchangeable for Common Stock (such shares of Common Stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”),
•engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition, or transfer (whether by the signatory or someone other than the signatory) of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”),
•make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or
•publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described above.
Furthermore each holder of securities convertible into or exercisable or exchangeable for Common Stock that has not delivered a lock-up agreement is subject to the market standoff provisions set forth in certain employee stock option agreements, pursuant to which each such holder has agreed not to sell or otherwise transfer Lock-Up Securities during the Lock-Up Period. We have agreed to enforce all such market standoff restrictions on behalf of the underwriters and not to amend or waive any such market standoff provisions during the Lock-Up Period without the prior consent of Goldman Sachs & Co. LLC.
The foregoing restrictions will not apply to:
•transactions relating to Lock-Up Securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions;

•transfers of Lock-Up Securities (i) as a bona fide gift, (ii) to any member of the signatory’s immediate family or to any trust for the direct or indirect benefit of the signatory or the immediate family of the signatory, (iii) upon death or by will, testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the signatory, (iv) by operation of law, pursuant to a qualified domestic order or in connection with a divorce settlement or (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the preceding clauses (i) through (iv); provided that (A) each donee or transferee shall sign and deliver a lock-up agreement for the balance of the Lock-Up Period and (B) (1) if any filing under Section 16(a) of the Exchange Act, or other public filing or disclosure, is legally required, such filing or disclosure shall clearly indicate in the footnotes thereto that the filing relates to circumstances described in this clause, and (2) no other public announcement or filing shall be voluntarily made during the Lock-Up Period;
•distributions, transfers or dispositions of Lock-Up Securities (i) to limited partners, general partners, members, stockholders or holders of similar equity interests of the signatory, or (ii) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the signatory, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or common investment management with the signatory or affiliates of the signatory; provided that in the case of any distribution, transfer or disposition pursuant to this clause, (A) each donee or transferee shall sign and deliver a lock-up agreement for the balance of the Lock-Up Period and (B) (1) if any filing under Section 16(a) of the Exchange Act, or other public filing or disclosure, is legally required, such filing or disclosure shall clearly indicate in the footnotes thereto that the filing relates to circumstances described in this clause, and (2) no other public announcement or filing shall be voluntarily made during the Lock-Up Period;
•the establishing of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5 1 under the Exchange Act for the transfer of shares of Common Stock; provided that (i) such plan does not provide for the transfer of Common Stock during the Lock-Up Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the signatory or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Lock-Up Period;
•transfers or sales to the Company from an employee in connection with the repurchase of Lock-Up Securities in connection with the termination of the signatory’s employment with the Company pursuant to contractual agreements with the Company that provides the Company with a right to purchase such shares; provided that (1) any filing required to be made during the Lock-Up Period pursuant to Section 16(a) of the Exchange Act or Item 703 of Regulation S-K shall clearly indicate in the footnotes thereto that such transfer is being made pursuant to the circumstances described in this clause, and (2) no other public announcement or filing shall be voluntarily made during the Lock-Up Period;
•(i) the receipt by the signatory from the Company of Lock-Up Securities upon the exercise, vesting or settlement of options, restricted stock units or other equity awards granted under a stock incentive plan or other equity award plan, which plan is established prior to the date of this prospectus and is described in the preliminary prospectus relating to the shares included in the registration statement immediately prior to the time the underwriting agreement is executed and this prospectus, or warrants to purchase shares of Common Stock, insofar as such options, restricted stock units or warrants are outstanding as of the date of this prospectus and are disclosed in this prospectus or (ii) the transfer of shares of Lock-Up Securities to the Company upon a vesting or settlement event of the Company’s restricted stock units or Lock-Up Securities or upon the exercise of options to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options (and any transfer to the Company necessary in respect of such amount needed for the payment of taxes, including estimated taxes and withholding tax and remittance obligations, due as a result of such vesting, settlement or exercise whether by means of a “net settlement” or otherwise) so long as such vesting, settlement, “cashless” exercise or “net exercise” is effected solely by the surrender of outstanding options (or the Common Stock issuable upon the exercise thereof) or shares of Common Stock to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price and/or withholding tax and remittance obligations in connection with the vesting, settlement or exercise of the restricted stock unit, option or other equity award; provided that (A) the Lock-Up Securities that are so received upon such vesting, settlement or exercise of the restricted stock unit, option, warrants, or other equity award will be subject to the terms of this agreement for the duration of the Lock-Up Period and (B) to the extent any filing by, or on behalf of, any party (donor, donee, transferor or transferee) shall be required to be made with respect to such receipt or such transfer pursuant to Section 16(a) of the Exchange Act, such filing shall clearly indicate in the footnotes thereto that such receipt or transfer is being made pursuant to the circumstances described in this clause;
•transfers of shares of Lock-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction involving a change of control of the Company that is open to all holders of the Company’s capital stock and has been approved by the board of directors of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the signatory may agree to transfer, sell, tender or otherwise dispose of the signatory’s securities in connection with any such transaction, or vote securities in favor of any such transaction); provided that in the event that such third party tender offer, merger, consolidation or other such similar transaction is not completed, the Lock-Up Securities owned by the signatory shall remain subject to the restrictions contained in the lock-up agreement for the duration of the Lock-Up Period; and
•transfers of Lock-Up Securities in connection with the Offering Reorganization Transactions as described in this prospectus; provided that (A) such shares of Common Stock received in the Offering Reorganization Transactions shall be subject to the terms of the lock-up agreement for the duration of the Lock-Up Period and (B) (1) to the extent any filing by, or on behalf of, any party (donor, donee, transferor or transferee) shall be required to be made with respect to such receipt or such transfer pursuant to Section 16(a) of the Exchange Act, such filing shall clearly indicate in the footnotes thereto that such receipt or transfer is being made pursuant to the circumstances described in this clause, and (2) no other public announcement or filing shall be required or shall be voluntarily made with respect to such receipt or such transfer during the Lock-Up Period.
Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.
An application has been made to list the Common Stock on the NYSE under the symbol “MH.”
In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, NYSE, in the over-the-counter market or otherwise.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and associates may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their consumers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
Furthermore, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, the representative and an underwriter in this offering, is a lender, issuing bank and joinder lead arranger and bookrunner, and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, an underwriter in this offering, is a lender and joint lead arranger and bookrunner, and Bank of Montreal, an affiliate of BMO Capital Markets Corp., Macquarie Capital Funding LLC, an affiliate of Macquarie Capital (USA) Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, each an underwriter in this offering, are lenders, issuing banks and joint lead arrangers and bookrunners under the ABL Revolving Credit Agreement, and, accordingly, have received and are entitled to receive customary fees and expenses in connection therewith. In addition, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, the representative and an underwriter in this offering, is a lender, and joint lead arranger and bookrunner, and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, Bank of Montreal, an affiliate of BMO Capital Markets Corp., Macquarie Capital Funding LLC, an affiliate of Macquarie Capital (USA) Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, each an underwriter in this offering, are lenders, issuing banks and joint lead arrangers and bookrunners under the Cash Flow Credit Agreement, and, accordingly, have received and are entitled to receive customary fees and expenses in connection therewith. In addition, Goldman Sachs & Co. LLC, the representative and an underwriter in this offering, and BMO Capital Markets Corp, Macquarie Capital (USA) Inc., Deutsche Bank Securities Inc., UBS Securities LLC and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, each an underwriter in this offering, in each case, served as initial purchasers and joint book-running managers in connection with the 2024 Secured Notes, and, accordingly, received customary fees in connection therewith. In addition, BMO Capital Markets Corp., Macquarie Capital (USA) Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, each an underwriter in this offering, in each case, acted as initial purchasers and joint-bookrunning managers of our 2022 Notes and may have received customary fees in connection therewith.
Reserved Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered by this prospectus for sale to some of our directors, officers and employees, as well as to certain employees and affiliates of Platinum and/or Platinum Advisors. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Common Stock offered by this prospectus. Fidelity Capital Markets, a division of National Financial Services LLC, will administer our reserved share program. If any reserved shares are purchased by persons who are subject to lock-up restrictions, such shares of Common Stock will be subject to lock-up restrictions pursuant to the lock-up agreements or market standoff provisions as further described herein.
Selling Restrictions
European Economic Area (“EEA”)
This prospectus is not a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus has been prepared on the basis that any offer of shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

No shares have been offered or will be offered pursuant to the offering to the public in any Member State of the EEA prior to the publication of a prospectus in relation to the shares other than:
•to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
•in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares.
Prohibition of Sales to United Kingdom Investors
In the United Kingdom, this prospectus is not a prospectus for the purposes of the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”). This prospectus has been prepared on the basis that any offer of shares in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in the United Kingdom of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer.
Notice to Prospective Investors in the United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
•to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
•in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),
provided that no such offer of the shares shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our Common Stock in, from or otherwise involving the United Kingdom.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, shares of our Common Stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Common Stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where shares of our Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our Common Stock pursuant to an offer made under Section 275 of the SFA, except:
•to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
•where no consideration is or will be given for the transfer;
•where the transfer is by operation of law;
•as specified in Section 276(7) of the SFA; or
•as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of our Common Stock, we have determined, and hereby notify, all relevant persons (as defined in Section 309A(1) of the SFA), that shares of our Common Stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of our Common Stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Common Stock without disclosure to investors under Chapter 6D of the Corporations Act.
The Common Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Common Stock to which this prospectus relates may be illiquid or subject to restrictions on its resale. Prospective purchasers of the Common Stock offered should conduct their own due diligence on the Common Stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Switzerland
The shares of Common Stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Common Stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the shares of Common Stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the shares of Common Stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the shares of Common Stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). Accordingly, no public distribution, offering or advertising, as defined in the CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in the CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of our Common Stock.
Hong Kong
The Common Stock has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The Common Stock has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Common Stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Brazil
The offer and sale of the shares have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or "CVM") and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution no 160, dated 13 July 2022, as amended ("CVM Resolution 160”) or an unauthorized distribution under Brazilian laws and regulations. The shares may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the shares through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares on regulated securities markets in Brazil is prohibited.
Spain
No prospectus has been or will be submitted for approval to any Spanish regulatory authority or any competent securities regulator in the European Union or the European Economic Area in connection with the offering of the shares of Common Stock as contemplated by this prospectus. This offering is being made in Spain by reliance on the self-executing “small offering exemption” to the prospectus and disclosure requirements of the EU Prospectus Regulation 2017/1129. As such, this prospectus and any other material relating to the offering of the shares of Common Stock are confidential and only for the intended recipient.

LEGAL MATTERS
Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered by us by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. The underwriters are being represented by Cahill Gordon & Reindel LLP, in connection with the offering.

EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at March 31, 2025 and 2024, and for each of the three years in the period ended March 31, 2025, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock offered hereby, please refer to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
Following the completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our website (www.mheducation.com) under the heading “Investor Relations.” The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of McGraw Hill, Inc., and subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of McGraw Hill, Inc. and subsidiaries (the Company) as of March 31, 2025 and March 31, 2024, the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in equity (deficit) for each of the three years in the period ended March 31, 2025, and the related notes and schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2025 and March 31, 2024, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2025, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill and indefinite-lived intangible asset impairment assessment

Description of the matter
As of March 31, 2025, the Company’s goodwill and indefinite-lived intangible assets, which consist of trademarks, were $2.6 billion and $493 million, respectively. As described in Notes 1 and 8 to the consolidated financial statements, goodwill and indefinite-lived intangible assets are tested for impairment annually at March 31 or between annual tests if an event occurs or if circumstances change indicating that the fair value of each reporting unit or indefinite-lived intangible asset may be below its carrying amount.
Auditing management’s goodwill and indefinite-lived intangible trademark impairment tests was especially complex and judgmental due to the significant estimation required in determining the fair value of the International and Global Professional reporting units and indefinite-lived intangible trademark assets. The fair value estimates for the International and Global Professional reporting units and indefinite-lived intangible trademarks were sensitive to significant assumptions, such as the projected revenue growth rates and operating profit margins, the terminal growth rate, the discount rate, royalty rate, and multiples applied to forecasted earnings. These significant assumptions were affected by expectations about future economic and market conditions.

How we addressed the matter in our audit	To test the estimated fair value of the International and Global Professional reporting units and indefinite-lived intangible trademark assets, we performed audit procedures that included, among others, evaluating the valuation methodologies used and evaluating the significant assumptions described above and testing the completeness and accuracy of the underlying data used by the Company in its analyses. For example, we compared the significant assumptions used by management to current industry and economic trends. We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of the significant assumptions to evaluate the changes in the fair value of the International and Global Professional reporting units and indefinite-lived intangible trademark assets. We also compared the implied multiples used to determine the fair value of the International and Global Professional reporting units, to comparable guideline companies. We utilized internal valuation specialists to assist in our evaluation of the Company's valuation methodologies and certain significant assumptions.

Revenue Recognition - Identification of performance obligations in revenue contracts
Description of the matter
As described in Notes 1 and 2 to the consolidated financial statements, the Company’s contracts with customers often include multiple performance obligations which are generally distinct and accounted for as separate performance obligations. In such cases, the transaction price is allocated to the distinct performance obligations on the basis of relative standalone selling prices and the timing of revenue recognition is determined separately for each performance obligation.
Auditing the identification of all of the performance obligations included in the Company’s revenue arrangements required auditor judgment due to the volume and nature of the product offerings which are recognized over different periods.

How we addressed the matter in our audit	Our audit procedures included, among others, testing a sample of revenue transactions and evaluating the Company’s identification of all performance obligations and testing the completeness and accuracy of the data used. For the transactions selected, we read the contracts and product offering descriptions, analyzed the terms of the contract and compared them to the performance obligations identified by management. We also tested the Company’s allocation of the transaction price to each performance obligation by testing the standalone selling prices used and testing the calculation of the allocation of the transaction price for mathematical accuracy. In addition, we performed inquiries with sales representatives to corroborate our understanding of the product offerings and to assess whether all performance obligations have been identified.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2012.
New York, New York
June 5, 2025

MCGRAW HILL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except for share and per share data)

	Year Ended March 31,
	2025	2024	2023
Revenue	$2,101,299	$1,960,478	$1,947,773
Cost of sales (excluding depreciation and amortization)	422,294	420,331	464,555
Gross profit	1,679,005	1,540,147	1,483,218
Operating expenses
Operating and administrative expenses	1,066,496	1,027,427	1,044,639
Depreciation	66,688	52,985	44,558
Amortization of intangibles	239,014	254,937	270,192
Impairment charge	—	49,500	312,000
Total operating expenses	1,372,198	1,384,849	1,671,389
Operating income (loss)	306,807	155,298	(188,171)
Interest expense (income), net	293,446	326,438	278,219
(Gain) loss on extinguishment of debt	2,719	(3,415)	(4,552)
Other (income) expense	—	—	(8,000)
Income (loss) from operations before taxes	10,642	(167,725)	(453,838)
Income tax provision (benefit)	96,481	25,294	(49,734)
Net income (loss)	$(85,839)	$(193,019)	$(404,104)

Earnings (loss) per share:
Basic and diluted	$(0.55)	$(1.23)	$(2.58)
Weighted-average shares outstanding:
Basic and diluted	156,362,027	156,362,027	156,333,807
See accompanying notes to the consolidated financial statements.

MCGRAW HILL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands, except for share and per share data)

	Year Ended March 31,
	2025	2024	2023
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	(2,671)	3,643	22
Total other comprehensive income (loss)	$(2,671)	$3,643	$22
Comprehensive income (loss)	$(88,510)	$(189,376)	$(404,082)
See accompanying notes to the consolidated financial statements.

MCGRAW HILL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share and per share data)

	March 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$389,830	$203,618
Accounts receivable, net of allowance for credit losses of $13,521 and $12,917 as of March 31, 2025 and 2024, respectively	338,426	340,424
Inventories, net	174,018	213,879
Prepaid and other current assets	150,357	146,010
Total current assets	1,052,631	903,931
Product development costs, net	222,182	189,504
Property, plant and equipment, net	95,197	100,532
Goodwill	2,557,595	2,557,595
Other intangible assets, net	1,454,185	1,692,425
Deferred income taxes	7,983	6,346
Operating lease right-of-use assets	49,661	61,515
Other non-current assets	318,326	296,316
Total assets	$5,757,760	$5,808,164
Liabilities and stockholders' equity (deficit)
Current liabilities
Accounts payable	$146,742	$110,047
Accrued royalties	71,457	71,244
Accrued compensation	124,954	77,899
Deferred revenue	794,031	736,428
Current portion of long-term debt	13,170	21,250
Operating lease liabilities	8,042	9,224
Other current liabilities	172,023	116,985
Total current liabilities	1,330,419	1,143,077
Long-term debt	3,164,551	3,414,151
Deferred income taxes	15,656	15,405
Long-term deferred revenue	882,156	774,639
Operating lease liabilities	64,737	76,535
Other non-current liabilities	19,997	15,603
Total liabilities	5,477,516	5,439,410
Commitments and contingencies (Note 21)
Stockholders' equity (deficit)
Class A voting common stock, par value $0.01 per share; 175,000,000 shares authorized, 155,000,000 shares issued and outstanding as of March 31, 2025 and 2024	1,550	1,550
Class B non-voting common stock, par value $0.01 per share; 13,500,000 shares authorized, 1,362,027 shares issued and outstanding as of March 31, 2025 and 2024	13	13
Additional paid-in capital	1,562,307	1,562,307
Accumulated deficit	(1,281,200)	(1,195,361)
Accumulated other comprehensive income (loss)	(2,426)	245
Total stockholders' equity (deficit)	280,244	368,754
Total liabilities and stockholders' equity (deficit)	$5,757,760	$5,808,164
See accompanying notes to the consolidated financial statements.

MCGRAW HILL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except for share and per share data)

	Year Ended March 31,
	2025	2024	2023
Operating activities
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of inventory purchase accounting adjustments	—	18,101	46,521
Depreciation (including amortization of technology costs)	66,688	52,985	44,558
Amortization of intangibles	239,014	254,937	270,192
Amortization of product development costs	56,655	58,459	57,135
Amortization of deferred royalties	75,919	75,330	69,405
Amortization of deferred commission costs	19,092	14,018	12,369
(Gain) loss on extinguishment of debt	2,719	(3,415)	(4,552)
Gain on disposition	—	(1,893)	—
Credit losses on accounts receivable	2,768	10,566	903
Unrealized (gain) loss on interest rate cap	235	2,582	(2,817)
Inventory obsolescence	13,013	17,711	16,245
Deferred income taxes	(1,470)	(30,444)	(59,486)
Amortization of debt discount	20,722	15,492	14,970
Amortization of deferred financing costs	10,495	5,503	5,538
Impairment charges	—	49,500	312,000
Changes in operating assets and liabilities:
Accounts receivable	(12,490)	(42,755)	(52,334)
Inventories	26,299	(784)	(85,617)
Prepaid and other current assets	(99,627)	(87,504)	(98,655)
Accounts payable and accrued expenses	85,541	(46,834)	(24,981)
Deferred revenue	166,550	61,428	175,979
Other current liabilities	46,854	(23,033)	(38,184)
Other changes in operating assets and liabilities, net	13,146	29,225	1,536
Cash provided by (used for) operating activities	646,284	236,156	256,621
Investing activities
Product development expenditures	(90,000)	(74,656)	(70,522)
Capital expenditures	(71,062)	(81,953)	(70,039)
Proceeds from disposition	—	20,500	—
Acquisition of Boards and Beyond	—	—	(21,760)
Acquisition of EssayPop	(6,000)	—	—
Cash provided by (used for) investing activities	(167,062)	(136,109)	(162,321)
Financing activities
Borrowings on 2024 Secured Notes	650,000	—	—
Borrowings on ABL Revolving Credit Facility	—	30,000	—
Payment of A&E Term Loan Facility	(156,585)	—	—
Payment of Term Loan Facility	(754,875)	(21,250)	(21,250)
Payment of ABL Revolving Credit Facility	—	(30,000)	—
Repurchase of 2022 Secured Notes	—	—	(65,443)
Repurchase of 2022 Unsecured Notes	—	(44,497)	(25,583)
Payment of deferred financing costs	(24,027)	—	—
Payment of finance lease obligations	(9,193)	(11,496)	(12,241)
Payment of deferred purchase price	—	—	(93,310)
Proceeds from issuance of Class B non-voting common stock	—	—	13,261
Cash provided by (used for) financing activities	(294,680)	(77,243)	(204,566)
Effect of exchange rate changes on cash	1,670	(659)	(4,634)
Net change in cash and cash equivalents	186,212	22,145	(114,900)
Cash and cash equivalents, at the beginning of the period	203,618	181,473	296,373
Cash and cash equivalents, at the end of the period	$389,830	$203,618	$181,473
Supplemental disclosures
Cash paid for interest expense	$274,730	$333,373	$257,700
Cash paid for income taxes	46,920	43,781	16,014
See accompanying notes to the consolidated financial statements.

MCGRAW HILL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
(Dollars in thousands, except for share and per share data)

	Class A Voting Common Stock		Class B Non-Voting Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at March 31, 2022	155,000,000	$1,550	1,312,026	$13	$1,549,046	$—	$(598,238)	$(3,420)	$948,951
Issuance of common stock	—	—	50,001	—	750	—	—	—	750
Proceeds of receivable from the issuance of Class B non-voting common stock	—	—	—	—	12,511	—	—	—	12,511
Net income (loss)	—	—	—	—	—	—	(404,104)	—	(404,104)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	22	22
Balance at March 31, 2023	155,000,000	$1,550	1,362,027	$13	$1,562,307	$—	$(1,002,342)	$(3,398)	$558,130
Net income (loss)	—	$—	—	$—	$—	$—	$(193,019)	$—	$(193,019)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	3,643	3,643
Balance at March 31, 2024	155,000,000	$1,550	1,362,027	$13	$1,562,307	$—	$(1,195,361)	$245	$368,754
Net income (loss)	—	$—	—	$—	$—	$—	$(85,839)	$—	$(85,839)
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	(2,671)	(2,671)
Balance at March 31, 2025	155,000,000	$1,550	1,362,027	$13	$1,562,307	$—	$(1,281,200)	$(2,426)	$280,244
See accompanying notes to the consolidated financial statements.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)

1. Description of Business, Basis of Preparation and Summary of Significant Accounting Policies
Description of Business
McGraw Hill, Inc. conducts its operations through its subsidiaries, including its indirect subsidiary McGraw-Hill Education, Inc., a Delaware corporation and operating company that is doing business as and that we refer to as “McGraw Hill.” As used in the accompanying consolidated financial statements, unless the context otherwise indicates, any reference to “our Company,” “the Company,” “us,” “we,” and “our,” refers to McGraw Hill, Inc., together with its consolidated subsidiaries. The use of the term “Platinum” means Platinum Equity, LLC together with its affiliated investment vehicles.
Platinum formed McGraw Hill, Inc. (formerly known as Mav Holding Corporation) on June 8, 2021. On July 31, 2021, Mav Acquisition Corporation, an investment vehicle of certain private investment funds sponsored and ultimately controlled by Platinum, acquired 100% of the equity interests in McGraw-Hill Education, Inc. Immediately following the consummation of the acquisition, Mav Acquisition Corporation merged with and into McGraw-Hill Education, Inc. with McGraw-Hill Education, Inc. being the surviving entity and McGraw-Hill Education, Inc. being indirectly owned by McGraw Hill, Inc.
McGraw Hill, Inc. is a leading global provider of information solutions for education across K-12 to higher education and through professional learning. The business is comprised of the following four reportable segments:
•K-12: The Company provides end-to-end core, supplemental and intervention curricula to support the needs of U.S. K-12 schools. The Company sells blended digital and print learning solutions directly to school districts across the U.S.
•Higher Education: The Company provides students, instructors and institutions with adaptive digital learning solutions and content, and instructional materials. The primary users of the Company's solutions are students enrolled in two-and four-year non-profit colleges and universities, and to a lesser extent, for-profit institutions. The Company sells its Higher Education solutions to well-known online retailers and distribution partners, who subsequently sell to students. The Company also sells direct to student via its proprietary e-commerce platform.
•Global Professional: The Company provides students, institutions and professionals with comprehensive medical and engineering learning solutions. The Company sells digital learning solutions and print materials which are easily accessible through a broad range of mediums.
•International: The Company is a provider of comprehensive digital and print solutions in more than 100 countries and 80 languages outside of the United States. Through our expansive global distribution network, we serve the needs of learners and educators throughout the world with our K-12 and Higher Education solutions that primarily originate or are adapted from our U.S.-based solutions.
Basis of Preparation
Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and all intercompany transactions and balances have been eliminated in consolidation.
Certain prior year amounts have been reclassified to conform to the current year presentation.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Fiscal Year
Our fiscal year is a 52-week period ended on March 31. All references herein to “Fiscal Year 2025”, “Fiscal Year 2024” and “Fiscal Year 2023” represent the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to revenue recognition, allowance for estimated credit losses and sales returns, valuation of inventories, product development costs, impairment of long-lived assets (including other intangible assets), valuation of right-of-use assets, impairment of goodwill and indefinite-lived intangible assets, purchase price allocation of acquired businesses, stock-based compensation, income taxes and contingencies.
Seasonality and Comparability
The Company's revenues, operating profit and operating cash flows are affected by the inherent seasonality of the academic calendar. Changes in the Company's customers’ ordering patterns may affect the comparison of its results in a quarter with the same quarter of the previous year, or in a fiscal year with the prior fiscal year, where customers may shift the timing of material orders for any number of reasons, including, but not limited to, changes in academic semester start dates or changes to their inventory management practices.
Summary of Significant Accounting Policies
Cash and Cash Equivalents
Cash and cash equivalents include bank deposits and highly liquid investments with original maturities of three months or less that consist primarily of interest-bearing demand deposits with daily liquidity, money market and time deposits. The balance also includes cash that is held by the Company outside of the U.S. to fund international operations or to be reinvested outside of the U.S. The investments and bank deposits are stated at cost, which approximates market value. These investments are not subject to significant market risk.
Accounts Receivable
Credit is extended to customers based upon an evaluation of the customer’s financial condition. Accounts receivable are recognized net of an allowance for estimated credit losses.
Allowance for Estimated Credit Losses
The Company estimates credit losses for its accounts receivable using the current expected credit loss model under ASC 326, Financial Instruments - Credit Losses. In determining the allowance for estimated credit losses, the Company considers forecasts of future economic conditions in addition to information about past events and current conditions.
The Company measures expected credit losses on a pool basis for those account receivables that have similar risk characteristics. Risk characteristics relevant to the Company’s accounts receivable include the financial condition of the customer and the customer’s credit risk category. When estimating credit losses, the Company also considers historical write-off experience and aging of accounts receivable.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Receivables are written off against the allowance for estimated credit losses when the receivable is determined to be uncollectible. The change in the allowance for estimated credit losses is reflected as part of Operating and administrative expenses in the consolidated statements of operations.
Sales Returns
The allowance for sales returns is an estimate, which is based on historical rates of return, timing of returns and market conditions. The provision for sales returns is reflected as a reduction to Revenues in the consolidated statements of operations for sales recognized as revenue and as a reduction to Deferred revenue in the consolidated balance sheets for sales which have not been recognized yet. Sales returns are charged against the reserve as products are returned to inventory.
Concentration of Credit Risk
As of March 31, 2025 and 2024, three customers comprised 38% and two customers comprised 25%, respectively, of the gross accounts receivable balance, which is reflective of both customer concentration and the seasonal nature of the Company's industry. For all periods presented, the Company had no single customer that accounted for 10% or more of its gross revenue. The loss of, or any reduction in sales from a significant customer or deterioration in their ability to pay could harm the Company's business and financial results.
Inventories, net
Inventories, consisting principally of books, are stated at the lower of cost or net realizable value and are valued using the first in first out ("FIFO") method. The majority of inventories relate to finished goods. An estimate, the reserve for inventory obsolescence, is reflected in Inventories, net within the consolidated balance sheets. In determining this reserve, the Company considers management’s current assessment of the marketplace, industry trends and projected product demand as compared to the number of units currently on hand.
Product Development Costs, net
Product development costs include both the pre-publication cost of developing educational content and the development of assessment solution products. Costs incurred prior to the publication date of a title or release date of a product represent activities associated with product development. These may be performed internally or outsourced to subject matter specialists and include, but are not limited to, editorial review and fact verification, graphic art design and layout and the process of conversion from print to digital media or within various formats of digital media. These costs are capitalized when the costs are directly attributable to a project or title and the title is expected to generate probable future economic benefits. Capitalized costs are amortized upon publication of the title over its estimated useful life with a higher proportion of the amortization typically taken in the earlier years. Amortization expenses for product development costs are charged as a component of operating and administrative expenses. In evaluating recoverability, the Company considers management’s current assessment of the marketplace, industry trends and the projected success of the program.
Property, Plant and Equipment, net
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are recorded on a straight-line basis, over the assets’ estimated useful lives. The Company evaluates the depreciation periods of property, plant and equipment to determine whether events or circumstances warrant revised estimates of useful lives.
Deferred Technology Costs
The Company capitalizes certain software development and website implementation costs. Capitalized costs only include incremental, direct costs of materials and services incurred to develop the software after the preliminary project stage is completed, funding has been committed and it is probable

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
that the project will be completed and used to perform the function intended. Software development and website implementation costs are expensed as incurred during the preliminary project stage. Capitalized costs are amortized from the period the software is ready for its intended use over its estimated useful life, generally three years, using the straight-line method and are included within depreciation in the consolidated statements of operations. Periodically, the Company evaluates the amortization methods, remaining lives and recoverability of such costs. Capitalized software development and website implementation costs are included in Other non-current assets in the consolidated balance sheets and are presented net of accumulated amortization.
Gross deferred technology costs were $240,544 and $177,725 as of March 31, 2025 and 2024, respectively. Accumulated amortization of deferred technology costs was $77,436 and $40,302 as of March 31, 2025 and 2024, respectively. Amortization of deferred technology costs was $38,536, $21,447 and $16,240 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Cloud Computing Arrangements
The Company capitalizes certain implementation costs for cloud computing arrangements that meet the definition of a service contract in accordance with ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software. Capitalized costs include external direct costs for materials and services. Software maintenance and training costs are expensed in the period in which they are incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three years and are included within depreciation in the consolidated statements of operations, beginning when the module or component of the hosting arrangement is ready for its intended use. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Capitalized costs for internal use software are included in Other non-current assets in the consolidated balance sheets and are presented net of accumulated amortization.
Capitalized implementation costs for cloud computing arrangements accounted for as service contracts was $33,953 and $28,055 as of March 31, 2025 and 2024, respectively. Accumulated amortization of cloud computing costs was $15,665 and $4,302 as of March 31, 2025 and 2024, respectively. Amortization of cloud computing costs was $11,363, $4,302 and $0 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed in a business combination. Indefinite-lived intangible assets consist of the Company's acquired brands. Goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment annually or more frequently if events or changes in circumstances indicate that it is more likely than not the asset is impaired. The Company has historically performed its annual testing for goodwill and indefinite-lived intangible asset impairment as of March 31. The Company has four reporting units, K-12, Higher Education, Global Professional and International, with goodwill and indefinite-lived intangible assets that are evaluated for impairment.
The Company initially performs a qualitative analysis to evaluate whether there are events or circumstances that provide evidence that it is more likely than not that the fair value of any of its reporting units or indefinite-lived intangible assets are less than their carrying amount. If, based on this evaluation the Company does not believe that it is more likely than not that the fair value of any of its reporting units or indefinite-lived intangible assets are less than their carrying amount, no quantitative impairment test is performed. Conversely, if the results of the Company's qualitative assessment determine that it is more likely than not that the fair value of any of its reporting units or indefinite-lived intangible assets are less than their respective carrying amounts, the Company performs a quantitative impairment test. If the results of the Company's quantitative assessment determine that the carrying value exceeds the fair value of the reporting unit or indefinite-lived intangible assets, then the Company recognizes an impairment

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
charge for the amount by which the carrying amount exceeds the reporting unit or indefinite-lived assets fair value.
To perform the quantitative impairment test, the Company uses the discounted cash flow method and a market-based valuation model to estimate the fair value of the reporting units. The discounted cash flow method incorporates various assumptions, the most significant being projected revenue growth rates, operating profit margins and cash flows, the terminal growth rate, and the discount rate. The Company projects revenue growth rates, operating margins and cash flows based on each reporting unit's current business, expected developments, and operational strategies over a five-year period. In estimating the terminal growth rates, the Company considers its historical and projected results, as well as the economic environment in which its reporting units operate. The discount rates utilized for each reporting unit reflect the Company's assumptions of marketplace participants' cost of capital and risk assumptions, both specific to the reporting unit and overall in the economy. The market-based approach incorporates the use of revenue and earnings multiples based on market data as well as the consideration of transactions involving acquisitions of control in similar entities to determine a value for a particular business. Fair values of indefinite-lived intangible assets are estimated using relief-from-royalty discounted cash flow analyses. Significant judgments inherent in the relief-from-royalty method include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the discounted cash flow analyses reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the discounted cash flow analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks.
Accounting for the Impairment of Long-Lived Assets (Including Other Intangible Assets)
The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is determined based on market observable inputs, discounted cash flows or appraised values, depending upon the nature of the assets.
Fair Value Measurements
In accordance with authoritative guidance for fair value measurements, certain assets and liabilities are required to be recorded at fair value on a recurring basis. Fair value is defined as the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. A fair value hierarchy has been established which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs used to measure fair value are as follows:
•Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.
•Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liabilities.
•Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The carrying amount of the Company’s financial assets and liabilities, such as cash and cash equivalents, prepaid and other current assets, accounts payable and accrued expenses approximate their fair value due to the short maturity of those instruments.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Financial Assets and Liabilities
On a recurring basis, the Company measures certain financial assets and liabilities at fair value. The accounting standard for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty and its credit risk in its assessment of fair value.
The following table presents the carrying amounts, not including debt discount or deferred financing costs, and estimated fair market values of the Company's debt as of March 31, 2025 and 2024:

	March 31, 2025		March 31, 2024
	Carrying Amount	Estimated Fair Value (Level 2)	Carrying Amount	Estimated Fair Value (Level 2)
Liabilities:
Term Loan Facility	$—	$—	$2,071,875	$2,071,875
A&E Term Loan Facility	1,160,415	1,156,063	—	—
2022 Secured Notes	828,466	799,470	828,466	774,616
2022 Unsecured Notes	639,034	627,851	639,034	599,094
2024 Secured Notes	650,000	651,625	—	—
	$3,277,915	$3,235,009	$3,539,375	$3,445,585
The fair value of debt is deemed to be the amount at which the instrument could be exchanged in an orderly transaction between market participants at the measurement date. The fair market values of the 2024 Secured Notes, 2022 Secured Notes and 2022 Unsecured Notes were determined based on quoted market prices on a private exchange and are classified as Level 2 within the fair value hierarchy as of March 31, 2025 and 2024 due to limited trading activity. The fair market values of the A&E Term Loan Facility and Term Loan Facility was determined using pricing sources and models utilizing market observable inputs to determine fair value and is classified as Level 2 within the fair value hierarchy as of March 31, 2025 and 2024, respectively. The factors used to estimate these values may not be valid on any subsequent date. Accordingly, the fair market values of the debt presented may not be indicative of their future values.
Non-Financial Assets and Liabilities
Non-financial assets and liabilities for which the Company employs fair value measures on a nonrecurring basis include goodwill, other intangible assets, property, plant, and equipment and operating lease assets. These assets are evaluated for impairment when specific trigger events occur or when an annual quantitative impairment test is required.
Foreign Currency
The Company has operations in many foreign countries. For most international operations, the local currency is the functional currency. For international operations that are determined to be extensions of the U.S. operations or where a majority of revenue and/or expenses is U.S. dollar denominated, the U.S. dollar is the functional currency. For local currency operations, assets and liabilities are translated into U.S. dollars using end-of-period exchange rates, and revenue and expenses are translated into U.S. dollars using weighted-average exchange rates. Differences arising from the exchange rate changes are recorded within foreign currency translation adjustments, a component of Other comprehensive income (loss). Foreign currency transaction gains/losses are recorded in operating and administrative expenses in the consolidated statements of operations.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Stock-Based Compensation
The Company issues stock options and other stock-based compensation to eligible employees, directors and consultants and accounts for these transactions under the provisions of ASC Topic 718, Compensation - Stock Compensation ("ASC 718"). For equity awards, total compensation cost is based on the grant date fair value. For liability awards, total compensation cost is based on the fair value of the award on the date the award is granted and is remeasured at each reporting date until settlement. For performance-based awards issued, the value of the instrument is measured at the grant date fair value and expensed over the vesting term when the performance targets are considered probable of being achieved. For awards subject to both performance-based and market-based vesting conditions, the value of the instrument is measured at the grant date as the fair value and expensed using an accelerated recognition method once the performance targets are considered probable of being achieved. The Company recognizes stock-based compensation expense for service-based awards, on a straight-line basis, over the service period required to earn the award, which is typically the vesting period. Forfeitures are accounted for as they occur.
Revenue Recognition
Revenue is recognized when the control of goods is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. The Company determines revenue recognition through the following steps:
•Identification of the contract, or contracts, with a customer;
•Identification of the performance obligations in the contract;
•Determination of the transaction price;
•Allocation of the transaction price to the performance obligations in the contract; and
•Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Company's performance obligation for print products is typically satisfied at the time of shipment to the customer, which is when control transfers to the customer. For print products, such as workbooks, that are multi-year contracts, each academic year represents a distinct performance obligation which is satisfied when each academic year’s delivery to the customer takes place.
The Company's digital products are generally sold as subscriptions, which are paid for at the time of sale or shortly thereafter, and the performance obligation is satisfied ratably over the life of the digital products’ subscription period.
The Company's contracts with customers often include multiple performance obligations which generally include print and digital textbooks/content and instructional materials. One or more of these contractual performance obligations may be provided for no additional consideration i.e., gratis performance obligations. These performance obligations are considered distinct as the customer can benefit from each of the promised products under the contract on its own and the transfer of these promised products are separately identifiable and are not dependent on other promised products within the contract. For contracts that contain multiple performance obligations, the Company allocates the transaction price based on the relative standalone selling price ("SSP") method, inclusive of gratis performance obligations, pursuant to which the transaction price is allocated to each performance obligation based on the proportion of the SSP of each performance obligation to the sum of the SSPs of all of the performance obligations in the contract. The Company determines the SSP based on its historical pricing for the distinct performance obligation when sold separately.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Cost of Sales (Excluding Depreciation and Amortization)
Cost of sales (excluding depreciation and amortization) includes expenses directly attributable to the production of the Company's products. Costs associated with printed products include variable costs such as paper, printing and binding, content related royalty expenses, directly related hosting costs and gratis costs (products provided at no additional consideration as part of the sales transaction), certain transportation and freight costs and inventory obsolescence. Gratis costs are predominately incurred in the K-12 business and vary based upon the level of state sales during a given period. Cost of sales also includes royalty expense where author developed content is used, primarily in the Higher Education and Global Professional segments.
Leases
For operating lease arrangements with an initial lease term of more than 12 months, the Company records a lease liability and right-of-use asset on the consolidated balance sheets at the lease commencement date. The Company measures lease liabilities based on the present value of the total lease payments not yet paid. As most of the Company's leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate at the lease commencement date to determine the present value of the total lease payments. The Company measures right-of-use assets based on the corresponding lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs the Company incurs and (iii) tenant incentives under the lease. Certain lease arrangements contain escalation clauses covering increased costs for various defined real estate taxes and operating services which are factored into the determination of lease payments, however, the Company does not assume renewals or early terminations unless it is reasonably certain to exercise these options, and the Company accounts for arrangements with lease and non-lease components as a single lease component.
For leases with an initial lease term of 12 months or less, the Company does not record right-of-use assets and lease liabilities. For such leases, the Company recognizes lease expense in the consolidated statements of operations on a straight-line basis over the lease term.
Shipping and Handling Costs
All amounts billed to customers in a sales transaction for shipping and handling are classified as revenue. Shipping and handling costs incurred by the Company are a component of Cost of sales (excluding depreciation and amortization). The Company recognized shipping and handling revenue of $24,150, $20,679 and $20,860 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Income Taxes
The Company’s operations are subject to U.S. federal, state and local, and foreign income taxes. The Company determines the provision for income taxes using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.
Valuation allowances are established when management determines that it is more-likely-than-not that some portion or all of the deferred tax asset will not be realized. Management evaluates the weight of both positive and negative evidence in determining whether a deferred tax asset will be realized. Management will look to a history of losses, future reversal of existing taxable temporary differences, taxable income in carryback years, feasibility of tax planning strategies and estimated future taxable income. The valuation allowance can also be affected by changes in tax laws and changes to statutory tax rates.
The Company prepares and files tax returns based on management’s interpretation of tax laws and regulations. As with all businesses, the Company's tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax assessments based on differences in

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
interpretation of tax laws and regulations. The Company adjusts its estimated uncertain tax positions reserves based on current audits and recent settlements with various taxing authorities as well as changes in tax laws, regulations, and interpretations. The Company recognizes accrued interest and penalties related to uncertain tax positions in Income tax provision (benefit) within the consolidated statements of operations.
Contingencies
The Company accrues for loss contingencies when both (i) information available prior to issuance of the financial statements indicates that it is probable that a loss had been incurred at the date of the financial statements and (ii) the amount of loss can reasonably be estimated. When the Company accrues for loss contingencies and the reasonable estimate of the loss is within a range, the best estimate within the range is recorded. The Company discloses an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred. Neither an accrual nor disclosure is required for losses that are deemed remote.
Earnings (Loss) per Share
The Company computes net income (loss) per share in accordance with ASC Topic 260, Earnings per Share, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Dilutive earnings (loss) per share amounts are based on the weighted-average number of common shares outstanding, including the effect of all dilutive potential common shares that were outstanding during the period using the treasury stock method. Dilutive earnings (loss) per share excludes all potentially dilutive shares if their effect is anti-dilutive.
Recently Adopted Accounting Standards
In November 2023, the FASB issued Accounting Standards Update ("ASU") 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU requires disclosures to include significant segment expenses that are regularly provided to the chief operating decision maker ("CODM") and a description of other segment items by reportable segment. The ASU also requires all annual disclosures currently required by Topic 280 to be included in interim periods and to disclose the title and position of the CODM. In addition, the ASU permits public entities to disclose any additional measures of a segment's profit or loss used by the CODM when deciding how to allocate resources. The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted the ASU for Fiscal Year 2025 on a retrospective basis for all prior periods presented in its consolidated financial statements, see Note 12, Segment Reporting.
Recently Issued Accounting Standards
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands income tax disclosure requirements to include additional information in the effective tax rate reconciliation as well as additional disaggregation of income taxes paid. The ASU also removes disclosures related to certain unrecognized tax benefits and deferred taxes. The new requirements will be effective for fiscal years beginning after December 15, 2025, or the Company's fiscal 2027. The guidance may be applied prospectively or retrospectively, and early adoption is permitted. The Company is currently evaluating the effect of adopting the ASU on its consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires public entities to provide disaggregated disclosures of certain expense

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
captions presented on the face of the income statement into specific expense categories within the notes to the consolidated financial statements, including inventory purchases, employee compensation, and costs related to depreciation and amortization. In January 2025, the FASB issued ASU 2025-01, Clarifying the Effective Date, which clarifies that ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, or the Company's fiscal year ended March 31, 2028, and interim periods within fiscal years beginning after December 15, 2027, or the Company's fiscal year ended March 31, 2029, with early adoption permitted. The guidance may be applied on a prospective or retrospective basis. The Company is currently evaluating the effect of adopting the ASU on its consolidated financial statements and related disclosures.
2. Revenue from Contracts with Customers
Disaggregation of Revenue
The following tables summarize the Company's revenue from contracts with its customers disaggregated by segment and product type for the fiscal years ended March 31, 2025, 2024 and 2023:

	Year Ended March 31,
	2025			2024
	Digital	Print (1)	Total	Digital	Print (1)	Total
Revenue by Segment:
K-12	$430,546	$539,938	$970,484	$425,786	$479,069	$904,855
Higher Education	723,066	59,544	782,610	633,762	68,425	702,187
Global Professional	102,996	46,592	149,588	97,202	55,877	153,079
International	102,719	98,683	201,402	98,585	101,879	200,464
Other (2)	—	(2,785)	(2,785)	—	(107)	(107)
Total Revenue	$1,359,327	$741,972	$2,101,299	$1,255,335	$705,143	$1,960,478
_______________
(1)Print revenue contains print and multi-year print products.
(2)Includes in-transit product sales and intersegment revenue adjustments that are not included with segment revenues reviewed by the Company's CODM.

	Year Ended March 31, 2023
	Digital	Print (1)	Total
Revenue by Segment:
K-12	$414,910	$543,071	$957,981
Higher Education	563,877	90,305	654,182
Global Professional	86,465	61,436	147,901
International	81,963	105,972	187,935
Other (2)	—	(226)	(226)
Total Revenue	$1,147,215	$800,558	$1,947,773
_______________
(1)Print revenue contains print and multi-year print products.
(2)Includes in-transit product sales and intersegment revenue adjustments that are not included with segment revenues reviewed by the Company's CODM.
In addition, the Company has included a further disclosure of revenue from contracts with its customers disaggregated by segment and by Re-occurring Revenue and Transactional Revenue, for the fiscal years ended March 31, 2025, 2024 and 2023.
Re-occurring Revenue represents revenue from offerings that are generally sold as digital subscriptions and multi-year print products. Revenue from digital subscriptions, is recognized ratably over the term of the subscription period as the performance obligation is satisfied and revenue from multi-year

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
print products (e.g., workbooks) is recognized at a point in time, upon shipment of the print product to the customer, in each academic year within the contract term. Transactional Revenue includes revenue from both print and digital offerings that are recognized at a point in time upon shipment of the print product or delivery of the digital offerings. In addition, Transactional Revenue includes revenue for amounts billed to customers in a sales transaction for shipping and handling.

	Year Ended March 31,
	2025			2024
	Re-occurring Revenue	Transactional Revenue	Total	Re-occurring Revenue	Transactional Revenue	Total
K-12	$602,040	$368,444	$970,484	$553,856	$350,999	$904,855
Higher Education	666,748	115,862	782,610	584,837	117,350	702,187
Global Professional	95,094	54,494	149,588	87,938	65,141	153,079
International	92,959	108,443	201,402	87,918	112,546	200,464
Other	—	(2,785)	(2,785)	—	(107)	(107)
Total Revenue	$1,456,841	$644,458	$2,101,299	$1,314,549	$645,929	$1,960,478

	Year Ended March 31,
	2023
	Re-occurring Revenue	Transactional Revenue	Total
K-12	$543,834	$414,147	$957,981
Higher Education	532,258	121,924	654,182
Global Professional	75,223	72,678	147,901
International	71,236	116,699	187,935
Other	—	(226)	(226)
Total Revenue	$1,222,551	$725,222	$1,947,773
Deferred Commission Costs
The Company's incremental direct costs of obtaining a contract, which consist of sales commissions, are deferred and amortized over the expected period of benefit or the related contractual renewal period, depending on whether the contract is an initial or renewal contract, respectively. The Company classifies deferred commission costs as current or non-current based on the timing of when the Company expects to recognize the expense. The current and non-current portions of deferred commission costs are included in Prepaid and other current assets, and Other non-current assets, respectively, in the consolidated balance sheets. The Company expenses commission costs when incurred related to customer contracts that have a duration of less than one year. The Company recognizes these costs within Operating and administrative expenses in the consolidated statements of operations.
Deferred commission costs consisted of the following:

	March 31,
	2025	2024
Current	$22,449	$19,092
Non-current	18,794	19,320
Total Deferred Commission Costs	$41,243	$38,412
Amortization expense related to deferred commission costs was $19,092, $14,018 and $12,369 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Deferred Royalties
The Company's direct costs of fulfilling a contract, which consist of royalties, are deferred and amortized over the expected period of benefit or the related contractual renewal period, depending on whether the contract is an initial or renewal contract, respectively. The Company classifies deferred royalties as current or non-current based on the timing of when the Company expects to recognize the expense. The current and non-current portions of deferred royalties are included in Prepaid and other current assets, and Other non-current assets, respectively, in the Company's consolidated balance sheets. The Company recognizes these costs within Cost of sales in the consolidated statements of operations.
Deferred royalties consisted of the following:

	March 31,
	2025	2024
Current	$76,186	$75,919
Non-current	61,495	68,270
Total Deferred Royalties	$137,681	$144,189
Amortization expense related to deferred royalties was $75,919, $75,330 and $69,405 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
Contract Assets and Contract Liabilities
The Company's contract assets consist of unbilled receivables that are recorded for contracts with performance obligations that have been satisfied but have not yet been billed. Contract assets are included in Accounts receivable, net, on the consolidated balance sheets.
The Company's contract liabilities consist of revenues from its digital subscription products and multi-year print products that are deferred at the time of sale. The Company classifies contract liabilities as current or non-current deferred revenue on the consolidated balance sheets based on the timing of when the Company expects to recognize revenue.
Contract assets and contract liabilities consisted of the following:

	March 31,
	2025	2024
Contract assets	$29,032	$19,628
Contract liabilities (deferred revenue):
Current	794,031	736,428
Non-current	882,156	774,639
Total Contract Liabilities	$1,676,187	$1,511,067

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Total contract liabilities by segment consisted of the following:

	March 31, 2025	March 31, 2024
Total Contract Liabilities by Segment:
K-12	$1,279,585	$1,122,019
Higher Education	297,316	295,242
Global Professional	62,348	59,711
International	33,407	33,168
Other (1)	3,531	927
Total Contract Liabilities	$1,676,187	$1,511,067
_______________
(1)Includes contract liabilities for in-transit product sales that are not included in segment contract liabilities.
Revenue recognized during the fiscal year ended March 31, 2025 from amounts included within deferred revenue as of March 31, 2024 was approximately $727,263. Revenue recognized during the fiscal year ended March 31, 2024 from amounts included within deferred revenue as of March 31, 2023, was approximately $671,220.
Estimated revenue expected to be recognized in future fiscal years ended March 31, related to amounts included within deferred revenue as of March 31, 2025, was as follows:

March 31, 2025
2026	$794,031
2027	360,907
2028	252,913
2029	153,627
2030	69,899
Thereafter	44,810
$1,676,187
3. Operating and Administrative Expenses
Operating and administrative expenses consisted of the following:

	Year Ended March 31,
	2025	2024	2023
Selling and marketing	$380,199	$373,879	$367,934
General and administrative	345,213	331,673	341,474
Research and development	284,429	263,416	278,096
Amortization of product development costs	56,655	58,459	57,135
Operating and administrative expenses	$1,066,496	$1,027,427	$1,044,639
4. Acquisitions
Boards and Beyond Acquisition
On December 5, 2022, the Company acquired substantially all of the assets of Ryan Medical Education LLC, d/b/a Boards & Beyond (the “Boards and Beyond Acquisition”), a leader in supporting medical students with on-demand video libraries and question banks designed to help them efficiently learn the fundamentals of medical basic sciences and clinical medicine. The Company paid cash of $21,760 at closing (subject to typical closing adjustments), and the agreement includes $3,679 of other contingently payable amounts for a total purchase consideration of $25,439. In addition, the agreement

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
includes $4,540 of contingent payments if certain milestones are met, which would be recognized as post combination compensation expense if paid. During the fiscal years ended March 31, 2025, 2024 and 2023, the Company recognized $567, $2,743 and $1,230, respectively, of post combination compensation expense, which is included within Operating and administrative expenses in the consolidated statements of operations.
The Boards and Beyond Acquisition was accounted for as a business combination in accordance with ASC 805. The fair value of the assets acquired and liabilities assumed was recorded as of December 5, 2022 based on the consideration transferred of $25,439. As a result of the acquisition, goodwill of $3,422 was recorded on the consolidated balance sheet. The Boards and Beyond Acquisition is recorded within the Company's Global Professional segment.
The table below summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Identifiable intangible assets	$24,750
Deferred revenue	(2,733)
Goodwill	3,422
Purchase Price	$25,439
The Company recognized and measured deferred revenue acquired in the Boards and Beyond Acquisition in accordance with ASU 2021-08 - Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, resulting in the recognition of the deferred revenue at the amount consistent with the amount recorded by the acquiree immediately before the acquisition date in accordance with ASC 606 - Revenue from Contracts with Customers.
Goodwill represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including an experienced workforce that will help accelerate product development and go to market strategy.
The fair values of the acquired intangible assets will be amortized over their useful life, which is consistent with the estimated useful life considerations used in determining their fair values. Customer intangibles are amortized on a straight-line basis. Content and Trademark intangibles are amortized using the sum-of-the-years' digits method.

	Fair Value	Useful Life
Content	$22,400	15 years
Trademarks	1,750	10 years
Customers	600	1-12 years
The transaction was structured as an acquisition of assets, and the goodwill is tax-deductible and amortizable over 15 years for U.S. income tax purposes.
EssayPop Acquisition
On March 21, 2025, the Company completed the acquisition of EssayPop, LLC ("EssayPop") for a total purchase consideration of $8,000. Pursuant to the terms of the purchase and sale agreement, $6,000 was paid at closing with cash on hand, while the remaining $2,000 is payable following the 18-month anniversary of the closing date, subject to customary conditions. EssayPop is an interactive, cloud-based writing solution designed by educators to simplify and enhance the writing process for both teachers and students.
In accordance with ASC 805, Business Combinations (“ASC 805”), the Company accounted for the transaction as an asset acquisition as substantially all of the fair value of the gross assets acquired was

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
concentrated in a single identifiable developed software asset. As an asset acquisition, the total purchase consideration of $8,000, which included direct transaction costs, was allocated to the developed software asset. The Company has classified the developed software asset as a deferred technology cost, which is included within Other non-current assets on the accompanying consolidated balance sheet as of the acquisition date. Amortization of the deferred technology cost will commence once the software is ready for its intended use and will be recognized over its estimated useful life, typically three years, using the straight-line method. Amortization expense will be included within depreciation in the consolidated statements of operations.
As of March 31, 2025, the remaining $2,000 purchase consideration payable is classified as other non-current liabilities in the accompanying consolidated balance sheet.
5. Other Income
During the fiscal year ended March 31, 2023, the Company recognized a gain of $8,000 resulting from the favorable settlement of a copyright infringement lawsuit filed in 2021. The amount has been recorded in Other (income) expense in the consolidated statements of operations.
6. Inventories, Net
As of March 31, 2025 and 2024, the majority of inventories reported on the consolidated balance sheets consisted of finished goods.
Inventory obsolescence was $13,013, $17,711 and $16,245 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively. This is included within Cost of sales (excluding depreciation and amortization) in the consolidated statements of operations.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
7. Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following:

		March 31,
	Useful Life	2025	2024
Furniture and equipment	2 - 12 years	$78,610	$78,266
Buildings and leasehold improvements	2 - 40 years	74,238	71,346
Land and land improvements	Indefinite	3,680	3,680
Total property, plant and equipment		156,528	153,292
Less: accumulated depreciation		(61,331)	(52,760)
Total property, plant and equipment, net		$95,197	$100,532
Depreciation expense was $16,789, $27,236 and $28,138 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
On June 30, 2023, the Company completed a sale and leaseback transaction for its office building located in Dubuque, Iowa for a sale price of $20,500. The transaction qualified for sales recognition under the sale leaseback accounting requirements, and the Company leased back a small portion of the building. The Company recorded a gain of $2,043, which is included within Operating and administrative expenses in the consolidated statements of operations.
There were no impairments of property, plant and equipment in any of the periods presented.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
8. Goodwill and Other Intangible Assets
Goodwill
The following table summarizes the changes in the carrying value of goodwill by reporting unit for the fiscal years ended March 31, 2025 and 2024:

	K-12	Higher Education	Global Professional	International	Total
As of March 31, 2023	$1,184,877	$990,022	$249,809	$173,387	$2,598,095
Impairment charge	—	—	(40,500)	—	(40,500)
As of March 31, 2024	$1,184,877	$990,022	$209,309	$173,387	$2,557,595
Additions	—	—	—	—	—
As of March 31, 2025	$1,184,877	$990,022	$209,309	$173,387	$2,557,595
For the fiscal year ended March 31, 2023
As of December 31, 2022, the Company considered then current market conditions, including, but not limited to, rising interest rates, economic conditions in the various domestic and international markets in which it operates as well as declines in market valuations. Additionally, the Company considered other events and circumstances including, but not limited to, lower than expected current and future enrollment levels in colleges and universities, and rising costs due to inflation. Based on this assessment, including the impact of the noted market conditions and other events and circumstances on the current and expected future results of our reporting units, the Company concluded that it was more likely than not that the fair value of our Higher Education, Global Professional and International reporting units is less than their carrying amount, including goodwill. Additionally, the Company concluded that it was more likely than not that the indefinite-lived intangible assets held in our Higher Education, Global Professional and International reporting units were impaired.
As a result, consistent with the requirements of ASC Topic 350, Intangibles-Goodwill and Other ("ASC 350"), the Company performed an interim quantitative goodwill impairment test for the Higher Education, Global Professional and International reporting units to determine whether the carrying value exceeded the fair value of the reporting unit. The fair value was estimated by using a combination of the income and market approach. Under the income approach, the Company used a discounted cash flow analysis which involves estimating the present value of future cash flows of the reporting unit. Under the market approach, the Company estimated fair value by applying market multiples of selected comparable companies to our financial forecasts. The key assumptions used to determine the fair value of the Company’s reporting units consisted primarily of significant unobservable inputs (level 3 fair value measurement), including projected revenue growth rates, operating margins and cash flows, terminal growth rates, discount rates, revenue and EBITDA market multiples and transaction multiples of similar businesses or guideline companies.
Based on the results of the interim quantitative goodwill impairment test as of December 31, 2022, the Company determined that the carrying value of its Higher Education and International reporting units exceeded their fair value and therefore recognized an impairment charge of $185,000 and $73,000 respectively, to adjust the carrying amount of goodwill to for the amount that the carrying amount of the reporting unit, including goodwill, exceeded its fair value. The goodwill impairment charges resulted primarily from a revision of previously projected revenue, discount rate and market multiples given then current market conditions. The results of the interim quantitative goodwill impairment test of the Global Professional reporting unit showed that its fair value as a percentage of its carrying value was 110% and therefore no impairment charge was recognized. Additionally, based on the interim assessment, the Company concluded that it was not more likely than not that the fair value of its K-12 reporting unit was less than its carrying amount, including goodwill.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
As of March 31, 2023, the Company performed a qualitative goodwill impairment test and concluded that it was more likely than not that the fair value of our reporting units exceeded their carrying amounts. As such, the quantitative goodwill impairment test was not required or performed and no impairment charges were recorded for any of our reporting units as of March 31, 2023.
For the fiscal year ended March 31, 2024
As of December 31, 2023, the Company considered events and circumstances including, but not limited to, lower revenues as a result of the strategic decision to discontinue certain investments in new titles within its Global Professional reporting unit, and higher costs due to inflation. Based on this assessment, the Company concluded that it was more likely than not that the fair value of its Global Professional reporting unit was less than its carrying amount, including goodwill. Additionally, the Company concluded that it was more likely than not that the fair value of the indefinite-lived intangible assets held in its Global Professional reporting unit was less than its carrying amount.
As a result, consistent with the requirements of ASC Topic 350, Intangibles-Goodwill and Other, the Company performed an interim quantitative goodwill impairment test for its Global Professional reporting unit to determine whether the carrying value exceeded the fair value of the reporting unit. The fair value was estimated by using a combination of the income and market approach. Under the income approach, the Company used a discounted cash flow analysis which involves estimating the present value of future cash flows of the reporting unit. Under the market approach, the Company estimated fair value by applying market multiples of selected comparable companies to its financial forecasts. The key assumptions used to determine the fair value of the Company’s reporting     unit consisted primarily of significant unobservable inputs (level 3 fair value measurement), including projected revenue growth rates, operating margins and cash flows, terminal growth rates, discount rates, revenue and EBITDA market multiples and transaction multiples of similar businesses or guideline companies.
Based on the results of the interim quantitative goodwill impairment test as of December 31, 2023, the Company determined that the carrying value of its Global Professional reporting unit did not exceed its fair value and therefore, no impairment charge was recognized.
As of March 31, 2024, the Company performed its annual impairment test and concluded that the carrying value of its Global Professional reporting unit exceeded its fair value, which was determined using significant unobservable inputs (level 3 fair value measurement). As a result, a $40,500 impairment was recorded to adjust the carrying value of goodwill for the amount that the carrying amount of the reporting unit, including goodwill, exceeded its fair value. The goodwill impairment resulted primarily from a revision of previously projected revenues given the strategic decision to sunset certain non-core front-list print titles and to re-invest into higher margin digital medical and engineering portfolios.
There were no impairment charges recognized relating to the goodwill recorded within the K-12, Higher Education or International reporting units as a result of the Company's annual quantitative impairment test as of March 31, 2024.
For the fiscal year ended March 31, 2025
As of March 31, 2025, the Company performed its annual impairment test and concluded that the fair value of its reporting units exceeded their respective carrying values. As such, no impairment charges were recorded for any of its reporting units as of March 31, 2025.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Other Intangible Assets
The following information details the carrying amounts and accumulated amortization of the Company's intangible assets:

		March 31, 2025
	Useful Life	Gross Amount	Accumulated Amortization	Accumulated Impairment	Net Amount
Content	10 - 15 years	$1,222,400	$(589,247)	$—	$633,153
Trademarks	Indefinite	576,000	—	(83,000)	493,000
Trademarks	10 years	21,750	(12,014)	—	9,736
Customers	1 - 14 years	225,600	(114,269)	—	111,331
Technology	7 years	427,000	(220,035)	—	206,965
Total		$2,472,750	$(935,565)	$(83,000)	$1,454,185

		March 31, 2024
	Useful Life	Gross Amount	Accumulated Amortization	Accumulated Impairment	Net Amount
Content	10 - 15 years	$1,222,400	$(447,247)	$—	$775,153
Trademarks	Indefinite	576,000	—	(83,000)	493,000
Trademarks	10 years	21,750	(8,902)	—	12,848
Customers	1 - 14 years	225,600	(82,855)	—	142,745
Technology	7 years	427,000	(158,321)	—	268,679
Total		$2,472,750	$(697,325)	$(83,000)	$1,692,425
The Company's expected aggregate annual amortization expense for existing intangible assets subject to amortization for each of the fiscal years is as follows:

Expected Amortization Expense
2026	$222,932
2027	207,625
2028	172,109
2029	115,034
2030	79,572
Thereafter	163,913
$961,185
The fair values of the definite-lived acquired intangible assets are amortized over their useful lives, which is consistent with the estimated useful life of considerations used in determining their fair values. Customer and Technology intangibles are amortized on a straight-line basis while Content and definite-lived Trademark intangibles are amortized using the sum-of-the-years' digits method. The weighted-average amortization period is 7.7 years. Amortization expense was $238,240, $253,663 and $266,619 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
For the fiscal year ended March 31, 2025
As of March 31, 2025, the Company performed its annual impairment test and concluded that the fair value of its indefinite-lived intangible assets exceeded their respective carrying values. As such, no impairment charges were recorded for any of its indefinite-lived intangible assets as of March 31, 2025.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
For the fiscal year ended March 31, 2024
The Company performed an impairment test in accordance with ASC 350 on all of its indefinite-lived assets as of March 31, 2024 and performed an impairment test on its Global Professional indefinite-lived assets as of December 31, 2023. Based on the results of the impairment analysis, the Company determined that the carrying value of its Global Professional indefinite-lived Trademarks exceeded its fair value as of March 31, 2024 and December 31, 2023. The Company estimated the fair value by preparing a relief-from-royalty discounted cash flow analysis using forward looking revenue projections, which required the Company to estimate unobservable inputs (level 3 fair value measurement) such as a royalty rate and discount rate, and to identify relevant projected revenue and terminal value of its Global Professional indefinite-lived Trademarks. The discount rate is based on the weighted-average cost of capital method at the date of the evaluation. As a result, an impairment charge of $9,000 ($2,000 recorded in the fourth quarter of Fiscal Year 2024 and $7,000 recorded in the third quarter of Fiscal Year 2024) was recorded for our Global Professional indefinite-lived Trademarks for the fiscal year ended March 31, 2024. The impairment charge resulted primarily from a revision of previously projected revenues given the strategic decision to sunset certain non-core front-list print titles and to re-invest into higher margin digital medical and engineering portfolios.
For the fiscal year ended March 31, 2023
The Company performed an impairment test in accordance with ASC 350 on its indefinite-lived assets as of December 31, 2022. Based on the results of the impairment analysis, the Company determined that the carrying value of its Higher Education, Global Professional and International Trademarks exceeded their fair value as of December 31, 2022. The Company estimated the fair value by preparing a relief-from-royalty discounted cash flow analysis using forward looking revenue projections, which required us to estimate unobservable inputs (level 3 fair value measurement) such as a royalty rate and discount rate, and to identify relevant projected revenue and terminal value of its Higher Education, Global Professional and International reporting units. The discount rate is based on the weighted-average cost of capital method at the date of the evaluation. As a result, $45,000, $6,000 and $3,000 of impairment charges were recorded for our Higher Education, Global Professional and International indefinite-lived Trademarks, respectively, as of December 31, 2022. The impairment charges resulted primarily from a revision of previously projected revenues given current market conditions.
As of March 31, 2023, the Company performed a qualitative indefinite-lived intangible asset impairment test and concluded that it was more likely than not that the fair value of our indefinite-lived intangible assets exceeded their carrying amounts. As such, the quantitative indefinite-lived intangible asset impairment test was not required or performed and no impairment charges were recorded for any of our indefinite-lived intangible assets as of March 31, 2023.
9. Prepaid and Other Current Assets
Prepaid and other current assets consisted of the following:

	March 31,
	2025	2024
Deferred royalties	$76,186	$75,919
Deferred sales commission	22,449	19,092
Prepaid insurance	6,049	8,001
Prepaid tax	3,006	2,729
Other	42,667	40,269
Prepaid and other current assets	$150,357	$146,010

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
10. Other Current Liabilities
Other current liabilities consisted of the following:

	March 31,
	2025	2024
Allowance for sales returns	$39,657	$35,568
Accrued interest	20,455	16,660
Accrued tax	59,797	13,353
Finance lease obligations	4,631	8,410
Restructuring	5,212	6,311
Deferred purchase price	—	2,665
Other	42,271	34,018
Other current liabilities	$172,023	$116,985
11. Debt
Long-term debt consisted of the following:

		March 31,
	Maturity	2025	2024
Term Loan Facility	July 2028	$—	$2,071,875
A&E Term Loan Facility	August 2031	1,160,415	—
2022 Secured Notes	August 2028	828,466	828,466
2022 Unsecured Notes	August 2029	639,034	639,034
2024 Secured Notes	September 2031	650,000	—
Total debt outstanding		3,277,915	3,539,375
Less: unamortized debt discount		(82,782)	(82,983)
Less: unamortized deferred financing costs		(17,412)	(20,991)
Less: current portion of long-term debt		(13,170)	(21,250)
Long-term debt		$3,164,551	$3,414,151
Refinancing Transactions
On August 6, 2024 (the “Closing Date”), the Company (a) amended the Cash Flow Credit Agreement, which amendment (i) modified certain provisions therein, (ii) refinanced in full the outstanding term loans thereunder with new term loans having an extended maturity to August 2031 (such term loan facility after being refinanced, the “A&E Term Loan Facility”), and (iii) except for $38,750 of the revolving credit facility outstanding immediately prior to August 6, 2024 (which remains due in July 2026 and therein referred to as the “Non-Extended Cash Flow Revolver Facility”), extended the maturity of $111,250 of the revolving credit facility thereunder to August 2029 for lenders who consented to such amendment (such facility after being extended, the “A&E Cash Flow Revolving Facility”), and (b) amended its ABL Revolving Credit Agreement, (and, together with the Cash Flow Credit Agreement, the “Credit Agreements”) which amendment (i) modified certain provisions therein, (ii) extended the maturity to August 2029 and (iii) increased the aggregate principal amount of available commitments thereunder from $200,000 to $300,000 (such ABL revolving facility after being extended and increased, the “A&E ABL Revolving Credit Facilities”).
The Company received consents pursuant to the A&E Cash Flow Revolving Facility from holders of $111,250 (or approximately 74.16%) of commitments under the Cash Flow Revolving Credit Facility and consents pursuant to the A&E ABL Revolving Credit Facilities from holders of $200,000 (or 100%) of commitments under the ABL Revolving Credit Facilities.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Concurrent with the closing of the amendments to the Credit Agreements, the Company (a) completed the issuance of $650,000 aggregate principal amount of new 7.375% senior secured notes due September 1, 2031 (the “2024 Secured Notes”) and (b) voluntarily prepaid $2,066,563 of loans outstanding under the Term Loan Facility using proceeds of $650,000 of 2024 Secured Notes, $1,317,000 of debt incurred under the A&E Term Loan Facility, and cash on hand, which resulted in a decrease of the Company’s aggregate outstanding indebtedness of $99,563. The prepayment was accounted for as a modification and partial extinguishment of debt in accordance with ASC 470-50. As a result, the Company recorded a loss on partial extinguishment of debt of $2,719, inclusive of write-offs of then existing unamortized debt discount and deferred financing fees of $1,008 and $277, respectively, and new debt discount fees of $1,434.
The issuance and sale of the 2024 Secured Notes, the borrowing under the A&E Term Loan Facility and the repayment of all term loans under the Term Loan Facility, the entry into the amendments to the Cash Flow Credit Agreement and the ABL Revolving Credit Agreement as described herein and the payment of related fees and expenses are referred to as the “2024 Refinancing Transactions”.
2025 Repricing of A&E Term Loan Facility
On February 6, 2025, the Company entered into an amendment to the Cash Flow Credit Agreement. Pursuant to this amendment, the Company repriced the A&E Term Loan Facility with replacement term loans in an aggregate principal amount of $1,213,707. The A&E Term Loan Facility following the repricing has substantially the same terms as the existing A&E Term Loan Facility, including the same maturity date of August 2031, except that the A&E Term Loan Facility following the repricing provided for a reduced applicable margin on Term SOFR of 75 basis points. Following the amendment and the repricing, the applicable interest rate under the A&E Term Loan Facility, is at our option, (a) the base rate plus 2.25% or (b) Term SOFR plus 3.25%.
A&E Cash Flow Credit Facilities
On July 30, 2021, McGraw-Hill Education, Inc. and certain subsidiaries entered into that certain Credit Agreement (the “Cash Flow Credit Agreement”) which provided for (i) an initial $1,550,000 term loan facility (the “Term Loan Facility”) and (ii) an initial $150,000 revolving credit facility (the “Cash Flow Revolving Credit Facility”). On November 1, 2021, McGraw-Hill Education, Inc. borrowed an additional $575,000 under the Term Loan Facility pursuant to an incremental amendment to the Cash Flow Credit Agreement to finance certain transactions.
In June 2023, McGraw-Hill Education, Inc. and certain subsidiaries entered into an amendment to the Cash Flow Credit Agreement, which, among other things, replaced LIBOR with Term SOFR (of terms of one, three or six months), or if available and agreed to by such parties as specified in such agreement, other periods of twelve months or less than one month, in the case of the Cash Flow Revolving Credit Facility, with a credit spread adjustment of 0.10% for all interest periods, and in the case of the Term Loan Facility, with a credit spread adjustment of 0.11448% (one-month interest period), 0.26161% (three-months interest period), 0.42826% (six-months interest period) and 0.71513% (twelve-months interest period).
On August 6, 2024, McGraw-Hill Education, Inc. and certain subsidiaries amended its Cash Flow Credit Agreement which amendment (i) modified certain provisions therein, (ii) refinanced in full the outstanding term loans thereunder with new term loans having an extended maturity to August 2031 (such facility as being refinanced, the “A&E Term Loan Facility”) and (iii) except for $38,750 of the Cash Flow Revolving Credit Facility outstanding immediately prior to August 6, 2024 (which remains due on July 30, 2026 and hereinafter referred to as the “Non-Extended Cash Flow Revolver Facility”), extended the maturity of $111,250 of the Cash Flow Revolving Credit Facility thereunder to August 6, 2029 for lenders who consented to such amendment (the “A&E Cash Flow Revolving Facility”). The A&E Term Loan Facility, together with the Non-Extended Cash Flow Revolver Facility and the A&E Cash Flow Revolving Facility, collectively, the "A&E Cash Flow Credit Facilities”.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
In the three months ended December 31, 2024, the Company voluntarily prepaid $100,000 in principal of its A&E Term Loan Facility and recorded non-cash charges for the accelerated amortization of the debt discount and deferred financing cost of $3,853 and $736, respectively.
On February 6, 2025, McGraw-Hill Education, Inc. and certain subsidiaries entered into an amendment to the Cash Flow Credit Agreement. Pursuant to this amendment, the Company repriced its existing A&E Term Loan Facility with replacement term loans in an aggregate principal amount of $1,213,708. The A&E Term Loan Facility following the repricing has substantially the same terms as the existing A&E Term Loan Facility, including the same maturity date of August 2031, except that the A&E Term Loan Facility following the repricing provided for a reduced applicable margin on Term SOFR of 75 basis points. The A&E Term Loan Facility matures on August 6, 2031 and is subject to 1% annual amortization payable in equal quarterly installments.
On March 31, 2025, the Company voluntarily prepaid $50,000 in principal of its A&E Term Loan Facility and recorded non-cash charges for the accelerated amortization of the debt discount and deferred financing cost of $1,964 and $375, respectively.
The interest rate applicable to borrowings under the A&E Cash Flow Credit Facilities is, at McGraw-Hill Education, Inc.'s option, either (1) the base rate subject to a floor of 1.50% per annum plus an applicable margin (which is 2.25% for the A&E Term Loan Facility following the repricing, 3.00% for the Non-Extended Cash Flow Revolver Facility and 3.00% for the A&E Cash Flow Revolving Facility) or (2) Term SOFR (or for the A&E Cash Flow Revolving Facility borrowings in permitted alternative currencies, such other permitted alternative currency rate) subject to a floor of 0.50% per annum plus an applicable margin (which is 3.25% for the A&E Term Loan Facility following the repricing, 4.00% for the Non-Extended Cash Flow Revolver Facility and 4.00% for the A&E Cash Flow Revolving Facility). As of March 31, 2025, the interest rate for the A&E Term Loan Facility was 7.575% per annum.
The following fees are applicable under the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility: (a) an unused line fee of 0.50% per annum of the unused portion of the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility (in each case, excluding any swingline loans), (b) a letter of credit participation fee accruing at a rate equal to the interest rate margin applicable to Term SOFR under the A&E Cash Flow Revolving Facility borrowings on the aggregate stated amount of each letter of credit (c) a letter of credit ( “LC”) fronting fee of 0.125% on the average amount of LC exposure of such issuing bank and (d) certain other customary fees and expenses of the lenders, letter of credit issuers and agents thereunder. In addition, the A&E Term Loan Facility was issued at a discount of 0.25%. As of March 31, 2025, the unamortized debt discount and deferred financing cost were $42,755 and $8,166, respectively, which are amortized over the term of the facility using the effective interest rate method.
As of March 31, 2025, the amount available under the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility was $111,250 and $38,750, respectively. The Company incurred undrawn fees of $196, $758 and $760 on unutilized commitments related to the Cash Flow Revolving Credit Facility for the fiscal years ended March 31, 2025, 2024 and 2023, respectively, and undrawn fees of $569 on unutilized commitments for both the A&E Cash Flow Revolving Facility and the Non-Extended Cash Flow Revolver Facility for the fiscal year ended March 31, 2025. As of March 31, 2025, the unamortized deferred financing cost was $3,575, which is amortized over the term of the facility on a straight-line basis. This is included within Other non-current assets in the consolidated balance sheets. As of March 31, 2025, no amount was outstanding under the A&E Cash Flow Revolving Facility or the Non-Extended Cash Flow Revolver Facility.
All obligations under the Cash Flow Credit Agreement continue to be guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of its direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the Cash Flow Credit Agreement is a second-priority lien with respect to

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E ABL Revolving Credit Facilities) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The A&E Cash Flow Credit Facilities are secured pari passu with the 2022 Secured Notes and the 2024 Secured Notes.
The Cash Flow Credit Agreement requires the maintenance of a maximum Consolidated First Lien Net Leverage Ratio, on the last day of any fiscal quarter when aggregate exposures exceed 40% of total revolving commitments (subject to certain exclusions, including issued or undrawn letters of credit), of no greater than 6.95 to 1.00, tested for the four fiscal quarter period ending on such date.
The Cash Flow Credit Agreement also includes customary mandatory prepayment requirements with respect to the term loans under the A&E Term Loan Facility based on certain events such as asset sales, debt issuances and defined levels of excess cash flow.
The Cash Flow Credit Agreement contains customary covenants, including, but not limited to, restrictions on the Company's ability and that of its restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, make investments, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or certain burdensome agreements, create certain restrictions on subsidiaries, modify the Company's governing documents, certain junior debt documents or change the Company's line of business.
The Cash Flow Credit Agreement provides that, upon the occurrence of certain events of default, McGraw-Hill Education, Inc.’s obligations thereunder may be accelerated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension plan events, certain change of control events and other customary events of default subject to certain materiality levels, default triggers and cure and grace periods.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the Cash Flow Credit Agreement.
The fair value of the outstanding A&E Term Loan Facility was approximately $1,156,063 as of March 31, 2025. As of March 31, 2025, the remaining contractual life of the A&E Term Loan Facility was approximately 6.4 years.
A&E ABL Revolving Credit Facilities
On July 30, 2021, McGraw-Hill Education, Inc. and certain subsidiaries entered into that certain Revolving Credit Agreement (the “ABL Revolving Credit Agreement”) which provided for (i) a $165,000 U.S. revolving credit facility, subject to U.S. borrowing base capacity (the “U.S. ABL Revolving Credit Facility”) and (ii) a $35,000 non-U.S. revolving credit facility, subject to non-U.S. borrowing base capacity (the “RoW ABL Revolving Credit Facility” and, together with the U.S. ABL Revolving Credit Facility, the “ABL Revolving Credit Facilities”).
In April 2023, McGraw-Hill Education, Inc. and certain of its subsidiaries entered into an amendment to the ABL Revolving Credit Agreement, which, among other things, replaced LIBOR with Term SOFR (of terms of one, three or six months, or if available and agreed to by such parties as specified in such agreement, other periods of twelve months or less than one month, with a credit spread adjustment of 0.10% for all interest periods). Subsequently, in May 2024, McGraw-Hill Education, Inc. and certain of its subsidiaries entered into an amendment to the ABL Revolving Credit Agreement which replaced CDOR with Term CORRA (of terms of one or three months) with a credit spread adjustment of 0.29547% for a one month interest period and 0.32138% for an interest period of three months for any borrowings denominated in Canadian dollars.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
On August 6, 2024, McGraw-Hill Education, Inc. and certain subsidiaries amended the ABL Revolving Credit Agreement which amendment (i) modified certain provisions therein, (ii) extended the maturity to August 2029 and (iii) increased the aggregate principal amount of available commitments thereunder from $200,000 to $300,000, consisting of a $265,000 U.S. facility (the “A&E U.S. ABL Revolving Credit Facility”) and a $35,000 Rest of the World subfacility (the “A&E RoW ABL Revolving Credit Facility” and together with the A&E U.S. ABL Revolving Credit Facility, the “A&E ABL Revolving Credit Facilities”). The A&E ABL Revolving Credit Facilities will mature on August 6, 2029 and is not subject to amortization.
The interest rate applicable to borrowings under the A&E ABL Revolving Credit Facilities is, at McGraw-Hill Education, Inc.'s option, either (1) the base rate, subject to a floor of 1.50% per annum, plus an applicable margin or (2) Term SOFR (subject to a credit spread adjustment), SONIA (subject to a credit spread adjustment), EURIBOR, Term CORRA (subject to a credit spread adjustment), BBSY or BKBM (in each case, as defined in the A&E ABL Revolving Credit Facilities), in each case, plus an applicable margin. The applicable margin is based on average availability under the ABL Revolving Credit Agreement at such time, and ranges from 1.25% to 1.75% for non-base rate loans and 0.25% to 0.75% for base rate loans. The interest rate on borrowings under the A&E ABL Revolving Credit Facilities is subject to a Term SOFR (or such other permitted alternative currency rate) floor of 0% per annum.
The following fees are applicable under the A&E ABL Revolving Credit Facilities: (a) an unused line fee of (i) 0.250% per annum of the unused portion of any A&E ABL Revolving Credit Facilities (excluding any swingline loans) when the average daily unused portion of such A&E ABL Revolving Credit Facilities is less than or equal to 50% of the aggregate commitments under such A&E ABL Revolving Credit Facilities or (ii) 0.375% per annum of the unused portion of any A&E ABL Revolving Credit Facilities (excluding any swingline loans) when the average daily unused portion of such A&E ABL Revolving Credit Facilities is greater than 50% of the aggregate commitments under such A&E ABL Revolving Credit Facilities, (b) a letter of credit participation fee accruing at a rate equal to the interest rate margin applicable to Term SOFR borrowings on the aggregate stated amount of each letter of credit and (c) certain other customary fees and expenses of the lenders, letter of credit issuers and agents thereunder.
In June 2023, the Company borrowed $30,000 in principal amount under the ABL Revolving Credit Agreement, which was subject to a per annum interest rate of 8.25% plus an applicable margin of 0.25%. This amount was fully repaid in July 2023.
As of March 31, 2025, the amount available under the A&E ABL Revolving Credit Facilities was $300,000, subject to borrowing base capacity pursuant to the terms of the ABL Revolving Credit Agreement. Availability under the A&E ABL Revolving Credit Facilities excludes amounts outstanding for letters of credit in the amount of $4,140.
The Company incurred undrawn fees of $200, $741 and $736 on unutilized commitments related to the ABL Revolving Credit Facilities for the fiscal years ended March 31, 2025, 2024 and 2023, respectively, and undrawn fees of $850 on unutilized commitments related to the A&E ABL Revolving Credit Facilities for the fiscal year ended March 31, 2025. As of March 31, 2025, the unamortized deferred financing costs was $3,838, which are amortized over the term of the agreement. This is included within Other non-current assets in the consolidated balance sheets.
All obligations under the A&E U.S. ABL Revolving Credit Facility continue to be guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the A&E ABL Revolving Credit Facilities is a first-priority lien with respect to cash and cash equivalents, accounts receivable, inventory and certain other current and foreign assets, and a second-priority lien with respect to other assets (second in priority to the liens securing the A&E Cash Flow Credit Facilities, the 2022 Secured Notes and the 2024 Secured Notes). In addition to the U.S. obligors, the obligations under the A&E RoW ABL

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Revolving Credit Facility continue to be additionally guaranteed by, and secured by a lien on, the assets of certain foreign subsidiaries.
The ABL Revolving Credit Agreement contains customary covenants, including, but not limited to, restrictions on the ability of McGraw-Hill Education, Inc. and McGraw-Hill Education, Inc.'s restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends or make other restricted payments, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or certain burdensome agreements, create certain restrictions on subsidiaries, modify the Company's governing documents, certain junior debt documents or change the Company's line of business.
The ABL Revolving Credit Agreement requires the maintenance of a minimum Consolidated Fixed Charge Coverage Ratio (as set forth in the ABL Revolving Credit Agreement), on any date when Adjusted Availability (as such term is defined in the ABL Revolving Credit Agreement) is less than the greater of (a) 10% of the Line Cap (as such term is defined in the ABL Revolving Credit Agreement) and (b) $18,750, of at least 1.00 to 1.00, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which financials have been delivered, and at the end of each succeeding fiscal quarter thereafter until the date on which Adjusted Availability has exceeded the greater of (a) 10% of the Line Cap and (b) $18,750 for 30 consecutive calendar days.
The ABL Revolving Credit Agreement provides that, upon the occurrence of certain events of default, McGraw-Hill Education, Inc.’s (and other co-borrowers') obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension plan events, certain change of control events and other customary events of default, subject to certain materiality levels, default triggers and cure and grace periods.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the ABL Revolving Credit Agreement.
2024 Secured Notes
On August 6, 2024, the Company completed the issuance of $650,000 aggregate principal amount of new 7.375% senior secured notes due 2031 (the “2024 Secured Notes”). The 2024 Secured Notes will mature on September 1, 2031. Interest on the 2024 Secured Notes is payable semiannually in arrears on March 1 and September 1 of each year, each commencing on March 1, 2025. The 2024 Secured Notes were offered and sold in transactions not required to be registered under the Securities Act and are not entitled to any registration rights.
The Company may redeem the 2024 Secured Notes at its option at certain redemption prices with respect to such series.
All obligations under the 2024 Secured Notes are guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the 2024 Secured Notes is a second-priority lien with respect to accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E ABL Revolving Credit Facilities) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The 2024 Secured Notes are secured pari passu with the A&E Cash Flow Credit Facilities and 2022 Secured Notes.
The Indenture governing the 2024 Secured Notes contains certain customary negative covenants and events of default, including, among other things and subject to certain significant exceptions and

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
qualifications, limitations on the ability of the Company and its restricted subsidiaries to incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, its capital stock; prepay, redeem or repurchase certain debt; issue certain preferred stock or similar equity securities; make loans and investments; sell assets; incur liens; enter into agreements containing prohibitions affecting its subsidiaries’ ability to pay dividends; enter into transactions with affiliates; and consolidate, merge or sell all or substantially all of its assets.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the Indentures governing the 2024 Secured Notes.
As of March 31, 2025, the unamortized debt discount and deferred financing costs related to the 2024 Secured Notes were $4,747 and $1,043, respectively, which are amortized over the term of the 2024 Secured Notes using the effective interest rate method.
The fair value of the outstanding 2024 Secured Notes was approximately $651,625 as of March 31, 2025. As of March 31, 2025, the remaining contractual life of the 2024 Secured Notes is approximately 6.5 years.
2022 Secured Notes and 2022 Unsecured Notes
On July 30, 2021, McGraw-Hill Education, Inc. assumed the obligations of (i) the $900,000 aggregate principal amount of 5.750% Secured Notes due 2028 (the “2022 Secured Notes”) and (ii) the $725,000 aggregate principal amount of 8.000% Senior Notes due 2029 (the “2022 Unsecured Notes” and, together with the 2022 Secured Notes, the “2022 Notes”). The 2022 Secured Notes will mature on August 1, 2028 and the 2022 Unsecured Notes will mature August 1, 2029. Interest on each series of the 2022 Notes is payable semiannually in arrears on February 1 and August 1 of each year, each commencing on February 1, 2022. Each series of 2022 Notes were offered and sold in transactions not required to be registered under the Securities Act and are not entitled to any registration rights.
The Company may redeem each series of the 2022 Notes at its option at certain redemption prices with respect to such series.
During the fiscal year ended March 31, 2023, McGraw Hill repurchased $71,534 face value of the 2022 Secured Notes for $65,443. The repurchases were accounted for as an extinguishment of debt in accordance with ASC 470-50. As a result, we recorded a gain on extinguishment of debt of $2,944, which consisted of a $6,091 redemption discount, partially offset by the write-off of unamortized debt discount and deferred financing fees of $597 and $2,550, respectively, related to the portion of debt accounted for as an extinguishment.
During the fiscal year ended March 31, 2023, McGraw Hill repurchased $28,466 face value of the 2022 Unsecured Notes for $25,583. The repurchases were accounted for as an extinguishment of debt in accordance with ASC 470-50. As a result, we recorded a gain on extinguishment of debt of $1,608, which consisted of a $2,883 redemption discount, partially offset by the write-off of unamortized debt discount and deferred financing fees of $239 and $1,036, respectively, related to the portion of debt accounted for as an extinguishment.
During the fiscal year ended March 31, 2024, the Company repurchased $50,000 face value of the 2022 Unsecured Notes for $44,497. The repurchases were accounted for as an extinguishment of debt in accordance with ASC 470-50. As a result, the Company recorded a gain on extinguishment of debt of $3,415, which consisted of a $5,502 redemption discount, partially offset by the write-off of unamortized debt discount and deferred financing fees of $1,696 and $391, respectively, related to the portion of debt accounted for as an extinguishment.
All obligations under the 2022 Secured Notes are guaranteed by, and secured by a lien on the assets of, the direct parent of McGraw-Hill Education, Inc. and all of McGraw-Hill Education, Inc.'s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries). The lien securing the obligations under the 2022 Secured Notes is a second-priority lien with respect to accounts receivable, inventory and certain other current assets (second in priority to the lien securing the A&E ABL Revolving Credit Facilities) and a first-priority lien with respect to other assets, in each case, subject to other permitted liens. The 2022 Secured Notes are secured pari passu with the A&E Cash Flow Credit Facilities and the 2024 Secured Notes.
All obligations under the 2022 Unsecured Notes are guaranteed by all of McGraw-Hill Education, Inc.’s direct and indirect wholly owned U.S. subsidiaries (subject to certain customary exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenue of excluded U.S. subsidiaries).
The Indentures governing each series of the 2022 Notes contain certain customary negative covenants and events of default, including, among other things and subject to certain significant exceptions and qualifications, limitations on the ability of McGraw-Hill Education, Inc. and its restricted subsidiaries to incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, its capital stock; prepay, redeem or repurchase certain debt; issue certain preferred stock or similar equity securities; make loans and investments; sell assets; incur liens; enter into agreements containing prohibitions affecting its subsidiaries’ ability to pay dividends; enter into transactions with affiliates; and consolidate, merge or sell all or substantially all of its assets.
As of March 31, 2025, the Company was in compliance with all covenants or other requirements in the Indentures governing the 2022 Notes.
As of March 31, 2025, the unamortized debt discount and deferred financing costs related to the 2022 Secured Notes was $18,358 and $4,303, respectively, which are amortized over the term of the 2022 Secured Notes using the effective interest rate method. As of March 31, 2025, the unamortized debt discount and deferred financing costs related to the 2022 Unsecured Notes was $16,921 and $3,900, respectively, which are amortized over the term of the 2022 Unsecured Notes using the effective interest rate method.
The fair value of the outstanding 2022 Secured Notes and 2022 Unsecured Notes was approximately $799,470 and $627,851, respectively, as of March 31, 2025. As of March 31, 2025, the remaining contractual life of the 2022 Secured Notes and 2022 Unsecured Notes was approximately 3.4 years and 4.4 years, respectively.
Scheduled Principal Payments
The scheduled principal payments by fiscal year required under the terms of the Company's debt were as follows:

March 31, 2025
2026	$13,170
2027	13,170
2028	13,170
2029	841,636
2030	652,204
Thereafter	1,744,565
$3,277,915

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
12. Segment Reporting
The Company manages and reports its businesses in the following segments based on the end markets we serve:
•K-12: The Company provides end-to-end core, supplemental and intervention curricula to support the needs of U.S. K-12 schools. The Company sells blended digital and print learning solutions directly to school districts across the U.S.
•Higher Education: The Company provides students, instructors and institutions with adaptive digital learning solutions and content, and instructional materials. The primary users of the Company's solutions are students enrolled in two-and four-year non-profit colleges and universities, and to a lesser extent, for-profit institutions. The Company sells its Higher Education solutions to well-known online retailers and distribution partners, who subsequently sell to students. The Company also sells direct to student via its proprietary e-commerce platform.
•Global Professional: The Company provides students, institutions and professionals with comprehensive medical and engineering learning solutions. Our learning solutions include digital solutions and print materials easily accessible through a broad range of mediums for learners and customers.
•International: The Company is a provider of comprehensive digital and print solutions in more than 100 countries and 80 languages outside of the United States. Through our expansive global distribution network, we serve the needs of learners and educators throughout the world with our K-12 and Higher Education solutions that primarily originate or are adapted from our U.S.-based solutions.
•Other: Includes in-transit product sales and certain transactions or adjustments that are not attributable to the segments that the chief operating decision maker (“CODM”) considers to be unusual and/or nonoperational.
The CODM is our Chief Executive Officer. The CODM reviews the segments' separate financial information to assess performance and to allocate resources. The CODM measures and evaluates its reportable segments based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) from continuing operations plus interest expense (income), net, income tax provision (benefit), depreciation and amortization, restructuring and cost savings implementation charges, the effects of the application of purchase accounting, advisory fees paid to Platinum Advisors pursuant to the Advisory Agreement, impairment charges, transaction and integration costs, (gain) loss on extinguishment of debt and the impact of earnings or charges resulting from matters that the CODM does not consider when assessing the performance of, and allocated resources to, the segments. The CODM uses Adjusted EBITDA to allocate resources to our segments in our annual budgeting and forecasting process and to assess the performance of our segments, primarily by comparing current period results to both prior period and budget on a quarterly basis. The CODM reviews consolidated expense information to manage operations. In addition, our reportable segments are not evaluated using asset information.
For all our reportable segments, other segment items, which is calculated as the difference between segment revenue and segment adjusted EBITDA, primarily consist of cost of sales (excluding depreciation and amortization) and operating and administrative expenses.
During the quarter ended December 31, 2024, the CODM changed the calculation of segment Adjusted EBITDA to no longer include the change in deferred revenue, royalties and commissions. Accordingly, the Company has updated its segment Adjusted EBITDA to align with the measure used by the CODM to allocate resources to, and assess the performance of, the Company’s segments.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
The following table sets forth Adjusted EBITDA by segment:

	Year Ended March 31,
	2025	2024	2023
Adjusted EBITDA:
K-12	$305,333	$291,366	$304,311
Higher Education	350,862	290,231	244,559
Global Professional	45,105	43,402	39,370
International	35,742	30,926	24,056
Other	(10,252)	693	5,656
Total Adjusted EBITDA	$726,790	$656,618	$617,952
The following table provides a reconciliation of total Adjusted EBITDA to Net income (loss):

	Year Ended March 31,
	2025	2024	2023
Total Adjusted EBITDA	$726,790	$656,618	$617,952
Interest (expense) income, net	(293,446)	(326,438)	(278,219)
Income tax benefit (provision)	(96,481)	(25,294)	49,734
Depreciation, amortization and product development amortization	(362,357)	(366,381)	(371,885)
Restructuring and cost savings implementation charges	(24,626)	(32,548)	(20,572)
Advisory fees	(10,000)	(10,000)	(10,000)
Impairment charge	—	(49,500)	(312,000)
Purchase accounting	—	(18,101)	(46,521)
Transaction and integration costs	(2,982)	(8,205)	(6,542)
Gain (loss) on extinguishment of debt	(2,719)	3,415	4,552
Other	(20,018)	(16,585)	(30,603)
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
The following tables summarizes revenue and long-lived assets by geographic region:

	Revenue (1)
	Year Ended March 31,
	2025	2024	2023
United States	$1,896,464	$1,754,823	$1,751,012
International	204,835	205,655	196,761
Total	$2,101,299	$1,960,478	$1,947,773
______________
(1)Revenues are attributed to a geographic region based on the location of customer.

	Long-Lived Assets (2)
	March 31,
	2025	2024
United States	$646,104	$605,393
International	31,773	37,290
Total	$677,877	$642,683
______________
(2)Reflects total assets less current assets, goodwill, intangible assets, investments, deferred financing costs and non-current deferred tax assets.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
13. Taxes on Income (Loss)
Income (loss) before taxes on income that resulted from domestic and foreign operations is as follows:

	Year Ended March 31,
	2025	2024	2023
Domestic operations	$(12,053)	$(186,045)	$(469,320)
Foreign operations	22,695	18,320	15,482
Total income (loss) before taxes	$10,642	$(167,725)	$(453,838)
The provision (benefit) for taxes on income consisted of the following:

	Year Ended March 31,
	2025	2024	2023
Federal:
Current	$72,767	$36,679	$2,290
Deferred	131	(29,318)	(41,321)
Total federal	72,898	7,361	(39,031)
Foreign:
Current	9,734	4,717	4,078
Deferred	(1,034)	692	(932)
Total foreign	8,700	5,409	3,146
State and local:
Current	15,450	14,342	3,384
Deferred	(567)	(1,818)	(17,233)
Total state and local	14,883	12,524	(13,849)
Total provision (benefit) for taxes	$96,481	$25,294	$(49,734)
A reconciliation of the U.S. federal statutory tax rate to the Company's effective income tax rate for financial reporting purposes is as follows:

	Year Ended March 31,
	2025	2024	2023
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Effect of state and local income taxes	111.3	(6.1)	2.4
Foreign rate differential	(2.6)	0.7	(0.1)
Foreign withholding and branch taxes	20.9	1.1	(0.1)
Research and development credit	4.5	1.6	0.3
U.S. tax cost of foreign earnings	—	(0.1)	(0.1)
Unrecognized tax benefit	5.6	(1.5)	(0.4)
Valuation allowance on deferred tax assets	734.8	(25.0)	(0.4)
Foreign exchange gain or loss	(2.5)	(1.1)	0.1
Nontaxable or nondeductible interest	—	0.7	0.1
Goodwill impairment	—	(5.1)	(12.0)
Transaction costs	—	—	0.1
Other, net	13.6	(1.3)	0.1
Effective income tax rate	906.6%	(15.1)%	11.0%

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
The principal temporary differences between accounting for income and expenses for financial reporting and income tax purposes as of March 31, 2025 and 2024 are as follows:

	March 31,
	2025	2024
Deferred tax assets:
Inventory and product development costs	$30,971	$31,239
Capitalized software development	71,285	61,603
Employee compensation	5,602	4,173
Deferred revenue	250,721	238,980
Operating lease liability	17,805	20,647
Loss and credit carryforwards	32,168	30,289
Interest expense carryforward	120,133	90,139
Accrued expenses	16,569	16,598
Total deferred tax assets	545,254	493,668

Deferred tax liabilities:
Intangible and fixed assets	(201,252)	(250,288)
Deferred royalties, commissions	(45,232)	(46,441)
Deferred financing costs	(14,855)	(2,867)
Operating lease right-of-use asset	(12,018)	(14,391)
Indefinite-lived intangibles and goodwill	(110,197)	(106,081)
Other	(1,239)	(1,645)
Total deferred tax liabilities	(384,793)	(421,713)
Net deferred income tax asset (liability) before valuation allowance	160,461	71,955
Valuation allowance	(168,134)	(81,014)
Net deferred income tax asset (liability)	$(7,673)	$(9,059)

Reported as:
Non-current deferred tax assets	$7,983	$6,346
Non-current deferred tax liabilities	(15,656)	(15,405)
Net deferred income tax asset (liability)	$(7,673)	$(9,059)
The Company records valuation allowances against deferred income tax assets when the Company determines that it is more likely than not based upon all the current evidence that such deferred income tax assets will not be realized. Management assesses the available positive and negative evidence to estimate if sufficient future income will be available to use the existing deferred tax assets. Realization of deferred tax assets is based, in part, on the Company's judgment and various factors including reversal of deferred tax liabilities, the Company's ability to generate future taxable income in jurisdictions where such assets have arisen, and potential tax planning strategies. Valuation allowances are recorded in order to reduce the deferred tax assets to the amount expected to the realized in the future.
For the fiscal years ended March 31, 2025 and 2024, the Company's forecasts indicate that the reversal of existing temporary differences and carryforwards will not be sufficient to support the realizability of all net federal and state deferred tax assets, mainly driven by disallowed interest expense under Code Section 163(j) – Limitation on Business Interest Expense Deduction. As a result, the Company's income tax provision reflects a valuation allowance on net domestic deferred tax assets of $143,355 and $55,362, for the fiscal years ended March 31, 2025 and 2024, respectively.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
As of March 31, 2025 and 2024, a valuation allowance of $24,779 and $25,652, respectively, has been recorded for select international deferred tax assets due to negative evidence, primarily of cumulative book losses. The Company will continue to assess the available positive and negative evidence to estimate if sufficient future taxable income will be available to use the existing tax assets. As a result, the amount of the deferred tax asset considered realizable could be adjusted if estimates of future taxable income improve or objective negative evidence in the form of the level of cumulative book losses is reduced.
As of March 31, 2025, the Company has state net operating loss carryforwards of $76,914, of which $72,062 will be subject to expiration between 2034-2042. The Company's international net operating loss carryforwards as of March 31, 2025 are $66,404, predominately in the United Kingdom, Spain, Chile, and Australia and are not subject to expiration.
U.S. income and foreign withholding taxes have not been recorded on temporary differences related to investments in certain foreign subsidiaries as such differences are considered indefinitely reinvested. Determination of the amount of unrecognized deferred tax liability with respect to such investments is not practicable.
For the fiscal years ended March 31, 2025, 2024 and 2023, the Company made net state, local, and foreign income tax payments of $46,920, $43,781 and $16,014, respectively.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended March 31,
	2025	2024	2023
Balance at the beginning of the period	$8,116	$9,816	$12,743
Additions based on tax positions related to the current year	4,100	2,757	3,093
Additions for tax positions of prior years	—	305	48
Reduction for tax positions of prior year	—	(4,762)	(6,068)
Balance at the end of the period	$12,216	$8,116	$9,816
As of March 31, 2025 and 2024, there are $7,117 and $4,106, respectively, of unrecognized tax benefits, including interest and penalties, that if recognized would affect the annual effective tax rate. Total uncertain tax liabilities, including interest and penalties, as of March 31, 2025 are $16,049, of which $4,898 is included in deferred income taxes as non-current and $11,151 is included within Other non-current liabilities within the consolidated balance sheets. Total uncertain tax liabilities, including interest and penalties, as of March 31, 2024 are $10,921, of which $3,339 is included in deferred income taxes as non-current and $7,582 is included within Other non-current liabilities within the consolidated balance sheets.
For the fiscal years ended March 31, 2025, 2024 and 2023, the Company recognized interest and penalties for uncertain tax positions of $606, $336 and $1,445 respectively.
The Company entered into a voluntary Internal Revenue Service ("IRS") program called the Compliance Assurance Process ("CAP") beginning with the tax year ending March 31, 2026, in which tax positions are identified, examined, and resolved prior to filing the Company's federal income tax return. While the federal statute of limitations remains open for tax years ending on or after March 31, 2022, the assigned IRS CAP team will perform a risk assessment of unexamined open years during the tax year ending March 31, 2026 which may or may not result in examination. The Company may withdraw from CAP at any time. For state and local, and foreign jurisdictions, tax years ending on or after December 31, 2018, are generally open and subject to examination.
The Company believes that its accrual for tax liabilities is adequate for all open audit years based on an assessment of past experience and interpretation of tax laws. This assessment relies on estimates

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
and assumptions and may involve a series of complex judgments about future events. Until formal resolutions are reached with tax authorities, the determination of a possible audit settlement range with respect to the impact on unrecognized tax benefits is not practicable. On the basis of present information, it is the Company's opinion that any assessments resulting from the current audits will not have a material adverse effect on the Company's financial statements.
Although the timing of income tax audit resolution and negotiations with taxing authorities is highly uncertain, the Company does not anticipate a significant change to the total amount of unrecognized income tax benefits as a result of audit developments within the next twelve months.
14. Employee Benefits
A majority of the Company’s employees are participants in voluntary 401(k) plans sponsored by the Company under which the Company matches employee contributions up to certain levels of compensation. The Company's contributions was $15,778, $16,020 and $13,335 for the fiscal years ended March 31, 2025, 2024 and 2023, respectively.
15. Stock-Based Compensation
Stock-Based Compensation
The Company adopted the Management Stock Incentive Plan (the "Plan") that authorizes McGraw Hill to grant options to selected employees, directors and consultants of the Company and its subsidiaries to acquire Class B non-voting common stock of the Company. As of March 31, 2025, the board of directors of the Company authorized up to 10,009,026 shares under the Plan.
The stock options terminate on the tenth year from the date of the grant as defined in the Plan documents. Stock options may not be granted at an exercise price less than the fair market value of common stock on the date of grant. The options vest over five years with 50% vesting based upon continued employment and the remaining 50% vesting upon or following a change in control or public offering and the achievement of a specified multiple of invested capital as described in the option agreement. Vested options are exercisable only upon a change in control or public offering.
The following table presents a summary of option activity and data under the Plan as of March 31, 2025:

	Number of Options	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of March 31, 2024	9,429,126	$15.00	7.76	$—
Granted	1,390,000	15.00
Exercised	—	—
Forfeited and expired	(1,843,272)	15.00
Outstanding as of March 31, 2025	8,975,854	$15.00	7.18	$98,734
Vested and expected to vest	4,893,048	15.00	7.14	—
Vested and exercisable as of March 31, 2025	—	—	—	—

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
For service-based stock option awards granted during the fiscal years ended March 31, 2025, 2024 and 2023, the Company estimated the grant date fair value using a Black-Scholes option-pricing model. The weighted-average assumptions used are as follows:

	Year Ended March 31,
	2025	2024	2023
Weighted-average grant date fair value	$7.80	$8.03	$7.33
Weighted-average assumptions:
Expected dividend yield	—%	—%	—%
Expected stock price volatility (a)	50%	50%	45%
Risk-free interest rate (b)	3.76%	4.71%	4.02%
Expected option term (years) (c)	6	6	6
______________
(a)Expected volatility. The Company bases its expected volatility on a group of companies believed to be a representative peer group, selected based on industry and market capitalization.
(b)Risk-free rate. The risk-free rate for periods within the expected term of the award is based on the U.S. Government Bond yield with a term equal to the awards' expected term on the date of grant.
(c)Expected term. The expected term represents the midpoint of time until expiration and average vesting period.
As of March 31, 2025, no expense was recorded under the Plan based on the probability of the performance conditions related to a change in control or public offering.
As of March 31, 2025, there was $37,937 of unrecognized compensation expense related to the Company's stock options. Unrecognized compensation expense related to stock options issued to employees is expected to begin to be recognized once the performance conditions are considered probable of being achieved.
The total fair value of options vested during the fiscal years ended March 31, 2025, 2024 and 2023 was $3,135, $3,300 and $3,081, respectively.
16. Leases
The Company leases property under operating leases with expiration dates through 2040 as well as computer systems and office equipment under finance leases with lease terms ranging from 12 to 50 months.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Lease Position as of March 31, 2025 and 2024
The table below presents the lease-related assets and liabilities recorded on the consolidated balance sheets:

		March 31,
	Balance Sheet Classification	2025	2024
Assets
Operating leases	Operating lease right-of-use assets	$49,661	$61,515
Finance leases	Property, plant and equipment, net	9,802	10,169
Total lease assets		$59,463	$71,684

Liabilities
Current:
Operating leases	Operating lease liabilities	$8,042	$9,224
Finance leases	Other current liabilities	4,631	8,410
Non-current:
Operating leases	Operating lease liabilities	64,737	76,535
Finance leases	Other non-current liabilities	5,578	6,579
Total lease liabilities		$82,988	$100,748

Weighted-average remaining lease term:
Operating leases		9.21	9.38
Finance leases		2.67	2.32

Weighted-average incremental borrowing rate:
Operating leases		10.96%	10.71%
Finance leases		9.06%	9.84%
Lease Costs
The table below presents certain information related to the lease costs for operating and finance leases:

	Year Ended March 31,
	2025	2024	2023
Operating lease cost	$15,604	$16,990	$18,970
Short-term lease cost	1,073	1,404	1,478
Finance lease cost:
Amortization of assets	4,869	14,583	11,220
Interest on lease liabilities	1,137	1,742	2,152
Sublease income	(2,792)	(2,624)	(4,258)
Total net lease cost	$19,891	$32,095	$29,562

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
Other Information
Supplemental cash flow information related to leases was as follows:

	Year Ended March 31,
	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	$17,821	$19,157	$19,667
Operating cash outflows for finance leases	1,087	1,742	2,153
Financing cash outflows for finance leases	9,193	11,496	12,241
Non-cash financing activities: Finance lease obligation	4,266	6,034	4,534
Undiscounted Cash Flows
The table below reconciles the undiscounted cash flows by fiscal year to the operating and finance lease liabilities recorded on the consolidated balance sheets:

	March 31, 2025
	Operating Leases	Finance Leases
2026	$15,549	$5,291
2027	13,753	3,312
2028	10,834	1,903
2029	10,874	707
2030	10,339	148
Thereafter	55,834	—
Total lease payments	117,183	11,361
Less: amounts related to interest	(44,404)	(1,152)
Total lease liabilities	72,779	10,209
Less: current liabilities	(8,042)	(4,631)
Non-current lease liabilities	$64,737	$5,578
17. Stockholders' Equity (Deficit)
The Company’s amended and restated certificate of incorporation dated December 3, 2021 (a) increased the total authorized number of Class A shares of voting capital stock with a par value of $0.01 per share to 175,000,000, (b) created and authorized 13,500,000 shares of Class B non-voting common stock with a par value of $0.01 per share and (c) effected a stock split with respect to the Company’s shares of common stock outstanding or held in treasury. The voting and non-voting shares are identical, except that holders of Class A voting common stock are entitled to one vote for each share on each matter properly submitted to the Company’s stockholders for their vote, while holders of Class B non-voting common stock are not entitled to vote on such matters. Holders of Class A voting common stock and Class B non-voting common stock are entitled to receive any dividends as may be declared from time to time by the Company’s board of directors. For the fiscal years ended March 31, 2025, 2024 and 2023, no cash dividends were declared or paid.

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
18. Accumulated Other Comprehensive Income (Loss)
The following tables summarize the activity in accumulated other comprehensive loss, by component for the periods indicated:

	Foreign currency translation adjustment, net of tax	Total
Balance as of March 31, 2023	$(3,398)	$(3,398)
Other comprehensive income (loss) before reclassifications	3,643	3,643
Balance as of March 31, 2024	$245	$245
Other comprehensive income (loss) before reclassifications	(2,671)	(2,671)
Balance as of March 31, 2025	$(2,426)	$(2,426)
19. Earnings (Loss) per Share
The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Year Ended March 31,
	2025	2024	2023
Numerator:
Net income (loss) attributable to common stockholders	$(85,839)	$(193,019)	$(404,104)
Denominator:
Basic weighted-average number of shares outstanding	156,362,027	156,362,027	156,333,807
Effect of dilutive potential common shares	—	—	—
Dilutive weighted-average number of shares outstanding	156,362,027	156,362,027	156,333,807

Earnings (loss) per share attributable to common stockholders
Basic and diluted earnings (loss) per share	$(0.55)	$(1.23)	$(2.58)
The following table summarizes the Company's outstanding common stock equivalents that were excluded from the computation of diluted earnings (loss) per share on the basis that they represent contingently issuable shares that were not issuable as of the end of the reporting period:

	Year Ended March 31,
	2025	2024	2023
Stock options	8,975,854	9,429,126	9,593,026
20. Management Fee
Platinum Advisory Fee Agreement
The Company receives certain corporate and advisory services from Platinum Advisors pursuant to a Corporate Advisory Services Agreement between McGraw Hill and Platinum Advisors (the “Advisory Agreement”) and is invoiced by Platinum Advisors for such services and related expenses. The annual fee for such services will be agreed by the parties from time to time.
The Company has agreed to pay Platinum Advisors a non-refundable annual management fee of $10,000 and to reimburse Platinum Advisors for its out-of-pocket costs and expenses incurred in connection with its services under the Advisory Agreement. The Company paid Platinum Advisors management fees of $10,000 in each of the fiscal years ended March 31, 2025, 2024 and 2023, along

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
with expense reimbursements of $642, $642 and $196, respectively, related to such services. These amounts are included within Operating and administrative expenses in the consolidated statements of operations. As of March 31, 2025 and 2024, the amount payable pursuant to the Advisory Agreement was $0.
21. Commitments and Contingencies
Legal Matters
In June 2022, the Attorney General for the State of Florida issued a subpoena to McGraw-Hill Education, Inc. as part of an investigation into alleged overcharges on instructional materials for use by public K-12 schools under the Florida False Claims Act. McGraw-Hill completed its production of documents and information in response to the subpoena in December 2022 and engaged in several meetings with the Attorney General’s office to articulate multiple factual and legal defenses to any prospective legal action by the Florida Attorney General. In January 2024, McGraw-Hill Education, Inc.’s former Florida sales representative was deposed by the Attorney General and provided testimony supporting McGraw-Hill Education Inc.’s position. Since the deposition, there have been no material developments or further contact from the Florida Attorney General’s office. The Company is currently unable to predict the outcome of this investigation or reasonably estimate the amount of any loss that may result from any prospective legal claims arising out of the investigation and will continue to assess these conclusions as the investigation progresses.
In January 2021, and February 2021, two purported class actions were filed against McGraw-Hill Education, Inc. in the Southern District of New York, alleging that our refined methodology for calculating royalties breaches the terms of our author agreements and breaches McGraw-Hill Education, Inc.’s implied covenant of good faith and fair dealing. The plaintiffs subsequently consolidated their claims in a single complaint. In May 2021, McGraw-Hill Education, Inc. filed a motion to dismiss the complaint in its entirety. In January 2022, the Court granted the motion to dismiss the plaintiffs’ breach of contract claim but denied McGraw-Hill Education, Inc.’s motion to dismiss the breach of implied covenant claim. In September 2022, the plaintiffs voluntarily dismissed their breach of implied covenant claim and in October 2022, filed an appeal on the Court’s granting of McGraw-Hill Education, Inc.’s motion to dismiss their breach of contract claim with the U.S. Court of Appeals for the Second Circuit. In November 2024, the Second Circuit remanded the case to the District Court for further adjudication on one element of the breach of contract claim. The issue of class certification remains open. Discovery has resumed. McGraw Hill Education, Inc. currently intends to file a Motion for Summary Judgment with the Court at some point after the conclusion of discovery. The Company is currently unable to predict the outcome of this litigation or reasonably estimate the amount of any loss that may result from the litigation and will continue to assess these conclusions as the litigation progresses.
In July 2020, Achieve3000 filed a complaint against Beable Education Inc. (“Beable”) and its founder, Saki Dodelson, in the United States District Court for the District of New Jersey (the “Federal Action”) alleging, among other things, intellectual property/patent infringement, fraudulent inducement, unfair competition, theft of trade secret, tortious interference and breach of contract. Ms. Dodelson is the former CEO of Achieve3000. In October 2020, Beable and Dodelson filed a motion to dismiss the complaint, which the Court denied in its entirety in May 2021. In July 2021, Beable and Dodelson filed a counterclaim asserting breach of an earlier settlement agreement with Achieve3000 and seeking declarations of invalidity and non-infringement of the patent. Discovery in the Federal Action commenced. Beable and Dodelson subsequently filed for inter partes review before the Patent Trial and Appeal Board (“PTAB”) of the U.S. Patent and Trademark Office, challenging the validity of the patent. In January 2023, the PTAB ruled the patent is invalid. Achieve3000 appealed the ruling to the United States Court of Appeals for the Federal Circuit which affirmed the PTAB’s ruling in July 2024. Achieve3000 does not plan further appeals but filed an application in November 2023 to reissue the Patent, correcting errors to narrow and refine the claims to address the prior art that formed the basis of the PTAB’s ruling. In March 2025, after the extension of discovery deadlines in the Federal Action due to ongoing disputes, discovery resumed. It is anticipated that depositions of witnesses will begin in the second or third quarter of 2025. The Company is

MCGRAW HILL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except for share and per share data)
currently unable to predict the outcome of the defendants' counter-claims or reasonably estimate the amount of any loss that may result from the counter-claims and will continue to assess these conclusions as the litigation progresses.
In the normal course of business both in the United States and abroad, the Company is a defendant in various lawsuits and legal proceedings which may result in adverse judgments, damages, fines or penalties and is subject to inquiries and investigations by various governmental and regulatory agencies concerning compliance with applicable laws and regulations. In view of the inherent difficulty of predicting the outcome of legal matters, the Company cannot state with confidence what the timing, eventual outcome, or eventual judgment, damages, fines, penalties or other impact of these pending matters will be. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company believes, based on its current knowledge, that the outcome of the legal actions, proceedings and investigations currently pending should not have a material adverse effect on the Company’s financial condition or results of operations.
22. Subsequent Events
These consolidated financial statements and notes reflect the Company's evaluation of events occurring subsequent to the balance sheet date through June 5, 2025, the date the financial statements were issued.
Energy Tax Credits
On May 16, 2025, the Company purchased $52,900 of Internal Revenue Code Section 48 federal tax credits from a third party for cash consideration of $50,299. The Company intends to use these tax credits to offset a portion of its Fiscal Year 2025 federal income tax liability.

Table of Contents	Schedule I
MCGRAW HILL, INC. AND SUBSIDIARIES
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY INFORMATION
(Dollars in thousands)
Condensed Consolidated Statements of Operations

	Year Ended March 31,
	2025	2024	2023
Operating and administrative expenses	$—	$—	$—
Equity in income (loss) of subsidiaries	(85,839)	(193,019)	(404,104)
Net income (loss)	$(85,839)	$(193,019)	$(404,104)
Other comprehensive income (loss)	(2,671)	3,643	22
Comprehensive income (loss)	$(88,510)	$(189,376)	$(404,082)
Condensed Consolidated Balance Sheets

	March 31,
	2025	2024
Assets
Cash and cash equivalents	$359	$359
Investment in subsidiaries	279,885	368,395
Total assets	$280,244	$368,754

Liabilities and stockholders' equity (deficit)
Stockholders' equity (deficit)
Class A voting common stock, par value $0.01 per share; 175,000,000 shares authorized, 155,000,000 shares issued and outstanding as of March 31, 2025 and 2024	$1,550	$1,550
Class B non-voting common stock, par value $0.01 per share; 13,500,000 shares authorized, 1,362,027 shares issued and outstanding as of March 31, 2025 and 2024	13	13
Additional paid-in capital	1,562,307	1,562,307
Accumulated deficit	(1,281,200)	(1,195,361)
Accumulated other comprehensive income (loss)	(2,426)	245
Total stockholders' equity (deficit)	280,244	368,754
Total liabilities and stockholders' equity (deficit)	$280,244	$368,754

Table of Contents	Schedule I
MCGRAW HILL, INC. AND SUBSIDIARIES
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY INFORMATION
(Dollars in thousands)
Condensed Consolidated Statement of Cash Flows

	Year Ended March 31,
	2025	2024	2023
Operating activities
Cash provided by (used for) operating activities	$—	$—	$—

Investing activities
Investment in subsidiaries	—	(1,000)	—
Cash provided by (used for) investing activities	—	(1,000)	—

Financing activities
Proceeds from issuance of Class B non-voting common stock	—	—	750
Cash provided by (used for) financing activities	—	—	750
Net change in cash and cash equivalents	—	(1,000)	750
Cash and cash equivalents, at the beginning of the period	359	1,359	609
Cash and cash equivalents, at the end of the period	$359	$359	$1,359

Supplemental disclosure
Non-cash financing activities (Class B non-voting common stock issued in exchange for notes receivable)	$—	$—	$12,511

1.    Basis of Presentation
These condensed parent company-only financial statements have been prepared using the same accounting principles and policies described in Note 1, Description of Business, Basis of Preparation and Summary of Significant Accounting Policies, to our consolidated financial statements, with the only exception being that the parent company accounts for its investment in subsidiaries using the equity method. These parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.
These condensed parent company-only financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of McGraw Hill, Inc. (“Parent”) (as defined in Rule 4-08(e)(3) of Regulation S-X) exceed 25% of the consolidated net assets of Parent.

Table of Contents	Schedule II
MCGRAW HILL, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
VALUATION AND QUALIFYING ACCOUNTS
(Dollars in thousands)

	Balance at beginning of the year	Additions	Deductions	Balance at end of year
Year ended March 31, 2025
Allowance for credit losses	$12,917	$2,768	$(2,164)	$13,521
Allowance for returns	35,568	68,455	(64,366)	39,657
Valuation allowance	81,014	89,009	(1,889)	168,134

Year ended March 31, 2024
Allowance for credit losses	$2,772	$10,566	$(421)	$12,917
Allowance for returns	29,159	79,214	(72,805)	35,568
Valuation allowance	23,349	58,259	(594)	81,014

Year ended March 31, 2023
Allowance for credit losses	$2,229	$903	$(360)	$2,772
Allowance for returns	35,733	85,930	(92,504)	29,159
Valuation allowance	19,163	4,627	(441)	23,349

24,390,000 Shares
McGraw Hill, Inc.
Common Stock

PRELIMINARY PROSPECTUS
                , 2025

Goldman Sachs & Co. LLC

BMO Capital Markets	J.P. Morgan	Macquarie Capital	Morgan Stanley

Deutsche Bank Securities	UBS Investment Bank

Baird	BTIG	Needham & Company	Rothschild & Co	Stifel	William Blair

Through and including the 25th day after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all of the costs and expenses, other than underwriting discounts, payable in connection with the sale of the shares of Common Stock being registered hereby. Except as otherwise noted, the Company will pay all of the costs and expenses set forth in the following table. All amounts shown below are estimates, except the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the stock exchange listing fee:

Amount
SEC registration fee	$94,473
FINRA filing fee	93,060
Stock exchange listing fee	325,000
Printing fees	80,000
Legal fees and expenses	3,753,999
Accounting fees and expenses	1,322,978
Transfer agent and registrar fees	3,500
Miscellaneous expenses	1,491,370
Total	$7,164,380
Item 14. Indemnification of Directors and Officers.
Section 102(b)(7) of the DGCL allows a corporation to eliminate the personal liability of a director or certain officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director or officer for any transaction from which the director or officer derived an improper personal benefit, (4) a director under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions) or (5) an officer in any action by or in the right of the corporation. Our second amended and restated certificate of incorporation will contain a provision which eliminates directors’ and officers’ personal liability for monetary damages to the fullest extent permitted by the DGCL as set forth above.
Our amended and restated bylaws will provide in effect that we shall indemnify our directors and officers to the extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, associates and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.
We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. In addition, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify each such director or officer, to the fullest extent permissible under Delaware law, against liabilities and for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of our directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters for certain liabilities arising under the Securities Act or otherwise in connection with this offering.
Item 15. Recent Sales of Securities.
Since its formation, the registrant has issued the following securities which were not registered under the Securities Act:
•On December 17, 2021, the registrant issued 1,312,026 shares of Class B non-voting common stock to certain of its officers and associates in exchange for cash in an aggregate amount equal to $0.6 million and promissory notes in an aggregate principal amount of approximately $12.5 million. Such promissory notes have been repaid in full.

•On October 24, 2022, the registrant issued 50,001 shares of Class B non-voting common stock to certain of its officers and associates in exchange for cash in an aggregate amount equal to $0.8 million.
•Since the Acquisition, the registrant granted to certain employees options to purchase shares of Class B non-voting common stock under the 2021 Plan as follows:
◦In December 2021, the registrant granted options to purchase an aggregate of 9,022,026 of Class B non-voting common stock at an exercise price of $15.00 per share.
◦In January 2022, the registrant granted options to purchase an aggregate of 96,000 of Class B non-voting common stock at an exercise price of $15.00 per share.
◦In March 2022, the registrant granted options to purchase an aggregate of 305,000 of Class B non-voting common stock at an exercise price of $15.00 per share.
◦In September 2022, the registrant granted options to purchase an aggregate of 257,500 of Class B non-voting common stock at an exercise price of $15.00 per share.
◦In October 2022, the registrant granted options to purchase an aggregate of 137,500 of Class B non-voting common stock at an exercise price of $15.00 per share.
◦In October 2023, the registrant granted options to purchase an aggregate of 192,500 of Class B non-voting common stock at an exercise price of $15.00 per share.
◦In August 2024, the registrant granted options to purchase an aggregate of 1,370,000 of Class B non-voting common stock at an exercise price of $15.00 per share.
◦In September 2024, the registrant granted options to purchase an aggregate of 20,000 of Class B non-voting common stock at an exercise price of $15.00 per share.
As of March 31, 2025, options to purchase 2,424,672 shares of Class B non-voting common stock had been forfeited.
The foregoing issuances were not registered under the Securities Act, because the shares were offered and sold in transactions by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.
EXHIBIT INDEX

Exhibit Number	Description
1.1+	Form of Underwriting Agreement.
3.1+	Amended and Restated Certificate of Incorporation of McGraw Hill, Inc. (formerly known as Mav Holding Corporation), currently in effect.
3.2+	Certificate of Amendment to Amended and Restated Certificate of Incorporation of McGraw Hill, Inc. (formerly known as Mav Holding Corporation).
3.3+	Form of Second Amended and Restated Certificate of Incorporation of McGraw Hill, Inc., to be in effect upon the closing of this offering.
3.4+	Bylaws of McGraw Hill, Inc. (formerly known as Mav Holding Corporation), currently in effect.
3.5+	Form of Amended and Restated Bylaws of McGraw Hill, Inc., to be in effect upon the closing of this offering.
4.1+
Indenture, by and among Mav Acquisition Corporation, McGraw-Hill Education, Inc., the Guarantors (as such term is defined therein) and the Bank of New York Mellon Trust Company, N.A., as trustee and notes collateral agent, together with the form of senior secured note, dated as of July 30, 2021.

4.2+
Indenture, by and among Mav Acquisition Corporation, McGraw-Hill Education, Inc., the Guarantors (as such term is defined therein) and the Bank of New York Mellon Trust Company, N.A. as trustee, together with the form of senior note, dated as of July 30, 2021.

4.3+
Indenture, by and among McGraw-Hill Education, Inc. and the Guarantors (as such term is defined therein) and the Bank of New York Mellon Trust Company, N.A., as trustee and notes collateral agent, together with the form of senior secured note, dated as of August 6, 2024.

4.4+	Form of Investor Rights Agreement.
5.1+	Opinion of Willkie Farr & Gallagher LLP.
10.1+
Revolving Credit Agreement, by and among McGraw-Hill Education, Inc., as the Ultimate Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties thereto, dated as of July 30, 2021.

10.1.1+
Amendment No. 1 to the Revolving Credit Agreement, by and among McGraw-Hill Education, Inc., as the Lead Borrower, Bank of America, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of April 26, 2023.

10.1.2+	Amendment No. 2 to the Revolving Credit Agreement, by and between McGraw-Hill Education, Inc., as the Lead Borrower and Bank of America, N.A., as Administrative Agent, dated as of June 17, 2024.
10.1.3+
Amendment No. 3 to the Revolving Credit Agreement, by and among McGraw-Hill Education, Inc., as the Lead Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties thereto, dated as of August 6, 2024.

10.2+
Credit Agreement, by and among McGraw-Hill Education, Inc., as the Ultimate Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties thereto, dated as of July 30, 2021.

10.2.1+
Amendment No. 1 to the Credit Agreement, by and among McGraw-Hill Education, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties thereto, dated as of November 1, 2021.

10.2.2+
Amendment No. 2 to the Credit Agreement, by and among McGraw-Hill Education, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of June 26, 2023.

10.2.3+	Amendment No. 3 to the Credit Agreement, by Bank of America, N.A., as Administrative Agent, dated as of June 27, 2023.
10.2.4+	Amendment No. 4 to the Credit Agreement, by Bank of America, N.A., as Administrative Agent, dated as of June 27, 2024.

10.2.5+
Amendment No. 5 to the Credit Agreement, by and among McGraw-Hill Education, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of August 6, 2024.

10.2.6+
Amendment No. 6 to the Credit Agreement, by and among McGraw-Hill Education, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of February 6, 2025.

10.3+†	Form of Indemnification Agreement.
10.4+†	Simon Allen Executive Employment Terms and Conditions.
10.4.1+†
Separation Agreement and General Release, by and among Garet Guthrie and McGraw Hill LLC, as successor to McGraw-Hill Global Education Holdings, LLC and/or McGraw-Hill School Education Holdings, LLC and McGraw Hill, Inc. (formerly Mav Holding Corporation), dated April 17, 2024.

10.5+†	McGraw Hill, Inc. Annual Incentive Plan.
10.6+†	McGraw Hill, Inc. (formerly known as Mav Holding Corporation) 2021 Stock Incentive Plan.
10.7+†	Form of Option Agreement for the McGraw Hill, Inc. (formerly known as Mav Holding Corporation) 2021 Stock Incentive Plan.
10.8+†	McGraw Hill, Inc. 2025 Stock Incentive Plan.
10.9+†	McGraw-Hill Education, Inc. Executive Severance Plan.
10.10+†	McGraw-Hill Education, Inc. Founding Executive Severance Plan.
10.11+†	Form of Option Agreement for the McGraw Hill, Inc. 2025 Stock Incentive Plan.
10.12+†	Form of Restricted Stock Unit Grant Notice and Agreement for the McGraw Hill, Inc. 2025 Stock Incentive Plan.
10.13+†	Separation Agreement and General Release, by and among Jeannine Tait and McGraw Hill, Inc., dated June 30, 2025.
10.14+†	Amendment No. 1 to McGraw Hill, Inc. (formerly known as Mav Holding Corporation) 2021 Stock Incentive Plan.
10.15+†	McGraw Hill, Inc. Directors Compensation Program.
21.1+	Subsidiaries of the Company.
23.1	Consent of Ernst & Young LLP.
23.2+	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1).
24.1+	Power of Attorney (included on signature pages to this Registration Statement).
99.1+	Consent of Simon Allen to be named as a director nominee.
99.2+	Consent of Felicia Alvaro to be named as a director nominee.
99.3+	Consent of Nicholas Colagiovanni to be named as a director nominee.
99.4+	Consent of Brandon Crawley to be named as a director nominee.
99.5+	Consent of Jacob Kotzubei to be named as a director nominee.
99.6+	Consent of Matthew Louie to be named as a director nominee.
99.7+	Consent of Steven S. Reinemund to be named as a director nominee.
99.8+	Consent of Guhan Subramanian to be named as a director nominee.
107+	Filing Fee Table.
________________

+	Previously filed.
†	Indicates management contract or compensatory plan, contract or arrangement.
(b)Financial Statement Schedules.
See accompanying Index to Financial Statements.

Item 17. Undertakings.
The undersigned Company hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Company hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 18, 2025.

McGraw Hill, Inc.

By:	/s/ Simon Allen
Name:	Simon Allen
Title:	President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 18, 2025:

Signatures	Title

/s/ Simon Allen	President and Chief Executive Officer (principal executive officer)
Simon Allen

*	Executive Vice President and Chief Financial Officer (principal financial officer)
Robert Sallmann

*	Senior Vice President and Controller (principal accounting officer)
Muhammad Ali Jamal

*	Director
Mary Ann Sigler

*By:	/s/ Simon Allen
Name:	Simon Allen
Title:	Attorney-in-fact